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Consolidated Financial Statements of GNB Financial Services, Inc. Index
Consolidated Financial Statements of FNBM Financial Corporation Index

As filed with the Securities and Exchange Commission on October 15, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GNB Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2412016 I.R.S. Employer Identification No.)

32 West Market Street
Gratz, PA 17030
(717) 365-3181
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Wesley M. Weymers
President and Chief Executive Officer
GNB Financial Services, Inc.
32 West Market Street
Gratz, PA 17030
(717) 365-3181
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:
Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 717-731-1700	Wesley M. Weymers President and Chief Executive Officer GNB Financial Services, Inc. 32 West Market Street Gratz, PA 17030 717-365-3181	Kenneth J. Rollins, Esquire Rhoads & Sinon LLP One South Market Square 12th Floor Harrisburg, PA 17108 717-233-5731

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of FNBM Financial Corporation with and into GNB Financial Services, Inc.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐

           Exchange Act Rule 13e-4(i) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $5.00 par value per share	138,847	N/A	$6,326,953	$736.00

(1)
Based on the maximum estimated number of shares of GNB Financial Services, Inc. ("GNB") common stock that may be issued in connection with the proposed merger of FNBM Financial Corporation ("FNBM") with and into GNB pursuant to the Agreement and Plan of Merger by and between GNB and FNBM dated as of July 2, 2014, as amended. In accordance with Rule 416, under the Securities Act of 1933, this registration statement shall also register any additional shares of registrant's common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rules 457(c) and 457(f), based on (a) (i) the average of the bid and asked price of FNBM common stock as of October 13, 2014 of $241.00 as quoted on the OTCQB market place and (ii) the estimated maximum number of 48,530 shares of FNBM common stock to be exchanged in the merger for common stock of the registrant and (b) reduced by an estimated amount of cash ($5,368,777) to be paid by the Registrant.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated October 15, 2014

Joint Proxy Statement/Prospectus

Merger Proposal—Your Vote Is Very Important

To: The shareholders of GNB Financial Services, Inc. and FNBM Financial Corporation

        This joint proxy statement/prospectus relates to the proposed merger of GNB Financial Services, Inc. and FNBM Financial Corporation. This document is a combined joint proxy statement/prospectus that is being distributed by GNB and FNBM to their shareholders in connection with special meetings of shareholders that have been called to vote on the merger. It contains important information about the merger and you should read it carefully. As a result of the merger, each share of FNBM common stock held by a FNBM shareholder will be converted into the right to receive either 4.7684 shares of GNB common stock or $276.57 in cash, as each FNBM shareholder elects, subject to adjustments and limitations described in this document and the merger agreement. If a FNBM shareholder does not elect whether to receive cash or stock, that shareholder will lose the right to elect and will receive the consideration as set forth on page 69.

        The actual aggregate merger consideration value payable to the FNBM shareholders depends upon the market value of GNB common stock on the date of the merger and how many shares of FNBM common stock are converted into GNB common stock versus cash. Any cash a FNBM shareholder receives will generally be taxable to the extent of any gain realized in the transaction, but a FNBM shareholder will not recognize gain or loss to the extent a FNBM shareholder receives GNB common stock in exchange for FNBM common stock. For a more complete description of the tax consequences associated with the merger, see "Material Federal Income Tax Consequences" beginning on page 84.

        GNB and FNBM have agreed that up to 60% but not less than 50% of the outstanding shares of FNBM common stock will be exchanged for GNB common stock and not more than 50% of the outstanding shares of FNBM common stock will be exchanged for cash. Therefore, the cash or GNB common stock that a FNBM shareholder actually receives may be different from his or her election, based on the choices made by other FNBM shareholders.

        Both GNB and FNBM shareholders have "dissenters' rights."

        We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least 75% of the outstanding shares of GNB common stock at the GNB special meeting and at least a majority of the shares of FNBM common stock entitled to vote at the FNBM special meeting. The FNBM directors, certain executive officers and director controlled trusts, who collectively hold approximately 39% of the outstanding shares of FNBM common stock, have agreed in writing to vote in favor of the merger agreement. Please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of GNB to be issued in this merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The shares of GNB common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

        Investing in GNB common stock involves risks that are described in "Risk Factors" beginning on page 21.

        This joint proxy statement/prospectus is dated [    •    ], and is first being mailed to shareholders of GNB and FNBM on or about [    •    ].

GNB Financial Services, Inc.
32 West Market Street
Gratz, PA 17030

 Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of GNB Financial Services, Inc. will be held at [    •    ]    .m., local time, on [    •    ], 2014 at the main banking house of The Gratz Bank, 32 West Market Street, Gratz, Pennsylvania 17030, for the following purposes:

  1.
  To approve and adopt the Agreement and Plan of Merger, dated as of July 2, 2014, as amended, by and between GNB Financial Services, Inc. and FNBM Financial Corporation, which provides, among other things, for the merger of FNBM with and into GNB, and the conversion of each share of FNBM common stock immediately outstanding prior to the merger into either 4.7684 shares of GNB common stock or $276.57 in cash, subject to adjustment, all as described in the accompanying documents, and transactions in connection therewith;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow GNB time to solicit additional votes in favor of the merger agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The GNB board of directors unanimously recommends that you vote "FOR" the approval and adoption of the Agreement and Plan of Merger, and "FOR" the approval of the proposal granting the GNB board of directors discretionary authority to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.

        The GNB board of directors has fixed the close of business on [    •    ], as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

        Your vote is important regardless of the number of shares you own. GNB cannot complete the merger unless the merger agreement is approved and adopted by the holders of at least 75% of the outstanding shares of GNB common stock entitled to vote at the GNB special meeting. If a GNB shareholder does not vote by proxy or by attending the GNB special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

        Whether or not you plan to attend the special meeting, the GNB board of directors urges you to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,
Wesley M. Weymers President and Chief Executive Officer
Gratz, Pennsylvania
[•], 2014

FNBM Financial Corporation
260 Sunbury Street
Minersville, PA 17954-0196

 Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of FNBM Financial Corporation will be held at [    •    ]            .m., local time, on [    •    ], 2014 at the principal office of FNBM, The First National Bank of Minersville building, 260 Sunbury Street, Minersville, Pennsylvania 17954-0196, for the following purposes:

  1.
  To approve and adopt the Agreement and Plan of Merger, dated as of July 2, 2014, as amended, by and between GNB Financial Services, Inc. and FNBM Financial Corporation, which provides, among other things, for the merger of FNBM with and into GNB, and the conversion of each share of FNBM common stock immediately outstanding prior to the merger into either 4.7684 shares of GNB common stock or $276.57 in cash, subject to adjustment, all as described in the accompanying documents, and transactions in connection therewith;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow FNBM time to solicit additional votes in favor of the merger agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The FNBM board of directors unanimously recommends that you vote "FOR" the approval and adoption of the Agreement and Plan of Merger and "FOR" the approval of the proposal granting the FNBM board of directors discretionary authority to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.

        The FNBM board of directors has fixed the close of business on [    •    ], as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

        Your vote is important regardless of the number of shares you own. FNBM cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares entitled to vote at the FNBM special meeting. If a FNBM shareholder does not vote by proxy or by attending the FNBM special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

By Order of the Board of Directors,
Bruce L. Lord, Sr. President and Chief Executive Officer

Minersville, Pennsylvania
[    •    ], 2014

Questions and Answers about the Merger	1
Summary	6
Selected Historical Consolidated Financial Data of GNB	15
Selected Historical Consolidated Financial Data of FNBM	16
Selected Unaudited Pro Forma Combined Financial Data	18
Comparative Per Share Data	20
Risk Factors	21
A Warning About Forward-Looking Information	32
The GNB Special Meeting of Shareholders	33
The FNBM Special Meeting of Shareholders	35
Proposal: The Merger	37
General	37
Background of the Merger	37
GNB's Reasons for the Merger	41
Recommendation of the GNB Board of Directors	44
Opinion of GNB's Financial Advisor	44
FNBM's Reasons for the Merger	52
Recommendation of the FNBM Board of Directors	55
Opinion of FNBM's Financial Advisor	55
Terms of the Merger	68
Interests of Directors, Officers, and Others in the Merger	81
Accounting Treatment	83
Material U.S. Federal Income Tax Consequences	84
Resales of GNB Common Stock	86
Rights of Dissenting Shareholders	87
Supervision and Regulation	89
General	89
Recent Enforcement Action	89
Description of GNB	95
General	95
Description of Business	96
Properties of GNB and The Gratz Bank	97
Legal Proceedings	98
Information about GNB's Directors	98
Beneficial Ownership	102
Related Party Transactions	103
Management's Discussion and Analysis of Financial Condition and Results of Operations of GNB Financial Services, Inc.	104
Description of FNBM	125
Management's Discussion and Analysis of Financial Condition and Results of Operations of FNBM Financial Corporation Three and Six Months Ended June 30, 2014 and 2013	126
Management's Discussion and Analysis of Financial Condition and Results of Operations of FNBM Financial Corporation Years Ended December 31, 2013 and 2012	137
Information About FNBM Designees to GNB Board	146
Security Ownership of Certain Beneficial Holders of FNBM	146
Description of GNB Capital Securities	149
Description of GNB's Common Stock	149
Comparison of Shareholders' Rights	150
Proposal: Adjournment or Postponement of Special Meeting	156

i

Experts	156
Legal Matters	156
Where You Can Find More Information	156
Other Business	157
Consolidated Financial Statements of GNB Financial Services, Inc.	F-1
Consolidated Financial Statements of FNBM Financial Corporation	F-53
Unaudited Pro Forma Combined Financial Information	F-106

Agreement and Plan of Merger, as amended	Annex A
Opinion of Boenning & Scattergood, Inc.	Annex B
Opinion of Ambassador Financial Group, Inc.	Annex C
Dissenters' Rights Provisions	Annex D

ii

Questions and Answers about the Merger

Q-1:
Why am I receiving this document?

A:
You are receiving this document because GNB and FNBM signed an Agreement and Plan of Merger, dated as of July 2, 2014, as amended, which provides, among other things, for the merger of FNBM with and into GNB, and the conversion of each share of FNBM common stock outstanding immediately prior to the consummation of the merger into either 4.7684 shares of GNB common stock or $276.57 in cash, subject to allocation and adjustment as described in this document.

Q-2:
What is the purpose of this document?

A:
This document serves as both a joint proxy statement of GNB and FNBM and a prospectus of GNB. This document serves as a proxy statement because the GNB and FNBM boards of directors are soliciting your proxy for use at the GNB and FNBM special meetings of shareholders called to consider and vote on the merger agreement. This document serves as a prospectus because GNB is offering shareholders of FNBM to exchange their shares of FNBM common stock for shares of GNB common stock and/or cash in the merger.

Q-3:
What items of business will GNB and FNBM ask shareholders to consider at the special meetings?

A:
At the GNB special meeting, shareholders are asked to vote in favor of approval and adoption of the merger agreement with FNBM. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to adopt the merger agreement at the time of the special meeting.

At the FNBM special meeting, shareholders are asked to vote in favor of approval and adoption of the merger agreement with GNB. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to adopt the merger agreement at the time of the special meeting.

Q-4:
Why are GNB and FNBM proposing to merge?

A:
The boards of directors of GNB and FNBM believe that a merger of the two companies will create a stronger and more capable entity than either GNB or FNBM is likely to be alone. Each board of directors believes the merger will provide an opportunity for each company to capitalize on its assets in the short-term and strengthen their prospects for continued growth over the long-term. The merger also involves certain risks, which are described under "Risk Factors" beginning on page 21.

Q-5:
What do the GNB and FNBM boards of directors recommend?

A:
The GNB and FNBM boards of directors have approved the merger agreement, the merger, and the transactions in connection therewith, and each believes that the merger is in the best interests of GNB and FNBM. Accordingly, the GNB and FNBM boards of directors unanimously recommend that their shareholders vote "FOR" the approval and adoption of the merger agreement, the merger, and the transactions in connection therewith and "FOR" the approval of the proposal granting the GNB and FNBM boards of directors discretionary authority to adjourn or postpone each special meeting, if necessary.

Q-6:
When do GNB and FNBM expect to complete the merger?

A:
GNB and FNBM expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of GNB shareholders, the approval of FNBM shareholders, and the approval of the applicable regulatory agencies. We anticipate this will occur in early 2015. GNB and FNBM cannot assure you that they will obtain the necessary shareholder approvals and regulatory approvals or the other conditions precedent to the merger can or will be satisfied.

Q-7:
What will FNBM shareholders receive in the merger?

A:
Record holders of FNBM common stock have the ability to receive, at their election, either 4.7684 shares of GNB common stock, $276.57 in cash, or a combination of both stock and cash for their shares of FNBM common stock they own at the effective time of the merger. Notwithstanding such an election:

•
The total number of shares of FNBM common stock that will be exchanged for GNB common stock will be not greater than 60% nor less than 50% of the total number of shares of FNBM common stock issued and outstanding at the effective time of the merger; and

•
The number shares of FNBM common stock that will be exchanged for $276.57 in cash will be not greater than 50% of the total number of shares of FNBM common stock issued and outstanding at the effective time of the merger.

    The consideration to be paid to FNBM shareholders will be adjusted downward if either of the following occurs:

  •
  FNBM Delinquent Loans (as defined in the merger agreement) for the last business day of the month preceding the closing exceeds 5% of FNBM's total loans, in which case, for each dollar over 5%, (i) the stock consideration shall be reduced by 0.000000141; and (ii) the cash consideration shall be reduced by $0.0000082; or

  •
  FNBM shareholders' equity as of the last business day of the month preceding the closing is less than $11 million, in which case (i) the stock consideration shall be adjusted to the quotient of $13,421,942.10 less the difference between $11,000,000 and the FNBM shareholders' equity, divided by the number of shares of FNBM common stock outstanding, divided by $58; and (ii) the cash consideration shall be adjusted to the quotient of $13,421,942.10 less the difference between $11,000,000 and the FNBM shareholders' equity, divided by the number of shares of FNBM common stock outstanding.

    In the event that both of the foregoing provisions are triggered (i.e., FNBM Delinquent Loans exceeds 5% and FNBM shareholders' equity is less than $11 million), then FNBM shareholders shall receive the lesser of the consideration resulting from the application of the foregoing adjustments.

    GNB will not issue any fractional shares of common stock. Rather, GNB will pay cash (without interest) for any fractional share interest that a FNBM shareholder would otherwise be entitled to receive in the merger. See "Proposal: The Merger—Terms of the Merger—Merger Consideration" and "Proposal: The Merger—Terms of the Merger—Allocation of GNB Common Stock and Cash" beginning on pages 68 and 71, respectively.

Q-8:
How do FNBM shareholders make an election to receive stock or cash for their stock?

A:
Not less than 20 days prior to completion of the merger, GNB's exchange agent will mail to FNBM shareholders an election form and other transmittal materials, which will include instructions and the deadline date for making their election as to the form of consideration they prefer to receive in the merger. The election form permits FNBM shareholders to elect to receive GNB common stock, cash, or a combination of GNB common stock and cash for their shares of FNBM common stock. FNBM shareholders are urged to pay special attention to these materials since failure to follow the instructions may mean that they will not receive the consideration they desire. An election will be properly made only if the exchange agent receives a properly executed transmittal form by the deadline date.

Q-9:
What happens if FNBM shareholders fail to make an election to receive GNB common stock or cash or fail to submit a properly completed and executed election form?

A:
Those FNBM shareholders who fail to make a timely election or fail to submit a properly completed and executed election form will have their shares of FNBM common stock deemed to be "No Election Shares". No Election Shares may be converted into either shares of GNB common stock, cash, or a combination of GNB common stock and cash depending on the elections of other FNBM shareholders. See "Proposal: The Merger—Terms of the Merger—Election and Exchange Procedures" on page 69.

Q-10:
Are there regulatory or other conditions to the merger occurring?

A:
Yes. The merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking and Securities. As of the date of this joint proxy statement/prospectus, appropriate applications will be filed with these regulatory authorities.

Furthermore, the merger will only be completed if neither GNB nor FNBM is in material breach of any of its representations, warranties, or obligations under the merger agreement. The merger is also subject to the condition that GNB and FNBM each receive an opinion from their respective counsel that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986. The merger is also subject to certain other specified conditions. See "Proposal: The Merger—Terms of the Merger—Conditions to Merger," beginning at page 76.

Q-11:
What vote is required to approve the merger?

A:
Both GNB shareholders and FNBM shareholders must first approve and adopt the merger agreement in accordance with each of its articles of incorporation and bylaws. The merger agreement must be approved and adopted by the holders of at least 75% of the outstanding shares of GNB common stock entitled to vote at the GNB special meeting. In addition, the merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the shares of FNBM common stock entitled to vote at the FNBM special meeting.

Q-12:
Do I have the right to dissent from the merger?

A:
Yes. As a GNB or FNBM shareholder, you have the right under Pennsylvania law to dissent from the merger and to demand and receive a cash payment of the statutorily determined "fair value" of your common stock in the event that the merger is consummated. The statutorily determined "fair value" could be more or less than the value of the merger consideration. In order to assert dissenters' rights, shareholders must precisely follow the process described in "Proposal: The Merger—Rights of Dissenting Shareholders" beginning on page 87 and in Annex D.

    Generally, shareholders who wish to dissent must:

    1.
    File with the corporation of which they are a shareholder a written notice of their intention to demand that they be paid the fair value for their shares of GNB or FNBM common stock, as the case may be, rather than receive shares of GNB common stock or cash as described in the merger agreement prior to the respective vote of shareholders on the merger at the GNB or FNBM special meeting called for such purpose.

    2.
    The dissenting shareholders must effect no change in the beneficial ownership of their GNB or FNBM common stock, as the case may be, from the date of the filing of the intention to demand payment through the effective time of the merger if the shareholders approve and adopt the merger and the merger agreement.

    3.
    Dissenting shareholders also must vote against the merger, abstain from voting for the merger, or not vote their GNB or FNBM common stock at the special meeting called for such purpose.

    You also are encouraged to consult with your own legal advisor as to your dissenters' rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters' rights and your ability to receive cash for the fair value of your common stock of either GNB or FNBM.

Q-13:
What do I need to do now?

A:
After you have carefully read these materials, indicate on the enclosed proxy card how you want to vote your shares of either GNB or FNBM. Then sign, date, and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at either the GNB or FNBM special meeting.

    At a later time, FNBM shareholders will need to complete the election form that will be mailed by GNB's exchange agent. FNBM shareholders who do not return the election form by the deadline will lose the right to choose the type of consideration he or she will receive and will receive GNB common stock, cash or a combination of GNB common stock and cash as described on page 69 of this joint proxy statement/prospectus.

Q-14:
Should FNBM shareholders send in their stock certificates now?

A:
No. FNBM shareholders should not send in their stock certificates at this time. FNBM shareholders will receive instructions from the exchange agent at a later time. GNB shareholders will not need to exchange their certificates. See "Proposal: The Merger—Terms of the Merger—Election and Exchange Procedures" on page 69.

    Please do not send any stock certificates to GNB, FNBM, or the exchange agent until you receive instructions.

Q-15:
Can I change my vote after I have submitted my proxy?

A:
Yes. There are three ways for you to revoke your proxy and change your vote:

  1.
  You may submit a later-dated, properly executed proxy before GNB's or FNBM's special meeting, as either relates to you.

  2.
  You may revoke your proxy by written notice delivered at any time prior to the vote on the merger including delivery at the special meeting of shareholders. GNB shareholders should deliver this notice to the Corporate Secretary of GNB, and FNBM shareholders should deliver this notice to the Corporate Secretary of FNBM.

    3.
    You may attend the GNB or FNBM special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-16:
What are the material U.S. federal income tax consequences of the merger to FNBM shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the holders of FNBM common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of FNBM common stock for shares of GNB common stock in the merger. FNBM shareholders that receive only cash in exchange for their FNBM common stock will recognize gain or loss on the transaction, and FNBM shareholders that receive a combination of cash and GNB common stock in exchange for their FNBM common stock will typically recognize gain (but not loss) on the transaction. FNBM shareholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of GNB common stock. This tax treatment may not apply to all FNBM shareholders.

    We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal: The Merger—Material U.S. Federal Income Tax Consequences," beginning at page 84.

Q-17:
What happens if my stock certificates are held in "street name" by my broker, bank, or other nominee?

A:
Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q-18:
Whom should I call with questions or to obtain additional copies of this document?

A:
If you have questions about your special meeting of shareholders or if you need additional copies of this document, you should contact:

For GNB Shareholders:	For FNBM Shareholders:
Cindy L. Shade	Annette Q. Merlino
Corporate Secretary	Corporate Secretary
GNB Financial Services, Inc.	FNBM Financial Corporation
32 West Market Street	260 Sunbury Street
Gratz, PA 17030	Minersville, PA 17954-0196
(570) 897-2175	(570) 544-4726

        In addition, you may also contact Eagle Rock Proxy Advisors, LLC, GNB's proxy solicitor at the following address and telephone number:

Eagle Rock Proxy Advisors, LLC
12 Commerce Drive
Cranford, NJ 07016
1-800-951-2406
info@eaglerockproxy.com

 Summary

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

 The Special Meetings of Shareholders

GNB special meeting of shareholders to be held [    •    ], 2014 (see page 33).

        GNB will hold a special meeting of shareholders on [    •    ], 2014, at [    •    ]        .m., local time, at the main banking house of The Gratz Bank, 32 West Market Street, Gratz, Pennsylvania 17030.

FNBM special meeting of shareholders to be held [    •    ], 2014 (see page 35).

        FNBM will hold a special meeting of shareholders on [    •    ], 2014, at [    •    ]        .m., local time, at the principal office of FNBM, The First National Bank of Minersville building, 260 Sunbury Street, Minersville, Pennsylvania 17954-0196.

GNB record date set at [    •    ], 2014; one vote per share of GNB common stock (see page 33).

        If you owned shares of GNB common stock at the close of business on [    •    ], 2014, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of GNB common stock you owned on [    •    ], 2014. On [    •    ], 2014, there were 505,399 shares of GNB common stock outstanding.

FNBM record date set at [    •    ], 2014; one vote per share of FNBM common stock (see page 35).

        If you owned shares of FNBM common stock at the close of business on [    •    ], 2014, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of FNBM common stock you owned on [    •    ], 2014. On [    •    ], 2014, there were 48,530 shares of FNBM common stock outstanding.

The Companies

  GNB Financial Services, Inc.
  32 West Market Street
  Gratz, PA 17030
  (717) 365-3181

        GNB Financial Services, Inc. was formed in 1986 as a Pennsylvania business corporation and is a registered bank holding company headquartered in Gratz, Pennsylvania. The Gratz Bank is a Pennsylvania state-chartered commercial bank and is the wholly-owned subsidiary of GNB.

        As of June 30, 2014, GNB had consolidated assets of approximately $212.7 million. GNB common stock is currently quoted on the OTCQB under the symbol "GNBF". For more information, visit GNB's website at www.gratzbank.com. The information on GNB's website is not incorporated into this joint proxy statement/prospectus.

  FNBM Financial Corporation
  260 Sunbury Street
  Minersville, PA 17954-0196
  (570) 544-4726

        FNBM Financial Corporation was formed in 1986 as a Pennsylvania business corporation and is a registered bank holding company headquartered in Minersville, Pennsylvania. The First National Bank of Minersville is a national banking association and trust company and is the wholly-owned subsidiary of FNBM.

        As of June 30, 2014, FNBM had consolidated assets of approximately $78.5 million. FNBM common stock is currently quoted on the OTCQB under the symbol "FNMN". For more information, visit FNBM's website at www.fnbminersville.com. The information on FNBM's website is not incorporated into this joint proxy statement/prospectus.

Trading Market (see page 13)

        Currently, neither the common stock of GNB nor the common stock of FNBM is traded on a national securities exchange, but both are quoted on the OTCQB, and there is currently a very limited public trading market for the common stock of both GNB and FNBM. The most recent trading price for GNB's common stock known to GNB's management was $54.00 per share on October 10, 2014, and the most recent trading price for FNBM's common stock known to FNBM's management was $241.00 per share on October 10, 2014. Given the absence of an established trading market and publicly available trading information for GNB and FNBM shares, such prices may not reflect actual current market values.

We propose that FNBM merge with and into GNB (see page 37).

        Under the terms of the merger agreement, FNBM will merge with and into GNB. As soon as reasonably practicable after the merger, The First National Bank of Minersville will merge with and into The Gratz Bank. A copy of the merger agreement is attached to this document as Annex A and a copy of the plan of merger for the banks is attached as Exhibit B to the merger agreement.

The boards of directors of GNB and FNBM are unanimously recommending a vote in favor of the merger and the transactions in connection therewith and believe that a merger of the two companies will create a stronger and more capable entity than either GNB or FNBM is likely to be alone.

        Both boards of directors of GNB and FNBM are unanimously recommending its respective shareholders vote in favor of the merger and the transactions in connection therewith. The reasons we are recommending approval of the merger include the potential revenue and cost synergies and the resulting increase in earnings and expansion of market diversity. Each board of directors believes the merger will provide an opportunity for the combined company to capitalize on its assets in the short-term and strengthen their prospects for continued growth over the long-term. We believe this growth will be sufficient to overcome the costs arising from the merger.

FNBM shareholders will receive 4.7684 shares of GNB common stock or $276.57 for each share of FNBM common stock, subject to adjustment (see page 68).

        Upon completion of the merger, each share of FNBM common stock will be converted into merger consideration consisting of a number of shares of GNB common stock equal to the exchange ratio, which was 4.7684 at the time of the signing of the merger agreement, or cash, which was $276.57 at the time of the signing of the merger agreement. The exchange ratio of 4.7684 shares and the cash of $276.57 is subject to adjustment, as described in the merger agreement (including Exhibits C and D attached to the merger agreement) and in this document, if as of the last business day of the month that is at least 15 days prior to the closing date of the merger (the "Measurement Date"): (1) FNBM Delinquent Loans are greater than 5% of the aggregate of all outstanding loans or (2) the consolidated shareholders' equity of FNBM is less than $11 million. If both FNBM Delinquent Loans are greater than 5% of the aggregate of all outstanding loans and the consolidated shareholders' equity of FNBM is less than $11 million, then the merger consideration shall be the lesser of the Loan Adjusted Merger Consideration and the Shareholders Equity Merger Consideration (each as defined below).

        FNBM Delinquent Loans is defined in the merger agreement as (i) all FNBM loans with a current balance greater than $250,000 that are 30-50 days past due, (ii) all FNBM loans that are 51-89 days past due and still accruing, (iii) all FNBM loans that are at least 90 days past due and still accruing, and (iv) all FNBM loans that are nonaccruing.

        If the FNBM Delinquent Loans are over 5% of total loans, then for each dollar of FNBM Delinquent Loans over 5% as of the Measurement Date the stock consideration will be reduced by 0.000000141 and the cash consideration will be reduced by $0.0000082 (the "Loan Adjusted Merger Consideration").

        For example, if on the Measurement Date, FNBM Delinquent Loans were $500,000 over 5% of total loans, then the adjusted stock consideration FNBM shareholders would receive for each share of FNBM common stock would be 4.6979 and the adjusted cash consideration FNBM shareholders would receive for each share of FNBM common stock would be $272.47.

        If the consolidated shareholders' equity of FNBM is less than $11 million as of the Measurement Date, then:

          (1)   the stock consideration will be adjusted to (a) $13,421,942.10 less the difference between $11 million and the consolidated shareholders' equity of FNBM; divided by (b) the number of shares of FNBM common stock outstanding; divided by (c) $58.00; and

          (2)   the cash consideration will be adjusted to (a) $13,421,942.10 less the difference between $11 million and the consolidated shareholders' equity of FNBM; divided by (b) the number of shares of FNBM common stock outstanding (subparagraphs (1) and (2) together, the "Shareholders Equity Adjusted Merger Consideration").

        For example, if on the Measurement Date, the consolidated shareholders' equity of FNBM was $10,500,000, then the adjusted stock consideration FNBM shareholders would receive for each share of FNBM common stock would be 4.5908 shares of GNB common stock and the adjusted cash consideration FNBM shareholders would receive for each share of FNBM common stock would be $266.27.

        As a result of the potential adjustment in the merger consideration, the merger consideration a FNBM shareholder will receive if the merger is consummated cannot be determined until just prior to completion of the merger. For a detailed description of the circumstances in which the merger consideration may be adjusted and the components of FNBM Delinquent Loans and shareholders' equity of FNBM, see "Proposal: The Merger—Terms of the Merger—Merger Consideration" beginning on page 68.

FNBM shareholders may elect to receive cash, shares of GNB common stock or a combination of cash and stock, subject to adjustment (see page 69).

        If you are a FNBM shareholder, you may choose to exchange some or all of your shares for cash and some or all of your shares for GNB common stock, subject to the adjustments and limitations described below. An election form will be sent separately from this joint proxy statement/prospectus, which will ask your preference for cash and/or stock. You will have until the deadline specified in the election form to make your election and return your election form.

        If you do not return a properly completed and executed election form by the election deadline, your shares of FNBM common stock are deemed to be "No Election Shares". No Election Shares may be converted into either shares of GNB common stock, cash, or a combination of GNB common stock and cash depending on the elections of other FNBM shareholders. Complete information on the election procedure can be found in the section entitled "Proposal: The Merger—Terms of the Merger—Election and Exchange Procedures" on page 69. You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $276.57 per share of FNBM common stock, subject to adjustment. However, if you receive GNB common stock as consideration, the value of the shares you receive will not be determined until just prior to closing and may be higher or lower than $276.57 per share.

        Those FNBM shareholders who fail to make a timely election or fail to submit a properly completed and executed election form will have their shares of FNBM common stock deemed to be "No Election Shares". No Election Shares may be converted into either shares of GNB common stock, cash, or a combination of GNB common stock and cash depending on the elections of other FNBM shareholders. See "Proposal: The Merger—Terms of the Merger—Election and Exchange Procedures" on page 69.

        In addition, the holders of not more than 50% of the outstanding shares of FNBM common stock will receive cash consideration and the holders of not more than 60% nor less than 50% of the outstanding shares of FNBM common stock will receive shares of GNB common stock. In the event that the holders of more than 50% of the outstanding shares of FNBM common stock elect to receive cash, those persons will receive a portion of their merger consideration in the form of shares of GNB common stock. However, in this case, all the holders of FNBM common stock who elect to receive shares of GNB common stock and all No Election Shares will receive GNB common stock.

        In the event that holders of more than 60% of the outstanding shares of FNBM common stock elect to receive GNB common stock, those persons will receive a portion of their merger consideration in the form of cash. However, in this case, all the holders of FNBM common stock who elect to receive cash and all No Election Shares will receive cash.

        In the event that holders of less than 60% but more than 50% of the outstanding shares of FNBM common stock elect to receive GNB common stock, then all the holders of FNBM common stock who elect to receive cash and all No Election Shares will receive cash, and all the holders of FNBM common stock who elect to receive GNB common stock will receive GNB common stock.

        In the event that the holders of less than 50% of the outstanding shares of FNBM common stock elect to receive GNB common stock and the holders of less than or equal to 50% of the outstanding shares of FNBM common stock elect to receive cash, No Election Shares will receive a portion of their merger consideration in cash and a portion of their merger consideration in GNB common stock. Further, in this case, all holders of FNBM common stock who elect to receive cash will receive cash, and all holders of FNBM common stock who elect to receive GNB common stock will receive GNB common stock.

        Thus, you may not receive exactly the form of consideration that you elect, and you may receive a pro rata amount of cash and GNB common stock even if you elect to receive all cash or all GNB common stock. See "Proposal: The Merger—Terms of the Merger—Election and Exchange Procedures" and "Proposal: The Merger—Terms of the Merger—Allocation of GNB Common Stock and Cash," on pages 69 and 71, respectively.

GNB has received an opinion from its investment banker that the exchange ratio is fair, from a financial point of view, to the shareholders of GNB (see page 44).

        In connection with the merger, the board of directors of GNB received a written opinion from GNB's investment banker, Boenning & Scattergood, Inc., as to the fairness, from a financial point of view, of the consideration for which shares of FNBM common stock will be exchanged in the merger, to the shareholders of GNB. The full text of the opinion of Boenning, dated as of July 2, 2014, is included in this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Boenning. The opinion of Boenning is directed to GNB's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger or any other matter relating to the proposed merger. Boenning will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

FNBM has received an opinion from its financial advisor that the exchange ratio is fair, from a financial point of view, to the shareholders of FNBM (see page 55).

        In connection with the merger, the board of directors of FNBM received a written opinion from FNBM's financial advisor, Ambassador Financial Group, Inc., as to the fairness of the consideration for which shares of FNBM common stock will be exchanged in the merger, from a financial point of view, to the shareholders of FNBM. The full text of the opinion of Ambassador, dated as of July 2, 2014, is included in this document as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Ambassador. The opinion of Ambassador is directed to FNBM's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be received in the merger, or any other matter relating to the proposed merger. Ambassador will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

GNB Shareholder Vote Required (see page 33).

        Approval and Adoption of the Merger Agreement.    The approval and adoption of the merger agreement and the merger requires the affirmative vote, in person or by proxy, of at least 75% of the outstanding shares of GNB common stock entitled to vote at the GNB special meeting.

        Discretionary Authority to Adjourn the Special Meeting.    In accordance with GNB's bylaws, the affirmative vote of a majority of GNB shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

        Each holder of shares of GNB common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger agreement is a percentage of all outstanding shares of GNB common stock. Therefore, abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold GNB common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement.

FNBM Shareholder Vote Required (see page 35).

        Approval and Adoption of the Merger Agreement.    The approval and adoption of the merger agreement and the merger requires the affirmative vote, in person or by proxy, of at least a majority of the shares entitled to vote at the FNBM special meeting.

        Discretionary Authority to Adjourn the Special Meeting.    In accordance with FNBM's bylaws, the affirmative vote of a majority of FNBM shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

        Each holder of shares of FNBM common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger agreement is a percentage of all outstanding shares of FNBM common stock. Therefore, abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold FNBM common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement.

GNB directors and executive officers are expected to vote in favor of the merger (see page 33).

        On [    •    ], 2014, the directors and executive officers of GNB had sole or shared voting power over 69,829 shares, or 13.82%, of the outstanding shares of GNB common stock. These directors and officers of GNB are expected to vote these shares of GNB common stock in favor of approving and adopting the merger agreement.

FNBM directors, executive officers and a director controlled trust have agreed to vote in favor of the merger (see page 35).

        On [    •    ], 2014, the directors, executive officers and a director controlled trust of FNBM had sole or shared voting power over 18,927 shares, or 39%, of the outstanding shares of FNBM common stock. These directors and officers of FNBM have agreed to vote these shares of FNBM common stock in favor of approving and adopting the merger agreement.

FNBM directors and management may have interests in the merger that differ from your interests (see page [    •    ]).

        The directors and certain officers of FNBM and their subsidiaries have interests in the merger that are different from or in addition to yours as a GNB or FNBM shareholder. These interests include, among others, provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of FNBM for events occurring before the merger; the appointment of two FNBM directors to the board of the directors of GNB following completion of the merger; the provision of an employment agreement effective upon closing to James T. O'Brien who will become Vice President/Trust Officer of The Gratz Bank; payment of deferred compensation to Thomas M. O'Brien subject to any required regulatory approval; and upon becoming a director of GNB or an employee of The Gratz Bank those persons will be eligible to participate in GNB's or The Gratz Bank's benefit plans.

        Each of GNB's and FNBM's board of directors was aware of these interests and considered them in approving and recommending the merger agreement.

GNB and FNBM must obtain regulatory approval and satisfy other conditions before the merger is complete (see page 76).

        GNB's and FNBM's obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking and Securities. As of the date of this document, appropriate applications for approval will be filed as soon as possible. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See "Proposal: The Merger—Terms of the Merger—Conditions to Merger".

 Amendment or termination of the merger agreement is possible (see page 77).

        GNB and FNBM can agree to amend the merger agreement in any way, except that, after approval and adoption by GNB and FNBM shareholders at their special meetings, GNB and FNBM cannot change the amount of consideration FNBM shareholders will receive in the transaction from what is provided in the merger agreement.

        GNB and FNBM may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances. These include the failure to complete the merger by April 1, 2015, unless the terminating company's breach is the reason the merger has not been completed.

Rights of GNB shareholders differ from those of FNBM shareholders (see page 150).

        When the merger is complete, FNBM shareholders who receive shares of GNB common stock for their shares of FNBM common stock will automatically become GNB shareholders. The rights of FNBM shareholders differ from the rights of GNB shareholders in certain important ways. Many of these differences have to do with provisions in FNBM's articles of incorporation and bylaws that differ from those of GNB. See "Comparison of Shareholders' Rights".

Material U.S. federal income tax consequences of the merger (see page 84).

        The federal income tax consequences of the transaction to you will depend upon the merger consideration you receive. In general, if you exchange your shares of FNBM common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your FNBM common stock. If you receive solely GNB common stock in exchange for your FNBM common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of GNB common stock. If you receive a combination of cash and GNB common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. This tax treatment may not apply to all FNBM shareholders.

        We urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal: The Merger—Material U.S. Federal Income Tax Consequences," beginning at page 84.

 GNB and FNBM shareholders are entitled to dissenters' rights (see page 87).

        As a GNB or FNBM shareholder, you have the right under Pennsylvania law to dissent from the merger and to demand and receive a cash payment for the statutorily determined "fair value" of your common stock in the event that the merger is completed. The statutorily determined "fair value" could be more or less than the value of the merger consideration. In order to assert dissenters' rights, shareholders must precisely follow the process described in "Proposal: The Merger—Rights of Dissenting Shareholders" and in Annex D. These sources describe provisions of Pennsylvania law related to dissenters' rights. You also are encouraged to consult with your own legal advisor as to your dissenters' rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters' rights and your ability to receive cash for the statutorily determined "fair value" of your common stock of either GNB or FNBM.

The Minersville office will maintain its name for three years (see page 78).

        For at least three years after the effective time of the merger, the former The First National Bank of Minersville branch will be referred to as "The First Bank of Minersville, a division of The Gratz

Bank" unless the board of directors of GNB shall determine otherwise upon approval of at least 80% of the GNB board of directors.

Market Price and Dividend Information

  GNB

        As of June 30, 2014, there were 505,399 shares of GNB common stock outstanding, which were held by approximately 464 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        Additionally, a substantial source of GNB's income from which it can pay dividends is the receipt of dividends from The Gratz Bank. The availability of dividends from The Gratz Bank is limited by various statutes and regulations. It also is possible, depending on the financial condition of The Gratz Bank, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that The Gratz Bank is unable to pay dividends to GNB, GNB may not be able to pay dividends on its common stock.

        There is a very limited public trading market for GNB common stock. GNB common stock is quoted on the OTCQB market place under the symbol "GNBF". The following table shows, for the indicated periods, the high and low sales prices per share for GNB common stock as reported on the OTCQB market place and dividends declared per share of GNB common stock. These prices may include retail markups, markdowns, or commissions, and may not represent actual transactions.

	High		Low	Dividend Declared
2014
First Quarter	$58.00		$58.00	$0.20
Second Quarter	147.00	(1)	58.00	0.20
Third Quarter	147.00	(1)	49.00	0.20
Fourth Quarter (through October 10, 2014)	54.00		54.00	0.00
2013
First Quarter	$55.00		$52.00	$0.11
Second Quarter	55.00		55.00	0.11
Third Quarter	58.00		55.00	0.11
Fourth Quarter	58.00		58.00	1.01
2012
First Quarter	$50.00		$50.00	$0.11
Second Quarter	50.00		50.00	0.11
Third Quarter	51.00		50.00	0.11
Fourth Quarter	57.00		51.00	1.01

(1)
This price is based on limited trades made during the second quarter of 2014.

        On July 2, 2014, the last full trading day before the public announcement of the execution of the merger agreement, and on October 10, 2014, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for GNB common stock were as follows:

	July 2, 2014						October 10, 2014
	High		Low		Closing		High	Low	Closing
GNB Common Stock	$147.00	(1)	$147.00	(1)	$147.00	(1)	54.00	54.00	54.00

(1)
This price is based on limited trades made during the second quarter of 2014.

  FNBM

        As of June 30, 2014, there were 48,530 shares of FNBM common stock outstanding which were held by approximately 190 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        There is a very limited public trading market for FNBM common stock. FNBM common stock is quoted on the OTCQB market place under the symbol "FNMN". The following table shows, for the indicated periods, the high and low sales prices per share for FNBM common stock as reported on the OTCQB market place and dividends declared per share of FNBM common stock. These prices may include retail markups, markdowns, or commissions.

	High	Low	Dividend Declared
2014
First Quarter	$113.00	$113.00	$0.00
Second Quarter	125.00	113.00	0.00
Third Quarter	260.00	125.00	0.00
Fourth Quarter (through October 10, 2014)	241.00	241.00	0.00
2013
First Quarter	$175.00	$105.00	$1.00
Second Quarter	111.00	110.00	1.00
Third Quarter	111.00	111.00	1.00
Fourth Quarter	113.00	111.00	1.00
2012
First Quarter	$125.00	$87.00	$1.00
Second Quarter	107.00	95.00	1.00
Third Quarter	101.00	101.00	1.00
Fourth Quarter	125.00	101.00	1.00

        On July 2, 2014, the last full trading day before the public announcement of the execution of the merger agreement, and on October 10, 2014, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for FNBM common stock were as follows:

	July 2, 2014			October 10, 2014
	High	Low	Closing	High	Low	Closing
FNBM Common Stock	$125.00	$125.00	$125.00	241.00	241.00	241.00

Adjournment or Postponement Proposals (Page 156)

        You are being asked to approve a proposal to grant the GNB and FNBM boards of directors discretionary authority to adjourn or postpone the special meetings, if necessary, to solicit additional proxies from their shareholders for the merger proposal in the event a quorum is present at the special meeting but there are insufficient votes to adopt the merger agreement.

 Selected Historical Consolidated Financial Data of GNB

        The following is a summary of consolidated financial information with respect to GNB as of and for the six months ended June 30, 2014 and 2013, and as of and for the fiscal years ended December 31, 2013 and 2012. The results for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, GNB's consolidated financial statements and the accompanying notes and "Description of GNB"—"Management's Discussion and Analysis of Financial Condition and Results of Operations of GNB Financial Services, Inc. for the Six Months Ended June 30, 2014 and 2013" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of GNB Financial Services, Inc. for the Years Ended December 31, 2013 and 2012", each of which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of GNB, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the six month interim periods have been made.

	(Unaudited) Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	3,815	3,625	7,253	7,623
Total interest expense	483	492	976	1,176

Net interest income	3,332	3,133	6,277	6,447
Provision for loan losses	(244)	1	56	92

Net income after provision for loan losses	3,576	3,132	6,221	6,355
Other income	380	335	725	635
Other expenses	2,241	1,727	3,873	3,716

Net income before income taxes	1,715	1,740	3,073	3,274
Income tax expense	650	522	922	1,002

Net income	$1,065	$1,218	$2,151	$2,272

Earnings per share, basic and diluted	$2.11	$2.41	$4.26	$4.45
Selected Financial Data:
Total Assets	$212,708		$183,672	$182,629
Total Loans	142,152		121,751	114,451
Total Deposits	183,309		154,984	153,884
Shareholders' Equity	26,448		25,407	24,616
Selected Financial Ratios:
Return on Average Assets	1.07%		1.16%	1.26%
Return on Average Equity	8.33%		8.52%	9.47%
Tier 1 Capital to Average Assets	13.11%		13.65%	13.32%

 Selected Historical Consolidated Financial Data of FNBM

        The following is a summary of consolidated financial information with respect to FNBM as of and for the six months ended June 30, 2014 and 2013, and as of and for the fiscal years ended December 31, 2013 and 2012. The results for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, FNBM's consolidated financial statements and the accompanying notes and "Description of FNBM"—"Management's Discussion and Analysis of Financial Condition and Results of Operations of FNBM Financial Corporation for the Six Months Ended June 30, 2014 and 2013" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of FNBM Financial Corporation for the Years Ended December 31, 2013 and 2012", each of which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of FNBM, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the six month interim periods have been made.

	As of or for the Six Months Ended June 30, (unaudited)		As of or for the Years Ended December 31,
	2014	2013	2013	2012
	(dollars in thousands, except per share data)
Income Statement Data
Interest income	$1,158	$1,346	$2,670	$3,122
Interest expense	92	121	233	290

Net interest income	1,066	1,225	2,437	2,832
Provision for loan losses	0	0	0	56

Net interest income after provision for loan losses	1,066	1,225	2,437	2,776
Other operating income	425	310	483	482
Other operating expense	2,086	1,369	2,622	2,699

Income (loss) before income taxes	(595)	166	298	559
Income tax expense	0	28	44	182

Net income (loss)	$(595)	$138	$254	$377

Per Share Data
Net earnings (loss)—basic	$(12.28)	$2.86	$5.23	$7.78
Net earnings (loss)—diluted	$(12.28)	$2.86	$5.23	$7.78
Book value per share	$234.14	$249.89	$235.34	$248.49
Weighted average common shares outstanding basic	48,530	48,530	48,530	48,530
Weighted average common shares outstanding diluted	48,530	48,530	48,530	48,530
Balance Sheet Data
Total Assets	$78,508	$81,660	$81,083	$84,260
Investment securities	32,921	31,732	32,961	32,395
Loans, net	36,436	38,429	37,292	39,842
Deposits	67,033	69,487	69,518	72,005
Other liabilities	96	46	77	7
Shareholders' equity	11,363	12,127	11,421	12,059
Shares outstanding	48,530	48,530	48,530	48,530

	As of or for the Six Months Ended June 30, (unaudited)		As of or for the Years Ended December 31,
	2014	2013	2013	2012
	(dollars in thousands, except per share data)
Performance Ratios
Return on average assets	(1.42)%	0.35%	0.36%	0.45%
Return on average shareholders' equity	(9.89)%	2.54%	2.44%	3.10%
Net interest margin	2.85%	3.19%	3.18%	3.63%
Noninterest expense as a percentage of average assets	0.25%	0.31%	0.30%	0.37%
Efficiency ratio	101.01%	87.45%	87.99%	81.97%
Asset Quality
Allowance for loan losses to loans	1.20%	1.17%	1.17%	1.29%
Net charge-offs to average loans outstanding	0%	0%	0.20%	0.29%
Non-performing loans to total loans	3.20%	1.07%	1.44%	0.62%
Allowance for loan losses to non-performing assets	38.02%	92.93%	87.87%	209.23%
Liquidity and Capital Ratios
Average loans to average deposits	58.38%	55.79%	54.97%	56.60%
Average equity to average assets	14.70%	14.85%	14.34%	14.49%
Tier 1 leverage ratio (of Bank)	14.22%	14.86%	14.55%	14.23%
Tier 1 risk based risk weighted assets (of Bank)	32.54%	30.42%	30.89%	28.84%
Total capital to risk weighted assets (of Bank)	33.78%	31.56%	32.02%	30.09%

Selected Unaudited Pro Forma Combined Financial Data

        The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting (ASC Topic 805 "Business Combination"), giving effect to GNB's proposed merger with FNBM. Under this method, FNBM's assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of GNB. Any difference between the purchase price for FNBM and the fair value of the identifiable net assets acquired will be recorded as goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired. The financial statements of GNB issued after the acquisition will reflect the results attributable to the acquired operations of FNBM beginning on the date of completion of the acquisition.

        The selected unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on June 30, 2014 with respect to the balance sheet, and at the beginning of the period for the six months ended June 30, 2014 and for the year ended December 31, 2013, with respect to the statement of income for the year. The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of FNBM at their estimated fair values at or near June 30, 2014. The merger will be effected by the issuance of cash and shares of GNB stock to FNBM shareholders. Each share of FNBM will be exchanged for either 4.7684 shares of GNB common stock or $276.57 in cash, subject to adjustments and limitations described in this document and the merger agreement. This consideration is subject to election and allocation procedures designed to result in a transaction consideration that is not greater than 60% nor less than 50% GNB common stock, nor, greater than 50% cash. It was assumed in this pro forma that the consideration paid was 60% GNB common stock and 40% cash. It was also assumed no adjustments were made to the value to the merger consideration to be received by FNBM shareholders.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of FNBM's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact GNB's statement of income due to adjustments in yield and/or amortizations of the adjusted assets or liabilities. Any changes to FNBM shareholders' equity, including results of operations from June 30, 2014 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        GNB anticipates that the merger with FNBM will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information is presented for illustrative purposed only, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, nor does it include one-time merger and integration expenses and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

        The information presented below should be read together with the historical consolidated financial statements of GNB and FNBM, including the related notes, and together with the consolidated historical financial data for GNB and FNBM and the other pro forma financial information, including the related notes, appearing elsewhere in this document. See "Unaudited Pro Forma Combined Financial Information" beginning on page F-106 in this document. The unaudited pro forma condensed financial data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of GNB common stock or the actual or future results of operations of GNB for any period. Actual results may be materially different than the pro forma information presented.

 Selected Unaudited Pro Forma Combined Information
(Dollars In Thousands)

	For the Year Ended December 31, 2013	For the Six Months Ended June 30, 2014
Combined Income Statement:
Interest income	$10,060	$5,042
Interest expense	1,200	570

Net interest income before provision for loan losses	8,860	4,472
Provision for loan losses	56	(244)

Net interest income after provision for loan losses	8,804	4,716
Noninterest income	1,208	805
Noninterest expenses	6,594	4,377

Income before income taxes	3,418	1,144
Provision for Income tax expense	982	658

Net income	$2,436	$486

Combined Balance Sheets:
Cash and cash equivalents		$29,774
Certificates of deposit		5,746
Investment securities		59,777
Net loans		176,918
Other assets		15,146

Total assets		$287,361

Total deposits		$250,353
FHLB Advances—long term		958
Other liabilities		2,105
Stockholders' equity		33,945

Total liabilities and stockholders' equity		$287,361

 Comparative Per Share Data

        Presented below is the GNB and FNBM historical per share financial data, the unaudited pro forma combined per share financial data, and the FNBM pro forma equivalent per share financial data for the six months ended June 30, 2014 and the year ended December 31, 2013. This information should be considered together with the financial statements and related notes of GNB and FNBM and with the unaudited pro forma combined financial data included under "Unaudited Pro Forma Combined Financial Information" found elsewhere in this joint proxy statement/prospectus. The unaudited comparative pro forma per share data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of GNB common stock or the actual or future results of operations of GNB for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Per Share Data
For The Six Months Ended June 30, 2014
(Dollars In Thousands, Except Per Share Data)

	Accounting Acquirer GNB Financial Services, Inc.	Accounting Acquiree FNBM Financial Corporation	Pro Forma GNB Combined	Pro Forma Equivalent FNBM Share(1)
Earnings per share:
For the six months ended June 30, 2014
Net income (loss) per share (Basic)	$2.11	$(12.28)	$0.75	$3.60
Net income (loss) per share (Diluted)	$2.11	$(12.28)	$0.75	$3.60
Dividends Declared:
For the six months ended June 30, 2014	$0.40	$—	$0.40	$1.91
Book Value:
As of June 30, 2014	$52.33	$234.14	$52.69	$251.25
Tangible Book Value:
As of June 30, 2014	$51.85	$234.14	$49.25	$234.84

Unaudited Pro Forma Per Share Data
For The Year Ended December 31, 2013
(Dollars In Thousands, except per share data)

	Accounting Acquirer GNB Financial Services, Inc.	Accounting Acquiree FNBM Financial	Pro Forma GNB Combined	Pro Forma Equivalent FNBM Share(1)
Earnings per share:
For the year ended December 31, 2013
Net income per share (Basic)	$4.26	$5.23	$3.78	$18.03
Net income per share (Diluted)	$4.26	$5.23	$3.78	$18.03
Dividends Declared:
For the year ended December 31, 2013	$1.34	$4.00	$1.34	$6.39
Book Value:
As of December 31, 2013	$50.27	$235.34	$51.07	$243.55
Tangible Book Value:
As of December 31, 2013	$50.16	$235.34	$48.01	$228.94

(1)
The pro forma equivalent FNBM Share data reflects the pro forma GNB results multiplied by the 4.7684 exchange ratio in accordance with the merger agreement for those FNBM shareholders electing to receive GNB common stock in the transaction.

Risk Factors

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "A Warning About Forward-Looking Information," on page 32, GNB and FNBM shareholders should carefully consider the matters described below to determine whether to approve and adopt the merger agreement.

Risks Relating to the Merger

         The combined company will incur significant transaction and merger-related costs in connection with the merger.

        GNB and FNBM expect to incur costs associated with combining the operations of the two companies. GNB and FNBM have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of GNB and FNBM. Whether or not the merger is consummated, GNB and FNBM will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although GNB and FNBM expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

         Some of the conditions to closing of the merger may result in delay or prevent completion of the merger, which may adversely affect the value of our companies' securities.

        Completion of the merger is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking and Securities. Failure to obtain these consents and approvals would prevent consummation of the merger. Even if the consents and approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect the combined company's operations after the merger. However, neither GNB nor FNBM is required to take any action or agree to any condition or restriction in connection with obtaining any consents or approvals that would reasonably be expected to have a material adverse effect on FNBM, GNB or the combined company.

         If the merger is not completed, GNB and FNBM will have incurred substantial expenses without realizing the expected benefits.

        GNB and FNBM will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. FNBM and GNB cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of GNB and FNBM because they would not have realized the expected benefits.

         GNB and FNBM must obtain regulatory approval and satisfy other conditions before the merger is complete.

        The obligation of GNB and FNBM to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking and Securities. As of the date of this document, appropriate applications for approval will be filed. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See "Proposal: The Merger—Terms of the Merger—Conditions to Merger".

         The fairness opinions obtained by GNB from its investment banker and FNBM from its financial advisor will not reflect changes in circumstances after the date of the fairness opinions.

        Boenning & Scattergood, Inc., GNB's investment banker in connection with the merger, and Ambassador Financial Group, Inc., FNBM's financial advisor in connection with the merger, have delivered to the boards of directors of GNB and FNBM, respectively, their opinions dated as of July 2, 2014. The opinion of GNB's investment banker and the opinion of FNBM's financial advisor state that as of the date of such opinions, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of FNBM common stock pursuant to the merger agreement was fair from a financial point of view to the shareholders of GNB and FNBM, respectively. As a result, GNB and FNBM shareholders should be aware that the opinions do not address the fairness of the merger consideration at any time other than as of July 2, 2014. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of GNB or FNBM, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinions are based, may materially alter or affect the estimated valuation conclusions reached in such opinions for GNB and FNBM shareholders.

         GNB and FNBM may choose not to proceed with the Merger if it is not completed by April 1, 2015.

        Either GNB or FNBM may terminate the merger agreement if the merger has not been completed by April 1, 2015. See "Proposal: The Merger—Terms of the Merger—Termination and—Termination Fee," beginning at page 78. There can be no assurance that all conditions to the merger will have been satisfied by April 1, 2015. See "Proposal: The Merger—Terms of the Merger—Conditions to the Merger," beginning at page 76.

         The merger may distract our management from their other responsibilities.

        The merger could cause the management of the companies to focus their time and energies on matters related to the merger that otherwise would be directed to the companies' business and operations. Any such distraction on the part of management, if significant, could affect management's ability to service existing business and develop new business and adversely affect the combined company's business and earnings following the merger.

Risks as they Relate to GNB and FNBM Shareholders

         FNBM shareholders cannot be certain of the amount nor the market value of the merger consideration they will receive because the market price of GNB common stock will fluctuate and the merger consideration is subject to adjustment based on changes in the amount of FNBM Delinquent Loans (as defined below) and/or FNBM's consolidated shareholders' equity.

        Upon completion of the merger, each share of FNBM common stock will be converted into merger consideration consisting of a number of shares of GNB common stock equal to the exchange ratio, which was 4.7684 at the time of the signing of the merger agreement, or cash, which was $276.57 at the time of the signing of the merger agreement. The exchange ratio of 4.7684 shares and the cash of $276.57 is subject to adjustment, as described in the merger agreement (including Exhibits C and D attached to the merger agreement) and in this document, if as of the last business day of the month that is at least 15 days prior to the closing date of the merger (the "Measurement Date"): (1) FNBM Delinquent Loans are greater than 5% of the aggregate of all outstanding loans or (2) the consolidated shareholders' equity of FNBM is less than $11 million. If both FNBM Delinquent Loans are greater than 5% of the aggregate of all outstanding loans and the consolidated shareholders' equity of FNBM is less than $11 million, then the merger consideration shall be the lesser of the Loan Adjusted Merger Consideration and the Shareholders Equity Merger Consideration (each as defined below).

        FNBM Delinquent Loans is defined in the merger agreement as (i) all FNBM loans with a current balance greater than $250,000 that are 30-50 days past due, (ii) all FNBM loans that are 51-89 days past due and still accruing, (iii) all FNBM loans that are at least 90 days past due and still accruing, and (iv) all FNBM loans that are nonaccruing.

        If the FNBM Delinquent Loans are over 5% of total loans, then for each dollar of FNBM Delinquent Loans over 5% as of the Measurement Date the stock consideration will be reduced by 0.000000141 and the cash consideration will be reduced by $0.0000082 (the "Loan Adjusted Merger Consideration").

        For example, if on the Measurement Date, FNBM Delinquent Loans were $500,000 over 5% of total loans, then the adjusted stock consideration FNBM shareholders would receive for each share of FNBM common stock would be 4.6979 and the adjusted cash consideration FNBM shareholders would receive for each share of FNBM common stock would be $272.47.

        If the consolidated shareholders' equity of FNBM is less than $11 million as of the Measurement Date, then:

          (1)   the stock consideration will be adjusted to (a) $13,421,942.10 less the difference between $11 million and the consolidated shareholders' equity of FNBM; divided by (b) the number of shares of FNBM common stock outstanding; divided by (c) $58.00; and

          (2)   the cash consideration will be adjusted to (a) $13,421,942.10 less the difference between $11 million and the consolidated shareholders' equity of FNBM; divided by (b) the number of shares of FNBM common stock outstanding (subparagraphs (1) and (2) together, the "Shareholders Equity Adjusted Merger Consideration").

        For example, if on the Measurement Date, the consolidated shareholders' equity of FNBM was $10,500,000, then the adjusted stock consideration FNBM shareholders would receive for each share of FNBM common stock would be 4.5908 shares of GNB common stock and the adjusted cash consideration FNBM shareholders would receive for each share of FNBM common stock would be $266.27.

        As a result of the potential adjustment in the merger consideration, the merger consideration a FNBM shareholder will receive if the merger is consummated cannot be determined until just prior to completion of the merger. For a detailed description of the circumstances in which the merger consideration may be adjusted and the components of FNBM Delinquent Loans and shareholders' equity of FNBM, see "Proposal: The Merger—Terms of the Merger—Merger Consideration" beginning on page 68.

        In addition, the market value of the merger consideration may vary from the closing price of GNB common stock on the date we announced the merger, on the date that this document was mailed to GNB and FNBM shareholders, on the date of the meetings of GNB and FNBM shareholders and on the date we complete the merger and thereafter. Any change in the merger consideration or the market price of GNB common stock prior to completion of the merger will affect the amount of and the market value of the merger consideration that FNBM shareholders will receive upon completion of the merger. Accordingly, at the time of the shareholders meetings, GNB and FNBM shareholders will not know or be able to calculate with certainty the amount nor the market value of the merger consideration that would be paid by GNB to FNBM shareholders upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in its respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond GNB's control. You should obtain current market quotations for shares of GNB common stock and for shares of FNBM common stock before you vote.

        See "Summary—Market Price and Dividend Information". We urge you to obtain current market quotations for GNB common stock.

         Some shareholders may not receive the form of merger consideration they elect.

        Depending on the elections made by all FNBM shareholders, certain FNBM shareholders who elect to receive cash consideration may receive shares of GNB common stock for a portion of their shares of FNBM common stock. Similarly, certain FNBM shareholders who elect to receive shares of GNB common stock consideration may receive cash for a portion of their shares of FNBM common stock.

        In the event that FNBM shareholders oversubscribe for the available shares of GNB common stock, those FNBM shareholders electing to receive GNB common stock will have the amount of stock they selected reduced on a pro rata basis and will receive a portion of their consideration in the form of cash. In the event that FNBM shareholders undersubscribe for the available shares of GNB common stock, those FNBM shareholders electing to receive cash will have the amount of cash they selected reduced on a pro rata basis and will receive a portion of their consideration in the form of GNB common stock. The pro rata allocation process will be administered by GNB's exchange agent according to a formula. Accordingly, at the time FNBM shareholders vote on the proposal to approve and adopt the merger agreement, they will not know the form of merger consideration that they will receive, regardless of their election prior to the merger. In addition, a FNBM shareholder may receive a pro rata amount of GNB common stock or cash even if he or she has elected to receive all common stock or all cash. Further, to the extent that FNBM shareholders receive a portion of the merger consideration in a form that they did not elect, they also will not know at the time of their election the complete tax consequences that will result upon the exchange of their shares of FNBM common stock. See "Proposal: The Merger—Material U.S. Federal Income Tax Consequences," on page 84.

         FNBM directors and executive officers may have interests in the merger that differ from your interests.

        Some of FNBM's directors and executive officers have interests in the transaction other than their interests as shareholders, including:

  •
  After the merger of GNB and FNBM, two (2) current directors of FNBM, Dr. Jack A. Aughenbaugh, Jr. and Bruce L. Lord, Sr., will be elected to serve on GNB's combined board of directors.

  •
  James T. O'Brien will become Vice President/Trust Officer of The Gratz Bank pursuant to an employment agreement.

  •
  The directors of FNBM will receive indemnification from GNB for a period of six years after completion of the merger against all idemnifiable liability arising out of actions or omissions occurring prior to the merger.

  •
  The directors of FNBM will be provided coverage, if possible, under a directors' and officers' liability insurance policy for a period of six years.

  •
  The officers and directors of FNBM who become employees or directors of GNB or The Gratz Bank will be eligible to participate in the benefits generally given to employees and directors of GNB or The Gratz Bank.

  •
  Thomas M. O'Brien may receive payments under a deferred compensation agreement dated January 1, 1987, subject to any required regulatory approval.

        These and certain other additional interests of GNB's and FNBM's directors and executive officers are described in detail in "Proposal: The Merger—Interests of Directors, Officers, and Others in the

Merger," beginning on page 81. These circumstances may cause some of GNB's and FNBM's directors and executive officers to view the proposed merger differently than you view it.

         Shares of GNB common stock will lack a significant trading market.

        Shares of GNB common stock will not be traded on any national securities exchange and therefore its common stock will be highly illiquid. We do not currently intend to apply for listing of GNB common stock on an exchange. There is no assurance that an active trading market in GNB's common stock will develop or, if such a market develops, that it will be sustained. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, or to obtain coverage for significant news events concerning GNB, and the common stock may not be suitable for margin loans, for investment by financial institutions, as consideration in future acquisition transactions or other purposes.

         After the merger is complete, FNBM shareholders will become GNB shareholders and will have different rights that may be less advantageous than their current rights.

        Upon completion of the merger, FNBM shareholders will become GNB shareholders. Differences in FNBM's articles of incorporation and bylaws and GNB's articles of incorporation and bylaws will result in changes to the rights of FNBM shareholders who become GNB shareholders. For more information, see "Comparison of Shareholders' Rights," beginning on page 150 of this document. Shareholders of FNBM may conclude that their current rights under FNBM's articles of incorporation and bylaws are more advantageous than the rights they may have as a GNB shareholder under GNB's articles of incorporation and bylaws.

         The merger agreement limits the ability of FNBM to pursue alternatives to the merger.

        The merger agreement contains "no shop" provisions that, subject to specified exceptions, limit the ability of FNBM to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by FNBM under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of FNBM from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire GNB or FNBM than it might otherwise have proposed to pay.

         GNB does not expect to remain a "reporting company" for any significant period of time after the merger; as a result, less information about GNB's operations and financial condition will be publicly available.

        Following the merger, GNB may be required to file annual and quarterly reports and other information with the SEC for a relatively short period of time pursuant to the Exchange Act. However, because GNB will have less than 1,200 shareholders of record, GNB intends to elect to suspend its obligation to continue to file such reports and information as soon as is permitted under the Exchange Act. As a result of this election, information regarding GNB's operations and financial results and condition that would otherwise be available to shareholders and the general public will not be readily available. Shareholders seeking information about GNB will have to contact GNB directly to request such information, and GNB may elect not to provide information that it is not required by law to provide.

         Failure to complete the merger in certain circumstances could require FNBM to pay a termination fee.

        If the merger should fail to occur in certain circumstances that relate to a possible combination of FNBM with another acquirer, FNBM may be obligated to pay GNB $600,000 as a termination fee. See "Proposal: The Merger—Terms of the Merger—Termination Fee".

Risks Relating to GNB and Its Business

         The soundness of other financial services institutions may adversely affect our credit risk.

        We rely on other financial services institutions through trading, clearing, counterparty, and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

         GNB is subject to credit risk which may negatively affect our financial condition and results of operations.

        As of June 30, 2014, approximately 30.1% of GNB's loan portfolio consisted of agricultural, commercial and industrial, construction, and commercial real estate loans. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because GNB's loan portfolio contains a significant number of commercial and industrial, construction, and commercial real estate loans, some of which have large balances, the deterioration of one or a few of these loans could cause a significant increase in non-performing loans. An increase in non-performing loans could result in a net loss of earnings from these loans, an increase in the provision for loan losses, and an increase in loan charge-offs, all of which could have a material adverse effect on GNB's financial condition and results of operations.

         GNB's ability to pay dividends is subject to limitations.

        After the merger, GNB will continue to be a bank holding company and its operations will continue to be conducted primarily by The Gratz Bank, which is a separate and distinct legal entity. Substantially all of GNB's assets are and will be held by The Gratz Bank.

        GNB's ability to pay dividends depends on its receipt of dividends from its principal banking subsidiary, The Gratz Bank, which will be its primary source of dividends. As a state chartered bank, The Gratz Bank will be subject to regulatory restrictions on the payment and amounts of dividends under the Pennsylvania Banking Code.

        Further, the ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that GNB's subsidiaries will be able to pay dividends in the future or that GNB will generate adequate cash flow to pay dividends in the future. GNB's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

         Changes in interest rates could adversely impact our financial condition and results of operations.

        GNB's ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages have features, and rate caps, which restrict changes in their interest rates.

        Factors such as inflation, recession, unemployment, money supply, global disorder such as that experienced as a result of the terrorist activity on September 11, 2001, instability in domestic and foreign financial markets, and other factors beyond our control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although GNB pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

         If we have higher loan losses than we have allowed for, our earnings could materially decrease.

        Our loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. We may therefore experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.

         Our results of operations may be materially and adversely affected by other-than-temporary impairment charges relating to our investment portfolio.

        Numerous factors, including the lack of liquidity for re-sales of certain investment securities, the absence of reliable pricing information for investment securities, adverse changes in the business climate, adverse regulatory actions or unanticipated changes in the competitive environment, could have a negative effect on our investment portfolio in future periods. Investments are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment.

        Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. If an impairment charge is significant enough, it could materially adversely affect us and our ability to pay dividends to shareholders. Significant impairment charges could also negatively impact our regulatory capital ratios and result in us not being classified as "well-capitalized" for regulatory purposes.

         The unaudited pro forma financial data included in this joint proxy statement/prospectus are preliminary and our actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma financial data in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record GNB's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of GNB as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

         Post-merger integration and change of GNB's historical business model may fail to achieve expected results.

        The success of the transaction depends heavily on a smooth integration and post-merger operations of the combined The Gratz Bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration is not well executed or well received by each company's historical customers. This risk is exacerbated by a material change in the business processes that have been historically operated by FNBM to those of GNB.

         GNB may fail to realize the cost savings it expects to achieve from the merger.

        The success of the merger will depend, in part, on GNB's ability to realize the estimated cost savings from combining the businesses of GNB and FNBM. While we believe that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than we anticipate. GNB's cost savings estimates also depend on its ability to combine the businesses of GNB and FNBM in a manner that permits those cost savings to be realized. If our estimates are incorrect or we are unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

         Combining GNB and FNBM into GNB may be more difficult, costly or time-consuming than expected.

        GNB and FNBM have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause GNB and FNBM to lose customers or cause customers to withdraw their deposits from GNB or FNBM, or other unintended consequences that could have a material adverse effect on GNB's results of operations or financial condition.

         We will be subject to more stringent capital and liquidity requirements in the future, which may adversely affect our net income and future growth.

        In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. As the U.S. implements Basel III, it will lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place.

        Future increases in minimum capital requirements could adversely affect our net income. Furthermore, our failure to comply with the minimum capital requirements could result in our regulators taking formal or informal actions against us which could restrict our future growth or operations.

         We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

        We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or acquisitions could be materially impaired.

         GNB's success will depend upon the ability of management to adapt to the consolidated company structure.

        The business success of GNB and The Gratz Bank depends to a great extent upon the services of their directors and executive officers. Management's ability to operate GNB profitably will require the acquisition of new knowledge and skills. In particular, if GNB expands geographically or expands to provide non-banking services through the acquisition or formation of additional subsidiaries, current management may not have the necessary experience for successful operation in these new areas. There is no guarantee that management would be able to meet these new challenges or that GNB would be able to retain new directors or personnel with the appropriate background and expertise.

         Our financial performance may suffer if our information technology is unable to keep pace with growth or industry developments.

        Effective and competitive delivery of our products and services is increasingly dependent upon information technology resources and processes, both those provided internally as well as those provided through third party vendors. In addition to better serving customers, the effective use of technology increases efficiency and enables us to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in our operations. Many of our competitors have greater resources to invest in technological improvements. Additionally, as technology in the financial services industry changes and evolves, keeping pace becomes increasingly complex and expensive for us. There can be no assurance that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to compete effectively.

         A failure in or a breach of our information systems or infrastructure, including as a result of cyber-attacks, could disrupt our business, damage our reputation, and could have a material adverse effect on our business, financial condition and results of operations.

        In the ordinary course of GNB's business activities, including the ongoing maintenance of deposits, loan and other account relationships for GNB's customers, and receiving instructions and effecting transactions for those customers and other users of GNB's products and services, we regularly collect, process, transmit and store significant amounts of confidential information regarding its customers, employees and others. In addition to confidential information regarding our customers, employees and others, GNB and in some cases a third party, compiles, processes, transmits and stores proprietary, non-public information concerning GNB's business, operations, plans and strategies.

        Information security risks for GNB and other financial institutions have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. We rely on digital technologies, computer and email systems, software, and networks to conduct secure processing, transmission and storage of confidential information. In addition, to access our products and services, our customers may use personal smart phones, tablet PCs and other mobile devices that are beyond our control systems. Our technologies, systems, networks and our customers' devices have been subject to, and are likely to continue to be the target of, cyber-attacks, computer viruses, malicious code, phishing attacks or information security breaches that could result in the unauthorized use, loss or destruction of our or our customers' confidential information, or otherwise disrupt our or our customers' or other third parties' business operations. We believe that it is more likely than not that such attempted attacks may continue.

        Although GNB uses a variety of physical, procedural and technological safeguards to protect confidential information from mishandling, misuse or loss, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of the information did occur, those events will be promptly detected and addressed. A failure in or breach of our operational or information security system, or those of a third-party service provider, as a result of cyber-attacks or information security breaches could have a material adverse effect on our business, damage our reputation, increase our costs and/or cause significant losses. Although GNB believes that it currently has adequate information security procedures and other safeguards in place and it will continue to make it a priority to develop and enhance controls and processes designed to safeguard our information systems from attacks, damage or unauthorized access, as information security risks and cyber threats continue to evolve, GNB may be required to expend substantial resources to further enhance its information security measures and/or to investigate and remediate any information security vulnerabilities.

         GNB common stock will not be listed on a national securities exchange, and the market for GNB's common stock may not be more active than the market for either GNB or FNBM common stock.

        We do not plan to apply to list GNB common stock on a national securities exchange in the foreseeable future. Accordingly, although the GNB common stock offered in the merger will be freely transferable once you receive your GNB stock certificate, GNB's common stock will be traded in local over-the-counter markets and privately negotiated transactions. Although the common stock is quoted on the OTCQB marketplace, there is very limited trading in our shares. There is no assurance that an active public trading market for GNB's common stock will develop. Further, we cannot assure you that significant trading in GNB common stock will take place for several years, if ever. Investors should consider their shares of GNB common stock as a long-term investment because, among other things, they may not be able to promptly liquidate their investment at a reasonable price in the event of a personal financial emergency or otherwise.

         Future acquisitions by GNB could dilute your ownership of GNB and may cause GNB to become more susceptible to adverse economic events.

        GNB may issue shares of its common stock in connection with future acquisitions and other investments, which would dilute your ownership interest in GNB. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to GNB, future business acquisitions could be material to GNB, and the degree of success achieved in acquiring and integrating these businesses into GNB could have a material effect on the value of GNB common stock. In addition, these acquisitions could require GNB to expend substantial cash or other liquid assets or to incur debt, which could cause GNB to become more susceptible to economic downturns and competitive pressures.

         An economic downturn in central Pennsylvania or a general decline in economic conditions could adversely affect GNB's financial results.

        After the merger, GNB's operations will be concentrated in central Pennsylvania. As a result of this geographic concentration, GNB's financial results may correlate to the economic conditions in these areas. Deterioration in economic conditions in this market area, particularly in the industries on which this geographic areas depend, or a general decline in economic conditions may adversely affect the quality of the loan portfolio (including the level of non-performing assets, charge offs and provision expense) and the demand for products and services, and, accordingly, GNB's results of operations. Inflation has some impact on GNB's and The Gratz Bank's operating costs. GNB's future acquisitions could dilute your ownership of GNB and may cause GNB to become more susceptible to adverse economic events.

         Strong competition within GNB's market area may limit its growth and profitability.

        Competition in the banking and financial services industry is intense. GNB will compete actively with other central Pennsylvania financial institutions, many larger than GNB, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. GNB will likely be generally competitive with all institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans and fees for trust and investment advisory services. Many of the institutions with which GNB competes have substantially greater resources and lending limits and may offer certain services that GNB does not or cannot provide. GNB's profitability depends upon GNB's ability to successfully compete in its market area.

         GNB operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

        GNB and The Gratz Bank will be subject to extensive regulation, supervision and examination by certain state and federal agencies including the Federal Deposit Insurance Corporation, as insurer of The Gratz Bank's deposits, the Board of Governors of the Federal Reserve System, as regulator of the holding company, and the Pennsylvania Department of Banking and Securities, as regulator of Pennsylvania chartered banks. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on The Gratz Bank's and GNB's operations. There also are several federal and state statutes which regulate the obligation and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of a loan issued by the bank.

 A Warning About Forward-Looking Information

        This document, including information incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, and business of each of GNB, The Gratz Bank, FNBM, and The First National Bank of Minersville. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "projects" or similar words or expressions.

        These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See "Risk Factors", beginning on page 21 of this document.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution GNB and FNBM shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

        All written or oral forward-looking statements attributable to GNB or FNBM or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither GNB nor FNBM undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

 The GNB Special Meeting of Shareholders

General

        The GNB special meeting of shareholders will be held at the main banking house of The Gratz Bank, 32 West Market Street, Gratz, Pennsylvania 17030, at [    •    ]    .m., local time, on [    •    ], 2014.

Record Date and Shares Outstanding and Entitled to Vote

        The record date for the GNB special meeting of shareholders is [    •    ], 2014. On the record date, there were [    •    ] shares issued and outstanding. Only shareholders of record at the close of business on the GNB record date will be entitled to receive notice of and to vote at the special meeting.

Matters to be Considered at the Special Meeting

        Holders of GNB common stock will consider and vote upon:

  •
  Proposal 1—a proposal to approve and adopt the merger agreement, as amended, which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference;

  •
  Proposal 2—a proposal to adjourn or postpone the GNB special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting of shareholders to approve the merger agreement; and

  •
  any other matter that may properly come before the special meeting.

Quorum

        GNB shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the record date must be represented in person or by proxy at the GNB special meeting of shareholders for a quorum to be present for purposes of voting on the merger agreement and the adjournment or postponement proposal, and any other matter to be considered at GNB's special meeting of shareholders.

Votes Required

        Approve and Adopt the Merger Agreement.    The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of at least 75% of the outstanding shares of GNB common stock on the record date.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    The affirmative vote of a majority of the shares voted at the GNB special meeting of shareholders is required to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each shareholder of GNB on the record date will be entitled to one vote for each share held of record at the GNB special meeting of shareholders. On the record date, directors and executive officers of GNB owned approximately 69,829 shares of GNB common stock, or approximately 13.82% of the then outstanding shares of GNB common stock, and they are expected to vote in favor of the merger.

Voting

        The GNB board of directors is soliciting proxies from the GNB shareholders. This will give GNB shareholders an opportunity to vote at the GNB special meeting of shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

        If a GNB shareholder does not vote by proxy or by attending the GNB special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

        If a GNB shareholder votes by proxy card but makes no specification on the proxy card regarding the proposals, the agent will vote all of the shareholder's shares "FOR" approval and adoption of the merger agreement and the merger and the adjournment or postponement proposal.

Revocation of Proxies

        Any GNB shareholder may revoke a proxy at any time before or at the GNB special meeting in one or more of the following ways:

          1.     Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Corporate Secretary of GNB;

          2.     Submitting a later-dated proxy prior to the vote at the special meeting of shareholders; or

          3.     Attending the special meeting of shareholders and voting in person after giving written notice to the Corporate Secretary of GNB.

        A GNB shareholder should send any written notice of revocation or subsequent proxy to:

  GNB Financial Services, Inc.
  Attention: Corporate Secretary
  32 West Market Street
  Gratz, PA 17030

        You also may hand deliver the notice of revocation or subsequent proxy to Cindy L. Shade, Corporate Secretary, before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Dissenters' Rights

        Under Section 1930 and Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended, holders of GNB common stock who properly file with GNB a written notice of intention to dissent will have the right to obtain a cash payment for the statutorily determined "fair value" of their shares (excluding any element of value arising in anticipation of the merger) in the event that the merger is completed. In order to exercise those rights, GNB shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The statutorily determined "fair value" cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters' rights. The provisions relating to dissenters' rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex D. See "Proposal: The Merger—Rights of Dissenting Shareholders".

Solicitation of Proxies

        GNB will bear the cost of the solicitation of proxies from its own shareholders, but GNB and FNBM will equally share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of GNB and its subsidiaries may solicit proxies from GNB shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. GNB also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. GNB will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials. In addition, GNB has also made arrangements with Eagle Rock Proxy Advisors, LLC to assist in soliciting proxies and has agreed to pay them $7,000 for these services.

 The FNBM Special Meeting of Shareholders

General

        The FNBM special meeting of shareholders will be held at the principal office of FNBM, The First National Bank of Minersville building, 260 Sunbury Street, Minersville, Pennsylvania 17954-0196, at [    •    ]    .m., local time, on [    •    ], 2014.

Record Date and Shares Outstanding and Entitled to Vote

        The record date for the FNBM special meeting of shareholders is [    •    ], 2014. On the record date, there were 48,530 shares issued and outstanding. Only shareholders of record at the close of business on the FNBM record date will be entitled to receive notice of and to vote at their special meeting.

Matters to be Considered at the Special Meeting

        Holders of FNBM common stock will consider and vote upon:

  •
  Proposal 1—a proposal to approve and adopt the merger agreement, as amended, which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference;

  •
  Proposal 2—a proposal to adjourn or postpone the FNBM special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting of shareholders to approve the merger agreement; and

  •
  any other matter that may properly come before the special meeting.

Quorum

        The holders of a majority of the shares of FNBM common stock outstanding and entitled to vote as of the record date must be present at the FNBM special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the merger agreement, the adjournment or postponement proposal, and any other matter to be considered at the FNBM special meeting.

Votes Required

        Approve and Adopt the Merger Agreement.    In accordance with FNBM's articles of incorporation, the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares entitled to vote at the FNBM special meeting.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    In accordance with FNBM's bylaws, the affirmative vote of a majority of FNBM shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

        Each holder of shares of FNBM common stock outstanding on the record date will be entitled to one vote for each share held of record at the FNBM special meeting of shareholders. The directors and executive officers of FNBM have agreed to vote all shares of FNBM common stock that they own on the record date in favor of the approval and adoption of the merger agreement. On the record date, directors and executive officers of FNBM owned approximately 18,927 shares of FNBM common stock, or approximately 39% of the outstanding shares of FNBM common stock.

Voting

        The FNBM board of directors is soliciting proxies from the FNBM shareholders. This will give FNBM shareholders an opportunity to vote at the FNBM special meeting of shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

        If a FNBM shareholder does not vote by proxy or by attending the FNBM special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

        If a FNBM shareholder votes by proxy card but makes no specification on the proxy card regarding the proposals, the agent will vote all of the shareholder's shares "FOR" approval and adoption of the merger agreement and the merger and the adjournment or postponement proposal.

Revocation of Proxies

        Any FNBM shareholder may revoke a proxy at any time before or at the FNBM special meeting in one or more of the following ways:

          1.     Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Corporate Secretary of FNBM;

          2.     Submitting a later-dated proxy prior to the vote at the special meeting of shareholders; or

          3.     Attending the special meeting of shareholders and voting in person after giving written notice to the Corporate Secretary of FNBM.

        A FNBM shareholder should send any written notice of revocation or subsequent proxy to:

  FNBM Financial Corporation
  Attention: Corporate Secretary
  260 Sunbury Street
  Minersville, PA 17954-0196

        You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Dissenters' Rights

        Under Section 1930 and Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, holders of FNBM common stock who properly file with FNBM a written notice of intention to dissent will have the right to obtain a cash payment for the statutorily determined "fair value" of their shares (excluding any element of value arising in anticipation of the merger) in the event that the merger is completed. In order to exercise those rights, FNBM shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The statutorily determined "fair value" cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters' rights. The provisions relating to dissenters' rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex D. See "Proposal: The Merger—Rights of Dissenting Shareholders".

Solicitation of Proxies

        FNBM will bear the cost of the solicitation of proxies from its own shareholders, but GNB and FNBM will equally share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of FNBM and its subsidiaries may solicit proxies from FNBM shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. FNBM also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. FNBM will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

Proposal:
The Merger

        The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the merger agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

        On July 2, 2014, GNB and FNBM executed the merger agreement. Pursuant to the merger agreement, FNBM will merge with and into GNB. As soon as reasonably practicable after the merger, The First National Bank of Minersville will merge with and into The Gratz Bank. The mergers are expected to be completed during the first quarter of 2015.

        In the merger, FNBM shareholders will receive 4.7684 shares of GNB common stock or $276.57, subject to adjustment, for each share of FNBM common stock they hold on the effective time of the merger.

        GNB will not issue fractional shares of common stock to FNBM shareholders pursuant to this merger; consequently, FNBM shareholders will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the merger agreement.

        The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of at least 75% of the outstanding shares entitled to vote at the GNB special meeting of shareholders and requires the affirmative vote, in person or by proxy, of a majority of the shares of FNBM common stock entitled to vote at the FNBM special meeting of shareholders.

Background of the Merger

GNB

        The board of directors of GNB evaluates its business and strategic opportunities on an ongoing basis. The board has a preferred strategy to supplement internal organic growth with external inorganic growth. The acquisition of other small financial institutions with similar business cultures is part of this strategy. GNB believed FNBM would be an ideal supplement to the recent acquisition of Liberty Centre Bancorp, Inc. in Schuylkill County. The acquisition of FNBM would potentially have numerous strategic and financial benefits (See GNB Reasons for the Merger). During 2012-2014, there had been intermittent and exploratory discussions between the Chief Executive Officer of GNB and certain officers of FNBM regarding a possible combination. Such conversations did not focus on price or terms but the general philosophy of how the resulting institution would operate and the structure of a transaction was discussed.

        On March 19, 2014 David Danielson of Ambassador Financial, Inc. contacted Wesley Weymers, Chief Executive Officer of GNB regarding a possible acquisition of FNBM by GNB, and GNB executed a confidentiality agreement with FNBM to obtain the confidential information memorandum regarding FNBM.

        On April 1, 2014, Mr. Danielson and Mr. Weymers met to discuss the potential acquisition. Mr. Danielson delivered the confidential information memorandum from FNBM to Mr. Weymers.

        On April 4, 2014, GNB engaged Cedar Hill Advisors, LLC as a financial advisor regarding the potential transaction with FNBM.

        On April 17, 2014, Robert Barilla, of Cedar Hill Advisors met with the executive committee of the GNB board of directors. Mr. Barilla presented an overview and preliminary financial analysis of FNBM which included preliminary pricing and pro formas in a confidential report. The committee recommended that the board authorize a non-binding confidential indication of interest be prepared.

        On April 22, 2014, Cedar Hill's confidential report was finalized and presented to the GNB board of directors.

        On May 6, 2014, the board of directors of GNB accepted the recommendation of the executive committee and authorized a non-binding indication of interest to be sent to FNBM.

        On May 19, 2014, Mr. Weymers presented at the FNBM board meeting on the history and strategic vision of GNB.

        On May 20, 2014, GNB was notified that they were the preferred acquirer of FNBM. A virtual data room was set up immediately thereafter by Rhoads & Sinon, LLP, on behalf of FNBM.

        On May 29, 2014, onsite due diligence was performed at FNBM by two (2) representatives of GNB and two (2) attorneys of Bybel Rutledge, LLP, special counsel to GNB.

        On June 10, 2014, the board of directors of GNB met and reviewed the findings from due diligence. Later that day FNBM executed a confidentiality agreement with GNB and immediately thereafter management interviews occurred of GNB officer, Wesley Weymers, and FNBM officer, Bruce L. Lord, Sr. and FNBM Consultant, Bradley A. Willow.

        On June 16, 2014, Bybel Rutledge delivered draft merger documents to Rhoads & Sinon, special counsel to FNBM.

        On June 20, 2014, Rhoads & Sinon delivered comments on the proposed merger agreement to Bybel Rutledge.

        On June 23, 2014, the executive committee of GNB, representatives of Cedar Hill Advisors, and representatives of Bybel Rutledge participated in a conference call regarding the comments received from FNBM counsel and GNB discussed with and indicated to Bybel Rutledge which comments and requested changes were acceptable. Specifically, the terms that were negotiated were select changes made to the representations and warranties, the covenants were revised to allow for certain securities purchases and new loans, and the adjustment to the merger consideration based on an increase in delinquent loans was revised. In addition, an adjustment to the merger consideration based on a decrease in shareholders' equity was added in response to the requested deletion of a termination provision based on shareholders equity. The termination fee was also revised.

        On June 23, 2014, GNB retained Boenning & Scattergood, Inc. as their investment banker to review the terms of the transaction, the financial aspects of the transaction, and to issue a fairness opinion.

        On June 26, 2014, a revised draft of the merger agreement was circulated

        On June 26, 2014, FNBM performed reverse on-site due diligence of GNB.

        On June 30, 2014, a conference call occurred between the Strategic Planning Committee and executive committee of the GNB board of directors and Bybel Rutledge to review the merger agreement. Cedar Hill also presented the most recent financial pro formas. Boenning and Scattergood addressed its ability to issue a fairness opinion. The Strategic Planning and Executive Committees of GNB decided to recommend the transaction for approval by the full GNB board of directors.

        On July 1, 2014, the GNB board of directors met to review the status of the transaction with FNBM including reviewing the proposed merger agreements and exhibits. At this meeting, Bybel Rutledge presented the merger agreement and exhibits and schedules thereto page by page with the GNB board of directors. GNB received revised financial pro formas from Cedar Hill Advisors and a fairness opinion presentation, including an oral opinion, from Boenning & Scattergood. In addition, counsel from Bybel Rutledge once again discussed with the board of directors fiduciary duties under Pennsylvania law. The board of directors reviewed the merger agreement and financial presentations and their questions and comments were addressed by GNB's financial advisor, investment banker, and special counsel. The GNB board of directors unanimously approved the merger agreement and authorized its execution. Wesley Weymers, President and Chief Executive Officer of GNB then executed the Merger Agreement.

        On July 2, 2014, Boenning & Scattergood issued its written fairness opinion. Later that same day, Bruce L. Lord, Sr., President and Chief Executive Officer of FNBM executed the merger agreement.

        On July 3, 2014, GNB and FNBM issued a joint press release announcing the transaction.

        On October 7, 2014, the board of directors of GNB approved and adopted an amendment to the merger agreement serving to clarify the allocation procedures in the event of an underelection of cash and stock by FNBM shareholders.

FNBM

        During June and July of 2013, the FNBM board of directors engaged in a detailed review and discussion of FNBM's current strategic plan which included hiring a new president, continuing upgrades to The First National Bank of Minersville's IT platform and hiring a new senior lending officer. It was agreed by the board of directors at that time that the successful fulfillment of the foregoing initiations enunciated as part of the strategic plan was of paramount importance if FNBM was to continue as an independent community bank. The board of directors agreed to maintain an independence strategy at that time, contingent, however, on FNBM's ability to fulfill the strategic initiatives discussed by the board.

        Despite repeated efforts to hire a new president and senior lending officer during the Fall of 2013, FNBM failed in these efforts and ended 2013 without new executive management in place which would be required to maintain an independence strategy. The failure of these strategic initiatives, coupled with increased compliance costs and regulatory scrutiny, led the FNBM board of directors in January, 2014, to begin the process of seeking a strategic partner for the bank through the initiation of a sales process. As a stop gap measure to enhance executive management, the FNBM board of directors authorized the hiring of Bradley A. Willow as a consultant to the bank in December 2013, to oversee bank operations and also authorized the hiring of Bruce L. Lord as President and Chief Executive Officer of FNBM and the bank. Mr. Lord agreed to come out of retirement to assume these positions upon the retirement of long-time FNBM and bank President and Chief Executive Officer, Thomas M. O'Brien, who retired at the end of 2013.

        On January 8, 2014, the FNBM board of directors met with a representative of Ambassador Financial Group, Inc., or Ambassador. Ambassador made a presentation to the board outlining its capabilities, a recommended sale process, likely consideration to be received, and potential partners.

        On January 22, 2014 the FNBM board of directors considered proposals received from two investment banking firms, and unanimously approved the engagement of Ambassador as its investment banker and financial advisor. Ambassador was notified of the board's decision the same day. The board of directors also unanimously approved the engagement of the law firm of Rhoads & Sinon LLP, or R&S, to be FNBM's legal advisors during the search process and in any resultant transaction.

        On February 19, 2014, FNBM and Ambassador executed a formal engagement letter pursuant to which FNBM engaged Ambassador to provide financial advisory and investment banking services and to move forward in its search for a strategic partner.

        During February and March, 2014, members of senior management and the board of directors of FNBM held several meetings and numerous phone conversations with representatives of Ambassador. During this time, representatives of Ambassador performed due diligence on FNBM as a prerequisite for accepting the engagement and FNBM and Ambassador discussed the likelihood of identifying an acceptable strategic partner.

        On March 19, 2014, FNBM's board and senior management team met with representatives of Ambassador to review a draft of the confidential information memorandum, or CIM, and a list of potential business combination partners which had been compiled by Ambassador. The 12 institutions selected were considered by FNBM, in consultation with Ambassador, to be the institutions most likely to have interest in acquiring FNBM, along with the ability to pay an appropriate level of consideration and be able to close the transaction. The board of directors and Ambassador strongly believed it was in the best interests of FNBM and its shareholders to contact multiple banks rather than a select few in order to be reasonably certain potential opportunities were not missed. Following the receipt of FNBM board approval, later that day Ambassador began contacting and distributing non-disclosure agreements to each potential partner.

        From March 19 through May 8, 12 parties were contacted and all parties executed a confidentiality agreement, and subsequently, received a CIM. Of those 12 institutions, four (4) conducted material additional due diligence on FNBM. Each of the interested institutions was given a deadline of May 9, 2014 to provide initial non-binding indications of interest.

        On May 14, 2014, Ambassador informed FNBM that they had received three (3) initial non-binding indications of interest.

        On May 14, 2014, FNBM and the bank held a regular joint meeting of the boards of directors, at which representatives of Ambassador and R&S met to review each of the indications of interest received by Ambassador. After considering each proposal, the board of directors of FNBM instructed Ambassador to invite two (2) of the interested institutions to make separate presentations to the FNBM and bank board of directors.

        On May 20, 2014, FNBM and the bank held a joint special meeting of their respective board of directors with Ambassador and R&S, and senior management of both interested institutions. Representatives from both organizations discussed their indications of interest, provided the FNBM board of directors with their vision for the proposed combined company and answered questions from the board. R&S reviewed with the FNBM board of directors their fiduciary duties under Pennsylvania law in connection with a proposed transaction. After further discussion with representatives of Ambassador and R&S, the board of directors unanimously concluded that GNB's proposal was superior and in the best interests of FNBM. The FNBM board unanimously approved the selection of GNB as its strategic partner and requested that Ambassador and R&S begin the process of negotiating a definitive agreement.

        From May 23, 2014 to July 1, 2014, Ambassador and R&S, in consultation with the board of directors and senior management of FNBM, negotiated the terms of the definitive agreement.

        On June 10, 2014, FNBM executed a confidentiality agreement with GNB, and immediately thereafter, management interviews occurred of GNB officer, Wesley M. Weymers, and FNBM officer, Bruce L. Lord, Sr., and FNBM consultant, Bradley A. Willow.

        From June 24, 2014 through the execution of the definitive agreement, representatives of FNBM's senior management, along with representatives of Ambassador and R&S, reviewed additional due diligence items on GNB via a data room.

        On June 26, 2014, representatives of FNBM's senior management, along with representatives of Ambassador and R&S, conducted on-site due diligence of GNB. The reverse due diligence efforts included a review and analysis of, among other things, GNB's loan portfolio, corporate structure, investment holdings, product offerings, policies and procedures, pending legal matters and financial information. Senior management, after consulting with Ambassador and R&S, determined due diligence findings were satisfactory and recommended that the FNBM board continue negotiating a definitive agreement with GNB.

        On July 2, 2014, FNBM and the bank held a joint special meeting of the board of directors. Representatives of R&S reviewed with the FNBM and bank board the terms and conditions of the proposed definitive agreement. Also at this meeting, representatives of Ambassador reviewed the financial terms of the transaction with the FNBM and bank board. Ambassador then provided the boards of directors with an overview of its fairness opinion stating the merger consideration expressed in the agreement was fair to the FNBM shareholders from a financial point of view. After a comprehensive review of the agreement and further discussion with its legal and financial advisors, the FNBM board of directors unanimously approved the merger agreement and recommended that FNBM's shareholders approve and adopt the merger agreement and all related transactions provided for in the definitive agreement. Following approval of the merger agreement, management executed the merger agreement.

        On July 3, 2014, GNB and FNBM issued a joint press release announcing the transaction.

        On October 7, 2014, the board of directors of FNBM approved and adopted an amendment to the merger agreement serving to clarify the allocation procedures in the event of an underelection of cash and stock by FNBM shareholders.

GNB's Reasons for the Merger

        GNB's board of directors considered the terms of the merger agreement, the long-term and short-term strategic and economic benefits of the proposed merger, and the short and long-term pro forma financial impact and determined that it is advisable and in the best interests of GNB for GNB to enter into the merger agreement with FNBM. Accordingly, GNB's board of directors recommends that GNB's shareholders vote "FOR" approval and adoption of the merger agreement.

        In the course of making its decision to approve the transaction with FNBM, GNB's board of directors consulted with GNB's executive management and GNB's financial and legal advisors. GNB's board of directors considered, among other things, the following factors:

  •
  GNB's board of directors reviewed its own strategic opportunities, business, operations, financial condition, earnings, and prospects and also reviewed FNBM's business, operations, financial condition, earnings, and prospects, including geographic positions. After concluding its review, GNB concluded that the merger would enhance its competitive strategic position, potential prospective business opportunities, operations, management, prospective financial condition, future earnings and business prospects. Specifically, GNB believes that the merger will enhance its business opportunities in Schuylkill County due to the combined company having a greater market share, market presence and the ability to offer more diverse (i.e. Trust Services) and more profitable products, as well as a broader based and geographically diversified branch system to enhance deposit collection and potentially lower funding costs. The greater market share, market diversity and enhanced products and services should lead to prospects of enhancing customer relationships, lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources. The board of directors of GNB viewed these items as favorable factors, supporting the decision to proceed with the merger;

  •
  Its understanding of the current and prospective environment in which GNB and FNBM operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on GNB and FNBM, in light of, and in absence of, the proposed business combination.

  •
  The board's review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the board's assessment of merger consideration;

  •
  The combination could result in potential annualized cost savings aggregating nearly $800,000 in 2014 and $1,000,000 in 2015 (after tax), as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions and the elimination of redundant external contractual services. The board of directors of GNB viewed these items as favorable factors, supporting the decision to proceed with the merger;

  •
  The review by the GNB board of directors of the structure and terms of the merger, including the merger consideration and the expectation that the merger would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The board of directors of GNB reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of FNBM with more value than a taxable transaction on similar terms and the merger consideration resulting company with clarity of tax status;

  •
  The ability to offer more diverse and progressive business services and products of FNBM to GNB customers could result in opportunities to obtain synergies and compete with larger financial institutions as products are cross-marketed and distributed over a broader customer base. Specifically, the board of directors of GNB believes that this will enhance the ability to generate profits. This was viewed favorably by the GNB board of directors in supporting the transaction;

  •
  The fact that the merger agreement contained a mechanism to adjust the merger consideration downward if there is an increase in FNBM delinquent loans or a decrease in FNBM shareholder equity in order to protect and enhance GNB shareholder value. This was viewed as a positive factor by the GNB board of directors;

  •
  The fact that certain provisions of the merger agreement prohibit or limit FNBM from soliciting or responding to proposals for alternative transactions, FNBM's obligation to pay a termination fee if the merger agreement is terminated due to FNBM accepting another offer, and FNBM's obligation to pay damages in the event that the merger agreement is terminated due to FNBM's breach;

  •
  The fact that, pursuant to the merger agreement, FNBM must generally conduct its business in the ordinary course and FNBM is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement

  •
  The financial information and analyses presented by Cedar Hill to the board of directors, and the presentation and opinion of Boenning & Scattergood, Inc. to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration in the proposed merger was fair to the shareholders of GNB from a financial point of view;

  •
  The likelihood that the regulatory approvals necessary to complete the merger would be obtained; and

  •
  The merger will not result in any immediate branch closures by either GNB or FNBM because the market areas are tangential and not overlapping. This was viewed as a positive factor by the GNB board of directors;

        The board of directors of GNB also considered the fact that the combined institution would result in a financial institution with more than $281 million in assets.

        GNB's board of directors also considered the following:

  •
  The fact that GNB shares to be issued to holders of FNBM stock to complete the merger will result in ownership dilution to existing GNB shareholders;

  •
  The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

  •
  The fact that, pursuant to the merger agreement, GNB must generally conduct its business in the ordinary course and will commit sufficient resources to the merger and subsequent integration, which may delay or prevent GNB undertaking business opportunities which may arise pending completion of the merger;

  •
  The risk that potential benefits (strategic, operational, financial), cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of GNB and FNBM;

  •
  The potential for diversion of management and employee attention during the period prior to the completion of the merger and the potential effect on GNB's business and relations with customers, service providers and other stakeholders whether or not the merger is consummated;

  •
  GNB's obligation to pay damages in the event the merger agreement is terminated due to GNB's breach;

  •
  The fact that FNBM had a sizable loan on non-accrual status was considered and the remediation process in progress for such loan;

  •
  The lack of earnings related to the trust department was considered;

  •
  The long duration of the securities in the investment portfolio was considered; and

  •
  The tangible book value dilution earnback period being longer than similar transactions was also considered.

        While evaluating the above factors, the board of directors of GNB believed the benefits of the transaction outweighed any perceived negative factors and the merger consideration adjustments in the merger agreement provided additional protections regarding an increase in non-performing assets and shareholders equity erosion.

        The foregoing discussion of the factors considered by the GNB board of directors in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the GNB board of directors. GNB's board of directors evaluated the factors described above, including asking questions of GNB's legal and financial advisors. In reaching its decision to approve the agreement and the merger, the GNB board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The GNB board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.

        GNB board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The GNB board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the merger agreement.

Recommendation of the GNB Board of Directors

        The GNB board of directors has approved the merger agreement and the merger and believes that the proposed merger is in the best interests of GNB and its shareholders. Accordingly, the GNB board of directors recommends that GNB shareholders vote "FOR" approval and adoption of the merger agreement, the merger and the transactions in connection therewith.

Opinion of GNB's Financial Advisor

        The board of directors of GNB, engaged Boenning & Scattergood, Inc., or Boenning, on June 24, 2014 to render an opinion to the GNB board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid in the proposed merger between GNB and FNBM and as set forth in the merger agreement to the shareholders of FNBM. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the proposed merger and is familiar with GNB and its business. As part of its investment banking activities, Boenning is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placements and valuations for estate, corporate and other purposes.

        On July 1, 2014, Boenning rendered its oral opinion, which was subsequently confirmed in writing on July 2, 2014, to GNB's board of directors that, the merger consideration to be paid by GNB was fair, from a financial point of view, to the shareholders of GNB.

        The full text of Boenning's written opinion dated July 2, 2014, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this document and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this joint proxy statement/prospectus. The summary of Boenning's opinion set forth in this section of the joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex B.

        No limitations were imposed by GNB on the scope of Boenning's investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning did not recommend to GNB or its board of directors or management any consideration payable under the merger agreement or any of the terms or conditions of the merger agreement, each of which was determined through negotiations between GNB and FNBM. Boenning's opinion is based on the financial and comparative analyses described below.

        In connection with rendering the opinion, Boenning reviewed and considered, among other things:

  •
  the historical financial performance, current financial position and general prospects of GNB and FNBM;

  •
  publicly available information on GNB and FNBM;

  •
  information requested by GNB and its advisors and supplied via the virtual data room;

  •
  reports concerning GNB's and FNBM's financial information;

  •
  GNB's and FNBM's board minutes for the last three years;

  •
  certain regulatory reports and information on GNB and FNBM;

  •
  an execution version of the merger agreement;

  •
  GNB's audited June 30th balance sheets and auditor's report for 2011 and 2012, audited financial reports for FNBM for 2009-2012 and audited fiscal year ending December 31, 2013 financial statements; and

  •
  Interviews with GNB's and FNBM's executives and financial advisors.

        Boenning's opinion was given in reliance on information and representations made or given by GNB and FNBM, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by GNB and FNBM including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Boenning did not independently verify the information concerning GNB and FNBM, nor other data which Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of GNB and FNBM as to their most likely future financial performance. Boenning expressed no opinion as to any financial projections or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of GNB or FNBM, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the proposed merger is, in all respects, lawful under applicable law. With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of GNB and FNBM, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgment of the management of GNB and FNBM as to their most likely future performance. Boenning was not asked to, and did not undertake, an independent verification of any of such information and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning further relied on the assurances of management of GNB and FNBM that they are not aware of (i) any fact, circumstance or other information that would make any of the foregoing information or any information provided to us in connection with the proposed merger to be misleading, inaccurate or incomplete, or (ii) any omission to provide information that would be necessary in order to make any information provided under (i) above not misleading, inaccurate or incomplete.

        Boenning assumed that the allowance for loan losses indicated on the balance sheets of GNB was adequate to cover such losses; Boenning did not review individual loans or credit files of GNB or FNBM. Boenning has not been asked to, and has not assumed any responsibility to, make an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of GNB or FNBM, and Boenning has assumed that the aggregate allowances for loan and lease losses are adequate to cover such losses and complied fully with applicable law and regulatory policy, including sound banking practice and policy principles of bank and trust regulatory bodies and the statutes and regulations applicable to Securities and Exchange Commission filings that are required or contemplated in connection with the proposed merger.

        Boenning assumed that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements were not waived. Also, in rendering its opinion, Boenning assumed that (i) in the course of obtaining the necessary regulatory approvals for the consummation of the proposed merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the proposed merger, including the cost savings and related expenses expected to result from the proposed merger; (ii) no appraisal rights will be perfected under law in connection with the proposed merger; (iii) any allocation of shareholder elections under the merger agreement will be effected such that (y) the aggregate cash consideration paid or payable shall not be represented by more than fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding at the effective time of the Merger and (z) the aggregate stock consideration paid or payable shall not be represented by more than sixty percent (60%) of the total number of shares of FNBM common stock issued and outstanding at the effective time of the proposed merger; (iv) there is no financial adjustment to the stock consideration and cash consideration under the terms detailed in the merger agreement; and (v) all regulatory and other approvals and third party consents required for the consummation of the proposed merger will be obtained.

        Boenning's opinion is based upon information provided to it by the management of GNB and FNBM, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning's opinion does not address the relative merits of the proposed merger and the other business strategies that GNB's board of directors has considered or may be considering, nor does it address the underlying business decision of GNB's board of directors to proceed with the proposed merger. Boenning's opinion is for the information of GNB's board of directors in connection with its evaluation of the proposed merger and does not constitute a recommendation to the board of directors of GNB in connection with the proposed merger or a recommendation to any shareholder of GNB as to how such shareholder should vote or act with respect to the proposed merger.

        Any forecasts, projections and estimates of GNB and FNBM prepared by GNB management and provided to and discussed with Boenning were not prepared with the expectation of public disclosure. Such information was based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. Boenning assumed, based on discussions with GNB management and at the direction of such management and with the consent of the GNB board, that all such information provided a reasonable basis upon which Boenning could form its opinion and Boenning expressed no view as to any such information or the assumptions or bases therefor. Boenning relied on all such information without independent verification or analysis and did not and does not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning's view of the actual value of FNBM. Boenning's opinion did not address, and Boenning expresses no view or opinion with respect to:

  •
  the underlying business decision of GNB to engage in the proposed merger or enter into the merger agreement;

  •
  the relative merits of the proposed merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by GNB or the GNB board;

  •
  the fairness of the amount or nature of any compensation to any of officers, directors or employees of any party to the proposed merger, or any class of such persons, relative to any compensation to the holders of GNB common stock or FNBM common stock;

  •
  the actual value of the GNB common stock to be issued in the proposed merger;

  •
  the prices, trading range or volume at which GNB common stock would trade following the public announcement of the proposed merger or the consummation of the proposed merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the proposed merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to GNB or FNBM, any of their respective shareholders, or relating to or arising out of or as a consequence of the proposed merger, the additional subsidiary bank merger contemplated by the merger agreement or any other related transaction, including whether or not the proposed merger would qualify as a tax free reorganization.

        In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by Boenning in connection with its opinion. The summary is not a complete description of the financial analysis underlying the opinion, but summarizes the material analyses performed in connection with such opinion. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning's analyses was identical to GNB or FNBM or the proposed merger. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

        In connection with rendering its opinion, Boenning assumed that the aggregate indicated merger consideration will not be greater than $13.4 million based upon the terms of the merger agreement and the assumptions set forth in this section of the joint proxy statement/prospectus. As detailed in the merger agreement, FNBM will merge with and into GNB, and each FNBM common share issued and outstanding shall be converted into the right to receive, at the election of the holder thereof, either (i) 4.7684 shares of GNB common stock, or (ii) $276.57 in cash, without interest; provided, however, that notwithstanding the foregoing, (A) the number of shares of FNBM common stock to be converted into the right to receive the stock consideration shall be equal to or less than sixty percent (60%) of the total number of shares of FNBM common stock issued and outstanding at the effective time of the proposed merger, and (B) the number of shares of FNBM common stock to be converted into the right to receive the cash consideration shall not be greater than fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding at the effective time of the proposed merger.

The consideration payable in the proposed merger and summarized in each of clause (i) and (ii) above is (y) subject to financial adjustments under the terms detailed in the merger agreement and (z) subject to allocation adjustments under clause (A) and (B) above and under the terms detailed in the merger agreement, and the foregoing when used herein will be collectively referred to as the "merger consideration".

        Summary of Proposal.    Boenning reviewed the financial terms of the proposed merger. As noted in the preceding paragraph, Boenning assumed that shares of FNBM common stock issued and outstanding immediately prior to the proposed merger will be converted into a combination of shares of GNB common stock and cash in aggregate amount not in excess of $13.4 million. An exchange ratio was determined by dividing $276.57 (the cash consideration) by $58.00, which reflects the last reasonable trading price of GNB's common stock, or fair market value, as decided by GNB management.

        Based upon financial information as or for the quarter ended March 31, 2014, Boenning calculated the following transaction ratios:

Transaction Value / Book Value:	119.4%
Transaction Value / Tangible Book Value:	119.4%
Transaction Value / LTM Earnings(a):	NM (b)
Market Premium:	121.3%

(a)
"LTM" refers to latest twelve months.

(b)
"NM" refers to not meaningful. FNBM recorded a net loss on an LTM basis.

        Boenning calculated the pro forma cash dividend FNBM shareholders would receive, on a relative basis, based on the exchange ratio of 4.7684 shares of GNB common stock for each share of FNBM common stock. Based upon the quarterly cash dividends of GNB and FNBM as of March 31, 2014, Boenning calculated the following values:

GNB Quarterly Cash Dividend Annualized:	$0.80
GNB LTM Dividend(a):	$1.43
Exchange Ratio:	4.7684
FNBM Quarterly Cash Dividend Annualized(b):	$0.00
FNBM Pro Forma Quarterly Cash Dividend Annualized(c):	$3.81
FNBM Pro Forma LTM Dividend(d):	$6.82

(a)
Includes special dividend of $0.90.

(b)
FNBM suspended its dividend in February 2014.

(c)
Exclusive of GNB's special dividend.

(d)
Inclusion of GNB's special dividend.

        Comparison of Selected Companies.    Using publicly available information, Boenning compared the financial performance and financial condition of FNBM to eight selected, publicly traded banks headquartered in either eastern Pennsylvania or western New Jersey, with total assets less than

$200 million. Boenning also reviewed the market performance of the selected companies. The selected companies included in the "peer" group were:

Peer Group
Penn Bancshares, Inc.	JTNB Bancorp, Inc.	Enterprise National Bank N.J.
Harvest Community Bank	First Resource Bank	UNB Corporation
New Millennium Bank	Liberty Bell Bank

        Boenning reviewed and compared the multiples and ratios of the current trading price of FNBM's common stock to its book value, tangible book value, and latest 12 months earnings per share, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of the peer group.

Comparable Company Analysis

	FNBM	Peer Group Median
Financial Information
Total Assets (in millions)	$81.2	$165.4
Tangible Common Equity / Tangible Assets	13.84%	7.50%
Return on Average Assets	(0.39)%	0.47%
Return on Average Tangible Common Equity	(2.77)%	4.47%
Efficiency Ratio	89.6%	80.4%
Non-Performing Assets / Average Assets	1.51%	2.13%
Texas Ratio(a)	12.03%	23.50%
Net Charge-offs / Average Loans	0.03%	0.22%
Market Data Information
Price / Book Value	54.0%	70.6%
Price / Tangible Book Value	54.0%	70.6%
Price / LTM EPS	NM	11.5x
Dividend Yield(b)	0.00%	0.00%

(a)
Texas Ratio is defined as (Non-performing Assets + Loans 90 Days Past due) / (Tangible Common Equity + Loan Loss Reserve).

(b)
FNBM suspended its dividend in February 2014

        Using publicly available information, Boenning compared the financial performance and financial condition of GNB to nine selected, publicly traded banks headquartered in Pennsylvania with total assets between $150 million and $300 million. Boenning also reviewed the market performance of the selected companies. The selected companies included in the "peer" group were:

Peer Group
York Traditions Bank	Landmark Bancorp, Inc.	JTNB Bancorp, Inc.
Community Bankers Corporation	Scottdale Bank & Trust Company	First Resource Bank
Peoples Limited	Fleetwood Bank Corporation	Apollo Bancorp, Inc.

        Boenning reviewed and compared the multiples and ratios of the current trading price of GNB's common stock to GNB's book value, tangible book value, and latest 12 months earnings per share, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of the peer group. Boenning utilized management's estimated fair market value for GNB's common stock, as noted in the merger agreement, of $58.00 when analyzing GNB's multiples and ratios, as well as the merger consideration.

Comparable Company Analysis

	GNB	Peer Group Median
Financial Information
Total Assets (in millions)	$205.8	$260.6
Tangible Common Equity / Tangible Assets	12.44%	8.63%
Return on Average Assets	1.19%	0.62%
Return on Average Tang. Common Equity	8.84%	6.73%
Efficiency Ratio	55.6%	75.9%
Non-Performing Assets / Average Assets	0.77%	1.01%
Texas Ratio	5.81%	12.68%
Net Charge-offs / Average Loans	(0.03)%	0.18%
Market Data Information
Price / Book Value	144.4%	88.3%
Price / Tangible Book Value	114.4%	88.3%
Price / LTM EPS	12.9x	12.6x
Dividend Yield(a)	2.47%	2.55%

(a)
Inclusive of special dividend of $0.90.

        No company used as a comparison in the above selected companies analyses is identical to GNB or FNBM. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Boenning attempted to approximate the value of a share of stock to an acquirer by calculating the present value of FNBM's dividendable cash flow in perpetuity. Dividendable cash flow is based on a projected or assumed growth in earnings, minimum capital requirements of 8.0% tangible common equity to tangible assets and cost savings available to a potential acquirer. This analysis was developed utilizing GNB management's long-term financial forecasts for both GNB and FNBM. Additionally, the analysis incorporated GNB management's identified and estimated pre-tax cost savings, pre-tax transaction costs and purchase accounting marks. The free cash flows were then discounted to present value using a discount rate of 9.0% (determined using the Capital Asset Pricing Model utilizing Ibbotson's Cost of Capital Yearbook for 2013). This discount rate was used in order to reflect an expected rate of return that may be required by holders of or prospective buyers of FNBM's common stock. Boenning performed this analysis under multiple scenarios to reflect better or worse realized cost savings by GNB as well as higher or lower assumed discount rates. The midpoint valuation of the discounted cash flow analysis indicated, based upon the aforementioned assumptions and on a stand-alone basis, an implied mid-point per share valuation range of FNBM's common stock of $458.65 per share as illustrated below, as compared to the $276.57 cash consideration.

  Aggregate

	Scenario(a)
Discount Rate	1	2	3	4	5
7.0%	$30,156	$30,514	$30,871	$31,229	$31,586
8.0%	$25,255	$25,545	$25,834	$26,123	$26,412
9.0%	$21,777	$22,018	$22,258	$22,499	$22,740
10.0%	$19,202	$19,407	$19,612	$19,817	$20,022
11.0%	$17,228	$17,406	$17,584	$17,762	$17,939

  Per Share

	Scenario(a)
Discount Rate	1	2	3	4	5
7.0%	$621.40	$628.76	$636.13	$643.49	$650.85
8.0%	$520.41	$526.37	$532.33	$538.29	$544.25
9.0%	$448.73	$453.69	$458.65	$463.62	$468.58
10.0%	$395.67	$399.89	$404.12	$408.35	$412.58
11.0%	$355.00	$358.67	$362.33	$365.99	$369.66

(a)
The scenarios are reflective of achieving different levels of estimated cost savings generated through the proposed merger.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates.

        Comparable Transaction Analysis.    Boenning reviewed four sets of comparable mergers and acquisitions including bank transactions with seller's assets between $30 million and $250 million. The first set consisted of 97 national transactions since January 1, 2013; the second set consisted of 10 Mid-Atlantic based transactions since January 1, 2012; the third set consisted of 17 national transactions with LTM return on average equity between 0.0% and 5.0% (FNBM's return on average equity exclusive of a non-recurring security loss was 2.51% on an LTM basis) and NPAs/Assets of less than 2.5% since January 1, 2013; and the fourth set included 29 national transactions where the target was in the same market as the buyer since January 1, 2013. Boenning derived and reviewed the following multiples: transaction price per share to book value per share, transaction price per share to tangible book value per share, transaction price per share to last twelve months' earnings per share, and tangible premium to core deposits. As illustrated in the following table, Boenning compared the proposed merger multiples to the median multiples of these comparable transactions.

Comparable Transaction Analysis

		Median Statistics for Selected Transactions
	GNB/ FNBM Transaction
Pricing Multiple		Set 1	Set 2	Set 3	Set 4
Price/Book Value	119.4%	116.5%	118.2%	118.8%	117.4%
Price/Tangible Book Value	119.4%	117.0%	118.9%	118.8%	117.4%
Price/LTM Earnings Per Share	NM	20.7x	22.8x	30.8x	22.2x
Tangible Premium/Core Deposits	3.6%	1.9%	2.2%	2.8%	2.9%

        Pro Forma Financial Impact Analysis.    Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of GNB and FNBM. Using balance sheet information as of March 31, 2014 and other financial forecasts and projections for GNB and FNBM provided by GNB management and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by GNB management, Boenning analyzed the potential financial impact of the proposed merger on certain projected financial results of GNB. This analysis indicated the proposed merger could be accretive to GNB's 2015 and 2016 estimated EPS, dilutive to GNB's book value per share pro forma for March 31, 2014 and dilutive to GNB's tangible book value per share pro forma for March 31, 2014. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of GNB's tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of March 31, 2014 would be lower. For all of the above, the actual results achieved by GNB following the merger may vary from the projected results, and the variations may be material.

        Boenning's Compensation and Other Relationships with GNB.    As described above, Boenning's opinion was just one of the many factors taken into consideration by GNB's board of directors in making its determination to approve the proposed merger.

        Boenning acted as financial advisor to GNB in connection with the proposed merger, and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, or sell securities to, GNB and FNBM. As a market maker in securities, Boenning may from time to time have a long or short position in, and buy or sell, debt or equity securities of GNB and FNBM for its own account and for the accounts of its customers. Boenning's proprietary and aggregate employee positions in GNB and FNBM as of the date of the Boenning opinion were disclosed to GNB.

        Boenning received a fee totaling $10,000 prior to the execution of the merger agreement. In addition, GNB agreed to pay Boenning a fee for rendering its opinion of $65,000. Boenning's fee for rendering its opinion is not contingent upon any conclusion that Boenning may reach or upon completion of the proposed merger. GNB has also agreed to reimburse Boenning for its reasonable out-of-pocket expenses not to exceed $5,000 without the approval of GNB and to indemnify Boenning against certain liabilities that may arise out of Boenning's engagement.

        Boenning has not had any material relationship with GNB or FNBM during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning and GNB or FNBM. Boenning may provide investment banking services to GNB in the future, although as of the date of Boenning's opinion, there was no agreement to do so.

        Boenning's opinion was approved by Boenning's fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed merger by the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the merger consideration to be received by the holders of GNB's common stock in the proposed merger.

FNBM's Reasons for the Merger

        After careful consideration, and for the reasons that follow, the FNBM board of directors determined that it was advisable and in the best interests of FNBM for FNBM to enter into the merger agreement with GNB. Accordingly, FNBM's board unanimously recommends that FNBM's shareholders vote "FOR" approval and adoption of the merger agreement.

        In the course of determining that a merger with GNB is the best strategic direction for FNBM, its shareholders, customers and employees, the FNBM board of directors, in consultation with senior management and FNBM's legal and financial advisors, considered a variety of factors, including the following, which are not necessarily all-inclusive:

  •
  The changing regulatory environment, including, in particular, issuance of additional regulations to implement various provisions of the Dodd-Frank Act, and the expectant material increase in legal and compliance costs to FNBM as greater human and technological resources and expertise are required to remain compliant with both applicable law and regulations and the terms of the Memorandum of Understanding, or MOU, between The First National Bank of Minersville and the Office of the Comptroller of the Currency, or OCC. The board concluded FNBM lacks the size and scale necessary to effectively absorb the higher costs associated with providing the additional resources the new regulations and MOU demand.

  •
  The limited strategic alternatives available to FNBM, notwithstanding the exhaustive search and evaluation of alternatives conducted by management with the assistance of legal and financial advisors.

  •
  The continued demands on FNBM's board and senior management team resulting from the need to remain compliant with the MOU, which have diverted management's attention away from servicing existing customers and developing new business.

  •
  The ability of FNBM to address the concerns raised by the OCC in the MOU, including, in particular, the likelihood that FNBM would be able to identify and retain a qualified individual to serve as President and Chief Executive Officer for the long-term.

  •
  The substantial and costly investments in information technology required to permit FNBM to satisfy regulatory requirements and remain competitive in the marketplace.

  •
  The process conducted by FNBM's management and Ambassador to identify potential merger partners and to solicit proposals as to the financial terms, structure and other aspects of a potential transaction from potential merger partners in a competitive bidding environment.

  •
  The form of merger consideration offered by GNB, including the opportunity for FNBM shareholders to elect either cash or, in the alternative, shares of GNB common stock on a tax-free basis.

  •
  The fact that FNBM shareholders who receive shares of GNB common stock in the merger will be able to participate in a portion of the future performance of the combined company's businesses and synergies resulting from the merger, and the value to FNBM's shareholders represented by that consideration.

  •
  The fact that the consideration received by FNBM's shareholders could be adjusted downward pursuant to the terms of the merger agreement prior to the closing of the merger in the event: (i) FNBM Delinquent Loans (as defined by and calculated in the merger agreement) exceeds 5% of total loans; or (ii) FNBM's shareholders' equity as of the last business day of the month preceding the closing is less than $11 million.

  •
  The reputation, business practices and experience of GNB and its management.

  •
  The complementary geographic location of GNB's branch network relative to FNBM's location.

  •
  FNBM's and GNB's shared community banking philosophies.

  •
  The likelihood and anticipated time of completion of the merger.

  •
  The presentation by Ambassador as to the fairness of the merger consideration, from a financial point of view, to FNBM's shareholders; in this regard, FNBM's board of directors has received from Ambassador a written opinion dated July 2, 2014 that, as of such date, the merger consideration was fair to FNBM's shareholders from a financial point of view. The opinion is attached as Annex C to this document. For a summary of Ambassador's presentation, see "Opinion of FNBM's Financial Advisor" below.

        The foregoing factors, considered together with the following factors, led FNBM's board of directors to conclude a business combination with GNB, specifically, is in the best interests of FNBM:

  •
  The fact that a combination with GNB would result in a larger surviving company with greater scale and liquidity than if FNBM remained independent.

  •
  GNB's historical earnings record and earnings trends.

  •
  GNB's historical track record of paying its shareholders dividends at yields near the high end of its peer group.

  •
  The likelihood of successful integration and the successful operation of the combined company.

  •
  The fact that two (2) of FNBM's directors will be appointed to the board of directors of the combined company, providing the combined company with a stronger and more experienced leadership team.

  •
  Combining with GNB would provide the surviving company with greater lending capacity due to a higher legal lending limit, as well as a more diverse product base for FNBM's customers.

  •
  GNB's operating philosophy as a community-oriented, customer service-focused financial services company with local decision making capabilities is similar and compatible with FNBM's operating philosophy and approach to the market it serves.

  •
  A mutual understanding of each bank's business, operations, financial condition, earnings, capital and prospects, including the geographic markets served by both GNB and FNBM.

  •
  Additional liquidity offered by the shares issued in the combined company resulting from a larger shareholder base with expanded geographic coverage.

  •
  Perceived opportunities to recognize a significant reduction in operating expenses following the transaction.

  •
  The similar and complementary nature of the respective customer bases, business products and skills of FNBM and GNB management and employees could result in synergies resulting from an expanded product menu for customers, additional delivery channels and lines of business, that present cross-sales opportunities distributed over a broader combined customer base with best practices of the respective companies being compared and applied throughout the surviving company.

  •
  GNB's liquidity, loan to deposit ratio and capital position.

  •
  The likelihood that FNBM employees will have greater opportunity for advancement and future career mobility in the larger combined company.

  •
  The review by FNBM's board of directors with its legal counsel of the structure and terms of the merger agreement.

  •
  The likelihood that the required regulatory approvals necessary to complete the transaction will be obtained.

        The FNBM board of directors also considered a variety of potential risks associated with the transaction, including (i) the matters discussed in the MOU; (ii) the quality of GNB's loan portfolio and overall asset quality; (iii) challenges associated with integrating the business, operations and cultures of the organizations; (iv) risks associated with achieving potential earnings and revenue enhancements, anticipated cost savings, greater operational efficiencies, and other potential financial benefits, as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels; and (v) challenges presented by the current economic climate to profit margins of both organizations and the potential effects on the combined company.

        FNBM's board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the FNBM board concluded the potential positive factors outweighed the potential risks of completing the merger.

        During its consideration of the merger, FNBM's board of directors was also aware that some of its directors and officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under "Interests of Directors, Officers, and Others in the Merger" beginning on page 81.

        The preceding discussion of the factors considered by FNBM's board of directors in evaluating the proposed transaction are not intended to be exhaustive, but, rather, include all material factors considered by FNBM's board. In reaching its decision to approve the transaction, the FNBM board of directors did not quantify or assign relative weights to different factors. The FNBM board of directors evaluated the factors described above, including asking questions of FNBM's senior management, legal advisors and financial advisors and determined that this transaction was in the best interests of FNBM. In reaching its determination, the FNBM board of directors relied on the experience of its financial advisors for quantitative analysis of the financial terms of the merger. See "Opinion of FNBM's Financial Advisor" below. It should be noted that this explanation of the reasoning of FNBM's board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "A Warning About Forward-Looking Statements" on page 32.

Recommendation of the FNBM Board of Directors

        The FNBM board of directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of FNBM, approved the merger agreement and the merger, and unanimously recommends that FNBM shareholders vote "FOR" approval of the merger agreement and the merger.

Opinion of FNBM's Financial Advisor

        The board of directors of FNBM retained Ambassador in an agreement dated February 19, 2014, to act as its financial advisor and prepare a fairness opinion in connection with the possible business combination of FNBM with another party. As part of its engagement, Ambassador delivered a written opinion dated July 2, 2014, to the FNBM board of directors that as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration in the proposed merger was fair to the shareholders of FNBM from a financial point of view. The issuance of Ambassador's opinion was approved by Ambassador's Fairness Committee.

        The full text of the Ambassador opinion to FNBM's board of directors dated July 2, 2014, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. FNBM shareholders are urged to read this opinion carefully in its entirety. The opinion is directed only to the fairness, from a financial point of view, of the merger consideration in the proposed merger to the shareholders of FNBM. It has been provided to FNBM's board of directors in connection with the merger, but does not address the merits of the underlying decision by FNBM to engage in the merger, and does not constitute a recommendation to any person as to how he or she should vote with respect to the merger or any other matter. The summary of Ambassador's opinion set forth below is qualified in its entirety by reference to the text of the full opinion.

        No limitations were imposed by FNBM on the scope of Ambassador's investigation or on the procedures followed by Ambassador in rendering its opinion.

        Additionally, in rendering our opinion, we:

  •
  Reviewed and analyzed the Agreement and Plan of Merger.

  •
  Reviewed GNB's audited consolidated balance sheets as of December 31, 2013 and 2012 and June 30, 2011, and related audited consolidated statements of operations, statements of changes in shareholders equity and statements of cash flows for the years ending December 31, 2013 and 2012 and June 30, 2011.

  •
  Reviewed FNBM's audited consolidated balance sheets as of December 31, 2013, 2012 and 2011, and related audited consolidated statements of operations, statements of changes in shareholders equity and statements of cash flows for the years ending December 31, 2013, 2012 and 2011.

  •
  Reviewed GNB's and FNBM's quarterly call reports for June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014.

  •
  Reviewed and analyzed other publicly available information regarding GNB and FNBM.

  •
  Reviewed certain non-public information regarding GNB and FNBM.

  •
  Reviewed recently reported stock prices and trading activity of GNB and FNBM common stock.

  •
  Discussed past and current operations, financial condition and future prospects of each company with senior executives of GNB and FNBM.

  •
  Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that we selected as relevant to our analysis.

  •
  Conducted other analyses and reviewed other information we considered necessary or appropriate.

  •
  Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

        In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts provided by GNB and FNBM ("Materials Received").

        Ambassador did not assume any responsibility for the accuracy, reasonableness and completeness of the Materials Received nor the publicly available information used in our analysis. All of the data was believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed, and Ambassador did not independently verify the information.

        Ambassador did not review any individual credit files or appraisals of any asset or liability; Ambassador is not a legal, regulatory or tax expert and relied on assessments and estimates made by FNBM and its advisors with respect to such issues.

        Ambassador's opinion is based on conditions as they existed and the information we received, as of the date of this opinion. Ambassador does not have any obligation to update, revise or reaffirm this opinion. Ambassador did not attribute any particular weight to any analysis or factor, and we believe that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the underlying process and conclusions. Any analysis such as those undertaken are subject to uncertainties and contingencies, all of which are difficult to predict and are beyond the control of Ambassador.

        Ambassador expressed no opinion with respect to the amount or nature of any compensation to officers, directors, or employees of any party to the transaction, or any class of such persons relative to the merger consideration paid or with respect to the fairness of such compensation. Ambassador expressed no opinion as to the price at which GNB or FNBM common stock might trade in the future.

Transaction Summary

        Ambassador described the transaction, stating that shares of FNBM common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 4.7684 shares of GNB or $276.57 in cash. While each shareholder has the option to choose to receive stock or cash consideration, the stock consideration is limited to 60% of the merger consideration and the cash consideration is limited to 50% of the merger consideration. Based on FNBM common stock outstanding of 48,530 shares, GNB stock valued at $58.00 per share and an exchange ratio of 4.7684, the merger consideration had a value of $13.4 million, subject to potential adjustments for deterioration of asset quality and tangible equity falling below a certain threshold.

        Based on FNBM financial information as of March 31, 2014, or for the twelve month period ended March 31, 2014, Ambassador calculated the following transaction ratios:

Deal value/last twelve months ("LTM") earnings	NM
Deal value/book value	119%
Deal value/tangible book value	119%
Deal value/assets	16.5%
Deal value/deposits	19.2%

        The following is a summary of the material financial analysis performed by Ambassador in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by Ambassador in the course of arriving at its opinion.

GNB—Description of Analyses

        Ambassador conducted an analysis of GNB to determine if its common stock was fairly valued. In this regard, Ambassador considered:

  •
  The financial condition and performance of GNB

  •
  Comparisons to comparable companies, regionally and nationwide

  •
  A discounted dividend analysis

  •
  A historical trading analysis of GNB common stock

  •
  Other analyses as deemed appropriate

GNB—Financial Condition, Performance and Comparable Company Analysis

        Ambassador selected eleven companies it considered comparable to GNB.

 Comparable Company1—Description

Company	City, State	Assets in millions	Ticker	Exchange
Allegheny Valley Bancorp, Inc.	Pittsburgh, PA	$404	AVLY	OTCQB
CBT Financial Corporation	Clearfield, PA	439	CBTC	OTCQB
Commercial National Financial Corporation	Latrobe, PA	396	CNAF	OTCQB
Delhi Bank Corp.	Delhi, NY	290	DWNX	OTCQB
Greater Hudson Bank, National Association	Middletown, NY	355	GHDS	OTCQB
Jeffersonville Bancorp	Jeffersonville, NY	432	JFBC	OTCQB
Juniata Valley Financial Corp.	Mifflintown, PA	452	JUVF	OTCQB
Landmark Bancorp, Inc.	Pittston, PA	271	LDKB	OTCQB
Muncy Bank Financial, Inc.	Muncy, PA	357	MYBF	OTCQB
Standard Financial Corp.	Monroeville, PA	435	STND	OTCQB
WVS Financial Corp.	Pittsburgh, PA	317	WVFC	NASDAQ

Median	—	$396	—	—
GNB Financial Services, Inc.	Gratz, PA	$207	GNBF	OTCQB

Source: SNL Financial, Charlottesville, Virginia.

        Ambassador then analyzed GNB's financial condition and performance in several key financial categories as of March 31, 2014, or for the twelve months ended March 31, 2014, and compared the results to the comparable companies.

1
Banking companies headquartered in New York and Pennsylvania with assets between $150 million and $500 million and NPAs-to-assets under 3% as of March 31, 2014; profitable for the twelve months ended March 31, 2014; and traded an average of more than 100 shares daily over the past year. Excludes companies headquartered in the Philadelphia area (Bucks, Chester, Delaware, Montgomery and Philadelphia counties) and the New York City area (Bronx, Kings, Manhattan, Nassau, Queens and Suffolk counties or boroughs), as well as, mutual holding companies and companies subject to an announced acquisition.

 GNB and Comparable Company—Analysis2

		Comparable Company
Comparison	GNB	25th Percentile	Median	75th Percentile	Average
Financial Comparison
Assets (in millions)	$207	$336	$396	$437	$380
Tangible equity/tangible assets	12.44%	9.26%	10.41%	11.58%	10.58%
Comm. tang. equity/tangible assets	12.44%	8.98%	10.41%	11.58%	10.32%
Non-performing assets ("NPAs")/assets	0.89%	1.72%	0.63%	0.45%	1.05%
Net interest income/avg. assets	3.34%	2.92%	3.25%	3.69%	3.17%
Non-interest income/avg. assets	0.48%	0.46%	0.62%	0.74%	0.60%
Non-interest expense/avg. assets	2.12%	3.03%	2.98%	2.44%	2.69%
Net operating income/avg. assets	1.70%	0.89%	0.97%	1.26%	1.08%
Net interest margin	3.64%	3.11%	3.57%	3.86%	3.39%
Efficiency Ratio	56%	76%	73%	70%	72%
Return on average assets	1.19%	0.61%	0.66%	1.00%	0.80%
Return on average equity	8.84%	4.95%	7.16%	8.77%	7.22%
Stock Pricing Comparison[3]
Price to LTM earnings	13.0X	12.3X	16.3X	21.3X	16.9X
Price to book	114%	89%	93%	135%	110%
Price to tangible book	114%	91%	112%	141%	117%
Price to assets	14.2%	9.0%	11.3%	14.7%	11.8%
Dividend yield	1.38%	1.87%	2.55%	4.41%	3.02%
Average daily volume[4]	7	243	432	953	714

Source: SNL Financial, Charlottesville, Virginia.

GNB—Discounted Dividend Analysis

        Ambassador also used a discounted dividend analysis. This analysis assumed annual asset growth of 4%, a return on average assets of 1.25%, which assumes earnings increases in the future, and assumes a special dividend that lowers capital to assets by 35 basis points each year so in year seven capital-to-assets is 10%. These growth assumptions are not based upon any formal projections or budgets and are subject to significant uncertainties, including changes in interest rates, the competitive landscape, and the regulatory environment.

        To approximate the terminal values of GNB common stock at the end of a seven year period, price times earnings multiples of 10X and 14X were chosen to reflect historical bank trading multiples. The resulting dividend streams and terminal values were then discounted to present values using discount rates between 10% and 12%, chosen to reflect an appropriate rate of return that may be required by a prospective buyer of the stock. Under these scenarios, the present value of GNB common stock ranged from $50.85 per share to $62.72 per share.

2
As of March 31, 2014, or the twelve months ended March 31, 2014.

3
Assumes a stock price of $58.00 per share for GNB. Comparable company median stock pricing as of June 27, 2014, and financial data as of March 31, 2014 or for the twelve months ended March 31, 2014.

4
For the twelve months ended June 27, 2014.

GNB—Nationwide Traded Comparables

        Ambassador also considered the trading multiples of all traded banking companies with a reported stock price, assets under $5 billion, NPAs-to-assets under 2% and reported returns on equity higher than 6%. At March 31, 2014, GNB had assets of $206 million so Ambassador has focused its analysis on companies with assets between $150 million and $300 million. The results of the analysis are in the following table:

Nationwide Traded Comparables5

	Return on Equity Greater than 6%
	Median
Institutions Nationwide By Asset Size (millions)	Price/ Tang. Book	Price/ Earnings	# in Group
Under $150	77%	9.9X	20
$150 - $300	103	10.8	48
$300 - $500	108	11.7	55
$500 - $750	119	11.7	41
$750 - $1,000	125	12.5	38
$1,000 - $5,000	150	14.0	123

Source: SNL Financial, Charlottesville, Virginia.

GNB—Historical Trading Analysis

        From 2013 through the first half of 2014, the trading price at which GNB common stock changed hands was been between $53.50 per share to $147.00 per share. The two most recent trades through mid-2014 were at $147 per share, but these trades were considered by both GNB and Ambassador to be outliers and are not representative of the value of GNB common stock. Additionally, Ambassador noted that the recent trading volume of GNB common stock was very low and the amount traded was not material.

5
Nationwide for banking companies with a reported stock price as of June 27, 2014 and financial data as of March 31, 2014 or the last twelve months ended March 31, 2014, NPAs/assets of less than 2% and returns of equity greater than 6%.

GNB Stock Price History 2013 through June 27, 2014

Period	Average Price		Volume	Est. Value Traded
2014
June[6]	$147.00	[7]	3	$441
May	—		—	—
April	$147.00	[7]	452	$66,444
March	—		—	—
February	—		—	—
January	—		—	—
2013
December	—		—	—
November	—		—	—
October	—		—	—
September	$58.00		122	$7,076
August	—		—	—
July	58.00		100	5,800
June	—		—	—
May	—		—	—
April	—		—	—
March	—		—	—
February	53.50		300	16,050
January	—		—	—

Source: SNL Financial, Charlottesville, Virginia.

GNB—Summary of Analyses

	Stock Pricing Comparison
	Comparable Company
							GNB At Value Used For Transaction[8]
Metric	25th Percentile	Median	75th Percentile	Discounted Dividend	National Trading Values	Last Historical Trade
Per share value or range	NA	NA	NA	$50.85 - $62.72	$48.49 - $52.20	$147.00	$58.00
Price to LTM earnings	12.3X	16.3X	21.3X	11.3X - 14.0X	10.8X	32.7X	12.9X
Price to book	89%	93%	135%	100% - 124%	—	290%	114%
Price to tangible book	91%	112%	141%	100% - 124%	103%	290%	114%
Price to assets	9.0%	11.3%	14.7%	12.5% - 15.4%	—	36.1%	14.2%
Dividend yield	1.87%	2.55%	4.41%	1.28% - 1.57%	—	0.54%	1.38%
Average daily volume	243	432	953	NA	—	NA	NA

        Ambassador noted that GNB for the purposes of this transaction assumed its stock value to be $58.00 per share. Ambassador also noted that this price is 114% of GNB's tangible book value.

6
Through June 27, 2014.

7
GNB and Ambassador do not believe these trades are representative of the value of the stock.

8
$58.00 per share is the stock price assumed by GNB in regards to this transaction.

FNBM—Description of Analyses

        To determine the value range of FNBM's common stock in a transaction, Ambassador considered various methodologies including:

  •
  Nationwide traded comparables

  •
  An analysis of comparable transactions nationwide and in the region

  •
  A historical trading analysis of FNBM stock

  •
  Other analyses as deemed appropriate

FNBM—Nationwide Traded Comparables

        Ambassador also looked at the trading multiples of all traded banking companies with a reported stock price, assets under $5 billion, NPAs to assets under 2% and reported returns on equity between 0% and 6%. At March 31, 2014, FNBM had assets of $81 million so Ambassador has focused its analysis on companies with assets under $150 million. The results of the analysis are in the following table:

Nationwide Traded Comparables9

	Return on Equity between 0% and 6%
	Median
Institutions Nationwide By Asset Size (millions)	Price/ Tang. Book	Price/ Earnings	# in Group
Under $150	81%	19.0X	36
$150 - $300	90	19.7	42
$300 - $500	100	22.0	18
$500 - $750	102	23.7	17
$750 - $1,000	142	28.6	9
$1,000 - $5,000	127	29.9	28

Source: SNL Financial, Charlottesville, Virginia.

FNBM—Comparable Transactions Analysis

        Ambassador noted that from January 1, 2013 through June 27, 2014, there were 93 announced bank holding company, bank and thrift transactions nationwide with a deal value between $8 million and $50 million, excluding terminated transactions and mergers of equals. Ambassador then ranked the

9
Nationwide for banking companies with a reported stock price as of June 27, 2014 and financial data as of March 31, 2014 or the last twelve months ended March 31, 2014, NPAs/assets of less than 2% and returns of equity greater than 6%.

deals into three tiers by announced price to tangible book values; the results of the analysis are set forth in the following table:

Nationwide Transactions10

				Seller[11]
	Number of Transactions	Price/ LTM Earnings	Price/ Tang. Book	NPAs/ Assets	LTM Return on Equity	Assets
Highest 3rd	31	22.1X	150%	1.22%	6.56%	$223
Middle 3rd	31	—	121%	1.36%	5.27%	$166
Lowest 3rd	31	—	93%	4.73%	3.01%	$167
GNB/FNBM	—	—	119%	1.51%	(2.51)%	$81

Source: SNL Financial, Charlottesville, Virginia.

        Based on size and profitability, Ambassador believes the transactions in the lowest 3rd are the most comparable to FNBM. Therefore the group will be considered the Comparable Nationwide Transactions.

10
Bank and thrift transactions between $8 million and $50 million excluding terminated transactions and mergers of equals.

11
Sellers financial data at quarter-end prior to announcement or the last twelve months prior to announcement.

 Comparable Nationwide Transactions—Description

Acquirer's Full Name	Seller's Full Name	Seller's City, State
Alamogordo Financial Corp. (MHC)	Bank 1440	Phoenix, AZ
Bank of the Ozarks, Inc.	Bancshares, Inc.	Houston, TX
BNC Bancorp	Randolph Bank & Trust Company	Asheboro, NC
BNC Bancorp	Community First Financial Group, Inc.	Chapel Hill, NC
Coffeyville Bancorp, Inc.	Coffeyville Financial Corporation	Omaha, NE
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.	Wilkes-Barre, PA
FSC Bancshares, Inc.	St. Joseph Bancorp, Inc.	Saint Joseph, MO
Glacier Bancorp, Inc.	FNBR Holding Corporation	Grand Junction, CO
Hamilton State Bancshares, Inc.	Cherokee Banking Company	Canton, GA
HCBF Holding Company, Inc.	BSA Financial Services, Inc.	Saint Augustine, FL
Home Bancorp, Inc.	Britton & Koontz Capital Corporation	Natchez, MS
HomeTrust Bancshares, Inc.	BankGreenville Financial Corporation	Greenville, SC
Liberty Bank	Southern Connecticut Bancorp, Inc.	New Haven, CT
New Hampshire Thrift Bancshares, Inc.	Central Financial Corporation	Randolph, VT
Northrim BanCorp, Inc.	Alaska Pacific Bancshares, Inc.	Juneau, AK
Olney Bancshares of Texas, Inc.	North Texas Bancshares, Inc.	Dallas, TX
Poage Bankshares, Inc.	Town Square Financial Corporation	Ashland, KY
Puget Sound Bank	Core Business Bank	Bellevue, WA
QCR Holdings, Inc.	Community National Bancorporation	Waterloo, IA
Riverview Financial Corporation	Union Bancorp, Inc.	Pottsville, PA
South Georgia Bank Holding Company	Dooly Bancshares, Inc.	Vienna, GA
Southern National Bancorp of Virginia, Inc.	Prince George's Federal Savings Bank	Upper Marlboro, MD
State Bank Financial Corporation	Atlanta Bancorporation, Inc.	Atlanta, GA
Sterling Financial Corporation	Commerce National Bank	Newport Beach, CA
Sturm Financial Group, Inc.	First Capital West Bankshares, Inc.	Laramie, WY
Taylor Bancshares, Inc.	North Alabama Bancshares, Inc.	Hazel Green, AL
Texas State Bankshares, Inc.	Border Capital Group, Inc.	McAllen, TX
TriSummit Bancorp, Inc.	Community National Bank of the Lakeway Area	Morristown, TN
Whitcorp Financial Company	CSB Bancorp, Inc.	Walsh, CO
Wintrust Financial Corporation	First Lansing Bancorp, Inc.	Lansing, IL
Xenith Bankshares, Inc.	Colonial Virginia Bank	Gloucester, VA

Source: SNL Financial, Charlottesville, Virginia.

        The results of the analysis are set forth in the following table:

Comparable Nationwide Transactions—Pricing Multiples

		Comparable Nationwide Transactions[12]
Transaction Price to	FNBM[13]	25th Percentile	Median	75th Percentile	Average
LTM earnings	—	—	—	—	—
Book	119%	83%	93%	102%	93%
Tangible book	119%	86%	93%	103%	94%
Assets	16.5%	7.8%	9.4%	11.2%	10.0%
Deposits	19.2%	8.8%	10.0%	12.8%	11.4%

Source: SNL Financial, Charlottesville, Virginia.

12
Seller's financial data at quarter-end prior to announcement or the last twelve months prior to announcement.

13
Based on a GNB stock price of $58.00 per share.

        Ambassador also noted that two of the Comparable Nationwide Transactions were more comparable to the GNB/FNBM transaction as the seller was located in Pennsylvania. These two transactions were ESSA Bancorp, Inc. acquiring Franklin Security Bancorp, Inc. and Riverview Financial Corp. acquiring Union Bancorp, Inc.

Pennsylvania Acquisition Pricing 2011 through June 27, 2014

				Seller's14
	Deal Value (In mill.)	Price/ Times Earnings	Price/ Tang. Book	NPAs/ Assets	Return on Avg. Equity	Tang. Equity/ Assets
Median for Year
2014[15]	—	22.5X	170%	1.39%	5.02%	9.98%
2013	—	19.2X	121%	.65%	4.51%	9.13%
2012	—	31.5X	144%	2.03%	3.2%	7.43%
2011	—	43.8X	128%	1.63%	1.86%	8.78%
Noted Transactions
ESSA/Franklin Security	$15.7	30.5X	87%	1.08%	1.92%	10.60%
Riverview/Union	$10.1	—	94%	.00%	(.23)%	8.66%
GNB/FNBM[16]	$13.4	—	119%	1.51%	(2.51)%	13.81%

FNBM—Historical Trading Analysis

        From 2013 through the first half of 2014, the trading price at which FNBM common stock changed hands was been between $110.00 per share to $175.00 per share. The most recent trade in the first half of 2014 was on May 15, 2014 at $125.00 per share. Additionally, Ambassador noted that the recent trading volume of FNBM common stock was very low and the amount traded was not material.

14
Seller's financial data at quarter-end prior to announcement or the last twelve months prior to announcement.

15
Pennsylvania transactions from January 1, 2011 through June 27, 2014.

16
Merger consideration and financial data as of March 31, 2014 or the last twelve months ended March 31, 2014.

FNBM Stock Price History 2013 through June 27, 2014

Date	Closing Stock Price	Volume	Estimated Value Traded
2014
5/15/2014	$125.00	100	$12,500
5/1/2014	113.50	100	11,350
4/29/2014	125.00	150	18,750
4/9/2014	113.00	150	16,950
1/7/2014	113.00	222	25,086

Average or total	$117.22	722	$84,636
2013
12/20/2013	$113.00	29	$3,277
11/1/2013	112.00	29	3,248
4/4/2013	111.00	750	83,250
3/15/2013	110.00	1	110
3/12/2013	175.00	3	525
2/14/2013	120.00	100	12,000

Average or total	$112.29	912	$102,410

Source: SNL Financial, Charlottesville, Virginia.

Financial Impact Analysis

        Ambassador also conducted a financial impact analysis that included the impact of the merger on GNB's book value per share, tangible book value per share as of March 31, 2014 and earnings per share for the twelve months ended March 31, 2014 and pro-forma assumptions (including purchase accounting assumptions, cost savings and merger expenses).

        Ambassador's analysis determined that the merger could be dilutive to GNB's book value per share, GNB's tangible book value per share as of March 31, 2014 and accretive to GNB's earnings per share for the twelve months ended March 31, 2014. Ambassador's analysis does not take into account any synergies that could develop as a result of the merger.

        Furthermore, Ambassador's analysis indicated that The Gratz Bank's leverage ratio, Tier 1 Risk-Based Capital Ratio, and Total Risk-Based Capital Ratio would remain above the minimums to be considered well capitalized.

        All of the results of Ambassador's financial impact analysis may vary materially from the actual results achieved by GNB.

Contribution Analysis

        Ambassador analyzed the relative standalone contribution of GNB and FNBM to various pro forma balance sheet and income statement items of the combined entity. This analysis excludes purchase accounting marks, cost savings and merger costs. To perform this analysis, Ambassador used balance sheet and income statement data for GNB and FNBM as of March 31, 2014 or the twelve months ended March 31, 2014. The results of Ambassador's analysis are set forth in the following table:

	Percent of Total
	GNB	FNBM
Ownership
Shareholder ownership
50% stock	81.4%	18.6%
60% stock	78.5%	21.5%
Balance Sheet
Assets	71.8%	28.2%
Gross loans—held for investment	79.1%	20.9%
Deposits	71.7%	28.3%
Tangible common equity	69.4%	30.6%
Income Statement
Full year 2013	89.9%	10.1%
1st Quarter 2014	100.0%	0.0%

Conclusion

        Ambassador concluded that as of the date of our opinion, based on its analyses, our experience and other factors deemed relevant, the merger consideration in the proposed merger, which is subject to potential adjustments for deterioration of asset quality and tangible equity falling below a certain threshold, was fair to the shareholders of FNBM from a financial point of view.

Miscellaneous

        Ambassador, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. FNBM selected Ambassador to act as its financial advisor based on Ambassador's experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

        Pursuant to an engagement letter, FNBM has agreed to pay Ambassador fees totaling $195,000. Through August 8, 2014, FNBM has paid Ambassador fees of $65,000 for services rendered. A fee of $10,000 is due upon the distribution of proxy statements to shareholders and the remaining $120,000 due upon the closing of the merger. FNBM has also agreed to reimburse Ambassador's out-of-pocket expenses incurred in connection with its engagement and to indemnify Ambassador against certain liabilities arising out of the performance of its obligations under the engagement letter.

        During the past two years, Ambassador has received no compensation from FNBM other than for this engagement. At the time of issuance of this opinion, no other services have been contemplated or contracted. During the past two years, Ambassador has not received any compensation for services provided to GNB. In the ordinary course of business as a broker-dealer, Ambassador has purchased and sold securities from FNBM and its affiliates.

        During the past two years, there have been no material relationships between Ambassador or its affiliates and representatives and FNBM or its affiliates, or GNB or its affiliates.

 Terms of the Merger

Effect of the Merger

        Upon completion of the merger, FNBM will merge with and into GNB. As soon as practicable after the merger, GNB and FNBM will use their best efforts to cause The First National Bank of Minersville to merge with and into The Gratz Bank. The articles of incorporation and the bylaws of GNB will govern the combined company.

Merger Consideration

        Upon completion of the merger, each share of FNBM common stock will be converted into merger consideration consisting of a number of shares of GNB common stock equal to the exchange ratio, which was 4.7684 at the time of the signing of the merger agreement, or cash, which was $276.57 at the time of the signing of the merger agreement. The exchange ratio of 4.7684 shares and the cash of $276.57 is subject to adjustment, as described in the merger agreement (including Exhibits C and D attached to the merger agreement) and in this document, if as of the last business day of the month that is at least 15 days prior to the closing date of the merger (the "Measurement Date"): (1) FNBM Delinquent Loans are greater than 5% of the aggregate of all outstanding loans or (2) the consolidated shareholders' equity of FNBM is less than $11 million. If both FNBM Delinquent Loans are greater than 5% of the aggregate of all outstanding loans and the consolidated shareholders' equity of FNBM is less than $11 million, then the merger consideration shall be the lesser of the Loan Adjusted Merger Consideration and the Shareholders Equity Merger Consideration (each as defined below).

        FNBM Delinquent Loans is defined in the merger agreement as (i) all FNBM loans with a current balance greater than $250,000 that are 30-50 days past due, (ii) all FNBM loans that are 51-89 days past due and still accruing, (iii) all FNBM loans that are at least 90 days past due and still accruing, and (iv) all FNBM loans that are nonaccruing.

        If the FNBM Delinquent Loans are over 5% of total loans, then for each dollar of FNBM Delinquent Loans over 5% as of the Measurement Date the stock consideration will be reduced by 0.000000141 and the cash consideration will be reduced by $0.0000082 (the "Loan Adjusted Merger Consideration").

        For example, if on the Measurement Date, FNBM Delinquent Loans were $500,000 over 5% of total loans, then the adjusted stock consideration FNBM shareholders would receive for each share of FNBM common stock would be 4.6979 and the adjusted cash consideration FNBM shareholders would receive for each share of FNBM common stock would be $272.47.

        If the consolidated shareholders' equity of FNBM is less than $11 million as of the Measurement Date, then:

          (1)   the stock consideration will be adjusted to (a) $13,421,942.10 less the difference between $11 million and the consolidated shareholders' equity of FNBM; divided by (b) 48,530, the number of shares of FNBM common stock outstanding; divided by (c) $58.00; and

          (2)   the cash consideration will be adjusted to (a) $13,421,942.10 less the difference between $11 million and the consolidated shareholders' equity of FNBM; divided by (b) 48,530 the number of shares of FNBM common stock outstanding (subparagraphs (1) and (2) together, the "Shareholders Equity Adjusted Merger Consideration").

        For example, if on the Measurement Date, the consolidated shareholders' equity of FNBM was $10,500,000, then the adjusted stock consideration FNBM shareholders would receive for each share of FNBM common stock would be 4.5908 shares of GNB common stock and the adjusted cash consideration FNBM shareholders would receive for each share of FNBM common stock would be $266.27.

        As a result of the potential adjustment in the merger consideration, the merger consideration a FNBM shareholder will receive if the merger is consummated cannot be determined until after the merger is completed.

        The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding GNB common stock before completion of the merger. By way of illustration, if GNB declares and pays a stock dividend of 5% on or prior to the effective time of the merger, the stock consideration will be adjusted upward by 5%. Under this hypothetical, FNBM shareholders entitled to receive GNB common stock pursuant to the merger agreement would receive 5.0068 shares of GNB common stock, adjusted up from 4.7684 shares, for each share of FNBM common stock they owned immediately prior to the effective time of the merger. In addition, in the event that, prior to the completion of the merger, GNB enters into an agreement pursuant to which shares of GNB common stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each FNBM shareholder entitled to receive shares of GNB common stock in the merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the completion of the merger had occurred immediately prior to the happening of such event.

        In addition, GNB will not issue fractional shares of GNB common stock to FNBM shareholders. Any former FNBM shareholder who would otherwise be entitled to receive a fraction of a share of GNB common stock shall receive cash in lieu of the fractional share of GNB's common stock (without interest) in an amount calculated pursuant to the merger agreement. The merger agreement calculates the cash amount by multiplying Fifty-Eight Dollars ($58.00) and the fractional share, calculated to the nearest ten-thousandth of the share of GNB common stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of FNBM common stock owned by a FNBM shareholder shall be combined so as to calculate the maximum number of whole shares of GNB common stock issuable to such FNBM shareholders.

GNB Common Stock

        Each share of GNB common stock issued and outstanding immediately prior to the completion of the merger shall continue to be issued and outstanding as an identical share of GNB common stock.

Election and Exchange Procedures

        Subject to the allocation process described in the next section, each FNBM shareholder may elect to receive with respect to his or her shares of FNBM common stock, all GNB common stock, all cash or a combination of GNB common stock and cash.

        Stock Election Shares.    FNBM shareholders who validly elect to receive 4.7684 shares of GNB common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder's shares of FNBM common stock equal to the shareholder's stock election subject to the allocation process discussed below. In our discussion below, we refer to shares held by shareholders who have made stock elections as "stock election shares."

        Cash Election Shares.    FNBM shareholders who validly elect to receive cash for some or all of their shares will receive $276.57 in cash per share for that portion of the shareholder's shares of FNBM common stock equal to the shareholder's cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by FNBM shareholders who have made cash elections as "cash election shares."

        No-Election Shares.    Shares held by FNBM shareholders (i) who do not submit a properly completed election form before the election deadline; (ii) who revoke an election form prior to the election deadline and do not resubmit a properly completed election form prior to the election deadline; or (iii) who fail to perfect his, her or its dissenters' rights shall be deemed "No Election Shares." No Election Shares will be converted into stock consideration, cash consideration or a mix of stock and cash consideration, depending on the elections of other FNBM shareholders.

        A limited amount of GNB common stock and cash consideration will be paid to FNBM shareholders, as described above. Accordingly, there is no assurance that a FNBM shareholder will receive the form of merger consideration that such shareholder elects to receive with respect to any or all of his or her shares of FNBM common stock. If the stock consideration or the cash consideration elections of FNBM shareholders would exceed the specified limits, then the procedures for allocating GNB common stock and cash to be received by FNBM shareholders will be followed by GNB's exchange agent. See "Proposal: The Merger—Allocation of GNB Common Stock and Cash" below.

        Election Form.    Not less than twenty (20) business days prior to completion of the merger, GNB's exchange agent will mail to FNBM shareholders an election form with instructions on electing to receive GNB common stock or cash or a combination of stock and cash for your FNBM stock. The deadline for making your election will be 5:00 p.m. on the day that is 33 days after the materials are first mailed. You must carefully follow the instructions from GNB's exchange agent. Your election will be properly made only if by the deadline date, you have submitted to GNB's exchange agent at its designated office, a properly completed and signed election form that is accompanied by your FNBM stock certificate. The FNBM stock certificate must be in a form that is acceptable for transfer (as explained in the election form). If your election is not properly made, your shares of FNBM stock will be treated as "No Election Shares." Neither GNB nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

        As soon as reasonably practicable after the effective time (and in any case no later than five (5) business days thereafter), GNB shall cause the exchange agent to mail to each record holder of a certificate representing shares of FNBM common stock (a "FNBM certificate") a letter of transmittal which shall specify that delivery of the FNBM certificates shall be effected, and risk of loss and title to the FNBM certificates shall pass, only upon delivery of the FNBM certificates to the exchange agent, and which letter shall be in customary form and have such other provisions as GNB may reasonably specify and instructions for effecting the surrender of such FNBM certificates in exchange for the merger consideration. Upon surrender of a FNBM certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such FNBM certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of GNB common stock that such holder has the right to receive and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive. No interest will be paid or will accrue on any cash payment.

        As soon as reasonably practicable after the effective date of the merger, GNB's exchange agent will mail certificates representing shares of GNB common stock and/or checks representing the merger consideration for shares of FNBM common stock, together with cash in lieu of fractional share interests, to former shareholders of FNBM who have timely submitted an effective election form along with their FNBM stock certificates.

        Certificates representing shares of GNB common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a GNB shareholder from the effective date. Until the certificates representing FNBM common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on the GNB common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. GNB has the right to withhold dividends or any other distributions on its shares until the FNBM stock certificates are surrendered for exchange.

        Until surrendered, each FNBM stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will GNB, FNBM, or the exchange agent be liable to any former FNBM shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

        GNB will not issue fractional shares of GNB common stock to FNBM shareholders. Any former FNBM shareholder who would otherwise be entitled to receive a fraction of a share of GNB common stock shall receive cash in lieu of the fractional share of GNB's common stock (without interest) in an amount calculated pursuant to the merger agreement. The merger agreement calculates the cash amount by multiplying Fifty-Eight Dollars ($58.00) and the fractional share, calculated to the nearest ten-thousandth of the share of GNB common stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of FNBM common stock owned by a FNBM shareholder shall be combined so as to calculate the maximum number of whole shares of GNB common stock issuable to such FNBM shareholders. (See "Proposal: The Merger—Allocation of GNB Common Stock and Cash," below.) As soon as reasonably practicable after receipt of the properly completed letter of transmittal and your FNBM stock certificate(s), GNB's exchange agent will mail a certificate representing shares of GNB common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.

Allocation of GNB Common Stock and Cash

        Notwithstanding the election of FNBM shareholders to receive cash, GNB common stock or a combination of stock and cash in the merger (i) the number of shares of FNBM common stock to be converted into the right to receive the GNB common stock on the completion of the merger shall be equal to or less than sixty percent (60%) of the total number of shares of FNBM common stock issued and outstanding on the completion of the merger and (ii) the number of shares of FNBM common stock to be converted into the right to receive the cash consideration on the completion of the merger shall not be greater than fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding at the completion of the merger, minus (x) the number of dissenting FNBM shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares.

        Aggregate Stock Consideration Overelected.    If the number of stock election shares exceeds sixty percent (60%) of the total number of shares of FNBM common stock issued and outstanding on the effective time, then:

  •
  All cash election shares and No Election Shares shall be converted into the right to receive the cash consideration;

  •
  The exchange agent shall convert, on a pro rata basis described below, a sufficient number of stock election shares into cash election shares ("Reallocated Cash Shares") such that the number of stock election shares, excluding the Reallocated Cash Shares, shall equal sixty percent (60%) of the total number of shares of FNBM common stock issued and outstanding on the effective time, and the Reallocated Cash Shares will be converted into the right to receive the cash consideration; and

  •
  The stock election shares which are not Reallocated Cash Shares shall be converted into the right to receive the stock consideration.

        Aggregate Cash Consideration Overelected.    If the number of cash election shares, including any dissenting FNBM shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares exceeds fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding on the effective time, then:

  •
  All stock election shares and No Election Shares shall be converted into the right to receive the stock consideration;

  •
  The exchange agent shall convert, on a pro rata basis described below, a sufficient number of cash election shares, excluding dissenting FNBM shares, into stock election shares ("Reallocated Stock Shares") such that the number of cash election shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding at the effective time, and the Reallocated Stock Shares will be converted into the right to receive the stock consideration; and

  •
  The cash election shares which are not reallocated common stock shares shall be converted into the right to receive the cash consideration.

        Aggregate Stock Consideration Less than Sixty Percent (60%); Greater than Fifty Percent (50%).    If the number of stock election shares is less than sixty percent (60%) and greater than fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding on the effective time, then:

  •
  All cash election shares and No Election Shares shall be converted into the right to receive the cash consideration; and

  •
  All stock election shares shall be converted into the right to receive the stock consideration.

        Aggregate Stock Consideration is Less than 50% and Aggregate Cash Consideration is Less than or Equal to 50%.    If the number of stock election shares is less than fifty percent (50%) of the total number of FNBM common stock issued and outstanding on the effective time and the number of cash election shares, including any dissenting FNBM shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares is less than or equal to fifty percent (50%), then:

  •
  All stock election shares shall be converted into the right to receive the stock consideration;

  •
  All cash election shares shall be converted into the right to receive the cash consideration; and

  •
  The exchange agent shall convert, on a pro rata basis described below, a sufficient number of No Election Shares into cash election shares ("Reallocated No Election Shares") such that the number of No Election Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, plus the cash election shares shall equal fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding at the effective time, and all remaining No Election Shares which are not Reallocated No Election Shares will be converted into the right to receive the stock consideration.
        Pro Rata Reallocations.    If the exchange agent is required to convert some stock election shares into Reallocated Cash Shares, each holder of stock election shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of stock election shares held by such holder. If the exchange agent is required to convert some cash election shares into Reallocated Stock Shares, each holder of cash election shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of cash election shares held by such holder. If the exchange agent is required to convert some No Election Shares into Reallocated No Election Shares, each holder of No Election Shares shall be allocated a pro rata portion of the total Reallocated No Election Shares in accordance with the number of No Election Shares held by such holder.

        Because the United States federal income tax consequences of receiving GNB common stock, cash, or both GNB common stock and cash will differ, FNBM shareholders are urged to read carefully the information included under the caption "Material Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the merger's tax consequences to them. In addition, because GNB common stock can fluctuate in value during the election period, the economic value per share received by FNBM shareholders who receive stock may, as of the date of receipt by them, be more or less than the $276.57 cash per share received by FNBM shareholders who receive cash.

Effective Time

        Subject to the provisions of the merger agreement, the articles of merger shall be duly prepared, executed and delivered for filing with the Pennsylvania Department of State on the closing date of the merger. The merger shall become effective at such time, on such date, as the articles of merger are filed with the Pennsylvania Department of State, or at such date and time as may be specified in the articles of merger. See "Proposal: The Merger—Conditions to the Merger" and "Proposal: The Merger—Regulatory Approvals," beginning at pages 76 and 80, respectively.

Representations and Warranties

        The merger agreement contains customary representations and warranties relating to, among other things:

  •
  Organization of GNB and FNBM and their respective subsidiaries.

  •
  Capital structures of GNB and FNBM.

  •
  Valid corporate power and authority to conduct current business and enter into the merger agreement and related obligations of GNB and FNBM.

  •
  Consents or approvals of regulatory authorities or third parties necessary to complete the merger of GNB and FNBM.

  •
  Absence of regulatory orders and timeliness of all regulatory filings of GNB and FNBM.

  •
  Filing of tax returns and payment of taxes of GNB and FNBM.

  •
  Consistency and accuracy of financial statements with accounting principles generally accepted in the United States and the rules and regulations of any other applicable regulatory authority of GNB and FNBM.

  •
  Absence of undisclosed material pending or threatened litigation of GNB and FNBM.

  •
  Absence of material adverse changes, since December 31, 2013 of GNB and FNBM.

  •
  Disclosure of material contracts of FNBM.

  •
  Quality of title to properties, maintenance of adequate insurance, and disclosure of insurance contracts of GNB and FNBM.

  •
  Compliance with applicable laws and regulations of GNB and FNBM.

  •
  Disclosure of retirement and other employee and director plans and matters relating to the Employee Retirement Income Security Act of 1974 of GNB and FNBM.

  •
  Absence of labor agreements or disputes of GNB and FNBM.

  •
  Absence of undisclosed brokers' or finders' fees of GNB and FNBM.

  •
  Absence of material environmental violations, actions or liabilities of GNB and FNBM.

  •
  Establishment and maintenance of the allowance for loan loss of GNB and FNBM.

  •
  Absence of related party transactions of GNB and FNBM.

  •
  Proper servicing and enforceability of loans of GNB and FNBM.

  •
  Absence of untrue or omission of material facts of GNB and FNBM.

  •
  Qualification that GNB and FNBM are "Well Capitalized".

  •
  Absence of restrictions on investment securities of FNBM.

  •
  Absence of equity plans or agreements of GNB and FNBM.

  •
  Qualification as a reorganization under Section 368(a) of the Internal Revenue Code of GNB and FNBM.

  •
  Disclosure of intellectual property rights of GNB and FNBM.

  •
  Receipt of fairness opinions for GNB and FNBM.

  •
  Proper administration of fiduciary accounts of FNBM.

  •
  FNBM's representation that no Pennsylvania state takeover statutes will be applicable after approval of the merger by the FNBM board of directors.

Conduct of Business Pending the Merger

        In the merger agreement, FNBM agreed to use its reasonable good faith efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business.

        In addition, FNBM agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by GNB. FNBM also agreed in the merger agreement that FNBM will not, without the written consent of GNB:

  •
  Amend or change any provision of its articles of incorporation or bylaws;

  •
  Change the number of authorized or issued shares of its capital stock or issue any shares or securities;

  •
  Issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock;

  •
  Split, combine or reclassify any shares of capital stock;

  •
  Declare, set aside or pay any dividend or other distribution in respect of capital stock;

  •
  Redeem or otherwise acquire any shares of capital stock;

  •
  Grant any severance or termination pay or benefits to, or enter into any new, renew or amend any offer, employment, consulting, severance, "change in control" or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other person associated with FNBM or any FNBM Subsidiary;

  •
  Increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that FNBM or any FNBM Subsidiary may pay stay bonuses of up to $40,000 in the aggregate as consented to by

    GNB, such consent not to be unreasonably withheld; a bonus to all employees equal to one week's base compensation, which shall not exceed $17,000, in the aggregate; and in the event that closing has not occurred prior to January 1, 2015, a merit increase to non-executive officer employees of not more than 2.0% of the aggregate compensation paid to such employees and as consented to by GNB, such consent not to be unreasonably withheld by GNB; and as otherwise required by applicable law;

  •
  Merge or consolidate any subsidiary with any other corporation or sell or lease all or any substantial portion of the assets or business;

  •
  Make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement;

  •
  Enter into a purchase and assumption transaction with respect to deposits and liabilities;

  •
  Permit the revocation or surrender by any subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

  •
  Sell or otherwise dispose of any capital stock, or sell or otherwise dispose of any assets having a book or market value, whichever is greater, in the aggregate in excess of $50,000, other than in the ordinary course of business and consistent with past practice;

  •
  Take any action which would result in any of its representations and warranties set forth in the merger agreement becoming untrue except as otherwise contemplated or permitted by the merger agreement, or in any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law;

  •
  Change any method, practice or principle of accounting or tax accounting, except as may be required from time to time by any governmental entity or to comply with GAAP;

  •
  Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any subsidiary is a party;

  •
  Implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on July 2, 2014, or, materially amend any existing plan or arrangement, except in accordance with the merger agreement;

  •
  Purchase any securities other than (i) Federal Home Loan Bank or Federal Farm Credit Bank obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than three hundred thousand dollars ($300,000) with a duration of three (3) years or less;

  •
  Materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of July 2, 2014 or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable bank regulator and FNBM lending policy, except as otherwise required by the applicable bank regulator or pursuant to a regulatory agreement;

  •
  Enter into, renew, extend or modify any other transaction with any affiliate;

  •
  Change deposit or loan rates, other than in the ordinary course of business consistent with past practice;

  •
  Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

  •
  Except for the execution of the merger agreement, take any action that would give rise to a right of a continuing payment to any individual under any agreement;

  •
  Make, change or revoke any material tax election or enter into any material agreement or arrangement with respect to taxes;

  •
  Enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the effective time of the merger or June 30, 2015;

  •
  Enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit ("Loan") that does not qualify as a Residential Credit Extension (as defined below) that would result in a new credit exposure or an increase in an existing credit exposure to a single "borrower" (as that term is defined in 12 C.F.R. Part 32) in excess of three hundred thousand dollars ($300,000); or Loan for an owner occupied residence (a "Residential Credit Extension") that would result in a credit exposure in excess of the then Federal Housing Finance Agency ("FHFA") jumbo loan limit in the aggregate to a single "borrower";

  •
  Make any individual capital expenditure of $25,000 or more; or

  •
  Agree to do any of the foregoing.

Conditions to the Merger

        Obligations to complete the merger are subject to various conditions, including the following:

  •
  The merger agreement shall have been duly approved and adopted by the GNB and FNBM shareholders.

  •
  All necessary governmental approvals for the merger shall have been obtained, and all statutory waiting periods shall have expired, and no such approvals shall contain terms that the GNB or FNBM board of directors believe would reduce the benefit of the transaction.

  •
  There shall not be any order, decree or injunction in effect preventing the completion of the merger or related transactions.

  •
  An effective registration statement shall be on file with the SEC.

        In addition to the foregoing, FNBM's and GNB's obligations to close the merger are each conditioned on:

  •
  The accuracy in all material respects, as of July 2, 2014 and as of the merger effective date, of the representations and warranties of each company.

  •
  Each company's performance in all material respects of all obligations required to be performed under the merger agreement.

  •
  Receipt of all consents and authorizations to permit the merger to be consummated without the violation of any material agreements.

  •
  Each company receiving a tax opinion that the merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

  •
  No material adverse changes to FNBM's or GNB's business.

        GNB's obligations to close the merger are conditioned on, among other things, the following:

  •
  Not more than 10% of FNBM's shares elect to engage in dissenters' appraisal rights.

  •
  There shall not be any litigation filed against FNBM, The First National Bank of Minersville, or their directors or officers which remains unresolved or unsettled which would be reasonably likely to have, individually or in the aggregate, a material adverse effect.

  •
  There shall not have been penalties, fines, levies or costs imposed, levied, issued against, or pronounced by any bank regulator upon FNBM, The First National Bank of Minersville, or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

  •
  Receipt from each FNBM nominee of an affiliate letter.

Amendment; Extension; Waiver

        Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the merger agreement, GNB and FNBM may:

  (1)
  Amend the merger agreement;

  (2)
  Extend the time for the performance of any of the obligations or other acts of either GNB or FNBM;

  (3)
  Waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  (4)
  Waive compliance with any of the agreements or conditions contained in the merger agreement or otherwise.

        However, any amendment, extension, or waiver granted or executed after shareholders of FNBM or GNB have approved the merger agreement shall not modify either the amount or the form of the merger consideration to be provided to holders of FNBM common stock upon consummation of the merger or otherwise materially adversely affect the shareholders of FNBM or GNB without the approval of the shareholders who would be so affected. The merger agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of FNBM and GNB and signed, by duly authorized officers, on behalf of the GNB and FNBM. Any agreement on the part of GNB or FNBM to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf GNB or FNBM, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Indemnification and Insurance

        Subject to certain limitations and unless restricted by law, statute, or regulatory order or pronouncement, GNB has agreed for six years after the merger's effective date to indemnify each person entitled to indemnification formerly from and of FNBM and/or The First National Bank of Minersville against all indemnifiable liability arising out of actions or omissions occurring at or prior to the effective time, under GNB's articles of incorporation and bylaws.

        GNB has also agreed that for six years after the merger's effective date, GNB will, at its expense, maintain directors' and officers' liability insurance for the former directors and officers of FNBM with respect to matters occurring at or prior to the merger's effective date.

        The insurance coverage is to be based on conditions and terms substantially comparable to the director and officer liability policy of FNBM as of the date of the merger agreement, so long as the policy can be obtained at a cost not in excess of 150% of the annual premium payment as of December 31, 2013, under FNBM's policy in effect as of December 31, 2013 (the "maximum amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, GNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the maximum amount.

No Solicitations of Other Transactions

        So long as the merger agreement remains in effect, FNBM shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly:

  (1)
  solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal (as defined in the merger agreement);

  (2)
  recommend or endorse an acquisition proposal;

  (3)
  participate in any discussions or negotiations regarding an acquisition proposal;

  (4)
  provide any third party with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or

  (5)
  enter into an agreement with any other party with respect to an acquisition proposal.

        FNBM and GNB will notify each other if any inquiries or proposals relating to an acquisition proposal are received or any such negotiations or discussions are sought to be initiated or continued.

        Notwithstanding the foregoing, the board of directors of FNBM may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an acquisition proposal, in each case, if the respective board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would constitute a breach of its fiduciary duties.

Corporate and Bank Name Following the Merger

        After the merger, GNB will continue to operate under the corporate name of "GNB Financial Services, Inc."

        The name of the bank after the merger shall be "The Gratz Bank." For three (3) years following the bank merger the former The First National Bank of Minersville branch will be referred to as "The First Bank of Minersville, a division of The Gratz Bank" unless the board of directors of GNB shall determine otherwise upon the approval of at least eighty percent (80%) of the GNB board of directors.

Termination

        The merger agreement may be terminated on or at any time prior to the closing date of the merger:

  (1)
  By the mutual written consent of GNB and FNBM;

  (2)
  By GNB or FNBM:

  (a)
  if the merger has not occurred on or before April 1, 2015, unless the failure of the merger to occur is due to the failure of the party seeking to terminate the merger agreement to perform its covenants or agreements required by the merger agreement; or

  (b)
  if any governmental agency issues a final unappealable administrative order which would not permit satisfaction of the conditions to the merger under the merger agreement, unless it is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements required by the merger agreement;

  (3)
  by FNBM if GNB has, or by GNB if FNBM, has breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained in the merger agreement, which would have a material adverse effect (as defined in the merger agreement) on the nonbreaching party, and such breach has not been substantially cured by the earlier of thirty

    (30) days after the written notice of such breach is given to the breaching party or the effective time of the merger, unless the breach no longer causes a material adverse effect;

  (4)
  by either party if its shareholders did not approve the merger agreement at its special meeting unless, prior to such shareholder vote, the board of directors of the party whose shareholders failed to approve the merger agreement withdrew, modified or changed in a manner adverse to the other party, its approval or recommendation of the merger agreement;

  (5)
  by either party, subject to certain conditions, if its board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account all relevant factors, that failure to agree to or endorse another acquisition proposal and terminate the merger agreement may constitute a breach of its fiduciary duties. However, the merger agreement may only be terminated after giving notice to the other party and negotiating with the other party in good faith to make adjustments to the merger agreement; or

  (6)
  by GNB if the aggregate amount of the FNBM delinquent loans (as defined in the merger agreement) as of the last business day of the month prior to the closing date is greater than ten percent (10%) of the aggregate amount of all outstanding FNBM loans as of the last business day of the month prior to the closing date.

        If the merger is terminated pursuant the merger agreement, the merger agreement will be void except for provisions relating to the confidentiality of information furnished to either GNB or FNBM during the course of the merger and provisions relating to the expenses associated with the merger. There will be no further liability on the part of GNB or FNBM to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in the merger agreement or any fraudulent breach of a representation or warranty.

Expenses

        Except as described below, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

        However, if the merger agreement is terminated as a result of any breach of a representation, warranty, covenant, or other agreement of GNB or FNBM, the non-terminating party will be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into the merger agreement. The payment of expenses will be the exclusive remedy and upon delivery of such payment, the non-terminating party will have no further obligations to the terminating party pursuant to the merger agreement, except where such termination is due to a willful breach of a representation or covenant of the other party, in which case the payment of expenses shall not be an exclusive remedy, but shall be cumulative, and the non-breaching party shall be free to pursue any and all other rights and remedies available at law or equity.

Termination Fee

        If FNBM fails to complete the merger after the occurrence of one of the following events, and GNB is not in material breach of the merger agreement, FNBM will pay GNB a fee of $600,000:

  (1)
  the board of directors of FNBM determines, in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the merger agreement) and terminate the merger agreement in order to comply with its fiduciary responsibilities;

  (2)
  Another person enters into an agreement, letter of intent, or memorandum of understanding with FNBM which relates to an acquisition proposal;

  (3)
  FNBM authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal;

  (4)
  FNBM's shareholders fail to approve the merger agreement, or the special meeting of FNBM shareholders is cancelled, if prior to the shareholder vote or cancellation:

  (a)
  The FNBM board of directors recommends that the shareholders approve or accept an acquisition proposal with any person other than GNB, The Gratz Bank, or an affiliate of GNB; or

  (b)
  FNBM fails to call, give notice of, convene and hold the FNBM meeting of shareholders; and

  (c)
  In the case of both (a) and (b),

                  i.  there has been an announcement of an acquisition proposal by a person or group (as defined in the merger agreement), other than GNB, The Gratz Bank, or an affiliate of GNB, and

                 ii.  in the instance where the FNBM shareholders meeting is held, such person or group shall have not withdrawn such acquisition proposal at least twenty (20) days prior to the FNBM shareholders meeting.

Regulatory Approvals

        Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the merger of GNB and FNBM. As of the date of this joint proxy statement/prospectus, appropriate applications for approval will be filed with the appropriate regulatory authorities. GNB and FNBM have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. Approvals must be obtained from the Board of Governors of the Federal Reserve System; the Federal Deposit Insurance Corporation, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; and from the Pennsylvania Department of Banking and Securities, the primary regulator of Pennsylvania-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals.

Management After the Merger

        Upon consummation of the merger, it is expected that the board of directors of GNB will consist of the same eight (8) members as before the merger. In addition to the eight (8) members, Dr. Jack A. Aughenbaugh, Jr. and Bruce L. Lord, Sr. shall be appointed to the GNB board of directors.

        If any of the directors appointed from FNBM are unable or unwilling to serve in such position, the FNBM board of directors shall designate another person, subject to the mutual written agreement of GNB and qualification under the articles of incorporation and bylaws of GNB. Dr. Aughenbaugh, or the substitute designee, shall be appointed to Class B and Mr. Lord, or the substitute designee, shall be appointed to Class C, each to serve in accordance with the terms of such class and the bylaws of GNB.

Employment; Severance

        GNB will use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Subject to execution of a customary form of release, GNB agrees to provide severance pay to any active employee of FNBM or The First National Bank of Minersville whose employment is terminated within one (1) year after the effective time as a result of the merger.

        The severance pay will be made if (1) the employee's position is eliminated or (2) the employee is not offered comparable employment (i.e., a position of generally similar job description, responsibilities, and pay). GNB will not pay severance to any employee (1) who is being paid under an existing employment, change in control agreement or other agreement, (2) whose employment is terminated for cause, or (3) who voluntarily leaves employment with FNBM or The First National Bank of Minersville.

        The severance pay will be equal two (2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated employees will have the right to continue coverage under COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, GNB will continue to pay the employer's share of medical benefits, provided that COBRA coverage shall run concurrently with the period that GNB or its subsidiaries pays the employer's share of health coverage.

Employee Benefits

        GNB or its Subsidiaries will:

  (1)
  Provide FNBM's and The First National Bank of Minersville's employees who become employees of GNB or its subsidiaries credit for all years of service with FNBM or any of its subsidiaries and predecessors for the purpose of eligibility to participate and vesting; and

  (2)
  Cause to be credited any deductibles incurred by The First National Bank of Minersville employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the new benefit plans of GNB.

        GNB and its Subsidiaries agree to honor all vested or accrued benefit obligations to, and contractual rights of FNBM's current and former employees, including any benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event). In order to accomplish the foregoing, FNBM or The First National Bank of Minersville shall amend, freeze, merge or terminate any FNBM benefit plan effective before the effective time at the request of GNB, provided any such action shall be in compliance with applicable laws.

Interests of Directors, Officers, and Others in the Merger

        Certain members of FNBM's management and board of directors may have interests in the transaction in addition to their interests as FNBM shareholders, respectively. The GNB and FNBM boards of directors were aware of these factors and considered them, among other matters in approving the merger agreement.

Share Ownership

        As of [    •    ], 2014, the record date for the special meetings of GNB and FNBM shareholders:

          1.     The directors and executive officers of GNB may be deemed to be the beneficial owners of 69,829 shares, representing 13.82% of the outstanding shares of GNB common stock.

          2.     The directors and executive officers of FNBM may be deemed to be the beneficial owners of 18,927 shares, representing 39% of the outstanding shares of FNBM common stock.

Indemnification and Insurance

        GNB has agreed for six years after the merger's effective time to indemnify the directors and officers of FNBM and its subsidiaries against all costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement prior to, at or after the merger's effective date, to the fullest extent permitted under GNB's articles of incorporation, bylaws, and applicable law.

        GNB has also agreed that for six years after the merger's effective time, GNB will, at its expense, maintain directors' and officers' liability insurance for the former directors and officers of FNBM and its subsidiaries with respect to matters occurring at or prior to the merger's effective date.

        The insurance coverage is to be on based on conditions and terms substantially comparable to the director and officer liability policy of FNBM as of the date of the merger agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such director and officer liability insurance tail policy, in effect as of the date of the merger agreement. In the event GNB is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 150% of such rate, GNB shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

Board Positions and Compensation

        Upon completion of the merger, Dr. Jack A. Aughenbaugh, Jr. and Bruce L. Lord, Sr. shall be appointed as GNB directors and shall be entitled to compensation on the same basis as other GNB directors. Dr. Aughenbaugh is expected to be appointed as a Class B director and Mr. Lord is expected to be appointed as a Class C director. Currently, the Board of Directors intends to waive the requirement that board members retire at age 70 for Mr. Lord so that he may serve as a Class C director. Additionally, such individuals will become directors of The Gratz Bank on the effective date of the transaction. In the event any such person is not available to serve as a director of GNB, FNBM and GNB shall mutually agree upon the addition to the board of directors of GNB of another person to be appointed to the GNB and The Gratz Bank boards.

        Each appointee will be compensated in accordance with the policies of GNB, which are described on page 98 under the heading "Description of GNB—Director Compensation."

        For more information, see "Proposal: The Merger—Terms of the Merger—Management After the Merger."

James T. O'Brien Employment Agreement

        In connection with the merger, GNB, The Gratz Bank and James T. O'Brien, current Vice President and Trust Officer for The First National Bank of Minersville, have entered into an employment agreement, pursuant to which Mr. O'Brien will become Vice President and Trust Officer of The Gratz Bank, effective on the effective date of the merger.

        Pursuant to the terms of the employment agreement, Mr. O'Brien will receive a base salary of $79,920 and may receive a bonus subject to the discretion of GNB. Mr. O'Brien will also be entitled to participate in the employee benefit plans generally available to employees of The Gratz Bank. The new agreement is for a term beginning at the effective time of the merger and ending three years later.

        If, after the effective date of the merger, Mr. O'Brien's employment with GNB is terminated by GNB without cause or by Mr. O'Brien for "good reason," or if Mr. O'Brien's employment is involuntarily terminated within 180 days following a "change in control" of GNB or The Gratz Bank

(in each case, as defined in the employment agreement), Mr. O'Brien will be entitled to a lump sum payment equal to his base salary for the remaining term of the agreement.

        In exchange for the foregoing benefits, the employment agreement restricts Mr. O'Brien's ability to compete with GNB or The Gratz Bank for a period of two (2) years following the later of a termination of his employment or the termination of the employment agreement.

Thomas M. O'Brien Deferred Income Agreement

        On January 1, 1987, Thomas M. O'Brien entered into a Deferred Income Agreement with the First National Bank of Minersville. Under the terms of the agreement, Mr. O'Brien will receive the total sum of $101,730 payable in monthly installments of $847.75 for 120 months. By subsequent agreement between Mr. O'Brien and The First National Bank of Minersville the payments under the agreement will commence upon Mr. O'Brien's termination as a member of the board of The First National Bank of Minersville. Upon Mr. O'Brien's termination as a member of the board of The First National Bank of Minersville, subject to any required regulatory approval, Mr. O'Brien will receive the agreed upon monthly installment payments.

Voting Agreements

        As a condition to entering into the merger agreement, each of the directors and certain executive officers of FNBM entered into an agreement pursuant to which each such director or executive officer agreed to vote all of his or her shares of FNBM common stock in favor of the merger agreement. The form of voting agreement, each of which are substantially the same, is attached as Exhibit A to Annex A of this document. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving FNBM. The following is a brief summary of the material provisions of the voting agreements:

  •
  The directors and executive officers agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the merger agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the merger agreement, all shares over which they exercise voting power, and to use reasonable efforts to cause all other shares over which they share voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and

  •
  The directors and executive officers agreed not to sell, transfer, or otherwise dispose of their GNB or FNBM common stock, as applicable, subject to certain exceptions.

Accounting Treatment

        The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. GNB will be considered the acquirer and FNBM will be considered the acquired entity. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of FNBM will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as "goodwill". Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded and the resulting difference will be recorded as a bargain purchase gain. The results of operations of GNB will include the results of FNBM's operations only after completion of the merger.

Material U.S. Federal Income Tax Consequences

        The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FNBM common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations which could affect the accuracy of this discussion.

        This discussion assumes that U.S. holders of FNBM common stock hold their shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to U.S. holders subject to special treatment under the federal income tax laws (including banks; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities; traders in securities that elect to use a mark-to-market method of accounting; investors or owners of pass-through entities; mutual funds; holders subject to the alternative minimum tax provisions of the Code; regulated investment companies, real estate investment trusts, controlled foreign corporations; passive foreign investment companies; persons who hold their respective shares of FNBM common stock as part of a hedge, straddle, constructive sale, conversion or other integrated securities transaction; expatriates; or persons who acquired their FNBM common stock as compensation or through a tax qualified retirement plan, or who held or acquired their FNBM common stock through an employee stock ownership plan or dividend reinvestment plan). In addition, this discussion does not address the tax consequences to holders of FNBM common stock who exercise appraisal and/or dissenter's rights. Further, this discussion does not consider any aspect of state, local, or foreign taxation or any aspects of U.S. federal tax law (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) other than federal income tax law.

        This discussion is not intended to be tax advice to any particular holder of FNBM common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. FNBM shareholders are urged to consult their tax advisors with respect to the particular U.S. federal, state, local, and foreign tax consequences to them of the merger.

        For purposes of this discussion, you are a "U.S. holder" if you beneficially own FNBM common stock and you are:

  •
  a citizen or resident of the United States for federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If an entity classified as a partnership for U.S. federal income tax purposes holds FNBM common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding FNBM common stock should consult their own tax advisors.

        It is a condition to the closing of the merger that GNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that FNBM receive the opinion of its counsel, Rhoads & Sinon LLP,

substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of GNB and FNBM), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions are not binding on the IRS or the courts, and neither GNB nor FNBM intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

        The discussion below addresses the material U.S. federal income tax consequences to a U.S. holder of FNBM common stock resulting from the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code.

Exchange of FNBM common stock for GNB common stock

        A U.S. holder that exchanges shares of FNBM common stock for shares of GNB common stock in the merger generally will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of GNB common stock (as discussed below). The aggregate adjusted tax basis of the shares of GNB common stock received by the U.S. holder in the merger will be equal to the aggregate adjusted tax basis of the shares of FNBM common stock surrendered in exchange therefor reduced by the tax basis allocable to any fractional share of GNB common stock for which cash is received. The holding period of the GNB common stock received by a U.S. holder will include the holding period of the shares of FNBM common stock surrendered in exchange therefor. If a U.S. holder acquired different blocks of FNBM common stock at different times or at different prices, the holder should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular shares of GNB common stock received in the exchange.

Exchange of FNBM common stock solely for cash

        In general, if, pursuant to the merger, a FNBM shareholder exchanges all of his or her shares of FNBM common stock solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of FNBM common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder's holding period with respect to the FNBM common stock surrendered is more than one year.

Exchange of FNBM common stock for GNB common stock and cash

        If, pursuant to the merger, a FNBM shareholder exchanges all of his or her shares of FNBM common stock for a combination of GNB common stock and cash, the shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the GNB common stock received pursuant to the merger over such shareholder's adjusted tax basis in the shares of FNBM common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of FNBM shares. Any recognized gain generally will be long-term capital gain if the FNBM shareholder's holding period with respect to the FNBM common stock surrendered is more than one year. However, the cash received may be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Code).

        The aggregate tax basis of FNBM common stock received by a FNBM shareholder that exchanges his or her shares of FNBM common stock for a combination of GNB common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of FNBM common stock surrendered for GNB common stock and cash, reduced by the amount of cash received by the FNBM shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the FNBM shareholder on the exchange. The holding period of the GNB common stock will include the holding period of the shares of FNBM common stock surrendered. If a FNBM shareholder has differing bases or holding periods in respect of his or her shares of FNBM common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of GNB common stock received in the exchange.

Cash received in lieu of a fractional share

        Cash received by a U.S. holder in lieu of a fractional share of GNB common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of FNBM common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of FNBM common stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        If a U.S. holder receives cash in the merger (including cash received in lieu of a fractional share), the holder may be subject to information reporting and backup withholding at a rate of 28%.            You generally will not be subject to backup withholding if you (1) provide an accurate taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with the backup withholding rules; or (2) provide proof that you are exempt from backup withholding. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder's federal income tax liability provided that the holder furnishes the required information to the IRS.

        The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not intended to be, and should not be construed as, tax advice. FNBM shareholders are strongly urged to consult with their tax advisors to determine the particular U.S. federal, state, local, and foreign tax consequences to them of the merger.

Resales of GNB Common Stock

        The shares of GNB stock to be issued to shareholders of FNBM under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of GNB after the merger.

        Certain directors and executive officers of FNBM will be considered affiliates of GNB after the merger. They may resell shares of GNB common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with GNB providing that the person will not transfer any shares of GNB stock received in the merger, except in compliance with the Securities Act. GNB encourages any such person to obtain advice of securities counsel before reselling any GNB stock.

 Rights of Dissenting Shareholders

        Pursuant to the Pennsylvania Business Corporation Law, shareholders of GNB and FNBM have the right to dissent from the merger and to obtain payment of the "fair value" of their GNB or FNBM common stock, as the case may be, if the merger is consummated. The term "fair value" means the value of GNB or FNBM common stock immediately before completion of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

        The following summary of the steps necessary to exercise the right to dissent is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which are attached as Annex D to this joint proxy statement/prospectus. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with these steps will result in the shareholder receiving the consideration contemplated by the merger agreement. See "Proposal: The Merger—Terms of the Merger". Any shareholder of GNB or FNBM who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.

        Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the effective time of the merger, must be sent to the following locations:

In the case of a GNB shareholder:	In the case of a FNBM shareholder:
GNB Financial Services, Inc.	FNBM Financial Corporation
32 West Market Street	260 Sunbury Street
Gratz, PA 17030	Minersville, PA 17954-0196
Attn: Corporate Secretary	Attn: Corporate Secretary

        Shareholders who wish to dissent must:

  1.
  File with GNB or FNBM, as the case may be, a written notice of intention to demand that they be paid the fair value for their shares of GNB or FNBM common stock prior to the vote of shareholders on the merger at the GNB or FNBM special meeting.

  2.
  If the merger is effected, the dissenters must effect no change in the beneficial ownership of their GNB or FNBM common stock from the date of the filing of the intention to demand payment through the effective time of the merger.

  3.
  And the dissenters must vote against the merger, abstain from voting for the merger, or not vote their GNB or FNBM common stock to approve the merger.

        Neither submitting a proxy against nor a vote in person against adoption and approval of the merger agreement will constitute the necessary written notice of intention to dissent described above. Beneficial owners of GNB or FNBM common stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of the record holder to the beneficial owners' exercise of dissenters' rights and must submit the consent to GNB or FNBM, as the case may be, no later than the time of the filing of their notice of intention to dissent.

        If the merger is adopted and approved by the required vote of GNB's and FNBM's shareholders at their respective special meetings, GNB and FNBM will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the merger. The notice will state where and when a demand for payment must be sent and where certificates for GNB and FNBM common stock must be deposited in order to obtain payment. It also will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the Pennsylvania Business

Corporation Law. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

        Shareholders who fail to timely demand payment or fail to timely deposit stock certificates, as required by GNB's or FNBM's notice, will not have any right to receive payment of the fair value of their GNB or FNBM common stock.

        Promptly after the merger is complete, or upon timely receipt of demand for payment if the merger already has been completed, GNB will either remit to dissenters who have made demand and have deposited their stock certificates the amount that GNB, as successor to FNBM, estimates to be the fair value of the GNB and FNBM common stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by:

  1.
  A closing balance sheet and an income statement of GNB or FNBM, as the case may be, for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements;

  2.
  A statement of GNB's estimate of the fair value of the GNB or FNBM common stock, as the case may be; and

  3.
  Notice of the right of the dissenter to demand payment or supplemental payment under Pennsylvania Business Corporation Law accompanied by a copy of Subchapter D of Chapter 15 of Pennsylvania Business Corporation Law.

        If GNB does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then GNB will return any certificates that have been deposited. GNB will mark returned certificates and any certificates subsequently issued in exchange therefor to record the fact that demand for payment has been made. Transferees of shares so marked will not acquire any rights in GNB or FNBM other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

        If a dissenter believes that the amount stated or remitted by GNB is less than the fair value of the GNB or FNBM common stock, the dissenter may send GNB his or her own estimate of the fair value of the GNB or FNBM common stock, as the case may be, which will constitute a demand for payment of the amount of the deficiency. If GNB remits payment of its estimated value of a dissenter's GNB or FNBM common stock, as the case may be, and the dissenter does not file his own estimate within 30 days after the mailing by GNB of its remittance, the dissenter will be entitled to no more than the amount remitted to him or her by GNB.

        Within 60 days after the latest to occur of (1) the completion of the merger, (2) the timely receipt by GNB or FNBM, as the case may be, of any demands for payment, or (3) timely receipt by GNB or FNBM, as the case may be, of any estimates by dissenters of fair value, if any demands for payment remain unsettled, GNB or FNBM, may file, in the case of GNB, in the Court of Common Pleas of Dauphin County or, in the case of FNBM, in the Court of Common Pleas of Schuylkill County, an application requesting that the fair value of the GNB or FNBM common stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled must be made parties to the proceeding as in an action against their shares, and a copy of the application must be served on each dissenter.

        If GNB or FNBM were to fail to file an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against GNB or FNBM, may file an application in the name of GNB or FNBM at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid GNB's or FNBM's estimate of the fair value of the GNB or FNBM common stock, as the case may be, and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

        GNB and FNBM intend to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then FNBM and/or GNB, as successor, intends to file an application requesting that the fair value of the GNB or FNBM common stock be determined by the Court. The fair value that would be determined by the Court cannot be predicted and could be more or less than the value of the merger consideration.

Supervision and Regulation

General

        Each of GNB and FNBM is a bank holding company subject to supervision and regulation by the FRB. In addition, The Gratz Bank is subject to supervision, regulation and examination by the FDIC and PDB, and its deposits are insured by the FDIC. In contrast, The First National Bank of Minersville is subject to supervision, regulation and examination by the OCC, and its deposits are insured by the FDIC. The FDIC must approve bank mergers, if the surviving bank would be a state chartered, non-member bank, as well as the establishment of new branches and new subsidiaries. Federal and state laws also impose a number of requirements and restrictions on the operations of The Gratz Bank and The First National Bank of Minersville, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the types of services which may be offered, restrictions on the ability to acquire deposits under certain circumstances, and requirements relating to the protection of consumers. The following sections discuss more fully some of the principal elements of the regulatory framework applicable to GNB, FNBM, The Gratz Bank and The First National Bank of Minersville. This discussion is not intended to be an exhaustive description of the statutes and regulations applicable to each of them and is subject to, and qualified by, reference to the statutory and regulatory provisions. A change in these statutes, regulations or regulatory policies, or the adoption of new statutes, regulations or regulatory policies, may have a material effect on GNB's, FNBM's, The Gratz Bank's and The First National Bank of Minersville's respective businesses.

Recent Enforcement Action

        On April 18, 2012, the board of directors of The First National Bank of Minersville entered into a Memorandum of Understanding, or MOU, with the Office of the Comptroller of the Currency, or OCC. An MOU with regulatory authorities is an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or order. Among other things, under the MOU, The First National Bank of Minersville has agreed to:

  •
  Appoint an audit committee and compliance committee of the board of directors;

  •
  Ensure the bank has competent management in place on an ongoing basis in its President, Chief Executive Officer, BSA Officer, Information Security Officer and Compliance Officer positions, and evaluate the incumbent officers serving in such roles;

  •
  Establish a written performance appraisal program for bank management;

  •
  Develop and submit a board and management succession plan;

  •
  Develop, adopt and ensure adherence to an independent internal audit program;

  •
  Develop, adopt and ensure adherence to written training programs designed to ensure that any person responsible for oversight of the bank's consumer compliance, BSA/AML compliance or information security and technology functions possesses the knowledge and skills necessary to perform his or her duties and responsibilities effectively;

  •
  Implement and ensure adherence to BSA/AML suspicious activity monitoring and customer due diligence policies; and

  •
  Implement and ensure adherence to an Information Security and Technology risk management program.

        GNB and FNBM do not believe there are any material actions necessary to be taken by the combined company as a result of the MOU.

Dodd-Frank Act

        As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which became law on July 21, 2010, there is additional regulatory oversight and supervision of GNB, FNBM, The Gratz Bank, and The First National Bank of Minersville. The Dodd-Frank Act significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations being developed thereunder will include, provisions affecting large and small financial institutions alike, including several provisions that affect the regulation of community banks and bank holding companies.

        The Dodd-Frank Act, among other things, imposes new capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank's average consolidated total assets minus average tangible equity, rather than upon its deposit base; permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC's authority to raise insurance premiums. The legislation also calls for the FDIC to raise its ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to "offset the effect" of increased assessments on insured depository institutions with assets of less than $10 billion.

        The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly-traded companies and allows financial institutions to pay interest on business checking accounts. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates. The Dodd-Frank Act also establishes the Financial Stability Oversight Council to identify threats to the financial stability of the U.S. financial system, promote market discipline, and respond to emerging threats to the stability of the U.S. financial system.

Bank Holding Company Act

        Each of GNB and FNBM are required to file with the FRB an annual report, other periodic reports, and such additional information as the FRB may require pursuant to the BHC Act. The FRB also makes examinations of bank holding companies and their subsidiaries. The BHC Act requires each bank holding company to obtain the prior approval of the FRB before it may acquire substantially all of the assets of any bank, or if it would acquire or control more than 5% of the voting shares of such a bank. The FRB considers numerous factors, including its capital adequacy guidelines, before approving such acquisitions.

The Community Reinvestment Act

        The Community Reinvestment Act of 1977, as amended, or the CRA, and the regulations promulgated to implement the CRA, are designed to create a system for bank regulatory agencies to evaluate a depository institution's record in meeting the credit needs of its community. The CRA regulations were completely revised in 1995 to establish performance-based standards for use in examining a depository institution's compliance with the CRA, referred to in this document as the revised CRA regulations. The revised CRA regulations established new tests for evaluating both small and large depository institutions' investment in the community. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance." The Gratz Bank received a "satisfactory" rating in its last CRA examination in January 2009, and The First National Bank of Minersville received a "satisfactory" rating in its last CRA examination in April 2010.

 Dividend Restrictions

        GNB and FNBM are legal entities, separate and distinct from their respective bank subsidiaries, The Gratz Bank and The First National Bank of Minersville. Declaration and payment of cash dividends by GNB depends upon cash dividend payments to GNB by The Gratz Bank, which is GNB's primary source of revenue and cash flow. Similarly, FNBM depends upon cash dividend payments to FNBM by The First National Bank of Minersville, which is FNBM's primary source of revenue and cash flow. Accordingly, the ability of GNB and FNBM, and consequently the ability of GNB's and FNBM's respective creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of GNB or FNBM in its capacity as a creditors may be recognized.

        As a Pennsylvania chartered bank, The Gratz Bank is subject to regulatory restrictions on the payment and amounts of dividends under the Pennsylvania Banking Code and, as a national bank, The First National Bank of Minersville is subject to similar restrictions under the National Bank Act. Further, the ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements.

        The payment of dividends by GNB, FNBM, The Gratz Bank and The First National Bank of Minersville may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. Federal banking regulators have the authority to prohibit banks and bank holding companies from paying a dividend if the regulators deem such payment to be an unsafe or unsound practice.

Capital Requirements and Source of Strength Doctrine

        GNB and FNBM.    Under the Dodd-Frank Act and FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both. This doctrine is commonly known as the "source of strength" doctrine.

        The Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8% (10% in order to be considered "well-capitalized"). At least 4% of the total capital (6% to be well-capitalized) is required to be Tier 1 capital, consisting principally of common shareholders' equity, related surplus, retained earnings, qualifying perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangibles. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, qualifying preferred stock and a limited amount of the general loan loss allowance.

        In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

        At June 30, 2014, each of GNB and FNBM qualified as a "small bank holding company" and were, therefore, exempt from the foregoing regulatory capital standards. As a small bank holding company, the FRB will consider The Gratz Bank's and The First National Bank of Minersville's capital position in determining the adequacy of GNB's and FNBM's capital positions, respectively.

        The Gratz Bank and The First National Bank of Minersville.    Enacted in 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, contains provisions limiting activities and business methods of depository institutions. FDICIA required the primary federal banking regulators to promulgate regulations setting forth standards relating to, among other things, internal controls and audit systems; credit underwriting and loan documentation; interest rate exposure, off-balance sheet assets and liabilities; and compensation of directors and officers. FDICIA also provided for expanded regulation of depository institutions and their affiliates, including parent holding companies, by such institutions' primary federal banking regulator. Each primary federal banking regulator is required to specify, by regulation, capital standards for measuring the capital adequacy of the depository institutions it supervises and, depending upon the extent to which a depository institution does not meet such capital adequacy measures, the primary federal banking regulator may prohibit such institution from paying dividends or may require such institution to take other steps to become adequately capitalized.

        FDICIA established five capital tiers, ranging from "well capitalized" to "critically under-capitalized". A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure. Under FDICIA, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market; in addition, "pass through" insurance coverage may not be available for certain employee benefit accounts. FDICIA also requires an undercapitalized depository institution to submit an acceptable capital restoration plan to the appropriate federal bank regulatory agency. One requisite element of such a plan is that the institution's parent holding company must guarantee compliance by the institution with the plan, subject to certain limitations. In the event of the parent holding company's bankruptcy, the guarantee, and any other commitments that the parent holding company has made to federal bank regulators to maintain the capital of its depository institution subsidiaries, would be assumed by the bankruptcy trustee and entitled to priority in payment.

        At June 30, 2014, each of The Gratz Bank and The First National Bank of Minersville qualified as "well capitalized" under these regulatory capital standards.

Control Acquisitions

        The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the FRB has been notified and has not objected to the transaction.

The USA Patriot Act

        The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2002, or the USA Patriot Act, gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. Through amendments to the Bank Secrecy Act, the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement agencies. Among other requirements, the USA Patriot Act requires banks to establish anti-money laundering policies, to adopt procedures and controls to detect and report money laundering, and to comply with certain enhanced recordkeeping obligations and due diligence standards with respect to correspondent accounts of foreign banks.

Regulatory Capital Changes

        In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations begins January 1, 2015, while larger institutions (generally those with assets of $250 billion or more) began compliance on January 1, 2014. The final rules call for the following capital requirements:

  •
  A minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5%.

  •
  A minimum ratio of tier 1 capital to risk-weighted assets of 6%.

  •
  A minimum ratio of total capital to risk-weighted assets of 8% (no change from the current rule).

  •
  A minimum leverage ratio of 4%.

        In addition, the final rules establish a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. If a banking organization fails to hold capital above the minimum capital ratios and the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations will begin on January 1, 2016.

        Under the proposed rules, accumulated other comprehensive income (AOCI) would have been included in a banking organization's common equity tier 1 capital. The final rules allow community banks to make a one-time election not to include these additional components of AOCI in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. The opt-out election must be made in the first call report or FR Y-9 series report that is filed after the financial institution becomes subject to the final rule.

        The final rules permanently grandfather non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the tier 1 capital of banking organizations with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.

        The proposed rules would have modified the risk-weight framework applicable to residential mortgage exposures to require banking organizations to divide residential mortgage exposures into two categories in order to determine the applicable risk weight. In response to commenter concerns about the burden of calculating the risk weights and the potential negative effect on credit availability, the final rules do not adopt the proposed risk weights but retain the current risk weights for mortgage exposures under the general risk-based capital rules.

        Consistent with the Dodd-Frank Act, the new rules replace the ratings-based approach to securitization exposures, which is based on external credit ratings, with the simplified supervisory formula approach in order to determine the appropriate risk weights for these exposures. Alternatively, banking organizations may use the existing gross-up approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250 percent risk weight.

        Under the new rules, mortgage servicing assets (MSAs) and certain deferred tax assets (DTAs) are subject to stricter limitations than those applicable under the current general risk-based capital rule. The new rules also increase the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

 Ability to Repay and Qualified Mortgage Rule

        Pursuant to the Dodd Frank Act, the Consumer Financial Protection Bureau issued a final rule effective on January 10, 2014, amending Regulation Z as implemented by the Truth in Lending Act, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Mortgage lenders are required to determine consumers' ability to repay in one of two ways. The first alternative requires the mortgage lender to consider the following eight underwriting factors when making the credit decision: (1) current or reasonably expected income or assets; (2) current employment status; (3) the monthly payment on the covered transaction; (4) the monthly payment on any simultaneous loan; (5) the monthly payment for mortgage-related obligations; (6) current debt obligations, alimony, and child support; (7) the monthly debt-to-income ratio or residual income; and (8) credit history. Alternatively, the mortgage lender can originate "qualified mortgages," which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a "qualified mortgage" is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage, the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Loans which meet these criteria will be considered qualified mortgages, and as a result generally protect lenders from fines or litigation in the event of foreclosure. Qualified mortgages that are "higher-priced" (e.g. subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not "higher-priced" (e.g. prime loans) are given a safe harbor of compliance.

Jumpstart Our Business Startups (JOBS) Act

        In April 2012, the JOBS Act became law. The JOBS Act is aimed at facilitating capital raising by smaller companies and banks and bank holding companies by implementing the following changes:

  •
  Raising the threshold requiring registration under the Securities Exchange Act of 1934 (Exchange Act) for banks and bank holding companies from 500 to 2,000 holders of record;

  •
  Raising the threshold for triggering deregistration under the Exchange Act for banks and bank holding companies from 300 to 1,200 holders of record;

  •
  Raising the limit for Regulation A offerings from $5 million to $50 million per year and exempting some Regulation A offerings from state blue sky laws;

  •
  Permitting advertising and general solicitation in Rule 506 and Rule 144A offerings;

  •
  Allowing private companies to use "crowd funding" to raise up to $1 million in any 12-month period, subject to certain conditions; and

  •
  Creating a new category of issuer, called an "Emerging Growth Company", for companies with less than $1 billion in annual gross revenue, which will benefit from certain changes that reduce the cost and burden of carrying out an equity initial public offering (IPO) and complying with public company reporting obligations for up to five years.

Future Legislation

        Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. We cannot predict if any such legislation will be adopted nor if adopted how it would affect the business of GNB or FNBM. Past history has demonstrated that new legislation or changes to existing laws or regulations usually results in greater compliance burden and therefore generally increases the cost of doing business.

Description of GNB

General

        GNB Financial Services, Inc. ("GNB") was established in 1986 as a bank holding company whose activities are primarily limited to holding the stock of The Gratz Bank (the "Bank"). Its main office is located at 32 West Market Street, Gratz, PA 17030. Its telephone number is (717) 365-3181.

        The Bank opened for business on November 9, 1934. The Bank is a Pennsylvania nonmember bank subject to the supervision and regulation of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. The Bank conducts a general banking business in central Pennsylvania that consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, commercial and other non-residential purposes. The Bank's principal types of lending are in agriculture, residential real estate, and consumer.

        The Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

        The Bank has four banking offices located in Dauphin, Schuylkill, and Northumberland Counties, Pennsylvania. The economy of our market is driven by several major components: agriculture, building trades, coal and other local industries and small businesses. The general economic conditions of all our markets are reflective of the state of Pennsylvania and, to a certain extent, our national economy. Currently, the general outlook for the economy is cautiously optimistic. While moderate growth to stable conditions has been seen, in general, the economy has not shown positive signs of a robust economy. Moreover, the local economy in which we operate is diverse in that the western part of the market is more vibrant and generates a substantial part of loan volume, while the eastern part of the market is less commercially vibrant but generates a substantial amount of deposits.

        On March 28, 2014, GNB and The Gratz Bank acquired Liberty Centre Bancorp, Inc., Pottsville, Pennsylvania, and its wholly-owned subsidiary, Liberty Savings Bank, F.S.B., Pottsville, Pennsylvania.

        On March 12, 2012, The Gratz National Bank filed an application with the Pennsylvania Department of Banking and Securities to convert from a national banking association to a Pennsylvania state-chartered bank. The conversion was effective June 29, 2012, at which time the bank became known as The Gratz Bank.

        On August 5, 2011, The Gratz Bank acquired The Herndon National Bank, Herndon, Pennsylvania.

        The Gratz Bank's four (4) community banking offices, all similar with respect to economic characteristics, share a majority of the following aggregation criteria: (i) products and services; (ii) operating processes; (iii) customer bases; (iv) delivery systems; and (v) regulatory oversight. Accordingly, they were aggregated into a single operating segment.

        As of June 30, 2014, GNB had forty (40) full-time equivalent employees. GNB and The Gratz Bank are not parties to any collective bargaining agreement and employee relations are considered to be good.

 Description of Business

Market Area

        The Gratz Bank's primary service area includes Dauphin, Northumberland and Schuylkill Counties, Pennsylvania.

Competition

        The financial services industry is highly competitive, and the Bank's market area is very competitive for financial services products. The Bank competes with financial services providers, such as banks, savings associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. The Bank also faces increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial service subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints, and lower cost structures.

Effects of Economic Trends

        The Bank's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. The Bank is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve Board are: (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, and (c) imposing or changing reserve requirements against certain borrowings by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of the Bank.

Banking Services Offered

        In order to obtain business from individuals, small and medium sized businesses, and professionals, The Gratz Bank offers the following services at competitive rates:

  •
  Safe deposit boxes;

  •
  Personal and business checking accounts;

  •
  Time, demand, and savings deposits;

  •
  Statement savings accounts;

  •
  Certificates of deposit;

  •
  Online banking through the internet; and

  •
  Individual retirement accounts.

        The Gratz Bank also offers the following loan products:

  •
  Secured and unsecured lines of credit;

  •
  Agricultural loans;

  •
  Term loans;

  •
  Letters of credit;

  •
  Construction loans;

  •
  Vehicle loans;

  •
  Home mortgage loans;

  •
  Home improvement loans; and

  •
  Commercial mortgage financing.

Lending Activities

        The Gratz Bank offers a variety of loan products to its customers, including loans secured by real estate, commercial and consumer loans. It is the bank's general policy to grant a majority of its loans in its primary market area. This market area includes Dauphin, Northumberland and Schuylkill Counties, Pennsylvania. The bank's lending objectives are as follows: (1) to establish a diversified loan portfolio composed of commercial loans, mortgage loans, consumer loans and all other loan types; (2) to provide a satisfactory rate of return to its shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality, and a reasonable profit margin; and, (3) to provide protection for its depositors by maintaining a predetermined level of loans to deposits to ensure liquidity. The Gratz Bank manages risk through portfolio diversification, underwriting policies and procedures, and loan monitoring practices.

        The Gratz Bank makes loans for its portfolio to both commercial entities and individual consumers. The types of loans offered include: (1) loans for businesses and individuals on a short term or seasonal basis; (2) loans to individuals for consumer purchases; (3) loans secured by marketable stocks and bonds providing adequate margins for market fluctuations; (4) short term working capital loans secured by the assignment of accounts receivable and inventory; (5) automobile loans; and (6) second liens on commercial and residential real estate. Loans of these types will be considered desirable by the bank provided such loans meet the test of sound credit.

Concentrations of Credit Risk

        The Gratz Bank's loan portfolio represents loans principally made in Dauphin, Northumberland and Schuylkill Counties, Pennsylvania and contiguous counties that are secured by both residential and commercial real estate. Accordingly, The Gratz Bank's primary concentration of credit risk is related to the real estate market in Dauphin, Northumberland and Schuylkill Counties, Pennsylvania. The ultimate collectability of this portion of The Gratz Bank's portfolio is susceptible to changes in local market conditions and, therefore, dependent upon the local economic environment. In addition, loan concentrations are also considered to exist when there are amounts loaned or committed to be loaned to a multiple number of borrowers engaged in similar activities that would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. Although The Gratz Bank views many of its loans as made to individuals or secured by residential real estate, The Gratz Bank's loan portfolio contains many borrowers who are employed in various professions such as, medical, dental, legal and real estate professionals.

Properties of GNB and The Gratz Bank

        GNB does not own or lease any properties. The Gratz Bank owns its principal and executive offices located at 32 West Market Street, Gratz, PA 17030. The Gratz Bank also owns two (2) branch offices at 1625 West Main St, Valley View, PA 17983 and 4231 State Route 147, Herndon PA 17830 and leases one (1) branch office at 2221 W. Market Street, Pottsville, PA 17901.

 Legal Proceedings

        GNB and The Gratz Bank are not parties to any legal proceedings that could have a material effect on the financial condition or operating results of the GNB. In addition, GNB and The Gratz Bank are not parties to any legal proceedings under federal and state environmental laws.

Information about GNB's Directors

        The following provides information, as of December 31, 2013, about each director. The information presented includes information each director has given us about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills that contribute to the board's effectiveness as a whole. We believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business insight and an ability to exercise sound judgment, as well as a commitment to service.

        Timothy J. Allison, age 64, has been a director of GNB and The Gratz Bank since 2008. His current term expires in 2017. He is Vice-President of The Gratz Bank.

        Samuel K. Kauffman, age 43, has been a director of GNB and The Gratz Bank since 2010. His current term expires in 2015. He is CEO of S&L Spindles and a dairy farmer.

        David H. Koppenhaver, age 65, has been a director of GNB and The Gratz Bank since 1997. His current term expires in 2015. He is also Chairman of the Board of Directors of both GNB and The Gratz Bank. He is President of Koppy's Propane, Inc. which is a retailer of propane gas and related supplies.

        Charles H. Masser, age 77, has been a director of GNB since 1986 and The Gratz Bank since 1984. His current term expires in 2016. He is Treasurer of GNB and The Gratz Bank. He is a retired farmer.

        Joseph C. Michetti, Jr., age 59, has been a director of GNB and The Gratz Bank since 2007. His current term expires in 2017. He is an attorney.

        Tammy A. Specht, age 44, has been a director of GNB and The Gratz Bank since 2007. Her current term expires in 2015. She is a CPA and owner of Specht and Company.

        Steven I. Tressler, age 59, has been a director of GNB and The Gratz Bank since 2011. His current term expires in 2017. He is the former Chief Executive Officer of The Herndon National Bank.

        Wesley M. Weymers, age 56, has been a director of GNB and The Gratz Bank since 2013. His current term expires in 2016. He has been the President of GNB and The Gratz Bank since January 1, 2013. Mr. Weymers was Chief Lending Officer of The Gratz Bank from January 2011 through December 2012. Prior to that, he was Chief Credit Officer at The First National Bank of Mifflintown from May 2010 through January 2011. He formerly served as Chief Lending Officer at Juniata Valley Bank from August 2008 through May 2010.

Director Compensation

        GNB did not compensate members of its board of directors during 2013. In 2013, the directors did receive $300 for each meeting of The Gratz Bank's board of directors that they attended.

        The following table summarizes the total compensation paid to independent directors during the year ended December 31, 2013:

Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)		All other compensation ($)		Total ($)
Samuel K. Kauffman	9,700	0		0		9,700
David H. Koppenhaver	21,908	4,909	(1)	11,260	(2)	38,077
Charles H. Masser	11,725	0		11,260	(2)	22,985
Joseph C. Michetti, Jr.	17,025	1,968	(1)	0		18,993
Tammy A. Specht	11,275	1,670	(1)	14,838	(2)	27,783
Steven I. Tressler	10,000	0		5,095	(2)	15,095

(1)
Deferred compensation earnings in 2013.

(2)
Insurance benefits paid by GNB.

Directors Deferred Compensation Agreements.

        Certain GNB directors participate in the Directors Deferred Compensation Agreement, wherein the director may elect to defer a percentage and such deferral will accrue interest equal to one hundred fifty percent (150%) of the average one year Treasury instrument for the plan year. The participants are always 100% vested in the amount they defer. The director is entitled to receive a distribution from his deferred account upon death, termination of service, or reaching age sixty-five, in the manner elected in a previously executed election form.

Executive Officers

        The following table identifies each of the executive officers of GNB and The Gratz Bank, their age as of December 31, 2013, the position they currently hold and their professional experience during the prior five years.

Name	Age	Principal Occupation for the Past Five Years and Position Held with GNB and The Gratz Bank
Wesley M. Weymers	56	See "Information about GNB's Directors" Above.
Timothy J. Allison	64	Vice-President of The Gratz Bank
Aaron M. Klinger	39	Vice-President and Chief Operating Officer of The Gratz Bank
Cindy L. Shade	58	Corporate Secretary of GNB and The Gratz Bank

        Executive Officers of GNB are elected by the board of directors on an annual basis and serve at the discretion of the board of directors. Mr. Masser is the uncle of Ms. Specht. There are no other family relationships among any of the Executive Officers or directors of GNB.

Executive Compensation

Summary Compensation Table

        The table below sets forth information with respect to the annual compensation awarded to, earned by, or paid to each of the Chief Executive Officer and two other named executive officers to the extent such person's total compensation exceeded $100,000, if any. For the year ending 2013,

GNB's named executive officers were Wesley M. Weymers, President & CEO of GNB and The Gratz Bank and Timothy Allison, Vice President of The Gratz Bank.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Wesley M. Weymers	2013	139,000	36,000	57,123	(1)	7,494	(3)	239,617
President & CEO	2012	118,956	29,000	—		4,665	(4)	152,621
Timothy J. Allison	2013	117,500	30,000	16,238	(2)	4,464	(4)	168,202
Vice President	2012	123,931	28,000	33,115	(2)	4,318	(4)	189,364

(1)
Includes $10,512.75 attributable to earnings under his deferred compensation plan and $46,6610 attributable to accrual under his SERP agreement.

(2)
Earnings under deferred compensation plan.

(3)
Includes employer 401(k) contribution of $5,494.36; car allowance of $2,000.

(4)
Employer 401(k) contribution.

Employment Agreement

        In 2013, GNB entered into an employment agreement with Wesley M. Weymers. Under the agreement, Mr. Weymers shall serve as President and Chief Executive Officer of GNB and The Gratz Bank. The term of the agreement is three (3) years. In the event that Mr. Weymers' employment is terminated without "cause" or the executive resigns for "good reason" he shall receive two times his annual base salary and life, disability, medical insurance and other normal health and welfare benefits for two (2) years from the termination of his employment or until he secures substantially similar benefits through other employment. If Mr. Weymers is involuntarily terminated without cause after a change in control of GNB or The Gratz Bank, he shall be entitled to a lump sum payment equal to 2.99 times his annual base salary and life, disability, medical insurance and other normal health and welfare benefits for 2.99 years from the termination of his employment or until he secures substantially similar benefits through other employment. In exchange for the receipt of the employment agreement and severance payments, Mr. Weymers is prohibited for a period of two years from the date of his termination of employment, from engaging, directly or indirectly, in the banking or financial services industry or any other activity in which GNB or The Gratz Bank are engaged in Dauphin, Northumberland, or Schuylkill counties. He is also prohibited from soliciting customers or employees of GNB or The Gratz Bank.

Supplemental Executive Retirement Plan

        On July 27, 2012, The Gratz Bank and Wesley M. Weymers entered into an Executive Supplemental Retirement Plan ("SERP"). Under the terms of the SERP, upon Mr. Weymers' termination of employment after retiring after the age of sixty-five and one-half (65 1/2), he will be entitled to an annual payment equal to $54,000 payable in equal monthly installments for fifteen (15) years. In the event that his employment is terminated prior to age sixty-five and one-half (65 1/2) including for death or disability, he will be entitled to an annual amount equal to the vested annual benefit as provided in the SERP payable in monthly installments for fifteen (15) years. If Mr. Weymers is terminated within twenty-four (24) months after a change in control of The Gratz Bank, he will received an annual benefit equal to $54,000 payable in equal monthly installments for fifteen (15) years.

If Mr. Weymers is terminated for cause as defined in the agreement, he will not be entitled to any benefits under the SERP.

Wesley M. Weymers Executive Deferred Compensation Agreement

        On August 6, 2013, Wesley M. Weymers entered into an executive deferred compensation agreement with The Gratz Bank, which was subsequently amended. Pursuant to the agreement, Mr. Weymers may defer a percentage of his salary and/or bonus and such amounts will earn a rate of interest equal to one hundred fifty percent (150%) of the average one year Treasury instrument for the plan year. Mr. Weymers is fully vested in the account balance and will receive payments on the first day of the calendar month following his termination of service or his sixty-fifth (65th) birthday or upon his death.

Timothy J. Allison Executive Deferred Compensation Agreement

        On January 8, 2002, Timothy J. Allison entered into an executive deferred compensation agreement with The Gratz Bank, which was subsequently amended. Pursuant to the agreement, Mr. Allison may defer a percentage of his salary and/or bonus and such amounts will earn a rate of interest equal to one hundred fifty percent (150%) of the average one year Treasury instrument for the plan year. Mr. Allison is fully vested in the account balance and will receive payments on the first day of the calendar month following his termination of service or his sixty-fifth (65th) birthday or upon his death.

GNB's Compensation Policies and Practices as they Relate to Risk Management.

        The board of directors of GNB has reviewed its compensation policies and practices and has determined that the policies and practices do not motivate imprudent risk taking and are not reasonably likely to have a material adverse effect on GNB.

Compensation Committee Interlocks and Insider Participation

        No member of GNB's Salary, Pension, and Insurance Committee, which acts as its compensation committee, is or has been an officer or employee of GNB or The Gratz Bank. Also, during 2013, none of GNB's executive officers served as a member of the compensation committee. In addition, Wesley M. Weymers is an ex officio member of the compensation committee but does not participate in decisions or discussions regarding his own compensation

Director Independence

        Currently, the GNB board of directors has eight (8) members. Under the Nasdaq Stock Market standards for independence, the following directors of GNB meet the standards for independence: Messrs. Kauffman, Koppenhaver, Masser, and Michetti and Ms. Specht. These directors constitute more than a majority of GNB's board of directors. Only independent directors serve on GNB's audit, nominating and compensation committees.

        In determining each director's independence, the board of directors considered the services provided, loan transactions between The Gratz Bank and the director, the director's family members and businesses with whom they are associated, contributions made to non-profit organizations with whom the director is associated, and other matters that the board deemed pertinent.

        The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the board (in addition to those listed above and under the section entitled "Related Party Transactions" below) in reaching its determination that the directors listed are independent.

Name	Other Transactions/Relationships/Arrangements
Mr. Kauffman	None.
Mr. Koppenhaver	Propane supplies.
Mr. Masser	None.
Mr. Michetti	Legal services.
Ms. Specht	Electrical contracting services provided by an immediate family member's company.

        In each case, the board determined that the described relationship did not impair the independence of the director.

Beneficial Ownership

Principal Holders

        The following table sets forth, to the best of our knowledge, those persons or entities who owned of record or beneficially more than 5% of the outstanding shares of GNB common stock as of June 30, 2014.

        Beneficial ownership of GNB common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power which includes the power to vote, or to direct the voting of, the stock;

  •
  Investment power which includes the power to dispose, or to direct the disposition of, the stock; or

  •
  The right to acquire beneficial ownership within 60 days after June 30, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Steven I. Tressler Herndon, PA	26,028	5.15%

Directors and Executive Officers

        The following table sets forth information concerning the beneficial ownership of the GNB's common stock as of June 30, 2014 for: (a) each incumbent director; (b) each named executive officer of GNB identified in the Summary Compensation Table; and (c) the directors and executive officers as a group. Except as otherwise noted, the named individuals or family members had sole voting and investment power with respect to such securities.

        Beneficial ownership of GNB common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power which includes the power to vote, or to direct the voting of, the stock;

  •
  Investment power which includes the power to dispose, or to direct the disposition of, the stock; or

  •
  The right to acquire beneficial ownership within 60 days after June 30, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership*		Percent of Class
Timothy J. Allison	1,115		0.22%
Samuel R. Kauffman	1,050		0.21%
David H. Koppenhaver	21,061	(1)	4.17%
Charles H. Masser	10,102		1.99%
Joseph C. Michetti, Jr.	9,120		1.80%
Tammy A. Specht	627	(2)	0.12%
Steven I. Tressler	26,028		5.15%
Wesley M. Weymers	240		0.05%
Aaron M. Klinger	105		0.02%
All Directors and Executive Officers as a Group (10 persons)	69,829		13.82%

(1)
Includes 255 shares owned by Mr. Koppenhaver's spouse.

(2)
Includes 427 shares jointly owned with Ms. Specht's husband and children.

*
The securities "beneficially owned" by an individual may include securities owned by or for the individual's spouse, minor children and any other relative who has the same home, as well as securities that the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within sixty (60) days after June 30, 2014. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, all shares are individually owned. All numbers have been rounded to the nearest whole number.

Related Party Transactions

        Several of the GNB's directors, officers, their immediate family members and companies with which they are associated, are customers of The Gratz Bank. During 2013, many of them had banking transactions with The Gratz Bank, in the ordinary course of The Gratz Bank's business, and intend to do so in the future. The Gratz Bank has a formal process with respect to the review and approval of loans extended by The Gratz Bank to related persons. In accordance with these procedures all transactions with related persons must be approved or ratified by disinterested members of board of directors. All loans and commitments to loan included in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to the lender and do not involve more than the normal risk of collection or present other unfavorable features.

        During 2013, a company owned by an immediate family member of Ms. Specht provided electrical contracting services for The Gratz Bank and was paid a total of approximately $165,525.

Management's Discussion and Analysis of Financial Condition and Results of Operations of
GNB Financial Services, Inc.

        Unless the context requires otherwise, throughout this management's discussion and analysis of financial condition and results of operations, "we," "us," "our," "management," and "GNB" refer to GNB Financial Services, Inc., The Gratz Bank, and its management.

        The following discussion is intended to focus on and highlight certain financial information regarding GNB and should be read in conjunction with the financial statements and related notes which have been prepared by the management of GNB in accordance with U.S. generally accepted accounting principles. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

        This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as GNB's plans, objectives, expectations, and intentions. Therefore, this analysis should be read in conjunction with "A Warning About Forward-Looking Information" on page 32.

Critical Accounting Policies

        We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and with general practices within the banking industry in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 to our consolidated financial statements as of December 31, 2013.

        Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates, and such differences could have a material impact on the carrying values of our assets and liabilities and our results of operations. Management has reviewed and approved these critical accounting policies and has discussed these policies with GNB's Audit Committee.

Allowance for Loan Losses

        The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

        A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if GNB expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all circumstances concerning the loan, the creditworthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed. GNB estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan. Payments received on nonaccrual loans are recorded as income or applied against principal according to management's judgment as to the collectability of such principal.

        Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Commercial, commercial real estate, agriculture, and municipal loans are reviewed on a regular basis, with a focus on larger loans along with loans that have experienced past payment or financial deficiencies. Larger commercial, commercial real estate, agriculture, and municipal loans which are 90 days or more past due are selected for impairment testing. These loans are analyzed to determine whether they are "impaired," which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All commercial, commercial real estate, agriculture, and municipal loans that are delinquent 90 days and residential mortgage loans that are 120 days delinquent and are placed on nonaccrual status are classified on an individual basis. The remaining loans are evaluated and classified as groups of loans with similar risk characteristics. GNB allocates allowances based on the factors described below, which conform to GNB's asset classification policy. In reviewing risk within the Bank's loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the loans secured by residential real estate portfolio; (ii) the commercial real estate portfolio; (iii) the consumer loan portfolio; (iv) the commercial loan portfolio; (v) the agriculture portfolio and (vi) the municipal portfolio. Factors considered in this process included general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. Certain qualitative factors are then added to the historical allocation percentage to get the total factor to be applied to nonclassified loans. The following qualitative factors are analyzed:

  •
  Changes in underwriting process

  •
  Levels of and trends in delinquencies

  •
  Trends in volume and terms

  •
  Trends in credit quality ratings

  •
  Changes in management and lending staff

  •
  Economic trends

  •
  Changes in loan policies

  •
  Concentrations of credit

  •
  Changes in collateral

  •
  External factors

        GNB analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

Investment Securities

        Currently, GNB's investment securities portfolio is classified as available for sale. The portfolio serves principally as a source of liquidity and is carried at fair value with unrealized holding gains and losses for available-for-sale securities reported as a separate component of stockholders' equity, net of tax, until realized. Debt securities acquired with the intent to hold to maturity would be classified as held to maturity and carried at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Realized security gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

        Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security's ability to recover any decline in its market value, and whether or not GNB intends to sell the security or whether it's more likely than not that GNB would be required to sell the security before its anticipated recovery in market value. A decline in value that is considered to be other than temporary is recorded as a loss within noninterest income in the Consolidated Statement of Income.

        Restricted stock, which represents required investments in the common stock of correspondent banks is carried at cost and consists of the common stock of Federal Home Loan Bank of Pittsburgh ("FHLB").

        The Bank is a member of the FHLB, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and, as such, is classified as restricted stock, carried at cost, and evaluated by management. The stock's value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared with the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB. Management concluded that the stock was not impaired at June 30, 2014, or December 31, 2013 or 2012.

Income Taxes

        GNB and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Results of Operations for Periods Ended June 30, 2014 and 2013

        General.    GNB reported net income available to common stockholders of $1,065,000 and $1,218,000 for the six months ended June 30, 2014 and 2013, respectively. Basic and diluted earnings per share for the first six months of 2014 and 2013 were $2.11 and $2.41, respectively. The decrease in net income for the first six months of 2014, compared to the same period in 2013 of $153,000, or 12.6%, resulted primarily from an increase in non-interest expense of $513,000, of which approximately

$500,000 is attributable to non-recurring merger expenses. These were partially offset by an increase in net interest income of $199,000 on a tax equivalent basis, a decrease in provision for loan losses of $245,000, and an increase in service charges on deposit accounts of $45,000. Return on average assets and return on average equity for the first six months of 2014 were 1.07% and 8.33%, respectively, as compared to 1.33% and 9.86% for the same period in 2013.

        Average Balance Sheet and Yield/Rate Analysis.    The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities, and the resultant average costs, net interest income, interest rate spread, and the net interest margin earned on average interest-earning assets. For purposes of this table, average balances are calculated using monthly averages and the average loan balances include nonaccrual loans and exclude the allowance for loan losses and interest income includes accretion of net deferred loan fees. Yields on tax-exempt securities and loans (tax-exempt for federal income tax purposes) are shown on a fully tax equivalent basis utilizing a federal tax rate of 34%.

	For the Six Months Ended June 30,
	2014			2013
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loan, net(3)(4)	$131,840	$3,455	5.26%	$113,356	$3,159	5.59%
Taxable investment securities	17,222	112	1.30%	19,545	169	1.73%
Non-taxable investment securities(3)	13,232	109	2.50%	13,001	122	2.84%
Interest bearing deposits and Federal funds sold	20,962	139	1.33%	23,662	175	1.48%

Total interest-earning assets	183,256	3,815	4.24%	169,564	3,625	4.36%

Non-interest-earning assets	15,380			13,174

Total assets	$198,636			$182,738

Interest-bearing liabilities:
Interest-bearing checking	$42,870	$116	0.54%	$39,463	$101	0.51%
Savings accounts	48,506	53	0.22%	45,205	48	0.21%
Certificates of deposits	53,091	298	1.12%	49,772	318	1.28%

Total deposits	144,467	467	0.65%	134,440	467	0.69%
Short-term borrowings	425	1	0.47%	0	0	0.00%
FHLB Advances	1,941	15	1.55%	2,248	25	2.22%

Total interest-bearing liabilities	146,833	483	0.66%	136,688	492	0.72%

Non-interest-bearing liabilities	26,223			21,334

Total liabilities	173,056			158,022
Retained earnings	25,580			24,716

Total liabilities and retained earnings	$198,636			$182,738

Net interest income		$3,332			$3,133

Interest rate spread(1)			3.58%			3.64%

Net interest margin(2)			3.71%			3.78%

Ratio of average interest-earnings assets to average interest-bearing liabilities			124.81%			124.05%

(1)
Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)
Yields are presented on a fully tax-equivalent basis using a 34% federal statutory tax rate.

(4)
Tax equivalent adjustments to the loan average yield for tax-exempt loans were $15 and $7 for the periods ended June 30, 2014 and 2013, respectively.

        Analysis of Changes in Net Interest Income.    The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in GNB's interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior period volume), changes in volume (changes in volume multiplied by prior period rate), and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on securities reflect the changes in interest income on a fully tax equivalent basis.

	For the Six Months Ended June 30,
	2014 vs. 2013
	Increase (Decrease) Due to
	Volume	Rate	Net
	(Dollars in thousands)
Interest and dividend income:
Loans, net	$766	$(470)	$296
Taxable investment securities	(18)	(39)	(57)
Non-taxable investment securities	10	(23)	(13)
Interest bearing balances and Federal funds sold	(19)	(17)	(36)

Total interest-earnings assets	$739	$(549)	$190

Interest expense:
Interest-bearing checking	$9	$6	$15
Savings accounts	4	1	5
Certificates of deposit	47	(67)	(20)

Total deposits	60	(60)	—
Short-term borrowings	—	1	1
FHLB Advances	(3)	(7)	(10)

Total interest-bearing liabilities	$57	$(66)	$(9)

Change in net interest income	$682	$(483)	$199

        Net interest income.    Net interest income, the primary source of revenue for GNB, is determined by GNB's interest rate spread, which is defined as the difference between income on earning assets and the cost of funds supporting those assets and the relative amounts of interest earning assets and interest bearing liabilities. Management periodically adjusts the mix of assets and liabilities, as well as the rates earned or paid on those assets and liabilities in order to manage and improve net interest income. The level of interest rates and changes in the amount and composition of interest earning assets and liabilities affect GNB's net interest income. Net interest income increased by $199,000, or 6.4%, to $3,332,000 for the first six months in 2014, as compared to $3,133,000 for the same period in 2013. This increase in net interest income can be attributed to the increase in interest income of $190,000, or 5.2%, and the decrease in interest expense of $9,000, or 1.8%. The decrease to interest expense reflects a pay-down of FHLB advances in the first six months of 2014 compared to the same period of 2013, as well as a 16 basis point decrease in the cost of funds for certificates of deposit. Comparatively, during the first half of 2014 and 2013, loan interest income comprised 90.6% and 87.1%, respectively, of interest income, and investment interest comprised 5.8% and 8.0%, respectively, of interest income.

        Interest income.    Interest income increased $190,000, or 5.2%, to $3,815,000 over the first six months of 2014, as compared to $3,625,000 for the same period of 2013. This increase in interest income can be attributed to the increase in interest earned on loans of $296,000, or 9.4%, partially offset by a decrease in interest earned on investments of $70,000, or 24.1%.

        Interest earned on loans increased $296,000, or 9.4%, to $3,455,000 for the first half of 2014, compared to $3,159,000 for the same period of 2013. This increase was attributable to an increase in the average balance of loans outstanding of $18.5 million, or 16.3%, to $131.8 million for the six months ended June 30, 2014, as compared to $113.4 million for the same period of 2013. This is primarily the result of the Liberty Savings Bank F.S.B. acquisition. Also partially offsetting this increase was a decrease in yield from 5.59% for the six months ended June 30, 2014 to 5.26% for 2013.

        Interest earned on investments decreased $70,000, or 24.1%, to $221,000 for the first half of 2014, as compared to $291,000 for the same period of 2013. This decrease was primarily attributable declining yields on a rapidly repricing portfolio.

        Interest income on interest bearing deposits and federal funds sold decreased $36,000 for the six months ended June 30, 2014 as compared to the same period of 2013. There was a decrease in the yield from 1.48% for the six months ended June 30, 2013 to 1.33% for the same period in 2014, coupled with a decrease in the average balances of $2.7 million.

        Interest expense.    Interest expense decreased $9,000, or 1.8%, to $483,000 for the six months ended June 30, 2014, as compared to $492,000 for the same period of 2013. This decrease in interest expense can be attributed to decreases in interest incurred on borrowings of $10,000 due to a decrease in average outstanding borrowings, as well as to a reduction in cost of funds for certificates of deposit during the period from 1.28% to 1.12%.

        Provision for loan losses.    GNB maintains an allowance for loan losses in an amount, which, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses, after net charge-offs have been deducted, to bring the allowance to a level which is considered adequate to absorb potential losses inherent in the loan portfolio in accordance with generally accepted accounting principles ("GAAP"). The amount of the provision is based on management's regular review of the loan portfolio and consideration of such factors as historical loss experience, generally prevailing economic conditions, changes in size and composition of the loan portfolio, and considerations relating to specific loans, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral. The provision for loan losses decreased by $245,000 due to a credit provision of $244,000 for the six months ended June 30, 2014, as compared to a provision of $1,000 for the same period of 2013. The reversal was made based on the analysis for allowance for loan losses in light of improved performance of the loans originated by the Bank and improving qualitative factors including that of an improving economy. GNB experienced net recoveries of $78,000 in the first half of 2014, compared to net charge-offs of $24,000 in the first half of 2013.

        Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a four-year period for all portfolio segments. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans.

        Management reviews significant factors affecting the allowance regularly and believes that the allowance was adequate to cover potentially uncollectible loans as of June 30, 2014 and December 31, 2013.

        Noninterest income.    The following table shows the breakdown of noninterest income for the six months ended June 30, 2014 and 2013 (dollars in thousands):

	For the Six Months Ended June 30,		Change
	2014	2013	Amount	%
Service charges on deposit accounts	$299	$254	$45	17.7
Earnings on Bank-owned life insurance	72	76	(4)	(5.3)
Other	8	6	2	33.3

	$379	$336	$43	12.8

        Noninterest income increased $43,000 from $336,000 for the first six months of 2013 to $379,000 for the first six months of 2014. This increase in total noninterest income resulted primarily from increased service charges on deposit accounts resulted in income of $299,000 for the first six months of 2014, as compared to $254,000 for the same period of 2013. This increase is largely attributable to the deposit accounts added due to the merger with Liberty Savings Bank F.S.B., Pottsville, PA, which was completed in the first quarter of 2014.

        Noninterest expense.    The following table shows the breakdown of noninterest expense for the six months ended June 30, 2014 and 2013 (dollars in thousands):

	For the Six Months Ended June 30,		Change
	2013	2012	Amount	%
Compensation and employee benefits	$1,067	$1,028	$39	3.8
Occupancy	132	82	50	61.0
Furniture and fixtures	59	39	20	51.3
Data processing	225	149	76	51.0
Professional fees	266	55	211	383.6
Shares tax	139	135	4	3.0
Other	352	240	112	46.7

	$2,240	$1,728	$512	29.6

        Noninterest expense was $2.2 million for the six months ended June 30, 2014, a $512,000, or 29.6%, increase from noninterest expense of $1.7 million for the same period of 2013. The increase is largely attributable to one-time merger expenses including legal and professional fees, and data processing fees of approximately $500,000.

        GNB's efficiency ratio was 60.4% and 49.8% for the periods ended June 30, 2014 and 2013, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing noninterest expense by the sum of net interest income and noninterest income. Based on this calculation, GNB spent $0.60 on average to earn $1.00 of revenue for the six months ended June 30, 2014.

        Salaries and employees benefits increased $39,000, or 3.8%, for the first six months of 2014 to $1,067,000, compared to $1,028,000 for the same period of 2013. This increase is primarily attributed to the increase in full-time equivalent employees from 30 in 2013 to 38 in June of 2014 and due mainly to the employees acquired through the merger with Liberty Savings Bank F.S.B. Occupancy and equipment expenses also increased as a result of the additional office acquired in the Liberty acquisition.

        Provision for income taxes.    The provision for income taxes increased $127,000, or 24.4%, to $650,000 for the first six months of 2014, as compared to $522,000 for the same period of 2013. This increase is due to an increase in taxable income associated with non-deductible merger expenses incurred in 2014. The effective tax rate for the six months ended June 30, 2014, was 37.9%, compared to 30.0% for the same period of 2013.

Results of Operations for Fiscal Years Ended December 31, 2013 and 2012.

        General.    GNB reported net income available to common stockholders of $2.2 million and $2.3 million, in 2013 and 2012, respectively. Basic and diluted earnings per share were $4.26 and $4.45 for 2013 and 2012, respectively. The decrease in net income for 2013 resulted primarily from decrease of net interest income of $200,000 and an increase of non-interest expense of $157,000 partially offset by a decrease in provision for loan losses of $36,000 and an increase in non-interest income of $90,000. Return on average assets and return on average equity for 2013 were 1.16% and 8.52%, respectively, as compared to 1.26% and 9.47% for 2012.

        Average Balance Sheet and Yield/Rate Analysis.    The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resultant average costs, net interest income, interest rate spread, and the net interest margin earned on average interest-earning assets. For purposes of this table, average balances are calculated using monthly averages, and the average loan balances include nonaccrual loans and exclude the allowance for loan losses and interest income includes accretion of net deferred loan fees. Yields on tax-exempt securities and loans (tax-exempt for federal income tax purposes) are shown on a fully tax equivalent basis utilizing a federal tax rate of 34%.

	For the Years Ended December 31,
	2013			2012
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loan, net(4)	$116,067	$6,343	5.48%	$109,366	$6,531	5.99%
Taxable investment securities	19,544	321	1.64%	20,382	400	1.96%
Non-taxable investment securities(3)	13,690	255	2.82%	14,852	317	3.23%
Interest-bearing deposits and Federal funds sold	22,287	334	1.50%	22,569	375	1.66%

Total interest-earning assets	171,588	7,253	4.32%	167,169	7,623	4.66%

Non-interest-earning assets	13,494			12,689

Total assets	$185,082			$179,858

Interest-bearing liabilities:
Interest-bearing checking	$40,875	216	0.53%	$35,074	177	0.50%
Savings accounts	45,228	98	0.22%	44,230	134	0.30%
Certificates of deposits	49,592	619	1.25%	53,065	800	1.51%

Total deposits	135,695	933	0.69%	132,369	1,111	0.84%
Short-term borrowings	0	0		0	0
FHLB Advances	2,998	43	1.43%	3,000	65	2.17%

Total interest-bearing liabilities	138,693	976	0.70%	135,369	1,176	0.87%

Non-interest-bearing liabilities	21,142			20,484

Total liabilities	159,835			155,853
Retained earnings	25,247			24,005

Total liabilities and retained earnings	$185,082			$179,858

Net interest income		$6,277			$6,447

Interest rate spread(1)			3.62%			3.79%

Net interest margin(2)			3.75%			3.96%

Ratio of average interest-earnings assets to average interest-bearing liabilities			123.72%			123.49%

(1)
Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)
Yields are presented on a fully tax-equivalent basis using a 34% federal statutory tax rate.

(4)
Tax equivalent adjustments to the loan average yield for tax-exempt loans were $21 and $12 for the periods ended December 31, 2013 and 2012, respectively.

        Analysis of Changes in Net Interest Income.    The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior period volume), changes in volume (changes in volume multiplied by prior period rate), and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on securities reflect the changes in interest income on a fully tax equivalent basis.

	For the Years Ended December 31,
	2013 vs. 2012
	Increase (Decrease) Due to
	Volume	Rate	Net
	(Dollars in thousands)
Interest and dividend income:
Loans receivable	$387	$(575)	$(188)
Taxable investment securities	(16)	(63)	(79)
Non-taxable investment securities	(24)	(38)	(62)
Interest-bearing balances and Federal funds sold	(5)	(36)	(41)

Total interest-earnings assets	$342	$(712)	$(370)

Interest expense:
Interest-bearing checking	$31	$8	$39
Savings accounts	3	(39)	(36)
Certificates of deposit	(50)	(131)	(181)

Total deposits	(16)	(162)	(178)
FHLB Advances	—	(22)	(22)

Total interest-bearing liabilities	$(16)	$(184)	$(200)

Change in net interest income	$358	$(528)	$(170)

2013 Results Compared to 2012 Results

        Net interest income.    Net interest income, the primary source of revenue for GNB, is determined by GNB's interest rate spread, which is defined as the difference between income on earning assets and the cost of funds supporting those assets and the relative amounts of interest-earning assets and interest-bearing liabilities. Management periodically adjusts the mix of assets and liabilities, as well as the rates earned or paid on those assets and liabilities in order to manage and improve net interest income. The level of interest rates and changes in the amount and composition of interest-earning assets and liabilities affect GNB's net interest income. Net interest income decreased by $170,000, or 2.6%, to $6.3 million in 2013, compared to $6.4 million in 2012. This decrease in net interest income can be attributed to a decrease in interest income of $370,000, or 4.8%, and a decrease in interest expense of $200,000, or 17.0%. The decrease to interest expense reflects a 17 basis point decrease in the cost of interest-bearing liabilities to 0.70% in 2013 from 0.87% in 2012. Comparatively, during 2013 and 2012, loan interest income comprised 87.4% and 85.7% of interest income, and investment interest comprised 7.9% and 9.4%, respectively, of interest income.

        Interest income.    Interest income decreased $370,000, or 4.9%, to $7.3 million for 2013, compared to $7.6 million for 2012. This decrease in interest income can be attributed to a decrease in interest earned on loans of $188,000 coupled with a decrease in interest earned on investment securities of $141,000.

        Interest earned on loans decreased $188,000, or 4.9%, to $6.3 million for 2013, compared to $6.5 million for 2012. This decrease was attributable to a decrease in yield on the portfolio of 51 basis points to 5.48% for the year ended December 31, 2013, as compared to 5.99% for 2012. Partially offsetting this decrease, was an increase in the average balance of loans to $116.1 million for the year ended December 31, 2013 from $109.4 million for the comparative period of 2012.

        Interest earned on taxable securities decreased $79,000, or 19.8%, to $321,000 for the year ended December 31, 2013, compared to $400,000 for 2012. This decrease was primarily attributable to a decline in yield on the portfolio of 32 basis points to 1.64% for the year ended December 31, 2013, compared to 1.96% for 2012. Also contributing to this decrease was a decline in the yield of nontaxable securities as well as a decline in the average balance of these securities.

        Interest income on interest bearing deposits and federal funds sold decreased $41,000 for the year ended 2013 as compared to 2012. There was a decrease in the yield from 1.66% for the year ended 2012 to 1.50% for 2013.

        Interest expense.    Interest expense decreased $200,000, or 17.0%, to $1.0 million for the year ended December 31, 2013, compared to $1.2 million for 2012. This decrease in interest expense can be attributed to decreases in interest incurred on deposits and borrowings of $178,000 and $22,000, respectively.

        Interest incurred on deposits decreased $178,000, or 16.0%, from $1.1 million for the year ended December 31, 2012, compared to $0.9 million for 2013. This decrease was primarily attributable to a decrease in the cost of interest-earning deposits of 15 basis points to 0.69% in 2013 from 0.84% in 2012, partially offset by an increase of $3.3 million, or 2.5%, in the average balance of interest-bearing deposits to $135.7 million for 2013 as compared to $132.4 million for 2012. Interest on borrowings with the FHLB, decreased $22,000, or 33.9%, to $43,000 for the year ended December 31, 2013, compared to $65,000 for 2012.

        Provision for loan losses.    Management concluded that the allowance was adequate as of December 31, 2013 and 2012 based on an analysis of both quantitative and qualitative factors in GNB's test of allowance adequacy. The provision for loan losses decreased $37,000 to $55,000 for the year ended December 31, 2013, compared to $92,000 for 2012. These provisions were part of the normal operations of GNB for 2013. As a result of the provisions for loan losses during 2013 and 2012, GNB's allowance for loan losses amounted to $1,416,000, or 1.16%, of GNB's total loan portfolio at December 31, 2013, compared to $1,375,000, or 1.20%, at December 31, 2012. GNB's allowance for loan losses as a percentage of non-performing loans at December 31, 2013 and December 31, 2012 was 360.31% and 264.93%, respectively.

        Noninterest income.    The following table shows the breakdown of noninterest income for the years ended December 31, 2013 and 2012 (dollars in thousands).

	For the Year Ended December 31,		Change
	2013	2012	Amount	%
Service charges on deposit accounts	$542	$465	$77	16.6
Earnings on Bank-owned life insurance	168	148	20	13.5
Other	16	22	(6)	(27.3)

	$726	$635	$91	14.3

        Noninterest income increased $91,000 from $635,000 for 2012 to $726,000 for 2013. The increase in total noninterest income during 2013 compared to 2012 resulted primarily from increased income on service charges on deposit accounts of $77,000 as well as an increase in tax-free earnings on bank owned life insurance of $20,000. The increase in service charges is primarily due to the increase in deposit accounts attributable to the acquisition of Liberty Savings Bank F.S.B.

        Noninterest expense.    The following table shows the breakdown of noninterest expense for the years ended December 31, 2013 and 2012 (dollars in thousands).

	For the Year Ended December 31,		Change
	2013	2012	Amount	%
Compensation and employee benefits	$2,060	$2,152	$(92)	(4.3)
Occupancy	187	188	(1)	(0.5)
Furniture and fixtures	114	88	26	29.5
Data processing	302	365	(63)	(17.3)
Professional fees	315	154	161	104.5
Shares tax	270	200	70	35.0
Other	625	569	56	9.8

	$3,873	$3,716	$157	4.2

        Noninterest expense was $3.9 million for the year ended December 31, 2013, a $157,000, or 4.2%, increase from noninterest expense of $3.7 million for 2012. The major changes were an increase in $161,000 in professional fees, which involved some merger expenses with Liberty Savings Bank, as well as an increase of $70,000 in Pennsylvania shares tax assessed on the larger capital base in 2013 compared to 2012.

        GNB's efficiency ratio was 55.3% and 52.5% for the years ended December 31, 2013 and 2012, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing noninterest expense by the sum of net interest income and noninterest income. Based on this calculation, GNB spent $0.55 on average to earn $1.00 of revenue during the year ended December 31, 2013.

        Provision for income taxes.    The provision for income taxes decreased $79,000, or 7.9%, to $923,000 for 2013 as compared to $1,002,000 for 2012. This decrease is due to a decrease in pre-tax income of $201,000, or 6.1%, to $3.1 million for 2013 as compared to $3.3 million for 2012. The effective tax rate for 2013 was 30.0% compared to 30.6% for 2012.

Changes in Financial Condition

General—June 30, 2014 versus December 31, 2013

        GNB's total assets increased $29.0 million, or 15.8%, to $212.7 million at June 30, 2014 from $183.7 million at December 31, 2013, largely due to the assets acquired in the merger with Liberty Savings Bank F.S.B., Pottsville, PA, which was completed in the first quarter of 2014. The increase was primarily comprised of increases in cash and due from banks, and net loans of $13.7 million and $20.6 million, respectively.

        The increase in GNB's total assets reflects a corresponding increase in total liabilities of $28.0 million, or 17.7%, to $186.3 million at June 30, 2014, compared to $158.3 million at December 31, 2013, and an increase in total stockholders' equity of $1.0 million, or 4.1%, to $26.4 million at June 30, 2014, compared to $25.4 million at December 31, 2013. The increase in total liabilities is primarily due to an increase in deposits of $28.3 million, or 18.3%, to $183.3 million from $155.0 million. The net increase in total stockholders' equity is primarily attributed to an increase in retained earnings of $863,000.

General—December 31, 2013 versus December 31, 2012

        GNB's total assets increased $1.1 million, or 0.6%, to $183.7 million at December 31, 2013 from $182.6 million at December 31, 2012. The increase was primarily comprised of increases in net loans and in bank premises of $7.3 million and $1.0 million, respectively, partially offset by a decrease in cash and cash equivalents of $6.7 million.

        The increase in GNB's total assets reflects a corresponding increase in total stockholders' equity of $0.8 million, or 3.2%, to $25.4 million at December 31, 2013 compared to $24.6 million at December 31, 2012. The net increase in total stockholders' equity is primarily attributed to an increase in retained earnings of $1.4 million, partially offset by decreases in accumulated other comprehensive income of $382,000 and purchases of treasury stock of $301,000.

        Investment securities available for sale.    The investment portfolio, a portion of which is classified as available for sale, decreased $828,000, or 4.4%, to $18.1 million at December 31, 2013, compared to $18.9 million at December 31, 2012. The primary purposes of GNB's investment portfolio are to provide a source of liquidity sufficient to meet deposit withdraws or loan funding demands, to assist in the management of interest rate risk, and to secure certain public deposits. As investment securities matured or were called, GNB did not immediately replace those securities and used the proceeds to fund loan demand. The amortized costs and the fair value of investment securities are as follows.

			At December 31,
	At June 30, 2014		2013		2012
	Amortized cost	Fair Value	Amortized cost	Fair Value	Amortized cost	Fair Value
			(In thousands)
U.S. government and federal agency obligations	$16,218	$16,339	$18,258	$18,112	$18,508	$18,940
Obligations of states and political subdivisions	10,517	10,596	14,356	14,400	12,559	12,856

Total	$26,735	$26,935	$32,614	$32,512	$31,067	$31,796

        Contractual maturities and yields on investment securities are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2014
	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. government agency securities	$806	2.73%	$10,704	2.12%	$4,707	1.75%	$1	2.00%	$16,218	$16,339	2.04%
Obligations of states and political subdivisions	2,132	2.66%	5,487	2.37%	2,783	2.77%	115	3.62%	10,517	10,596	2.55%

Total	$2,938	2.68%	$16,191	2.20%	$7,490	2.13%	$116	3.61%	$26,735	$26,935	2.24%

        There were 17 positions, out of 112 total positions, that were temporarily impaired at June 30, 2014. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition and near-term prospects of the issuer; and (iii) whether or not GNB is more likely than not to sell the security before recovery of its cost basis. As of June 30, 2014, management does not have the intent to sell any of the securities in the investment table and believes that it is more likely than not that GNB will not have to sell any such securities before a recovery of cost. GNB has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit ratings changes, or Company-specific ratings changes that are not expected to result in the non-collection of principal and interest during the period. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of June 30, 2014, management believes the impairments are temporary and no impairment loss has been realized in GNB's Consolidated Statement of Income.

        Loans.    Since loans typically provide higher interest yields than other types of interest-earning assets, a substantial percentage of our earning assets are invested in the loan portfolio. Average loans for the years ended December 31, 2013 and 2012 were $116.1 million and $109.4 million, respectively. Before allowance for loan losses, total loans outstanding at December 31, 2013 and 2012 were $121.8 million and $114.5 million, respectively. The principal component of GNB's loan portfolio is loans secured by residential real estate. Most of GNB's real estate loans are secured by residential or commercial property. GNB does originate traditional long-term residential mortgages. GNB obtains a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. Generally, GNB limits the loan-to-value ratio on loans we make to 80%. We attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

        The following table summarizes the composition of GNB's loan portfolio as of June 30, 2014, and for each of the five years ended December 31:

			December 31,
	June 30, 2014		2013		2012		2011		2010		2009
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Agriculture loans	$19,465	13.7%	$20,176	16.6%	$20,126	17.6%	$20,498	18.5%	$17,197	17.6%	$16,984	18.8%
Commercial loans	20,200	14.2%	19,020	15.6%	19,152	16.7%	16,974	15.4%	13,413	13.8%	12,175	13.5%
Commercial real estate loans	3,060	2.2%	3,458	2.8%	4,165	3.6%	5,250	4.8%	5,321	5.5%	5,251	5.8%
Residential real estate loans	94,692	66.5%	75,017	61.7%	68,502	59.9%	65,473	59.2%	60,000	61.4%	53,714	59.6%
Consumer loans	1,365	1.0%	1,136	0.9%	1,229	1.1%	1,797	1.6%	1,521	1.6%	1,622	1.8%
Municipal loans	3,370	2.4%	2,944	2.4%	1,276	1.1%	518	0.5%	61	0.1%	428	0.5%

	142,152	100.0%	121,751	100.0%	114,450	100.0%	110,510	100.0%	97,513	100.0%	90,174	100.0%
Less:
Allowance for loan losses	1,250		1,416		1,375		1,323		1,275		917

Total	$140,902		$120,335		$113,075		$109,187		$96,238		$89,257

        The following table summarizes the loan maturity distribution by type, and related interest rate characteristics. The information in this table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	June 30, 2014
(Dollars in thousands)	Due within one year	Due after one through five years	Due after five years	Total
Agriculture loans	$2,503	$1,929	$15,033	$19,465
Commercial loans	4,404	5,655	10,141	20,200
Commercial real estate loans	647	1,606	807	3,060
Residential real estate loans	642	6,715	87,335	94,692
Consumer loans	166	857	342	1,365
Municipal loans	—	708	2,662	3,370

Total loans	$8,362	$17,470	$116,320	$142,152

Loans maturing after one year with:
Fixed interest rates				$124,371
Floating interest rates				9,419

				$133,790

	December 31, 2013
(Dollars in thousands)	Due within one year	Due after one through five years	Due after five years	Total
Agriculture loans	$2,808	$1,929	$15,439	$20,176
Commercial loans	4,807	4,723	9,490	19,020
Commercial real estate loans	128	650	2,680	3,458
Residential real estate loans	808	3,895	70,314	75,017
Consumer loans	139	753	244	1,136
Municipal loans	—	720	2,224	2,944

Total loans	$8,690	$12,670	$100,391	$121,751

Loans maturing after one year with:
Fixed interest rates				$106,524
Floating interest rates				6,537

				$113,061

        Allowance for loan losses.    The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

        At December 31, 2013 and 2012, the allowance for loan losses was $1,416,000 and $1,375,000, respectively, or 1.16% and 1.20% of total loans, respectively. The slight decrease in the allowance for loan losses reflects a similar decrease in specific reserves on impaired loans. GNB had net charge-offs of $14,000 in 2013 as compared to net charge-offs in 2012 of $40,000.

        The following table summarizes the activity related to GNB's allowance for loan losses for the periods ended June 30, 2014 and 2013, and for the five years ended December 31:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(Dollars in thousands)
Beginning balance	$1,416	$1,375	$1,375	$1,323	$1,275	$917	$936
Charge-offs:
Agriculture loans	5	—	—	—	—	—	334
Commercial loans	—	—	1	69	36	42	—
Commercial real estate loans	—	—	—	—	—	—	—
Residential real estate loans	9	38	45	49	—	69	—
Consumer loans	5	5	10	9	4	8	—
Municipal loans	—	—	—	—	—	—	—

Total charge-offs	19	43	56	127	40	119	334

Recoveries:
Agriculture loans	7	2	—	—	—	—	15
Commercial loans	11	7	18	54	51	—	—
Commercial real estate loans	—	—	—	—	—	—	—
Residential real estate loans	78	6	14	21	—	—	—
Consumer loans	1	4	10	12	12	8	—
Municipal loans	—	—	—	—	—	—	—

Total charge-offs	97	19	42	87	63	8	15

Net (charge-offs) recoveries	78	(24)	(14)	(40)	23	(111)	(319)
Provision for loan losses	(244)	1	55	92	25	469	300

Ending balance	$1,250	$1,352	$1,416	$1,375	$1,323	$1,275	$917

Ratios:
Net charge-offs (recoveries) to average gross loans outstanding	(0.13)%	0.04%	0.01%	0.04%	(0.02)%	0.11%	0.36%
Allowance for loan losses to gross loans	0.88%	1.15%	1.16%	1.20%	1.20%	1.31%	1.02%

        The following table sets forth the allocation of the allowance by category and the percent of loans in each category to total loans as of June 30, 2014, and as of the five years ended December 31, 2013:

			December 31,
	June 30, 2014
			2013		2012		2011		2010		2009
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Agriculture loans	$253	13.7%	$236	16.6%	$235	17.6%	$199	18.5%	$215	17.6%	$156	18.8%
Commercial loans	255	14.2%	277	15.6%	279	16.7%	188	15.4%	224	13.8%	202	13.5%
Commercial real estate loans	26	2.2%	43	2.8%	52	3.6%	57	4.8%	121	5.5%	101	5.8%
Residential real estate loans	663	66.5%	766	61.7%	719	59.9%	838	59.2%	699	61.4%	449	59.6%
Consumer loans	16	1.0%	16	0.9%	16	1.1%	20	1.6%	16	1.6%	9	1.8%
Municipal loans	8	2.4%	7	2.4%	3	1.1%	—	0.5%	—	0.1%	—	0.5%
Unallocated	29	—	71	—	71	—	21	—	—	—	—	—

Total	1,250	100.0%	1,416	100.0%	1,375	100.0%	1,323	100.0%	1,275	100.0%	917	100.0%

        Nonperforming Assets.    The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and gross loans as of June 30, 2014, and as of the five years ended December 31, 2013. Generally, a loan is placed on nonaccrual status when it becomes

90 days past due as to principal or interest, or, after considering economic or business conditions and collection efforts, the borrower's financial condition is such that the collection of the loan is doubtful.

		December 31,
	June 30, 2014
		2013	2012	2011	2010	2009
	(dollars in thousands)
Nonaccrual loans:
Agriculture loans	$250	$260	$280	$299	$307	$—
Commercial loans	140	—	—	65	—	193
Commercial real estate loans	—	—	—	—	—	—
Residential real estate loans	863	133	239	1,078	51
Consumer loans	—	—	—	14	—	—
Municipal loans	—	—	—	—	—	—

Total nonaccrual loans	1,253	393	519	1,456	358	193

Loans delinquent 90 days or greater and still accruing:
Agriculture loans	—	—	—	—	—	—
Commercial loans	—	—	—	—
Commercial real estate loans
Residential real estate loans	138	—	—	—	436	—
Consumer loans	—	—	—	—	—	—
Municipal loans	—	—	—	—	—	—

Total loans delinquent 90 days or greater and still accruing	138	—	—	—	436	—

Total nonperforming loans	1,391	393	519	1,456	794	193
Other real estate owned	72	72	—	—	—	—

Total nonperforming assets	$1,463	$465	$519	$1,456	$794	$193

Ratios:
Nonperforming loans to gross loans	0.98%	0.32%	0.45%	1.32%	0.81%	0.21%
Nonperforming assets to gross assets	0.69%	0.25%	0.28%	0.83%	0.55%	0.14%
Allowance for loan loans to nonperforming loans	89.86%	360.31%	264.93%	90.87%	160.58%	475.13%

        At June 30, 2014, nonperforming assets were $1.5 million, or 0.69%, of total assets and nonperforming loans were 0.98% of total loans. Comparatively, at December 31, 2013, nonperforming assets were $393,000, or 0.25%, of total assets and nonperforming loans were 0.32% of total loans. Comparatively, at December 31, 2012, nonperforming assets were $519,000, or 0.28%, of total assets and nonperforming loans were 0.45% of total loans. Nonaccrual loans increased $860,000 to $1,253,000 at June 30, 2014, from $393,000 at December 31, 2013. Nonaccrual loans decreased by $126,000 to $393,000 at December 31, 2013, from $519,000 at December 31, 2012. This increase in nonaccrual loans in 2014 was primarily due to the addition of nonaccrual residential real estate loans through the acquisition of Liberty Savings Bank of Pottsville. The amount of foregone interest income on nonaccrual loans for the years ended December 31, 2013 and 2012, was approximately $25,000 and $36,000, respectively. The increase in nonperforming assets is exclusively due to loans acquired in the Liberty Savings Bank F.S.B. merger for which specific credit marks of approximately $148,000 were recognized.

        At June 30, 2014, impaired loans totaled $578,000 of which none of these impaired loans had a specific allowance allocation. At December 31, 2013, impaired loans totaled $394,000, and at December 31, 2012, impaired loans totaled $398,000. None of the impaired loans at December 31, 2013 or December 31, 2012 had a specific allowance allocation. Impaired loans increased in 2014 due to loans acquired in the purchase of Liberty Savings Bank F.S.B.

        At June 30, 2014, approximately 90% of our loans were collateralized by real estate, and 100% of our impaired loans were secured by real estate. GNB utilizes third-party appraisers to determine the fair value of collateral dependent loans. Impaired loans are individually reviewed on a quarterly basis to determine the level of impairment. As of June 30, 2014, there are no impaired loans carried at a value in excess of the appraised value. GNB typically records a charge-off or creates a specific reserve for impaired loans when repayment is not expected to occur as agreed upon under the original terms of the loan agreement.

        GNB considers a loan to be a troubled debt restructuring ("TDR") when the debtor experiences financial difficulties and GNB provides concessions with the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of our workout plan for individual loan relationships, GNB may restructure loan terms to assist borrowers facing challenges in the current economic environment. During the year ended December 31, 2012, GNB modified the terms of two agriculture loans and one residential real estate loan relationship totaling $531,000 in the form of interest rate reductions for the agricultural loans and a payment reduction on the residential real estate loan. There were no TDRs during the period ended June 30, 2014, or in year 2013. See Note 4 to the consolidated financial statements for additional information on TDRs.

        Deposits.    The average amount and the average rate paid on deposits are summarized below for the period ended June 30, 2014, and for the years ended December 31, 2013 and 2012.

	For the Six Months Ended			For the Years Ended December 31,
	June 30, 2014			2013			2012
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Non-interest bearing demand	$26,223	15.4%	—	$21,142	13.5%	—	$20,484	13.4%	—
Interest-bearing checking	42,870	25.1%	0.54%	40,875	26.1%	0.53%	35,074	22.9%	0.50%
Savings accounts	48,506	28.4%	0.22%	45,228	28.8%	0.22%	44,230	28.9%	0.30%
Time deposits	53,091	31.1%	1.12%	49,592	31.6%	1.25%	53,065	34.8%	1.51%

Total deposits	$170,690	100.0%		$156,837	100.0%		$152,853	100.0%

        Our primary sources of funds for loans and investments are our deposits, advances from the FHLB of Pittsburgh, and federal funds purchased. Our core deposits as of June 30, 2014, and as of December 31, 2013 and 2012, represented $122.0 million, or 66.5%, of total deposits, $100.3 million, or 64.7% of total deposits, and $97.0 million, or 63.0%, of total deposits, respectively. Our loan-to-deposit ratio was 77.5%, 78.6%, and 74.4% at June 30, 2014 and December 31, 2013 and 2012, respectively.

        All of GNB's time deposits are certificates of deposits. The maturity distribution of our time deposits of $100,000 or more is as follows:

(Dollars in thousands)	June 30, 2014
Within three months	$5,447
Beyond three but within six months	3,813
Beyond six but within twelve months	3,272
Beyond one year	7,414

Total	$19,946

(Dollars in thousands)	December 31, 2013
Within three months	$4,084
Beyond three but within six months	3,093
Beyond six but within twelve months	5,068
Beyond one year	4,705

Total	$16,950

        The Dodd-Frank Act permanently raised the standard maximum deposit insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor and per insured depository institution for each account ownership category.

        Other Borrowings.    Deposits and repayment of loan principal are GNB's primary sources of funds for lending activities and other general business purposes. However, when the supply of lendable funds or funds available for general business purposes cannot satisfy the demand for loans or general business purposes, GNB can obtain funds from the FHLB. At June 30, 2014 and at December 31, 2013 and 2012, GNB had $958,000, $1,473,000, and $2,485,000 of FHLB borrowings outstanding, respectively.

        Capital Resources.    Total stockholders' equity was $26.4 million at June 30, 2014 and $25.4 million and $24.6 million at December 31, 2013 and 2012, respectively. The $1.0 million increase during the period ended June 30, 2014, can be attributed to the other comprehensive gain that occurred in the amount of $176,000 and net income of $1,065,000, partially offset by dividends of $202,000 during the period. The $790,000 increase during the year ended December 31, 2013, can be attributed to the net income of $2,151,000 partially offset by a loss in other comprehensive income of $382,000 during the year and dividends of $677,000. The $1,646,000 increase during the year ended December 31, 2012, can be attributed to the net income of $2,272,000 and other comprehensive income of $57,000 during the year, partially offset by dividends of $684,000.

        The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the period ended June 30, 2014, and for the years ended December 31, 2013 and 2012.

		For the Years Ended December,
	For the Six Months Ended June 30, 2014
		2013	2012
Return on average assets	1.07%	1.16%	1.26%
Return on average equity	8.33%	8.52%	9.47%
Dividend payout ratio	18.98%	31.49%	30.10%
Average equity to average assets ratio	12.88%	13.64%	13.35%
Tier 1 capital to average assets ratio	13.11%	13.65%	13.32%

        The annualized return on average assets was 1.07% for the six months ended June 30, 2014, and for the years ended December 31, 2013 and 2012, the return on average assets was 1.16% and 1.26%, respectively. The annualized return on average equity was 8.33% for the six months ended June 30, 2014, and for the years ended December 31, 2013 and 2012, the return on average equity was 8.52% and 9.47%, respectively.

        Regulatory Capital.    GNB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, GNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet capital requirements can initiate regulatory action.

        Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (as set forth in the tables below) of Total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that, as of June 30, 2014, December 31, 2013 and 2012, GNB met all capital adequacy requirements to which it is subject.

        As of June 30, 2014 and December 31, 2013, GNB is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, GNB must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table (dollar figures are in thousands). There are no conditions or events since those notifications that management believes have changed those categories.

			December 31,
	June 30, 2014		2013		2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Actual	$27,053	21.64%	$26,891	24.10%	$25,642	24.34%
For capital adequacy purposes	9,986	8.00	8,927	8.00	8,419	8.00
To be well capitalized	12,482	10.00	11,159	10.00	10,524	10.00
Tier I capital (to risk-weighted assets)
Actual	$25,767	20.64%	$25,496	22.85%	$24,325	23.09%
For capital adequacy purposes	4,994	4.00	4,464	4.00	4,209	4.00
To be well capitalized	7,491	6.00	6,696	6.00	6,314	6.00
Tier I capital (to average assets)
Actual	$25,767	13.11%	$25,496	13.65%	$24,325	13.32%
For capital adequacy purposes	7,856	4.00	7,469	4.00	7,305	4.00
To be well capitalized	9,820	5.00	9,337	5.00	9,131	5.00

        Liquidity.    Liquidity measures an organization's ability to meet its cash obligations as they come due. The consolidated statements of cash flows included in the accompanying financial statements provide analysis of GNB's cash and cash equivalents and the sources and uses of cash. Liquidity is monitored by both management and the Asset-Liability Committee, which establishes and monitors ranges of acceptable liquidity. Also, GNB is a member of FHLB which currently provides for a total borrowing capacity of approximately $70 million, with approximately $64 million, available at December 31, 2013 and $81 million available at June 30, 2014. In addition to the borrowing capacity at FHLB, the Bank has a federal funds line of $5 million with the Atlantic Central Bankers' Bank. Management believes that GNB's current liquidity position is acceptable.

Market Risk and Interest Rate Sensitivity

        As a financial institution, GNB's primary source of market risk is interest rate risk, which is the exposure to fluctuations in future earnings resulting from changes in interest rates. This exposure is correlated to the repricing characteristics of GNB's portfolio of assets and liabilities. Each asset or liability reprices either at maturity or during the life of the instrument.

        The principal purpose of asset/liability management is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Net interest income is enhanced by increasing the net interest margin and by the growth in earning assets. As a result, the primary goal of interest rate risk management is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at an acceptable level.

        GNB uses an asset-liability management model to measure the effect of interest rate changes on its net interest income. Management also reviews asset-liability maturity gap and repricing analyses regularly. Management does not always attempt to achieve a precise match between interest sensitive assets and liabilities because it believes that an actively managed amount of interest rate risk is inherent and appropriate in the management of profitability. Asset-liability modeling techniques and simulation involve assumptions and estimates that inherently cannot be measured with precision. Key assumptions in these analyses include maturity and repricing characteristics of assets and liabilities, prepayments on amortizing assets, non-maturing deposit sensitivity, and loan and deposit pricing. These assumptions are inherently uncertain due to the timing, magnitude, and frequency of rate changes and changes in market conditions and management strategies, among other factors. However, the analyses are useful in quantifying risk and provide a relative gauge of GNB's interest rate risk position over time. Management reviews interest rate risk on a quarterly basis and reports to the Asset-Liability Committee. This review includes earnings shock scenarios whereby interest rates are immediately increased and decreased by 100, 200, 300, and 400 basis points. These scenarios, detailed in the table below, indicate that there would not be a significant variance in net interest income over a one-year period due to interest rate changes; however, actual results could vary significantly. At June 30, 2014 and December 31, 2013 and 2012, all interest rate risk levels according to the model were within the tolerance limits of the Asset-Liability Committee's approved policy. In addition, the table does not take into consideration changes that management would make to realign its assets and liabilities in the event of an unexpected changing interest rate environment. Due to the historically low interest rate environment, the -200, -300, and -400 scenarios have been excluded from the table.

June 30, 2014		December 31, 2013		December 31, 2012
Change in Basis Points	% Change in Net Interest Income	Change in Basis Points	% Change in Net Interest Income	Change in Basis Points	% Change in Net Interest Income
400	-10.40%	400	-17.20%	400	-12.00%
300	-7.80%	300	-12.90%	300	-9.00%
200	-5.20%	200	-8.60%	200	-6.00%
100	-2.60%	100	-4.30%	100	-3.00%
-25	0.60%	-25	0.80%	-25	0.60%

Effects of Inflation and Changing Prices

        The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

        Management has identified no other trends, events or material disclosures at this time.

Description of FNBM

FNBM Financial Corporation

        FNBM Financial Corporation is a Pennsylvania business corporation with its principal executive offices at 260 Sunbury Street, Minersville, PA 17954. FNBM was incorporated on July 17, 1986 and is registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended. FNBM's telephone number is (570) 544-4726, and its website address is www.fnbminersville.com. FNBM is not required to file reports with the Securities and Exchange Commission.

        FNBM's principal activity consists of owning and supervising its subsidiary, The First National Bank of Minersville. FNBM's net income is largely derived from the business of The First National Bank of Minersville.

The First National Bank of Minersville

        The First National Bank of Minersville was originally incorporated on May 11, 1864, as a national bank. The bank was reorganized into a bank holding company structure on May 30, 1986.

        The First National Bank of Minersville currently operates one office in Schuylkill County, Pennsylvania, and engages in a full-service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions and making construction and mortgage loans.

        The First National Bank of Minersville had 18 full-time employees and 2 part-time employees as of June 30, 2014. Management considers relations with its employees to be good. The First National Bank of Minersville is not a party to any collective bargaining agreement.

        At June 30, 2014, The First National Bank of Minersville had total consolidated assets of approximately $78.5 million, total net loans of $36.4 million, total deposits of $67 million and shareholders' equity of $11.4 million. For the six months ended June 30, 2014, The First National Bank of Minersville recognized a net loss of approximately $600,000.

Competition

        The First National Bank of Minersville's core service area consists primarily of Schuylkill County, Pennsylvania. Within this service area, the banking business is highly competitive. The First National Bank of Minersville competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of The First National Bank of Minersville. The First National Bank of Minersville also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.

        Many of The First National Bank of Minersville's competitors enjoy several advantages over it, including larger asset and capital bases, and the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

Properties

        The First National Bank of Minersville owns its sole office located in Minersville, Schuylkill County, Pennsylvania.

Legal Proceedings

        There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which FNBM, or any of its subsidiaries, is a party or of which any of their respective property is subject.

 Management's Discussion and Analysis of Financial Condition and Results of Operations of
FNBM Financial Corporation
Three and Six Months Ended June 30, 2014 and 2013

        The following discussion and analysis summarizes FNBM's results of operations and highlights material changes for the three and six months ended June 30, 2014, and June 30, 2013, and its financial condition as of June 30, 2014. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included elsewhere in this document. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

        This discussion and analysis should be read in conjunction with the consolidated unaudited financial statements and related footnotes for the three and six months ended June 30, 2014 beginning on page F-80 of this document. Other than as described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

        This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as FNBM's plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the "A Warning About Forward-Looking Information" on page 32.

Critical Accounting Policies

        FNBM's unaudited consolidated financial statements for the three and six month period ended June 30, 2014, and June 30, 2013, are prepared based on the application of certain accounting policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or are subject to variations which may significantly affect FNBM's reported results and financial position for the period or in future periods. Changes in underlying factors, assumptions, or estimates in any of these areas can have a material impact on future financial condition and results of operations.

        FNBM has identified several policies as being critical because they require management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the possibility that materially different amounts would be reported under different conditions or using different assumptions. These policies relate to the allowance for loan losses, valuation of securities, and accounting for income taxes.

        FNBM performs periodic and systematic detailed reviews of its loan portfolio to assess overall collectability. The level of the allowance for loan losses reflects an estimate of the losses inherent in the loan portfolio at any point in time. While these estimated losses are based on substantiated methods for determining allowance requirements, actual outcomes may differ significantly from estimated results, especially when determining allowances for business and commercial real estate loans. These loans are normally larger and more complex, and their collection rates are harder to predict. Consumer loans are individually smaller and perform in a more homogenous manner, making loss estimates more predictable.

        FNBM records its available-for-sale securities at fair value. Fair value of these securities is determined based on methodologies in accordance with generally accepted accounting principles. Fair values are volatile and may be influenced by a number of factors, including market conditions, discount rates, credit ratings and yield curves. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values used are based on the quoted prices of similar instruments or an estimate of fair value by using a range of fair value estimates in the marketplace as a result of the illiquid market specific to the type of security.

        When the fair value of a security is below its amortized cost, and depending on the length of time the condition exists and the extent the fair value is below amortized cost, additional analysis is performed to determine whether an other-than-temporary impairment condition exists. Available-for-sale securities are analyzed quarterly for possible other than temporary impairment. The analysis considers (i) whether FNBM has the intent to sell the securities prior to recovery and/or maturity and (ii) whether it is more likely than not that FNBM will have to sell the securities prior to recovery and/or maturity. Often, the information available to conduct these assessments is limited and rapidly changing, making estimates of fair value subject to judgment. If actual information or conditions are different than estimated, the extent of the impairment of the security may be different than previously estimated, which could have a material effect on FNBM's results of operations and financial condition.

        Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, that which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

        FNBM evaluates the carrying amount of its deferred tax assets on a quarterly basis or more frequently, if necessary, in accordance with the guidance provided in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management makes a determination based on the available evidence that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods a valuation allowance is calculated and recorded. These determinations are inherently subjective and dependent upon estimates and judgments concerning management's evaluation of both positive and negative evidence. In assessing the need for a valuation allowance, FNBM carefully weighs both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified.

Overview

        FNBM is a Pennsylvania corporation headquartered in Minersville, Pennsylvania and is the holding company for The First National Bank of Minersville ("FNB Minersville"), which is a national bank also headquartered in Minersville, Pennsylvania. FNB Minersville provides a full range of commercial and consumer banking and trust services to individuals, businesses and municipalities in Schuylkill County, Pennsylvania.

        FNBM had total consolidated assets of $78,507,747, net loans of $36,435,884, deposits of $67,032,720 and shareholders' equity of $11,363,040 at June 30, 2014. Net loss for the six months ended June 30, 2014 was ($595,780), or ($12.28) per share, as compared to net income of $138,593, or $2.86 per share, for the six months ended June 30, 2013. The annualized return on average assets was (1.42%) for the six months ended June 30, 2014 as compared with .35% for the comparable period in 2013. The annualized return on average equity was (9.89%) for the first six months of 2014 as compared with 2.35% for the same period in 2013. The decrease in the return on average assets and average equity ratios is attributable to the decrease in net income earned during the first quarter of 2014 as compared with the first quarter of 2013 as a result of recording security losses and merger related costs.

Results of Operations

        For the three months ended June 30, 2014, total interest income decreased $99,285, or 14.8%, to $573,473 from $672,758 for the three months ended June 30, 2013. The decrease was due to a drop in rates on both the loan and the investment portfolios which resulted in a decline in yield on the earning assets.

        Total interest expense decreased $13,935, or 23.6%, to $45,007 for the three months ended June 30, 2014 from $58,942 for the three months ended June 30, 2013. This was attributable to a decrease in interest paid on deposits.

        Net interest income decreased by $85,350, to $528,466 for the three months ended June 30, 2014 from $613,816 for the three months ended June 30, 2013.

        For the six months ended June 30, 2014, total interest income decreased $188,078, or 14%, to $1,157,721 from $1,345,799 for the six months ended June 30, 2013. The decrease was due to a drop in rates on the loan and the investment portfolios which resulted in a decline in yield on the earning assets to 3.10% for the six months ended June 30, 2014 from 3.50% for the six months ended June 30, 2013.

        Total interest expense decreased $28,721, or 24%, to $91,734 for the six months ended June 30, 2014 from $120,455 for the six months ended June 30, 2013. This was attributable to a .07 basis point decline in the total cost of funds, which decreased to .27% for the second quarter of 2014 from .34% for the same period in 2013.

        Net interest income decreased by $159,357, to $1,065,987 for the six months ended June 30, 2014 from $1,225,344 for the six months ended June 30, 2013. The net interest spread decreased to 2.79% for the six months ended June 30, 2014 from 3.11% for the six months ended June 30, 2013, while the net interest margin decreased to 2.85% for the six months ended June 30, 2014 from 3.19% for the six months ended June 30, 2013. The decrease in cost of funds was not enough to offset the decline in the yield on earning assets, which had the impact of compressing the net interest spread and net interest margin at June 30, 2014 as compared to June 30, 2013.

        The following table presents FNBM's average balances, interest rates, interest income and expense, interest rate spread and net interest margin, adjusted to a fully-tax equivalent basis, for the six months ended June 30, 2014 and twelve months ended December 31, 2013.

	For the Six Months Ended June 30, 2014			For the Twelve Months Ended December 31, 2013
Balances and Interest Rates (Dollars in thousands)	Average Balance	Average Interest	Average Rate	Average Balance	Average Interest	Average Rate
Assets
Interest earning assets:
Federal Funds Sold	$3,016	$3	0.09%	$4,145	$4	0.09%
Investment Securities	33,147	726	2.19%	33,668	899	2.67%
Loans	35,718	1,694	4.74%	37,376	1,794	4.80%

Total interest-earning assets	71,881	2,423	3.37%	75,189	2,697	3.59%
Other assets	6,751			5,759

Total assets	$78,632			$80,948

Liabilities and shareholders' equity
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing non-maturity deposits	$36,135	$25	0.07%	$38,070	$26	0.07%
Time deposits	21,974	87	0.39%	22,761	97	0.43%

Total interest-bearing liabilities	58,109	112	0.19%	60,831	123	0.20%

Demand deposits	8,924			8,867
Other liabilities	37			(176)
Shareholders' equity	11,562			11,606

Total liabilities and shareholders' equity	$78,632			$80,948

Average Net interest income before taxes		$2,311			$2,574

Average Net interest spread			3.18%			3.39%

Average Net interest margin			3.21%			3.42%

For yield computation purposes, non-accruing loans are included in average loan balances and any income recognized on these loans is included in interest income.

Securities held as available-for-sale are carried at amortized cost for purposes of calculating average yield.

        Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volumes, which is reflected in the following table for the periods indicated.

 Rate Volume Analysis of Net Interest Income
For the Six Months Ended June 30,

	2014 vs. 2013
	Increase/(Decrease)
(In thousands)	Volume	Rate	Net Change
Interest-Earning Assets:
Interest-bearing due from banks and federal funds sold	$(1)	0.09%	0.00%
Securities, taxable(1)	(173)	2.19%	(0.48)%
Loans(1)	(100)	4.74%	(0.06)%

Net Change in Interest Income	$(274)	3.37%	(0.22)%

Interest-Bearing Liabilities:
Interest-bearing non-maturity deposits	$(1)	0.07%	(0.02)%
Time deposits	(10)	0.39%	(0.04)%

Net Change in Interest Expense	$(11)	0.19%	(0.01)%

CHANGE IN NET INTEREST INCOME
	$(263)	(3.18)%	(0.21)%

(1)
Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34%.

Provision for Loan Losses

        The provision for loan losses represents management's determination of the amount necessary to be charged to operations in order to maintain the allowance for loan losses at a level that represents management's best estimate of the known and inherent losses in the existing loan portfolio. Credit exposures deemed uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off loans are credited to the allowance for loan losses. Management performs periodic evaluations of the allowance for loan losses with consideration given to historical, internal and external factors. In evaluating the adequacy of the allowance for loan losses, management considers historical loss experience, delinquency trends and charge-off activity, status of past due and non-performing loans, growth within the portfolio, the amount and types of loans comprising the loan portfolio, adverse situations that may affect a borrower's ability to pay, the estimated value of underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are caused to undergo interpretation and possible revision as events occur or as more information becomes available. Loans are also reviewed for impairment based on discounted cash flows using the loans' initial effective interest rates or the fair value of the collateral for certain collateral dependent loans as provided under the accounting standard relating to Accounting by Creditors for Impairment of a Loan. After an evaluation of these factors, FNBM did not record a provision for loan losses for the six months ended June 30, 2014 or for the six months ended June 30, 2013. The allowance for loan losses was $440,939 or 1.20% of total loans outstanding at June 30, 2014 as compared to $441,902, or 1.17% of total loans at June 30, 2013.

        Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses, if necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses at June 30, 2014 is maintained at a level that is adequate to absorb probable and potential losses inherent in the loan portfolio. At the same time, management continues to allocate dedicated resources to continue to manage at-risk credits.

Other Income

        Other income represents 28% of total revenues (comprised of net interest income and non-interest income) for the six months ending June 30, 2014 as compared with 20% for the six month period ending June 30, 2013. Total other operating income increased 37% for the six month period ending June 30, 2014 as compared with the six month period ending June 30, 2013 due to the gains on the sale of securities.

Other Operating Expense

        The following table presents the components of other operating expense for the six months ended June 30, 2014 and 2013.

	Six Months Ended June 30,
		Increase/ (Decrease)
Other Operating Expense (Dollars in thousands)	2014	2013	Amount	%
Salaries and employee benefits	$561	$650	$(89)	(16)%
Occupancy expense	113	111	2	2%
Equipment expense	83	90	(7)	(8)%
Telecommunications and processing charges	12	10	2	20%
Postage and office supplies	24	30	(6)	(20)%
FDIC premium	51	53	(2)	(4)%
Bank shares tax expense	45	57	(12)	(21)%
Directors' compensation	53	51	2	4%
Professional services	192	99	93	94%
Other expenses	194	218	(2)	10%
Loss on Sale of Securities	758	22	736	3,345%

	$2,086	$1,369	$717	52.4%

        Other operating expenses increased 52.4% during the six month period ending June 30, 2014. The increase is due to losses on the sale of long-term investments, increased regulatory requirements, increased audit and consulting costs and costs associated with the pending merger with GNB.

Provision for Federal Income Taxes

        Federal income tax expense was $0 for the period ending June 30, 2014 and $28,000 for the period ending June 30, 2013.

Financial Condition as of June 30, 2014 and December 31, 2013

Securities

        The following table sets forth the composition of the investment securities portfolio for the periods presented:

Investment Securities (In thousands)	June 30, 2014	December 31, 2013
Available for Sale Securities (at fair value):
U.S. Government agencies	$6,765	$10,499
State and municipal	2,266	2,470
U.S. Treasury Notes
Asset Backed Securities
Equity Securities
Corporate Securities	72	1720
U.S. Government agencies and sponsored enterprises (GSEs)—residential:
Mortgage-backed securities	23,818	18,272
Collateralized mortgage obligations (CMOs)

Total	$32,921	$32,961

        From December 31, 2013, to June 30, 2014, there was no material change in the investment totals. The balances are primarily comprised of residential mortgage pass-through securities either guaranteed or issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or other government agencies, corporate and municipal obligations. Of the securities held in the portfolio, one is a private mortgage-backed security.

        The one private mortgage-backed security is considered other-than-temporarily impaired based on management's evaluation of the individual security, including the extent and length of any unrealized losses, and FNBM's ability to hold the security until maturity or until the fair value recovers, and management's opinion that it will not have to sell the security prior to recovery of value. The amount of the other-than-temporary impairment is ($18,180) with the adjusted fair value being $235,954 as of June 30, 2014. FNBM invests in securities for the cash flow and yields they produce and not to profit from trading. FNBM holds no trading securities in its portfolio, and the portfolio does not contain high risk securities or derivatives as of June 30, 2014.

Restricted Investments in Bank Stocks

        Restricted stock, which represents required investments in the common stock of correspondent banks, is carried at cost and, as of June 30, 2014 and December 31, 2013, consists of the common stock of Atlantic Community Bankers Bank ("ACBB") and the Federal Reserve Bank of Philadelphia ("FRB").

        Management believes no impairment charge is necessary with regard to such restricted stock as of June 30, 2014 and December 31, 2013.

Loans

        The loan portfolio comprises the major component of FNBM's earning assets and is the highest yielding asset category. Net loans decreased $855,844, or 2.29%, to $36,435,884 at June 30, 2014 from $37,291,728 at December 31, 2013. The major factor in the decrease was the decrease in the mortgage loan portfolio related to refinancing and weak loan demand. As some new loans were recorded during the first six months of 2014, scheduled loan payments and increased prepayments and payoffs more than offset new loan volumes resulting in a decrease in loan balances.

        All of FNBM's loans are to domestic borrowers.

Credit Risk and Loan Quality

        The following table presents non-performing loans and assets as of June 30, 2014 and December 31, 2013:

Non-Performing Assets (Dollars in thousands)	June 30, 2014	December 31, 2013
Accruing loans past due 90 days	$0	$146
Non-accrual loans	1,160	357

Total non-performing loans	1,160	503
Foreclosed real estate	35	43

Total non-performing assets	$1,195	$546

Non-performing loans to total loans	3.20%	1.44%
Non-performing assets to total assets	1.52%	0.67%
Allowance to non-performing loans	38.02%	87.87%

        The non-performing asset ratios presented in the table reflect a modest decline in the credit quality of the loan portfolio since the 2013 year end. Through the first six months of 2014, FNB Minersville experienced an increase of $657,000 in total non-performing loans due to the change in the accrual status of a commercial real estate participation loan.

        FNB Minersville had $35,000 in real estate acquired through foreclosure as of June 30, 2014 as compared with $42,600 as of December 31, 2013. The foreclosed real estate as of June 30, 2014 consists of one property. The decrease at June 30, 2014 from December 31, 2013 is due a reduction in the price of the property held.

        A loan concentration is considered to exist when the total amount of loans to any one borrower exceeds 15% of the Bank's capital or 25% of the Bank's capital to an affiliated group of borrowers or borrowers engaged in or dependent on one industry. There were no loan concentrations as of June 30, 2014 and December 31, 2013.

        FNB Minersville's lending policy is executed through the assignment of loan limit authorities to individual officers of FNB Minersville and the Board of Directors. Although FNB Minersville maintains, in its opinion, sound credit policies, certain loans may deteriorate for a variety of reasons. FNB Minersville's policy is to place consumer loans in a non-accrual status upon becoming 180 days delinquent and to place commercial loans in a non-accrual status upon becoming 90 days delinquent in their payments, unless the loan is well secured and there is a documented, reasonable expectation of the collection of the delinquent amount. Loans are reviewed daily as to their status. Management is not aware of any potential loan problems that have not been disclosed in this report.

Allowance for Loan Losses

        As a result of management's ongoing assessment as to the adequacy of the allowance for loan losses in consideration of the risks and trends associated with the loan portfolio, no provision was made to the allowance for loan losses for the six months ended June 30, 2014 and no provision was made for the six months ended June 30, 2013. Management determined that the total of the allocated and unallocated allowance for loan losses was adequate to absorb any losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary, and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of the loans deteriorate as a result of factors previously discussed.

Analysis of the Allowance for Loan Losses (Dollars in thousands)	June 30, 2014	June 30, 2013
Beginning balance	$442	$455
Provision for loan losses	0
Charge-offs:
Commercial real estate		2
Real estate mortgage	1
Installments	5	5

Total charge-offs	6	7

Recoveries:
Commercial
Real estate commercial		2
Real estate mortgage
Installments	5	3

Total recoveries	5	5

Net (charge-offs)/recoveries	1	2

Ending balance	$441	$453

Net (charge-offs)/recoveries to average loans (annualized)	0%	0%
Allowance for loan losses to total loans	1.20%	1.17%

        Although management is proactive in identifying and dealing with credit issues that it can control, it anticipates that, going forward, additional provisions to its allowance for loan losses may be warranted as a result of economic factors it cannot control.

Deposits

        Deposits are the major source of FNB Minersville's funds for lending and investing purposes. Total deposits at June 30, 2014 were $67,032,720, a decrease of $2,485,073, or 3.57%, from total deposits of $69,517,793 at December 31, 2013. Most of the deposit decline was attributable to normal fluctuations in the deposit balances over the course of the year.

Borrowings

        FNB Minersville had no outstanding balances at June 30, 2014 and December 31, 2013. FNB Minersville has an unsecured line of credit for $2,000,000 with Atlantic Community Bankers Bank, Camp Hill, Pennsylvania. FNB Minersville did not borrow under this line at June 30, 2014 or December 31, 2013.

Shareholders' Equity and Capital Adequacy

        At June 30, 2014, shareholders' equity for FNBM totaled $11,363,040, a decrease of $58,213 from shareholders' equity of $11,421,253 at December 31, 2013. The decrease was due to the net loss offset by an increase in the unrealized gains in the security portfolio due to fluctuations from market conditions.

        FNBM meets the eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board's Small Bank Holding Company Policy Statement. Accordingly, FNBM is exempt from certain regulatory capital requirements administered by the federal banking agencies. However, FNB Minersville is subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. The table that follows presents FNB Minersville's capital ratios as reported to its bank regulators. Tier 1 capital includes common stock, surplus, and retained earnings less disallowed goodwill and other intangible assets. Total capital consists of tier 1 capital and the allowance for loan losses. FNB Minersville exceeds both the regulatory minimums and the requirements necessary for designation as a "well-capitalized" institution.

Capital Ratios (of Bank)	June 30, 2014	December 31, 2013	"FNBM Policy Guideline"	"Regulatory Well Capitalized" Requirement
Tier 1 capital (to average assets)	14.22%	14.55%	10.0%	5.0%
Tier 1 capital (to risk-weighted assets)	32.54%	30.89%	12.0%	6.0%
Total risk-based capital (to risk-weighted assets)	33.78%	32.02%	20.0%	10.0%

Off-Balance Sheet Arrangements

        FNBM is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, and to a lesser extent, letters of credit. At June 30, 2014, FNBM had unfunded outstanding commitments to extend credit of $1,464,211 and outstanding letters of credit of $4,636. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements.

Liquidity

        Liquidity refers to FNBM's ability to generate adequate amounts of cash to meet financial obligations to its customers in order to fund loans, to respond to deposit outflows and to cover operating expenses. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Sources of liquidity are provided on a continuous basis through scheduled and unscheduled principal reductions and interest payments on outstanding loans and investment securities. Liquidity needs may also be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth, securities sold under agreements to repurchase or borrowings under lines of credit with correspondent banks.

        Liquidity from the asset category is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which totaled $7,895,504 at June 30, 2014, which was $1,383,321 lower than the $9,278,825 at December 31, 2013. While liquidity sources generated from assets include scheduled and prepayments of principle and interest from securities and loans in FNBM's portfolios, longer-term liquidity needs may be met by selling securities available-for-sale, selling loans or raising additional capital. At June 30, 2014, unpledged available-for-sale securities with a carrying value of $24,317,972 were readily available for sale for liquidity purposes as compared with $19,564,478 at December 31, 2013.

        On the liability side, the primary source of funds available to meet liquidity needs is deposits, preferably at competitive rates. FNB Minersville's core deposits, which exclude certificates of deposit, were $45,058,000 at June 30, 2014 as compared to $46,757,000 at December 31, 2013. Core deposits have historically provided a source of relatively stable and low cost liquidity. Short-term and long-term borrowings utilizing the credit facility established with Atlantic Community Bankers Bank is considered to be reliable sources for funding. As of June 30, 2014, FNB Minersville had access to one formal borrowing line with its correspondent bank totaling $2,000,000.

        There are a number of factors that may impact FNBM's liquidity position. Changes in interest rates, local economic conditions and the competitive marketplace can influence prepayments on investment securities, loan fundings and payments, and deposit flows. Management is of the opinion that its liquidity position at June 30, 2014 is adequate to respond to fluctuations "on" and "off" the balance sheet since it manages liquidity on a daily basis and expects to have sufficient funds to meet all of its funding requirements.

        Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in, FNBM's inability to meet anticipated or unexpected needs.

 Management's Discussion and Analysis of Financial Condition and Results of Operations of
FNBM Financial Corporation
Years Ended December 31, 2013 and 2012

        The following discussion and analysis summarizes FNBM's audited results of operations and highlights material changes for the year ended December 31, 2013 and its financial condition as of December 31, 2013. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included elsewhere in this document. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

        This discussion and analysis should be read in conjunction with the consolidated audited financial statements and related footnotes for the twelve months ended December 31, 2013 beginning on page F-54 of this document. Other than as described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources.

        This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as FNBM's plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the "A Warning About Forward-Looking Information" on page 32.

Results of Operations

Summary of Financial Results

        For the year ended December 31, 2013, FNBM recorded after-tax net income of $253,562, or $5.23 per share, which was a decrease of approximately $123,608 as compared to the $377,170 after-tax net income, or $7.78 per share recorded for the same period in 2012. Net interest income decreased by approximately $395,334 as a result of declining interest rates and return on investments. Non-interest expenses decreased approximately $76,113 due to decreases in salaries and benefits. The provision for loan losses decreased $56,000 which was attributable to improvement in the portfolio during 2013. See the Provision for Loan Losses section below for the discussion on FNBM's allowance for loan losses.

Net Interest Income

        Net interest income decreased $339,334, or 12%, to $2,436,925 in 2013 from $2,776,259 in 2012 due to decreases in interest rates on earning assets and compression of the net interest margin. Net interest income is generated from FNBM's lending and investment activities, and is the most significant component of earnings. Net interest income is the difference between interest and rate-related fee income on earning assets (primarily loans and investment securities) and the interest paid on the deposits supporting them. FNBM principally utilizes deposits to fund loans and investments. In order to fund operations in future periods the organization may utilize short-term and long-term borrowings, including borrowings from the Atlantic Community Bankers Bank credit line, based on the prevailing economic conditions, deposit availability and pricing, interest rates and other factors at such time.

        The following table provides a comparative average balance sheet and net interest income analysis for the year ended December 31, 2013, as compared to the same period in 2012. Interest income and average rates are presented on a fully taxable-equivalent (FTE) basis, using a 34% Federal tax rate. All dollar amounts are in thousands.

	For the Twelve Months Ended December 31,
	2013			2012
	Average Balance	Average Interest	Average Rate	Average Balance	Average Interest	Average Rate
	(dollar amounts in thousands)
Interest-earning assets:
Federal funds sold	$4,145	$4.09%		$5.686	$9.016%
Investment securities	33,668	900	2.67%	31,660	907	2.86%
Loans	37,376	1,794	4.80%	40,122	2,056	5.13%

Total interest-earning assets	75,189	2,698	3.59%	77,468	2,972	3.84%

Other assets	5,759			6,971

Total assets	$80,948			$84,439

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$38,070	26	0.07%	$38,701	37	0.10%
Time deposits	22,761	97	0.43%	25,656	144	0.56%

Total interest-bearing liabilities	60,831	123	0.20%	64,357	181	0.28%

Demand Deposits	8,687			7,648
Other liabilities	(176)			197
Stockholders' equity	11,606			12,237

Total liabilities and shareholders' equity	$80,948			$84,439

Net interest income and interest rate spread		$2,574	3.39%		$2,791	3.56%
Net interest margin			3.42%			3.60%

        Interest income decreased $452,150 in 2013 which was comprised of a $307,689 decrease in interest and fees on loans and a $144,461 decrease in interest and dividends on investment securities.

        Average yields on loans decreased by .44 basis points, to 5.22% in 2013 from 5.66% in 2012. The decrease is reflective of the reduced interest rate environment over the past year and local competition.

        Interest expense decreased $56,816, or 20% in 2013, resulting from a decrease in deposit balances and interest rates paid on deposit liabilities.

Provision for Loan Losses and Allowance for Loan Losses

        The allowance for loan losses is established through provisions for loan losses charged against income as losses have occurred. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

        The allowance is based on two basic principles of accounting: (i) FASB ASC Topic 310, Receivables, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC Topic 450, Contingencies, which requires that losses be accrued when the loan has become impaired. A loan is considered impaired when, based on current information and events, it is probable that FNBM will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Impairment is measured as the difference between a loan's carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral; (ii) the present value of the expected future cash flows; or (iii) the loan's value as observable in the secondary market. Factors considered by management in determining impairment include the payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The provision for loan losses included in the statements of operations serves to maintain the allowance at a level management considers adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value on any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention under FNBM's internal criteria for classification. For such loans that are also classified as impaired, an allowance is established when the fair value of the impaired loan is lower that the carrying value of that loan. The general component covers non-classified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors.

        The provision for loan losses for the year ended December 31, 2013 equaled $0, a decrease of $56,000 from 2012. The decrease in the provision for loan losses relates to improvement in net charge-offs because of increased recoveries and improvement in the quality of the loan portfolio.

Non-Interest Income

        Non-interest income was $483,125 and $481,786 for the years ended December 31, 2013 and 2012, respectively.

Non-Interest Expense

        Non-interest expense was $2,622,488 and $2,698,601 for the years ended December 31, 2013 and 2012, respectively. The $76,113 decrease was mostly attributable to a decrease in salaries and benefits.

Income Tax Expense

        Income tax expense was $44,000 and $182,274 for the years ended December 31, 2013 and 2012, respectively. The statutory tax rate for the year ended December 31, 2013 was 34%. Income tax expense decreased due to a decrease in earnings for the year ended 2013.

Financial Condition

        Total assets decreased by $3,177,076, or 3.77% at December 31, 2013 compared to December 31, 2012.

Loans

        FNBM's loans outstanding, decreased by $2,629,593 during 2013. This decrease was a result of local economic conditions, weak loan demand and local competition.

			Increase (Decrease)
	December 31, 2013	December 31, 2012
			$	%
	(dollar amounts in thousands)
Real Estate Loans	$24,054	$25,802	$(1748)	(7)%
Commercial and Industrial Loans	2,246	3,235	(989)	(31)%
Loans to individuals for household, family, and consumer expenditures	1,592	1,708	(116)	(7)%
Municipal Loans	3,184	2,644	540	20%
All other loans	6,658	6,974	(316)	(4)%

Total Loans	37,734	40,363	(2629)	(7)%
Less: Allowance for loan losses	442	521	(79)	(15)%

Total loans, net	$37,292	$39,842	$(2550)	(6)%

        The loan portfolio does not include concentrations of credit risk in residential loan products with high loan-to-value ratios. FNBM's balance of unsecured loans represented $171,783, of the total outstanding loan balance at December 31, 2013. FNBM expects limited loan growth in 2014, as it focuses on serving the credit needs of its market areas, while exercising prudent underwriting standards considering the economic uncertainties that are expected to continue.

        FNBM's written lending policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding. The ultimate responsibility for the FNBM Credit Policy rests with the Board of Directors, which is comprised of senior members of management who oversee the loan approval process to monitor that proper standards are maintained.

        FNBM's commercial and commercial real estate loans are generally secured by assets of the borrower such as land, buildings, equipment, inventory, and accounts receivable. FNB Minersville's underwriting policy considers the following: appraisals that include the loan officer's analysis of the appropriateness of the assumptions and/or feasibility analysis, project budgets, loan-to-value, and Bank counsel review in accordance with approved terms and conditions when the loan amount exceeds $1,000,000, sufficient title insurance, required third party approvals such as zoning permits and labor and industry, general and subcontractor bonding, borrower's equity, and personal or corporate guarantees. The primary risk of commercial and commercial real estate is the viability of the project, including market analysis, cash flow analysis, and general economic conditions.

        Land loans are generally extended in anticipation of construction financing and by Bank policy, the loan will not exceed 60% of the land's cost or appraised value, whichever is less and must amortize over a period not to exceed 10 years.

        Commercial term mortgages are approved to purchase or refinance improved owner-occupied properties. FNB Minersville's underwriting policy requires minimum debt coverage ratios are met, and cash equity meets established loan-to-value ratios, and cash flow is sufficient.

        FNBM's residential real estate loans (mortgage loans) are secured by owner-occupied or non-owner occupied one-to-four family residential properties and are underwritten so they can be sold in the secondary market, whether FNB Minersville intends to maintain the loans in their portfolio or not. The residential real estate loan underwriting policy to purchase or refinance a residence is to determine the borrower's ability and willingness to repay the loan. Credit analysis includes relating income, assets, liabilities, and net worth to the proposed repayment, other debts, and past payment.

Monthly income and stable employment are also considered. Additionally, the applicant should have sufficient liquid assets to cover the required down payment as well as closing costs, prepaid requirements, and reserves. The primary risk of residential real estate loans is the ability of the borrower to repay the loan through consistent employment.

        FNBM's home equity loans and lines of credit, including home improvement loans, are secured by owner-occupied or non-owner occupied one-to-four family residential properties. FNBM's underwriting policy considers loan-to-value along with the residential real estate loan policy. Larger home improvement loans are supported by draw and inspection procedures. The primary risk of home equity loans and lines of credit is the ability of the borrower to repay the loan through consistent employment.

        FNBM's consumer loan underwriting policy considers the borrower's needs and the estimated useful life of the collateral. Unsecured term loans generally amortize in five years or less and down payments vary depending on the type of collateral, local market conditions, and desired maturity. Additionally, consumer credit policy underwriting is based on the applicant's creditworthiness as determined by assessing character, stability, repaying capacity, and collateral as well as consumer credit laws and regulations. The primary risk of consumer loans is the ability of the borrower to repay the loan through consistent employment.

        The table below sets forth, for the periods indicated, information with respect to FNBM's nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans) and total nonperforming assets. The accounting estimates for loan losses are subject to changing economic conditions.

	December 31, 2013	December 31, 2012
	(dollar amounts in thousands)
Nonaccrual loans	$357	$241
Accruing loans past due 90 days or more	146	8

Total Nonperforming Loans	$503	$249

Nonperforming loans to period end loans	1.3%	0.62%
Allowance for loan losses to period end loans	1.2%	1.3%

        At December 31, 2013, the nonperforming loans consisted of $124,918 of commercial real estate loans, $139,441 of mortgage loans, and $92,443 of home equity loans. FNBM's Loan Committee and management has performed a detailed review of the nonperforming loans and of their related collateral and believe the allowance for loan losses remains adequate for the level of risk inherent in the loan portfolio. Overall, asset quality, as measured in terms of nonperforming assets to total assets, coverage ratios and nonperforming assets to stockholders' equity, remains adequate.

Investments in Securities

        Available for sale securities increased by $12,686,742, or 75%, due to the tainting of the held-to-maturity portfolio. The securities available for sale portfolio is comprised of Government Agencies, Mortgaged-Backed Securities, Collateralized Mortgage Obligations and municipal bonds. The securities held at December 31, 2013 had an average tax-effected yield of 2.37%.

Premises and Equipment, Net

        During 2013, premises and equipment decreased $60,643, or 7%, from $869,132 at December 31, 2012 to $808,489 at December 31, 2013. The decrease was due to depreciation on existing assets.

Cash and Cash Equivalents

        Cash and cash equivalents decreased $1,071,442, or 10%, due to the daily fluctuations that resulted in the normal course of business.

Deposits

        Total deposits at December 31, 2013 were $69,517,793, a decrease of $2,486,732 from total deposits of $72,004,525 at December 31, 2012. The table below displays the increases and decreases in deposits by type at December 31, 2013 as compared to December 31, 2012.

	December 31, 2013		December 31, 2012		Increase (Decrease)
	Amount	%	Amount	%	Amount	%
	(dollar amounts in thousands)
Non-interest bearing transaction accounts	$8,688	12.5%	$7,648	10.6%	$1,040	13.6
Interest checking accounts	14,789	21.3%	15,783	22.0%	(994)	(6.3)
Money market accounts	958	1.4%	864	1.2%	94	10.89
Savings accounts	22,323	32.1%	22,053	30.6%	270	1.29
Time deposits	22,760	32.7%	25,656	35.6%	(2,896)	(11.39)

Total	$69,518	100%	$72,004	100%	$(2,486)	3.45%

        The balances and weighted average rates paid on deposits for 2013 and 2012 are presented in the table below.

	December 31, 2013		December 31, 2012
	Balance	Average Rate	Balance	Average Rate
	(dollar amounts in thousands)
Non-interest bearing transaction accounts	$8,688	0%	$7,648	0%
Interest checking accounts	14,789.06%		15,783.09%
Money market accounts	958.10%		864.14%
Savings accounts	22,323.14%		22,053.18%
Time deposits	22,760.51%		25,656.67%

Total	$69,518.23%		$72,004.32%

Stockholders' Equity and Capital Adequacy

        The stockholders' equity declined $637,797, or 5.3%, from $12,059,050 at December 31, 2012 to $11,421,253 at December 31, 2013. The decrease is attributed to unrealized losses in the investment portfolio in 2013.

        FNBM meets the eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board's Small Bank Holding Company Policy Statement. Accordingly, FNBM is exempt from certain regulatory capital requirements administered by the federal banking agencies. However, FNB Minersville is subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board. The table that follows presents FNB Minersville's capital ratios as reported to its bank regulators. Tier 1 capital includes common stock, surplus, and retained earnings less disallowed goodwill and other intangible assets. Total capital consists of tier 1 capital and the allowance for loan losses. FNB Minersville exceeds both the regulatory minimums and the requirements necessary for designation as a "well-capitalized" institution.

Interest Rate Sensitivity

        FNBM actively manages its interest rate sensitivity position. Interest rate sensitivity is the matching or mismatching of the re-pricing structure of the interest-bearing assets and liabilities. FNBM's primary objectives of interest rate risk management are to neutralize adverse impacts to net interest income arising from interest rate movements, maintain the economic value of equity and to attain sustainable growth in net interest income. The Asset Liability Committee ("ALCO") is primarily responsible for developing and implementing asset liability management strategies in accordance with the Board approved Asset and Liability Policy and Procedures. The ALCO generally meets on a quarterly basis and is comprised of members of FNBM's senior management team and Board of Directors.

        FNBM manages interest rate sensitivity by changing the volume, mix, pricing and repricing characteristics of its assets and liabilities. FNBM has not entered into derivative contracts such as interest rate swaps, caps, and floors.

        At December 31, 2013, FNBM reported an investment portfolio of approximately $32,961,410 and a net loan portfolio of approximately $37,291,728.

        The investment portfolio was comprised of $2.5 million of municipal obligations with various maturities, $10.5 million of government agency securities with various maturities and $18.3 million of other debt obligations. The investment portfolio is principally used to: (a) satisfy collateral requirements of certain public deposits accepted by FNBM and (b) provide a source of funding for liquidity needs.

        As of December 31, 2013, FNBM reported deposit liabilities of approximately $69,517,793. As of December 31, 2013, FNBM had a maximum borrowing capacity at Atlantic Community Bankers Bank ("ACBB") of $2 million.

        FNB Minersville did not have any outstanding wholesale funding as of December 31, 2013.

        Certificates of deposit comprised approximately $22.8 million of deposit liabilities at December 31, 2013. The maturity structure of the time deposit portfolio is summarized below:

Dollars (in millions)
Certificates of Deposit Maturity Structure
2014	$19.0
2015	2.0
2016	1.0
2017 and 2018	.8

Total	$22.8

        FNBM uses several tools to assess and measure its interest rate risk including interest rate simulation analysis that is prepared on a quarterly basis.

        Gap Analysis.    FNBM uses gap analysis to compare the relationship of assets that are expected to reprice during a specific time frame ("Rate Sensitive Assets" or "RSA") as compared to liabilities that are scheduled to reprice during an identical time period ("Rate Sensitive Liabilities" or "RSL"). When the ratio is greater than one, RSA exceeds RSL and potentially exposes FNB Minersville to a risk of a decline in interest rates by virtue of a larger amount of assets repricing at lower interest rates than rate sensitive liabilities. While gap analysis can be useful in evaluating the relationship of RSA to RSL, it does not capture other critical interest rate variables such as the extent of change that will take place when a RSA or RSL reprices.

        Net Interest Income at Risk.    FNBM assesses the percentage change in net interest income assuming interest rate shocks upward of 100, 200, 300 and 400 basis points and downward of 100 basis points. This analysis captures the timing of the pricing of RSA and RSL as well as the degree of change ("beta") in the interest rates of particular asset and liability products that occurs as interest rates move upward or downward.

        Economic Value of Equity at Risk.    FNBM assesses the present value of cash inflows of cash, investments and loans, netted against the present value of cash outflows from deposits and other interest bearing liabilities, all discounted from their repricing dates to a measurement date. This measure is expressed as the percentage change in the present value of such cash flows when interest rates are shocked upward at 100, 200, 300 and 400 basis points and downward of 100 basis points.

        Each analysis is largely dependent on many assumptions and variables with past behaviors that may not prove to be effective predictors of future outcomes. These assumptions are reviewed on at least a quarterly basis.

        Under the Asset and Liability Management Policy and Procedures, the interest rate simulation reports specific measures:

  •
  The ratio of rate sensitive assets to rate sensitive liabilities at a one-year time frame;

  •
  The percentage change in net interest income for one and two years assuming interest rate shocks of 100, 200, 300 and 400 basis points; and

  •
  The percentage change in economic value of equity at risk assuming interest rate shocks of 100, 200, 300, and 400 basis points.

        The following table summarizes the interest rate simulation test results as of December 31, 2013.

RSA/RSL at one year

		Metric
	Guidelines	Shock Up	Shock Down
Net Interest Income at risk (one year)
Interest rate shock at 100 basis points	10%	(0.00349)%	(2.23)%
Interest rate shock at 200 basis points	15%	(1.89)%	0%
Interest rate shock at 300 basis points	20%	(3.87)%	0%
Interest rate shock at 400 basis points	25%	(5.28)%	0%

		Metric
	Guidelines	Shock Up	Shock Down
Net Interest Income at risk (one year)
Interest rate shock at 100 basis points	15%	(0.21)%	(5.36)%
Interest rate shock at 200 basis points	30%	(3.14)%	0%
Interest rate shock at 300 basis points	40%	(6.29)%	0%
Interest rate shock at 400 basis points	40%	(8.39)%	0%

		Metric
	Guidelines	Shock Up	Shock Down
Economic Value of Equity at risk (one year)
Interest rate shock at 100 basis points	15%	(6.82)%	5.57%
Interest rate shock at 200 basis points	30%	(15.76)%	0%
Interest rate shock at 300 basis points	40%	(28.91)%	0%
Interest rate shock at 400 basis points	40%	(31.82)%	0%

        The interest rate simulation test results indicate levels of future interest rate risk were within the acceptable parameters per the policies established by ALCO except where noted. Management continues to evaluate strategies in conjunction with FNBM's ALCO to effectively manage the interest rate position. Such strategies could include altering the mix of loan and deposits by product or utilizing risk management instruments such as caps and floors.

Liquidity

        FNBM manages its liquidity position on a daily basis as part of the daily settlement function and continually as part of the formal asset liability management process. FNBM's liquidity is maintained by managing several variables including, but not limited to:

  •
  Pricing and dollar amount of core deposit products;

  •
  Pricing and dollar amount of in-market deposits;

  •
  Growth of the loan portfolio (including the sale of loans on a participation basis);

  •
  Purchase and sale of federal funds;

  •
  Purchase and sale of investment securities; and

  •
  Use of borrowing capacity at ACBB.

        Management also maintains a detailed liquidity contingency plan designed to respond to an overall decline in the condition of the banking industry or a problem specific to FNBM. On a quarterly basis, the ALCO reviews a comprehensive liquidity analysis along with any changes to the liquidity contingency plan.

        FNBM's Consolidated Statements of Cash Flows provide additional information on its sources and uses of funds. FNBM generated $118,762 in cash from operating activities in 2013 versus $826,338 generated in 2012. Investing activities resulted in a net cash inflow of $1,490,648 versus an outflow of $696,348 in 2012. There was a net decrease in loans of $2.6 million and purchases of securities of $9.45 million. This outflow was partially offset by proceeds of sales of securities and maturities of securities of $8.39 million.

        At December 31, 2013, liquid assets (defined as cash and cash equivalents, loans held for sale and securities available for sale) totaled $42,240,235 or approximately 52% of total assets. This compares to $30,058,921 or approximately 36% of total assets at December 31, 2012. $31,542,000 of investments were classified as available for sale and $1,419,000 were classified as trading in 2013.

        FNBM maintains secondary sources of liquidity which can be drawn upon if needed. These sources of liquidity include borrowing capacity at the ACBB. At December 31, 2013, FNBM had a maximum borrowing capacity of $2 million.

        FNBM did not have any outstanding wholesale funding as of December 31, 2013. Wholesale funding is defined as brokered deposits (primarily certificates of deposit and certain brokered money market and demand deposit funds) and borrowed funds from the FHLB.

        FNBM's audited consolidated financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet commitments are disclosed in footnotes to financial statements.

        FNBM's management is of the opinion that its liquidity position at December 31, 2013 is adequate to respond to fluctuations "on" and "off" balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in FNBM's inability to meet anticipated or unexpected liquidity needs.

 Information About FNBM Designees to GNB Board

        The following provides information, as of December 31, 2013, about Bruce L. Lord, Sr., current director, President and Chief Executive Officer of FNBM, and Dr. Jack A. Aughenbaugh, Jr., current director of FNBM, each of whom is anticipated to be appointed to the Board of Directors of GNB upon consummation of the merger. The information presented includes information each director has given us about his age, all positions he holds, and his principal occupation for the past five years. The following also includes certain individual qualifications and skills that contribute to the board's effectiveness as a whole. We believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business insight and an ability to exercise sound judgment, as well as a commitment to service. Neither individual is a director of any other publicly-held company.

Bruce L. Lord, Sr., 71

        Mr. Lord has served as a director of FNBM and The First National Bank of Minersville since 2001; his current term expires in 2016. Mr. Lord currently serves as President, Chief Executive Officer and Vice-Chairman of the Board of Directors of FNBM and The First National Bank of Minersville, having served in such positions since January 1, 2014. From January 1, 2013 to December 31, 2013, he served as a part-time Senior Lending Officer, Corporate Secretary and Secretary of the Board. Prior to January 1, 2009 to December 31, 2012, Mr. Lord served as SVP, Chief Executive Officer, Senior Lending Officer, Corporate Secretary and Secretary of the Board of FNBM and The First National Bank of Minersville. Mr. Lord is not considered independent of FNBM as determined in accordance with the independence standards of the NASDAQ Stock Market.

Dr. Jack A. Aughenbaugh, 58

        Dr. Jack A. Aughenbaugh, Jr. has served as a director of FNBM and The First National Bank of Minersville since 2011; his current term expires in 2016. Dr. Aughenbaugh's principle occupation is a dentist with the practice of Jack Aughenbaugh D.D.S. & Ellen F. Boran D.D.S. He also serves as a director of the Pennsylvania Dental Association Insurance Services, Inc. (PDAIS). Dr. Aughenbaugh is considered independent of FNBM as determined in accordance with the independence standards of the NASDAQ Stock Market.

Security Ownership of Certain Beneficial Holders of FNBM

        Beneficial ownership of FNBM common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after [    •    ], 2014.

Principal Holders

        The following table shows, to the best of FNBM's knowledge, those persons or entities, who owned of record or beneficially, on [    •    ], 2014, more than 5% of FNBM's outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned
Thomas M. O'Brien, Bruce L. Lord & Annette Quinn Merlino, Trustees Under The Last Will & Testament of Carl I. Kear	8,573	(1)	17.67%

(1)
Thomas M. O'Brien, Bruce L. Lord, Sr. and Annette Quinn Merlino, Trustees under the Last Will and Testament of Carl I. Kear, disclaim beneficial ownership of these shares.

Directors and Executive Officers

        The following table sets forth, as of [    •    ], 2014, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of FNBM common stock beneficially owned by each director, each nominee for director, each of the executive officers and all executive officers and directors of FNBM as a group.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class
Directors and Executive Officers
Dr. Jack A. Aughenbaugh, Jr.	2,395	(3)(4)	4.94%
Nancy A. Butensky	220		*
George F. Clark	2,007	(3)	4.14%
Bruce L. Lord	1,200	(3)	2.47%
Annette Q. Merlino	1,790	(3)	3.69%
Thomas M. O'Brien	500	(3)	1.03%
James T. O'Brien	2,062	(5)	4.25%
Dean C. Padfield	200	(3)	*
James W. Quandel, Jr.	200	(3)	*
Directors and Principal Officers of FNBM as a group (10 persons/entities)(6)	19,147		39.45%

(1)
The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the regulations of the Federal Deposit Insurance Corporation and the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after [    •    ], 2014. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Information furnished by the Directors and FNBM.

(3)
Director of FNBM and of The First National Bank of Minersville.

(4)
Includes ten (10) shares of common stock held individually by Dr. Jack Aughenbaugh, Jr.'s spouse and three hundred (300) shares of common stock held by Jack A. Aughenbaugh, TEE, Jack A. Aughenbaugh, DDS—Profit Sharing Plan & Trust.

(5)
Includes ten (10) shares of common stock held by The First National Bank of Minersville Custodian of the James T. O'Brien IRA and one thousand twenty-two (1,022) shares of common stock held by Thomas M. O'Brien Irrevocable Trust U/U FBO David O. O'Brien c/o James T. O'Brien, Trustee.

(6)
Includes 8,573 shares held by Thomas M. O'Brien, Bruce L. Lord, Sr. and Annette Quinn Merlino, Trustees under the Last Will and Testament of Carl I. Kear.

 Executive Compensation

Summary Compensation Table

        The table below sets forth the compensation awarded to, earned by, or paid to Bruce L. Lord, Sr., President and Chief Executive Officer of FNBM and The First National Bank of Minersville, for the year ended December 31, 2013 and the prior fiscal year. While employed, executives are entitled to base salary, participation in the executive compensation programs identified below, and other benefits common to all employees of The First National Bank of Minersville.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Bruce L. Lord, Sr.	2013	$15,573	$—	$—	$—	$15,232	$30,805.00
SVP, SLO & CEO	2012	$114,983.50	$—	$—	$—	$15,232	$130,215.50

(1)
Does not include fees and other compensation paid to Mr. Lord for his service as a director of FNBM and The First National Bank of Minersville, which are reflected in the Summary Compensation Table below.

(2)
Represents cash compensation paid to Mr. Lord for acting as Corporate Secretary in 2013 and cash compensation paid to Mr. Lord for acting as director and corporate secretary in 2012, as well as the cost of premiums on a health insurance policy paid by The First National Bank of Minersville.

        The First National Bank of Minersville maintains a 401(k) Plan for all of its employees, in which Mr. Lord participates. The Plan provides that The First National Bank of Minersville will contribute such amount as determined by the board of directors of The First National Bank of Minersville annually. The First National Bank of Minersville's contribution to Mr. Lord is included in the table above in the column titled "All Other Compensation".

        In addition to the above described compensation, Mr. Lord, as well as all other employees of FNBM and The First National Bank of Minersville, receive a benefit package consisting of hospitalization and health insurance coverage, and optical and dental coverage.

Director Compensation

Director Summary Compensation Table

        The table below summarizes the compensation paid during the fiscal year ended December 31, 2013 by FNBM to Bruce L. Lord, Sr., current director, President and Chief Executive Officer of FNBM, and Dr. Jack A. Aughenbaugh, Jr., current director of FNBM. Mr. Lord and Dr. Aughenbaugh are anticipated to be appointed to the Board of Directors of GNB upon consummation of the merger.

(a) Name	(b) Fees Earned or Paid in Cash	(c) Stock Awards ($)	(d) Option Awards ($)	(e) Non-Equity Incentive Plan Comp	(f) Change in Pension Value and Nonqualified Deferred Comp Earnings	(g) All Other Compensation	(h) Total ($)
Bruce L. Lord, Sr.(1)	$7,000	—	$—	—	$—	$4,992	$11,992
Dr. Jack A. Aughenbaugh, Jr.	$7,000	—	$—	—	—	$4,992	$11,992

(1)
Mr. Lord's compensation as an employee of FNBM and The First National Bank of Minersville is set forth in the Summary Compensation Table above.

        Directors of FNBM receive an annual fee of $7,000 for their service on the Board and the various committees to which he or she is appointed. Additionally, The First National Bank of Minersville pays the premiums on a health insurance policy for each of its directors (or cash in lieu thereof), the cost of which is reflected under the column titled "All Other Compensation".

Description of GNB Capital Securities

        The authorized capital stock of GNB consists of two million (2,000,000) shares of common stock, $5.00 par value.

        As of the record date for the GNB special meeting, there are 505,399 shares of GNB common stock issued and outstanding, 5,878 shares held by GNB as treasury stock. There are no other shares of capital stock of GNB authorized, issued or outstanding. GNB has no options, warrants or other rights authorized, issued or outstanding.

Description of GNB's Common Stock

Dividends

        The holders of GNB common stock share ratably in dividends when and if declared by GNB's board of directors from legally available funds. Declaration and payment of cash dividends by GNB depends upon cash dividend payments to it by The Gratz Bank, which is GNB's primary source of revenue and cash flow. GNB is a legal entity separate and distinct from The Gratz Bank. Accordingly, the right of GNB, and consequently the right of creditors and shareholders of GNB, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of GNB in its capacity as a creditor may be recognized.

Pre-Emptive Rights, Redemption

        Holders of GNB common stock do not have pre-emptive rights to acquire any additional shares of GNB common stock. GNB common stock is not subject to redemption.

Liquidation Rights

        In the event of GNB's liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of GNB common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of GNB preferred stock.

Anti-Takeover Article and Bylaw Provisions

        GNB's articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of GNB. Among other things these provisions:

  •
  Require that 75% of the outstanding shares of GNB common stock approve a merger, consolidation, liquidation or dissolution;

  •
  Divide GNB's board of directors into three classes serving staggered three-year terms;

  •
  Require that a majority of shares or, in certain circumstances, at least 75% of total voting power approve the repeal or amendment of certain provisions of GNB's articles of incorporation;

  •
  Eliminate cumulative voting in the election of directors; and

  •
  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

        The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to GNB that may have the effect of deterring or discouraging an attempt to take control of GNB.

 Comparison of Shareholders' Rights

        Upon completion of the merger, shareholders of FNBM will become shareholders of GNB. Accordingly, their rights as shareholders will be governed by GNB's articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between GNB's and FNBM's articles of incorporation and bylaws.

        The following is a summary of material differences in the rights of GNB's shareholders and FNBM's shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the respective articles of incorporation and bylaws of GNB and FNBM.

	GNB	FNBM
Number of Authorized Shares of Capital Stock	GNB's articles of incorporation currently authorize 2,000,000 shares of common stock, par value $5.00 per share.	FNBM's articles of incorporation currently authorize 750,000 shares of common stock, par value $5.00 per share.
Director Nominations	GNB's bylaws provide that the board of directors or any shareholder entitled to vote for the election of directors may make nominations for the election of directors.	FNBM's bylaws provide that the board of directors or any shareholder of record entitled to vote in the election of directors may make nominations for the election of directors.

Other than the existing board of directors, shareholders of GNB must make their nominations for director in writing to the attention of the secretary of GNB. Nominations must be submitted not less than 60 days before the annual meeting of shareholders. Nominations must contain certain information regarding the identity and background of the proposed nominee.

Shareholders of FNBM are required to submit any nomination of a candidate for election to the board of directors, to the attention of the secretary of FNBM. Shareholders must submit nominations by the close of business on the 30th day immediately preceding the date of the annual meeting of shareholders.

Election of Directors

GNB's bylaws provide that its board of directors must be comprised of between six and twenty-five directors as determined by the board of directors. Presently, the board of directors has ten (10) members.

FNBM's bylaws provide that its board of directors must be comprised of five to twenty-five directors, as determined by the board of directors. Presently, the board of directors has seven (7) members.

	GNB	FNBM
	GNB's board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders.	FNBM's board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders.
Qualification

GNB's bylaws provide that no person, who is age 70 or older, other than Charles H. Masser, can be elected or remain a director of GNB. Following the completion of the merger, the board of directors intends to waive the age requirement for Bruce L. Lord, Sr.

FNBM's bylaws do not provide any age limit for qualification for the board of directors. FNBM bylaws require that each director be a shareholder.
Vacancies on the Board of Directors

GNB's bylaws provide that vacancies on GNB's board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum. Any director elected to fill a vacancy on the board of directors shall hold office until the next expiration of the term office of the class of directors which he was appointed.

FNBM's bylaws provide that vacancies on FNBM's board of directors, including vacancies resulting from an increase in the number of directors may be filled by a majority vote of the remaining board of directors, even if less than quorum. Any director elected to fill a vacancy on the board of directors shall hold office until the next expiration of the term office of the class of directors which he was appointed.

	GNB	FNBM
Shareholder Meetings—Call

The GNB annual meeting shall be held at a time and place fixed by the board of directors. The annual meeting must be held no later than May 31 each year subject to certain adjustments. Special meetings of GNB's shareholders may be called at any time by the chairman of the board, the President, a majority of the board of directors or of its executive committee or by shareholders entitled to cast at least 51% of the votes which shareholders are entitled to cast at the particular meeting.

The FNBM annual meeting shall be held at a time and place fixed by the board of directors, or, if the board of directors fails to set a date and time, on the first Tuesday in March at 2:00 p.m., if not a legal holiday, and if such day is a legal holiday, then the meeting will be held on the next business day. Special meetings of FNBM's shareholders may be called at any time by chairman of the board, the President, a majority of the board of directors or by shareholders entitled to cast at least one-third of the votes which shareholders are entitled to cast at the particular meeting.

Shareholder Meetings—Notice

GNB's bylaws provide that written notice of every meeting of shareholders shall be given to each shareholder entitled to vote. The notice shall state the date, hour and place of the meeting, and, in the case of special meetings, the purpose of the meeting, Notice shall be given either personally, or by sending a copy by first class or express mail, postage prepaid, or by courier service, charges prepaid at least 10 days prior to a meeting unless a greater period of notice is required by statute or the bylaws.

FNBM's bylaws provide that written notice of every meeting of shareholders shall be given to each shareholder entitled to vote. The notice shall state the date, hour and place of the meeting, and the purpose of the meeting, if required by law or the bylaws. Notice shall be deemed given at the time it is deposited in the United States mail at least 20 days prior to a meeting unless otherwise required by law or the bylaws.

Shareholder Meetings—Quorum

GNB's bylaws provide that the presence, in person or by proxy, of GNB shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast in a particular matter shall constitute a quorum.

FNBM's bylaws provide that the presence, in person or by proxy, of FNBM shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast in a particular matter shall constitute a quorum.

	GNB	FNBM
Shareholder Proposals	GNB's bylaws do not contain a provision regarding shareholder proposals.	FNBM's bylaws provide that shareholder requests for inclusion of matters in the proxy materials must be submitted in writing before the end of the calendar year preceding the annual meeting.
Fundamental Changes—Including Voluntary Dissolution

GNB's articles of incorporation provide that the approval by a vote of at least 75% of the outstanding shares of common stock entitled to vote is required for the merger, consolidation, liquidation, or dissolution of the corporation.

FNBM's articles of incorporation provide that the approval by a vote of at least 80% of the outstanding shares entitled to vote is required for the merger, consolidation, liquidation, amendments to the bylaws or articles of incorporation, or dissolution of the corporation. However, the approval of a majority of shares entitled to vote shall be required to authorize the merger, consolidation, liquidation, amendments to the bylaws or articles of incorporation, or dissolution of the corporation if such corporate action was approved by the board of directors.

Amendment of Articles of Incorporation

In general, GNB's articles of incorporation may be amended by a majority of shares cast by shareholders entitled to vote. Under Pennsylvania law, any amendment to GNB's articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote with the exception of fundamental change provisions. Article 7, regarding fundamental changes, may not be amended unless approved by a vote of 75% of the outstanding shares of common stock.

FNBM's articles of incorporation may be amended by a vote of at least 80% of the outstanding shares entitled to vote. However, the approval of a majority of shares entitled to vote shall be required to authorize amendments to the articles of incorporation if approved by the board of directors.

	GNB	FNBM
Amendment of Bylaws

GNB's bylaws may be amended by a vote of at least 75% of the outstanding shares or by the board of directors subject to the power of the shareholders to change such action by a vote of at least 75% of the outstanding shares.

FNBM's bylaws may be amended by a vote of at least 80% of the outstanding shares entitled to vote. However, the approval of a majority of shares entitled to vote shall be required to authorize amendments to the bylaws if approved by the board of directors.

Inspection Rights

As required by Pennsylvania law, GNB makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. This list is made available during usual business hours at the registered office or principle place of business of GNB at the time and place of the shareholder meeting. In addition, shareholders of GNB may examine the share register books and records of account, and records of proceedings, for any proper purpose by making written verified demand therefore.

As required by Pennsylvania law, FNBM makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. This list is made available during usual business hours at the registered office or principle place of business of FNBM at the time and place of the shareholder meeting. In addition, shareholders of FNBM may examine the share register books and records of account, and records of proceedings, for any proper purpose by making a written verified demand therefore.

Anti-Takeover Provisions

GNB's Articles of Incorporation provide that GNB's board of directors may oppose a tender offer or other business combination proposal on the basis of factors other than the economic benefit to shareholders, including the impact the transaction would have on the communities in which GNB conducts business; the effect of the transaction upon shareholders, employees, depositors, subsidiaries, creditors, and loan and other customers; and the reputation and business practices of the offeror.

FNBM's articles of incorporation provide that FNBM's board of directors may oppose a tender offer or other business combination proposal on the basis of factors other than the economic benefit to shareholders, including the impact the transaction would have on the communities in which FNBM conducts business; the effect of the transaction upon subsidiaries, employees, depositors, and customers; and the reputation and business practices of the offeror.

	GNB	FNBM
Dissenters' Rights

Shareholders will generally have dissenters' rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 shareholders of record at the time in question. GNB is currently not listed on a national securities exchange or national market system. As of the record date of GNB's special meeting of shareholders, GNB has approximately            shareholders of record; consequently, GNB's shareholders have dissenters' rights under Pennsylvania law.

Shareholders will generally have dissenters' rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 shareholders of record at the time in question. FNBM is currently not listed on a national securities exchange or national market system. As of the record date of the FNBM special shareholders meeting, FNBM has approximately            shareholders of record; consequently, FNBM's shareholders have dissenters' rights under Pennsylvania law.

 Proposal:
Adjournment or Postponement of Special Meeting

        In the event that either GNB or FNBM does not have sufficient votes for a quorum or to approve and adopt the merger agreement at their special meetings of shareholders, they intend to adjourn or postpone their meetings to permit further solicitation of proxies. GNB and FNBM can only use proxies they receive at the time of their special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to shareholders as a separate matter for consideration.

        The boards of directors of GNB and FNBM recommend that their respective shareholders mark their proxy in favor of the adjournment or postponement proposal so that their proxy may be used to vote for adjournment or postponement if necessary. If shareholders properly execute their proxy, GNB and FNBM will consider that those shareholders voted in favor of the adjournment or postponement proposal unless their proxy indicates otherwise. If GNB or FNBM adjourn or postpone their special meeting, they will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at their special meeting.

Experts

        The consolidated financial statements of GNB, as of December 31, 2013 and 2012, and for the years then ended, appearing elsewhere in this joint proxy statement/prospectus and in the registration statement have been included in reliance upon the report of S.R. Snodgrass P.C., independent registered public accounting firm, which is included herein upon authority of S.R. Snodgrass P.C. as experts in accounting and auditing.

        The consolidated financial statements of FNBM, as of December 31, 2013 and 2012, and for the years then ended, incorporated by reference into this joint proxy statement/prospectus and in the registration statement have been included in reliance upon the report of Patton & Lettich, independent public accounting firm, which is included herein upon authority of Patton & Lettich as experts in accounting and auditing.

Legal Matters

        The validity of the GNB common stock to be issued in the merger and certain other legal and certain tax matters relating to the merger are being passed upon for GNB by Bybel Rutledge LLP, Lemoyne, PA. Certain tax matters relating to the merger are being passed upon for FNBM by Rhoads & Sinon LLP, Harrisburg, PA.

Where You Can Find More Information

        GNB filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the GNB common stock offered to the FNBM shareholders in connection with the merger. The registration statement contains additional information about the GNB common stock. You may read and copy the registration statement at the SEC's reference facilities described below.

        You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. That site is http://www.sec.gov.

        All information contained in these materials about FNBM was supplied or verified by FNBM. All information contained in these materials about GNB was supplied or verified by GNB.

Other Business

        As of the date of this document, GNB's and FNBM's boards of directors know of no matters that will be presented for consideration at either special meeting other than as described in this document. However, if any other matter ancillary to the conduct of the meeting properly comes before either special meeting or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of GNB's and FNBM's management.

Consolidated Financial Statements of GNB Financial Services, Inc.

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
GNB Financial Services, Inc.

        We have audited the accompanying consolidated balance sheet of GNB Financial Services, Inc. and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of GNB Financial Services, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. GNB Financial Services, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of GNB Financial Services, Inc.'s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GNB Financial Services, Inc. and subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2013, and its consolidated balance sheet as of December 31, 2012.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania
October 14, 2014

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

		December 31,
	June 30, 2014
		2013	2012
	(Unaudited)	(As restated)	(As restated)
ASSETS
Cash and due from banks	$4,723,569	$3,294,356	$3,664,936
Interest-bearing deposits with other institutions	14,228,191	2,701,164	9,526,474
Federal funds sold	2,926,000	2,214,000	1,710,000

Cash and cash equivalents	21,877,760	8,209,520	14,901,410
Certificates of deposit with other banks	11,114,767	11,609,136	13,311,260
Investment securities available for sale	16,339,409	18,112,284	18,940,415
Investment securities held to maturity (fair value of $10,596,348 (unaudited), $14,399,659 (as restated), and $12,856,222 (as restated))	10,517,295	14,356,610	12,558,944
Loans	142,151,770	121,750,534	114,450,968
Less: Allowance for loan losses	1,250,122	1,416,060	1,375,067

Net loans	140,901,648	120,334,474	113,075,901
Accrued interest receivable	540,851	568,280	554,591
Restricted investments in bank stock	825,900	598,500	675,000
Premises and equipment, net	3,340,031	3,203,980	2,234,954
Cash surrender value of life insurance	6,050,576	5,978,318	5,810,709
Goodwill	132,849	—	—
Intangible assets	109,090	58,303	73,623
Other real estate owned	72,000	72,000	—
Other assets	886,144	571,008	492,288

TOTAL ASSETS	$212,708,320	$183,672,413	$182,629,095

LIABILITIES
Noninterest-bearing deposits	$25,840,416	$21,843,415	$19,495,019
Interest-bearing deposits	157,468,420	133,140,982	134,389,197

Total deposits	183,308,836	154,984,397	153,884,216
FHLB advances—long-term	958,082	1,472,630	2,484,990
Accrued interest payable	151,839	152,865	178,524
Other liabilities	1,841,517	1,655,752	1,464,964

TOTAL LIABILITIES	186,260,274	158,265,644	158,012,694

STOCKHOLDERS' EQUITY
Common stock ($5 par value; 2,000,000 shares authorized; 511,277 shares issued: 505,399 (unaudited); 505,361; and 510,381 outstanding)	2,556,385	2,556,385	2,556,385
Additional paid-in capital	3,970,201	3,970,017	3,970,017
Retained earnings	20,187,471	19,324,666	17,851,104
Accumulated other comprehensive income (loss)	80,042	(96,302)	285,692
Treasury stock (5,878 (unaudited), 5,916, and 896 shares)	(346,053)	(347,997)	(46,797)

TOTAL STOCKHOLDERS' EQUITY	26,448,046	25,406,769	24,616,401

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$212,708,320	$183,672,413	$182,629,095

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)		(As restated)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,454,864	$3,158,737	$6,343,193	$6,530,554
Investment securities
Taxable	111,690	169,082	320,563	400,065
Exempt from federal income tax	109,161	122,397	255,121	316,730
Certificates of deposit in other banks	120,212	164,092	312,386	344,135
Other interest and dividend income	18,759	10,600	21,317	31,434

Total interest and dividend income	3,814,686	3,624,908	7,252,580	7,622,918

INTEREST EXPENSE
Deposits	467,209	467,171	932,512	1,110,659
Short-term borrowings	1,122	—	—	—
FHLB advances—long-term	14,584	24,430	43,561	65,535

Total interest expense	482,915	491,601	976,073	1,176,194

NET INTEREST INCOME BEFORE PROVISION (CREDIT) FOR LOAN LOSSES	3,331,771	3,133,307	6,276,507	6,446,724
Provision (credit) for loan losses	(243,744)	1,031	55,325	91,790

NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	3,575,515	3,132,276	6,221,182	6,354,934

NONINTEREST INCOME
Service charges on deposit accounts	299,154	253,747	541,862	464,757
Earnings on bank-owned life insurance	72,257	75,650	167,609	148,330
Other	8,093	6,213	15,811	22,111

Total noninterest income	379,504	335,610	725,282	635,198

NONINTEREST EXPENSE
Compensation and employee benefits	1,066,694	1,027,578	2,060,156	2,151,651
Occupancy	132,331	82,326	187,470	187,740
Furniture and fixtures	59,456	38,808	113,902	88,401
Data processing	225,237	149,297	301,805	364,735
Professional fees	265,755	54,590	314,760	154,080
Shares tax	138,825	135,000	270,000	200,300
Other	352,238	239,899	624,913	568,828

Total noninterest expense	2,240,536	1,727,498	3,873,006	3,715,735

Income before income tax expense	1,714,483	1,740,388	3,073,458	3,274,397
Income tax expense	649,520	522,116	922,712	1,001,979

NET INCOME	$1,064,963	$1,218,272	$2,150,746	$2,272,418

EARNINGS PER SHARE, BASIC AND DILUTED	$2.11	$2.41	$4.26	$4.45
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	505,392	505,444	505,402	510,381

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
Net income	$1,064,963	$1,218,272	$2,150,746	$2,272,418
Components of other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	267,189	(90,807)	(578,780)	86,667
Tax effect	(90,845)	30,874	196,786	(29,466)

Total other comprehensive income (loss)	176,344	(59,933)	(381,994)	57,201

Total comprehensive income	$1,241,307	$1,158,339	$1,768,752	$2,329,619

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Retained Earnings		Treasury Stock
	Shares	Amount					Total
Balance, December 31, 2011 (as restated)	511,277	$2,556,385	$3,970,017	$16,262,611	$228,491	$(46,797)	$22,970,707
Net income				2,272,418			2,272,418
Other comprehensive income					57,201		57,201
Dividends declared ($1.34 per share)				(683,925)			(683,925)

Balance, December 31, 2012 (as restated)	511,277	2,556,385	3,970,017	17,851,104	285,692	(46,797)	24,616,401
Net income (as restated)				2,150,746			2,150,746
Other comprehensive loss					(381,994)		(381,994)
Purchase of treasury stock (5,020 shares)						(301,200)	(301,200)
Dividends declared ($1.34 per share)				(677,184)			(677,184)

Balance, December 31, 2013 (as restated)	511,277	2,556,385	3,970,017	19,324,666	(96,302)	(347,997)	25,406,769
Net income (unaudited)				1,064,963			1,064,963
Other comprehensive income (unaudited)					176,344		176,344
Sale of treasury stock (38 shares)(unaudited)			184			1,944	2,128
Dividends declared ($0.40 per share)(unaudited)				(202,158)			(202,158)

Balance, June 30, 2014 (unaudited)	511,277	$2,556,385	$3,970,201	$20,187,471	$80,042	$(346,053)	$26,448,046

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)		(As restated)
OPERATING ACTIVITIES
Net income	$1,064,963	$1,218,272	$2,150,746	$2,272,418
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	(243,744)	1,031	55,325	91,790
Depreciation	93,502	67,063	183,397	145,183
Amortization of intangible assets	10,877	8,032	15,320	17,105
Deferred income taxes	84,137	(8,716)	(4,555)	145,178
Net amortization of premiums and discounts	106,865	92,801	196,135	187,672
Earnings on bank-owned life insurance	(72,257)	(75,650)	(167,609)	(148,330)
Loss on sale of other real estate owned	—	—	8,959	—
Decrease (increase) in accrued interest receivable	80,026	(37,726)	(13,689)	7,534
Decrease in accrued interest payable	(8,055)	(18,324)	(25,659)	(70,614)
Increase in accrued deferred compensation	13,077	66,998	109,614	206,324
Other, net	38,669	495,259	222,792	9,979

Net cash provided by operating activities	1,168,060	1,809,040	2,730,776	2,864,239

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from calls and maturities	2,501,523	1,500,000	3,960,000	10,788,750
Purchases	(509,210)	(2,382,363)	(3,809,497)	(9,948,647)
Investment securities held to maturity:
Proceeds from calls and maturities	3,785,000	1,054,823	2,445,225	3,880,828
Purchases	—	(1,685,986)	(4,340,177)	(1,089,019)
Purchases of certificates of deposit with other banks	—	(1,393,000)	(2,284,000)	(5,623,000)
Proceeds from maturities of certificates of deposit with other banks	495,000	1,388,000	3,972,000	2,324,000
Increase in loans, net	(4,282,310)	(2,879,797)	(7,409,576)	(4,087,425)
Purchase of restricted investments in bank stock	(348,100)	(124,000)	(330,800)	(269,700)
Redemptions of restricted investments in bank stock	450,600	209,500	407,300	349,550
Purchase of premises and equipment	(10,801)	(786,293)	(1,190,905)	(186,449)
Purchases of bank-owned life insurance	—	—	—	(1,250,000)
Proceeds from the sale of premises and equipment	—	33,608	33,608	—
Proceeds from the sale of other real estate owned	—	—	14,719	—
Acquisition of Liberty Centre Bancorp, Inc., net of cash acquired	2,839,696	—	—	—

Net cash provided by (used for) investing activities	4,921,398	(5,065,508)	(8,532,103)	(5,111,112)

FINANCING ACTIVITIES
Increase in deposits, net	8,293,360	4,874,904	1,100,181	6,275,782
Repayment of FHLB advances—long-term	(514,548)	(503,411)	(1,012,360)	(990,451)
Purchase of treasury stock	—	(301,200)	(301,200)	—
Sale of treasury stock	2,128	—	—	—
Cash dividends paid	(202,158)	(111,179)	(677,184)	(683,925)

Net cash provided by (used for) financing activities	7,578,782	3,959,114	(890,563)	4,601,406

Increase (decrease) in cash and cash equivalents	13,668,240	702,646	(6,691,890)	2,354,533
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,209,520	14,901,410	14,901,410	12,546,877

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,877,760	$15,604,056	$8,209,520	$14,901,410

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$490,970	$509,925	$1,001,732	$1,246,808
Income taxes	411,000	441,000	961,000	946,000
Noncash activity:
Loans transferred to other real estate owned	$—	$23,678	$95,678	$—

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

Six Months Ended June 30, 2014
(Unaudited)
Acquisition of Liberty Centre Bancorp, Inc.
Noncash assets acquired:	$
Investment services available for sale	4,798
Loans	16,041,120
Restricted investments in Bank stock	329,900
Accrued interest receivable	52,597
Premises and equipment, net	218,751
Intangible assets	61,664
Deferred tax assets	388,865
Other assets	72,591
Goodwill	132,849

17,303,135

Liabilities assumed:
Time deposits	9,582,419
Deposits, other than time deposits	10,448,660
Accrued interest payable	7,029
Other liabilities	104,723

20,142,831

Net noncash assets acquired	2,839,696

Cash and cash equivalents acquired	$3,575,466

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

        GNB Financial Services, Inc. (the "Company"), is a bank holding company for its wholly owned subsidiary, The Gratz Bank (the "Bank"). The Bank is a full-service state chartered commercial bank. In 2012, the Bank converted from a federal charter to a state charter. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking.

        The Bank provides a variety of financial services to individual and commercial customers throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, and its branch offices in Valley View, Tri-Valley, and Herndon, Pennsylvania. The Bank's primary deposit products are interest and noninterest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are residential real estate, consumer, agriculture, and commercial and commercial real estate loans.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany amounts have been eliminated in the consolidation. GNB Financial Services, Inc. transacts no other material business.

Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the evaluation of securities for other-than-temporary impairment and the fair value of financial instruments.

Presentation of Cash Flows

        For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks (including cash items in process of clearing) and interest-bearing deposits with other institutions with an original maturity of 90 days or less, and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

        Debt securities which management has the positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premium, and accretion of discount computed on a level yield basis. Securities not classified as held to

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

maturity or trading are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, in accumulated other comprehensive income. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings.

        The Bank periodically evaluates its investments for other-than-temporary impairment. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses and a new cost basis is established. Factors considered in determining whether declines in fair value are other-than-temporary include the significance of the decline, the duration of the decline, current economic conditions, and whether management intends to sell the security; or if it is more likely than not that management will be required to sell the security before recovery; or management does not expect to recover the entire amortized cost basis. A decline that is considered to be other than temporary is recorded as a loss within noninterest income on the Consolidated Statement of Income.

Loans Receivable

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance.

        The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has significant doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

        In accordance with Financial Accounting Standards Board ("FASB") ASC 310-20, loan origination and commitment fees, as well as certain direct origination costs, are to be deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. At this time, management has determined that this statement is not material to the Bank and the Bank does not defer loan fees and costs in accordance with ASC 310-20.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

        The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses.

        The allowance for loan losses is maintained at a level considered adequate to provide for probable losses inherent in loan portfolio. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

        The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are classified as Doubtful, Substandard, or Special Mention. For such loans that are also classified as impaired, an allowance for loan losses is established when the present value of expected cash flows discounted at the loan's effective interest rate, the fair value of the collateral if the loan is collateral dependent less costs to sell, or observable market price of the impaired loan is lower than its carrying value. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance for loan losses reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, agriculture, and municipal loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the observable market price, or the fair value of the collateral if the loan is collateral dependent less costs to sell.

        Large groups of smaller-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Troubled Debt Restructurings

        In situations where, for economic or legal reasons related to a borrower's financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

would not otherwise be considered, the related loan is classified as a troubled debt restructuring ("TDR"). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Premises and Equipment

        Land is carried at cost. Buildings and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the related assets, which range from 3 to 15 years for furniture, fixtures, and equipment and 5 to 50 years for building and improvements. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Restricted Investments in Bank Stock

        Restricted investments in bank stock, which represent required investments in the common stock of correspondent banks, are carried at cost, and consist of common stock in the Federal Home Loan Bank ("FHLB") of Pittsburgh and Atlantic Community Bankers Bank ("ACBB").

        Management evaluates the restricted stock for impairment in accordance with FASB ASC 942-325. Management's determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amounts for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

        Management believes no impairment charge is necessary related to the FHLB and ACBB restricted stock as of June 30, 2014 (unaudited), December 31, 2013 and 2012.

Goodwill

        The Company accounts for goodwill using a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company's reported net income because impairment losses, if any, could occur irregularly and in varying amounts. No impairment of goodwill was recognized in any of the periods presented.

Business Combinations

        At the date of acquisition, the Company records the net assets of acquired companies on the Consolidated Balance Sheet at their estimated fair value, and goodwill is recognized for the excess of the estimated fair value over the purchase price of the acquired net assets. The results of operations for acquired companies are included in the Company's Consolidated Statements of Income beginning at

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the acquisition date. Expenses arising from acquisitions activities are recorded in the Consolidated Statements of Income during the period incurred.

Intangible Assets

        Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit intangibles are being amortized to expense over a 10-year life using the sum of the years digits method. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Other Real Estate Owned

        Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Other real estate owned is initially recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

Bank-Owned Life Insurance

        The Company owns insurance on the lives of a certain group of key employees. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

Employee Benefits

        Salaries and employee benefit expenses include contributions to a 401(k) plan covering eligible employees of the Company and a deferred compensation plan for the benefit of members of the Board of Directors and certain officers.

Income Taxes

        The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. When necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company files consolidated federal income tax returns with its subsidiary.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

        The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share computations are based upon the weighted number of shares outstanding for each of the reported periods. Treasury shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale.

Advertising Costs

        The Company expenses advertising costs as incurred. Advertising costs for the six month periods ended June 30, 2014 and 2013 (Unaudited) was $3,622 and $4,541, respectively, and for the years ended December 31, 2013 and 2012, was $25,394 and $17,285, respectively.

Off-Balance-Sheet Financial Instruments

        In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Balance Sheet when they are funded.

Recent Accounting Pronouncements

        In June 2013, the FASB issued Accounting Standards Update ("ASU") 2013-08, Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements. The amendments in this Update affect the scope, measurement, and disclosure requirements for investment companies under U.S. GAAP. The amendments do all of the following: (1) change the approach to the investment company assessment in Topic 946, clarify the characteristics of an investment company, and provide comprehensive guidance for assessing whether an entity is an investment company; (2) require an investment company to measure noncontrolling ownership interests in other investment companies at fair value rather than using the equity method of accounting; and (3) require the following additional disclosures: (a) the fact that the entity is an investment company and is applying the guidance in Topic 946, (b) information about changes, if any, in an entity's status as an investment company, and (c) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The amendments in this Update are effective for an entity's interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited. This Update became effective for the Company on January 1, 2014, and did not have a significant impact on the Company's financial statements.

        In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. This Update became effective for the Company on January 1, 2014, and did not have a significant impact on the Company's financial statements.

        In January 2014, the FASB issued ASU 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this Update should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. This Update is not expected to have a significant impact on the Company's financial statements.

        In January 2014, the FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method. This Update is not expected to have a significant impact on the Company's financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update's core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

        In June 2014, the FASB issued ASU 2014-10, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. The Company is currently evaluating the impact the adoption of the standard will have on the Company's financial position or results of operations.

        In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This Update is not expected to have a significant impact on the Company's financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

        Certain previously reported items have been reclassified to conform to the current year's classifications. The reclassifications have no effect on total assets, total liabilities, and stockholders' equity.

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

        The Company is restating its December 31, 2013, consolidated financial statements and it 2012 Consolidated Balance Sheet as a result of management's identification that its acquisition of Herndon National Bank in 2011 was not accounted for in accordance with accounting principles generally accepted in the United States of America. As part of reviewing subsequent activity, management also identified certain accruals relating to insurance and taxes that were not recognized in the proper time period. These purchase accounting and accrual adjustments are set forth in the following tables of the consolidated restated financial statements as of and for the year ended December 31, 2013 and as of December 31, 2012.

	At December 31, 2013			At December 31, 2012
Condensed Consolidated Balance Sheet	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Cash and cash equivalents	$8,209,687	$(167)	$8,209,520	$14,901,711	$(301)	$14,901,410
Investment securities	32,360,222	108,672	32,468,894	31,313,252	186,107	31,499,359
Loans, net	120,501,815	(167,341)	120,334,474	113,257,472	(181,571)	113,075,901
Premises and equipment, net	609,780	(41,500)	568,280	2,243,809	(8,855)	2,234,954
Other assets	697,846	(68,535)	629,311	516,246	49,665	565,911
Total assets	183,841,284	(168,871)	183,672,413	182,577,790	51,305	182,629,095
Deposits	155,217,766	(233,369)	154,984,397	154,110,367	(226,151)	153,884,216
Other liabilities	1,660,489	(4,737)	1,655,752	1,501,837	(36,873)	1,464,964
Total liabilities	158,503,750	(238,106)	158,265,644	158,275,718	(263,024)	158,012,694
Retained earnings	19,255,431	69,235	19,324,666	17,536,775	314,329	17,851,104
Total stockholders' equity	25,337,534	69,235	25,406,769	24,302,072	314,329	24,616,401
Total liabliities and stockholders' equity	183,841,284	(168,871)	183,672,413	182,577,790	51,305	182,629,095

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	For the Year Ended December 31, 2013
Condensed Consolidated Statement of Income	As Previously Reported	Adjustment	As Restated
Total Interest Income	$7,310,037	$(57,457)	$7,252,580
Total Interest Expense	981,568	(5,495)	976,073

Net Interest Income	6,328,469	(51,962)	6,276,507
Provision for loan losses	55,405	(80)	55,325
Total Noninterest Income	918,698	(193,416)	725,282
Total Noninterest Expense	3,822,118	50,888	3,873,006
Provision for Income taxes	973,804	(51,092)	922,712

Net Income	$2,395,840	$(245,094)	$2,150,746

	For the Year Ended December 31, 2013
Condensed Consolidated Statement of Cash Flows	As Previously Reported	Adjustment	As Restated
Cash Flows From Operating Activities
Net cash provided by operating activities	$2,860,825	$(130,049)	$2,730,776
Cash Flows From Investing Activities
Net cash used for investing activities	(8,669,504)	137,401	(8,532,103)
Cash Flows From Financing Activities		—
Net cash used for financing activities	(883,345)	(7,218)	(890,563)
Increase (decrease) in cash and cash equivalents	(6,692,024)	134	(6,691,890)
Cash and Cash Equivalents, Beginning of Period	14,901,711	(301)	14,901,410

Cash and Cash Equivalents, End of Period	$8,209,687	$(167)	$8,209,520

Supplemental Cash Flow Disclosures
Cash paid during the period for:
Interest	1,007,227	(5,495)	1,001,732

3. INVESTMENT SECURITIES

        The amortized cost and fair value of investment securities available for sale and held to maturity are summarized as follows:

	June 30, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Unaudited)
Available for Sale:
U.S. government agency securities	$16,218,133	$224,701	$(103,425)	$16,339,409

Held to Maturity:
Obligations of state and political subdivisions	$10,517,295	$122,253	$(43,200)	$10,596,348

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT SECURITIES (Continued)

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(As restated)
Available for Sale:
U.S. government agency securities	$18,258,197	$199,674	$(345,587)	$18,112,284

Held to Maturity:
Obligations of state and political subdivisions	$14,356,610	$135,938	$(92,889)	$14,399,659

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(As restated)
Available for Sale:
U.S. government agency securities	$18,507,548	$452,215	$(19,348)	$18,940,415

Held to Maturity:
Obligations of state and political subdivisions	$12,558,944	$307,070	$(9,792)	$12,856,222

        The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	June 30, 2014
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(Unaudited)
U.S. government agency securities	$689,939	$(3,846)	$6,237,587	$(99,579)	$6,927,526	$(103,425)
Obligations of state and political subdivisions	685,988	(4,804)	1,712,693	(38,396)	2,398,681	(43,200)

Total	$1,375,927	$(8,650)	$7,950,280	$(137,975)	$9,326,207	$(146,625)

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT SECURITIES (Continued)

	December 31, 2013
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agency securities	$8,525,567	$(289,594)	$2,171,074	$(55,993)	$10,696,641	$(345,587)
Obligations of state and political subdivisions	3,045,691	(72,238)	542,561	(20,651)	3,588,252	(92,889)

Total	$11,571,258	$(361,832)	$2,713,635	$(76,644)	$14,284,893	$(438,476)

	December 31, 2012
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agency securities	$3,500,525	$(19,348)	$—	$—	$3,500,525	$(19,348)
Obligations of state and political subdivisions	260,646	(3,089)	349,614	(6,703)	610,260	(9,792)

Total	$3,761,171	$(22,437)	$349,614	$(6,703)	$4,110,785	$(29,140)

        The Company reviews its position quarterly and has asserted that at June 30, 2014 (unaudited) and December 31, 2013 and 2012, the declines outlined in the above table represent temporary declines and the Company does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. There were 17 and 48 positions that were temporarily impaired at June 30, 2014 (unaudited) and December 31. 2013, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

        The amortized cost and fair value of debt securities at June 30, 2014 (unaudited) and December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT SECURITIES (Continued)

contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
June 30, 2014	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
Due within one year	$806,198	$815,198	$2,130,909	$2,153,496
Due after one year through five years	10,703,152	10,862,920	5,486,948	5,556,690
Due after five years through ten years	4,708,783	4,661,291	2,784,306	2,769,777
Due after ten years	—	—	115,132	116,385

Total	$16,218,133	$16,339,409	$10,517,295	$10,596,348

	Available for Sale		Held to Maturity
December 31, 2013	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(As restated)
Due within one year	$770,879	$776,429	$4,050,172	$4,082,884
Due after one year through five years	9,657,677	9,774,513	6,563,239	6,643,578
Due after five years through ten years	7,829,641	7,561,342	3,628,710	3,558,177
Due after ten years	—	—	114,489	115,020

Total	$18,258,197	$18,112,284	$14,356,610	$14,399,659

        There were no sales of securities during the periods ended June 30, 2014 and 2013 (unaudited) or for the years ended December 31, 2013 and 2012.

        The Company had pledged investment securities with a carrying value of $4,210,801, $3,825,911, and $3,976,913, to secure public monies as of June 30, 2014 (unaudited) and December 31, 2013 and 2012, respectively.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. LOANS RECEIVABLE

        Loans receivable consist of the following:

		December 31,
	June 30, 2014	2013	2012
	(Unaudited)	(As restated)
Agriculture loans	$19,465,324	$20,176,283	$20,126,479
Commercial loans	20,200,241	19,019,528	19,152,401
Commercial real estate loans	3,059,770	3,457,713	4,165,201
Residential real estate loans	94,692,069	75,016,809	68,502,137
Consumer loans	1,364,892	1,135,831	1,228,738
Municipal loans	3,369,474	2,944,370	1,276,012

	142,151,770	121,750,534	114,450,968
Less:
Allowance for loan losses	1,250,122	1,416,060	1,375,067

Total	$140,901,648	$120,334,474	$113,075,901

        Purchased loans acquired are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

        For each acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality. Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. There were no material increases or decreases in the expected cash flows of these loans between the acquisition dates and June 30, 2014 (unaudited) or December 31, 2013 and 2012. The fair value of purchased credit-impaired loans, on the acquisition date, was determined, primarily based on the fair value of loan collateral. The carrying value of purchased loans acquired with deteriorated credit quality was $582,386 at June 30 2014 (unaudited). There were no loans remaining at December 31, 2013 and 2012, with deteriorated credit quality.

        On the acquisition date in the Herndon National Bank acquisition, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired was $44,951 and the estimated fair value of the loans was $5,050. This loan was charged off in 2012.

        On the acquisition date in the Liberty Centre Bancorp, Inc. acquisition, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired was $830,035 (unaudited) and the estimated fair value of the loans was $681,568 (unaudited). Total contractually required payments on these loans, including interest, at the acquisition date was $1,574,827 (unaudited). However, the Company's preliminary estimate of expected cash flows was $759,835 (unaudited). At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $814,992 (unaudited) relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans. The Company further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $78,267 (unaudited) on the acquisition date relating to these impaired loans.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. LOANS RECEIVABLE (Continued)

        The carrying value of the loans acquired with specific evidence of deterioration in credit quality, was determined by projecting discounted contractual cash flows. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Liberty acquisition as of March 28, 2014:

March 28, 2014
(Unaudited)
Unpaid principal balance	$830,035
Interest	744,792

Contractual cash flows	1,574,827
Non-accretable discount	(814,992)

Expected cash flows	759,835
Accretable discount	(78,267)

Estimated fair value	$681,568

        Changes in the amortizable yield for purchased credit-impaired loans were as follows for the period ended June 30, 2014:

Liberty Centre Bancorp, Inc.
(Unaudited)
Balance at the beginning of the period	$78,267
Accretion	(13,703)

Balance at the end of the period	$64,564

        The following table presents additional information regarding loans acquired with specific evidence of deterioration in credit quality under ASC 310-30:

Liberty Centre Bancorp, Inc.
(Unaudited)
Outstanding balance	$717,150
Carrying amount	582,386

        There were no remaining loans acquired with specific evidence of deterioration in credit quality or remaining accretable discount at December 31, 2013 and 2012.

        The Company's loan portfolio consists predominantly of one-to-four family first mortgage loans throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, and its branch offices in Valley View and Herndon, Pennsylvania. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank's loan underwriting policies. In general, the Company's loan portfolio performance is dependent upon the local economic conditions.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. LOANS RECEIVABLE (Continued)

        In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors for the period ended June 30, 2014 (unaudited) and for the years ended December 31, 2013 and 2012, is as follows:

December 31, 2013	Additions	Amounts Collected	June 30, 2014
(Unaudited)
$845,690	$2,285,017	$(2,055,487)	$1,075,220

December 31, 2012	Additions	Amounts Collected	December 31, 2013
(As restated)
$1,772,058	$1,847,791	$(2,774,159)	$845,690

December 31, 2011	Additions	Amounts Collected	December 31, 2012
$1,180,524	$1,982,562	$(1,391,028)	$1,772,058

5. ALLOWANCE FOR LOAN LOSSES

        Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: agriculture loans, commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and municipal loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a two-year period for all portfolio segments. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

  •
  Levels of and trends in delinquencies

  •
  Trends in volume and terms

  •
  Changes in collateral

  •
  Changes in management and lending staff

  •
  Economic trends

  •
  Concentrations of credit

  •
  Changes in lending policies

  •
  External factors

  •
  Changes in underwriting process

  •
  Trends in credit quality ratings

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

        These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

        The total allowance reflects management's estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio, at June 30, 2014 (unaudited) and December 31, 2013 and 2012.

        The following tables present balance in the allowance for loan losses, and recorded investment in loans by portfolio segment and based on impairment method as of and for the period ended June 30, 2014 (unaudited) and as of and for the year ended December 31, 2013 and 2012:

	June 30, 2014
	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
	(Unaudited)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	253,305	255,227	25,702	662,844	15,696	8,424	28,924	1,250,122

Total	$253,305	255,227	$25,702	$662,844	$15,696	$8,424	$28,924	$1,250,122

Loans:
Individually evaluated for impairment	$273,413	$140,067	$—	$164,434	$—	$—		$577,914
Loans acquired with deteriorated credit quality	—	—	—	582,386	—	—		582,386
Collectively evaluated for impairment	19,191,911	20,060,174	3,059,770	93,945,249	1,364,892	3,369,474		140,991,470

Total	$19,465,324	$20,200,241	$3,059,770	$94,692,069	$1,364,892	$3,369,474		$142,151,770

	December 31, 2013
	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
	(As restated)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	236,254	276,606	42,848	765,972	16,193	6,875	71,312	1,416,060

Total	$236,254	$276,606	$42,848	$765,972	$16,193	$6,875	$71,312	$1,416,060

Loans:
Individually evaluated for impairment	$275,409	$—	$—	$118,346	$—	$—		$393,755
Collectively evaluated for impairment	19,900,874	19,019,528	3,457,713	74,898,463	1,135,831	2,944,370		121,356,779

Total	$20,176,283	$19,019,528	$3,457,713	$75,016,809	$1,135,831	$2,944,370		$121,750,534

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2012
	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
	(As restated)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	235,184	278,639	51,589	719,371	16,439	2,974	70,871	1,375,067

Total	$235,184	$278,639	$51,589	$719,371	$16,439	$2,974	$70,871	$1,375,067

Loans:
Individually evaluated for impairment	$279,674	$—	$—	$118,700	$—	$—		$398,374
Collectively evaluated for impairment	19,846,805	19,152,401	4,165,201	68,383,437	1,228,738	1,276,012		114,052,594

Total	$20,126,479	$19,152,401	$4,165,201	$68,502,137	$1,228,738	$1,276,012		$114,450,968

        The following tables present the activity in the allowance for loan losses by portfolio segment during the periods ended June 30, 2014 and 2013 (unaudited), respectively.

	For the Six Months Ended June 30, 2014 (Unaudited)
	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
Beginning Balance	$236,254	$276,606	$42,848	$765,972	$16,193	$6,875	$71,312	$1,416,060
Charge-offs	(4,830)	—	—	(9,101)	(5,359)	—	—	(19,290)
Recoveries	6,930	11,950	—	77,257	959	—	—	97,096
Provision	14,951	(33,329)	(17,146)	(171,284)	3,903	1,549	(42,388)	(243,744)

Ending Balance	$253,305	$255,227	$25,702	$662,844	$15,696	$8,424	$28,924	$1,250,122

	For the Six Months Ended June 30, 2013 (Unaudited)
	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
Beginning Balance	$235,184	$278,639	$51,589	$719,371	$16,439	$2,974	$70,871	$1,375,067
Charge-offs	—	—	—	(38,481)	(4,757)	—	—	(43,238)
Recoveries	—	7,017	—	6,205	5,426	—	—	18,648
Provision	(6,716)	28,566	(3,229)	6,473	(1,309)	4,266	(27,020)	1,031

Ending Balance	$228,468	$314,222	$48,360	$693,568	$15,799	$7,240	$43,851	$1,351,508

        The credit provision was made for the six months ended June 30, 2014 based on the analysis for allowance for loan losses in light of improved performance of the loans originated by the Bank and improving qualitative factors including that of an improving economy.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

        The following tables present the activity in the allowance for loan losses by portfolio segment during the years ended December 31, 2013 and 2012, respectively.

	For the Year Ended December 31, 2013
	Agriculture	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Municipal	Unallocated	Total
	(As restated)
Beginning Balance	$235,184	$278,639	$51,589	$719,371	$16,439	$2,974	$70,871	$1,375,067
Charge-offs	—	(1,411)	—	(45,040)	(9,625)	—	—	(56,076)
Recoveries	—	17,760	—	13,546	10,438	—	—	41,744
Provision	1,070	(18,382)	(8,741)	78,095	(1,059)	3,901	441	55,325

Ending Balance	$236,254	$276,606	$42,848	$765,972	$16,193	$6,875	$71,312	$1,416,060

	For the Year Ended December 31, 2012
	Agriculture	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Municipal	Unallocated	Total
Beginning Balance	$199,122	$188,201	$57,407	$837,612	$20,456	$—	$20,678	$1,323,476
Charge-offs	—	(69,389)	—	(48,944)	(9,220)	—	—	(127,553)
Recoveries	—	53,936	—	21,503	11,915	—	—	87,354
Provision	36,062	105,891	(5,818)	(90,800)	(6,712)	2,974	50,193	91,790

Ending Balance	$235,184	$278,639	$51,589	$719,371	$16,439	$2,974	$70,871	$1,375,067

Credit Quality Information

        The following tables represent credit exposures by internally assigned grades as of June 30, 2014 (unaudited) and December 31, 2013 and 2012. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company's internal credit risk grading system is based on experiences with similarly graded loans.

        The Company's internally assigned grades are as follows:

        Pass—loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are six sub-grades within the Pass category to further distinguish the loan.

        Special Mention—loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

        Substandard—loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Doubtful—loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

        Loss—loans classified as a Loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

        The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful, and Loss within the internal risk rating system as of June 30, 2014 (unaudited) and December 31, 2013 and 2012:

As of June 30, 2014	Pass	Special Mention	Substandard	Doubtful	Total
(Unaudited)
Agriculture loans	$15,660,905	$23,847	$3,780,572	$—	$19,465,324
Commercial loans	19,556,557	—	643,684	—	20,200,241
Commercial real estate loans	3,059,770	—	—	—	3,059,770
Municipal loans	3,369,474	—	—	—	3,369,474

Total	$41,646,706	$23,847	$4,424,256	$—	$46,094,809

As of December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
	(As restated)
Agriculture loans	$18,735,521	$30,972	$1,409,790	$—	$20,176,283
Commercial loans	17,512,750	340,018	1,166,760	—	19,019,528
Commercial real estate loans	3,457,713	—	—	—	3,457,713
Municipal loans	2,944,370	—	—	—	2,944,370

Total	$42,650,354	$370,990	$2,576,550	$—	$45,597,894

As of December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total
	(As restated)
Agriculture loans	$18,589,282	$68,770	$1,468,427	$—	$20,126,479
Commercial loans	16,621,079	833,866	1,697,456	—	19,152,401
Commercial real estate loans	4,165,201	—	—	—	4,165,201
Municipal loans	1,276,012	—	—	—	1,276,012

Total	$40,651,574	$902,636	$3,165,883	$—	$44,720,093

        For all other loans, the Company evaluates credit quality based on whether the loan is considered performing or nonperforming. The following tables present the balances of loans by classes of loan portfolio based on payment performance as of June 30, 2014 (unaudited), December 31, 2013 and 2012:

	June 30, 2014
	Residential Loans	Consumer Loans	Total
	(Unaudited)
Performing	$93,691,056	$1,364,892	$95,055,948
Nonperforming	1,001,013	—	1,001,013

Total	$94,692,069	$1,364,892	$96,056,961

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2013			December 31, 2012
	Residential Loans	Consumer Loans	Total	Residential Loans	Consumer Loans	Total
Performing	$74,883,437	$1,135,831	$76,019,268	$68,262,785	$1,228,738	$69,491,523
Nonperforming	133,372	—	133,372	239,352	—	239,352

Total	$75,016,809	$1,135,831	$76,152,640	$68,502,137	$1,228,738	$69,730,875

        The following tables present an aging analysis of the recorded investment of past-due loans.

	June 30, 2014
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
	(Unaudited)
Agriculture loans	$—	$—	$—	$—	$19,465,324	$19,465,324	$—
Commercial loans	242,960	49,819	125,610	418,389	19,781,852	20,200,241	402
Commercial real estate loans	—	—	—	—	3,059,770	3,059,770	—
Residential real estate loans	651,402	469,622	911,669	2,032,693	92,659,376	94,692,069	138,359
Consumer loans	15,557	3,734	336	19,627	1,345,265	1,364,892	336
Municipal loans	—	—	—	—	3,369,474	3,369,474	—

Total	$909,919	$523,175	$1,037,615	$2,470,709	$139,681,061	$142,151,770	$139,097

	December 31, 2013
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Agriculture loans	$396,412	$—	$—	$396,412	$19,779,871	$20,176,283	$—
Commercial loans	33,322	84,378	—	117,700	18,901,828	19,019,528	—
Commercial real estate loans	—	—	—	—	3,457,713	3,457,713	—
Residential real estate loans	386,993	415,451	—	802,444	74,214,365	75,016,809	—
Consumer loans	14,286	—	—	14,286	1,121,545	1,135,831	—
Municipal loans	—	—	—	—	2,944,370	2,944,370	—

Total	$831,013	$499,829	$—	$1,330,842	$120,419,692	$121,750,534	$—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2012
	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Agriculture loans	$33,218	$—	$—	$33,218	$20,093,261	$20,126,479	$—
Commercial loans	218,011	—	—	218,011	18,934,390	19,152,401	—
Commercial real estate loans	—	—	—	—	4,165,201	4,165,201	—
Residential real estate loans	381,382	—	83,620	465,002	68,037,135	68,502,137	—
Consumer loans	3,950	1,983	—	5,933	1,222,805	1,228,738	—
Municipal loans	—	—	—	—	1,276,012	1,276,012	—

Total	$636,561	$1,983	$83,620	$722,164	$113,728,804	$114,450,968	$—

 Nonaccrual Loans

        Loans are generally considered for nonaccrual status upon 90 days delinquency. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

        On the following tables are the loans on nonaccrual status as of June 30, 2014 (unaudited) and December 31, 2013 and 2012. The balances are presented by class of loans.

		December 31,
	June 30, 2014
		2013	2012
	(Unaudited)
Agriculture loans	$250,333	$260,113	$279,673
Commercial loans	140,067	—	—
Commercial real estate loans	—	—	—
Residential real estate loans	862,654	133,372	239,352
Consumer loans	—	—	—
Municipal loans	—	—	—

	$1,253,054	$393,485	$519,025

        Interest income on loans would have increased by approximately $14,385 and $12,571 during the six-month periods ended June 30, 2014 and 2013 (unaudited), respectively, and approximately $24,807 and $36,179 during the years ended December 31, 2013 and 2012, respectively, if these loans had performed in accordance with their original terms.

Impaired Loans

        The following tables present the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

June 30, 2014 (Unaudited)
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Agriculture loans	$273,413	$311,731	$—	$272,028
Commercial loans	140,067	140,067	—	46,689
Commercial real estate loans	—	—	—	—
Residential real estate loans	164,434	241,801	—	127,029
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	—	—	—	—
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—
Total
Agriculture loans	$273,413	$311,731	$—	$272,028
Commercial loans	140,067	140,067	—	46,689
Commercial real estate loans	—	—	—	—
Residential real estate loans	164,434	241,801	—	127,029
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
(As restated)
With no related allowance recorded:
Agriculture loans	$275,409	$313,726	$—	$277,390
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	118,346	195,712	—	118,629
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	—	—	—	—
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—
Total
Agriculture loans	$275,409	$313,726	$—	$277,390
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	118,346	195,712	—	118,629
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
(As restated)
With no related allowance recorded:
Agriculture loans	$279,673	$317,991	$—	$265,953
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	118,700	196,067	—	59,748
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	—	—	—	—
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—
Total
Agriculture loans	$279,673	$317,991	$—	$265,953
Commercial loans	—	—	—	—
Commercial real estate loans	—	—	—	—
Residential real estate loans	118,700	196,067	—	59,748
Consumer loans	—	—	—	—
Municipal loans	—	—	—	—

Loan Modifications and Troubled Debt Restructurings

        A loan is considered to be a troubled debt restructuring loan when the Company grants a concession to the borrower because of the borrower's financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

        There were no loan modifications considered troubled debt restructurings during the six months ended June 30, 2014 (unaudited), or the year ended December 31, 2013.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. ALLOWANCE FOR LOAN LOSSES (Continued)

        Loan modifications considered troubled debt restructurings completed during the year ended December 31, 2012, were as follows:

	December 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Agriculture loans	2	$286,672	$319,440
Residential real estate loans	1	211,628	211,628

Total	3	$498,300	$531,068

        Concessions made by management were in the form of interest rate reductions for agriculture loans and payment reductions for residential real estate loans.

        There were no troubled debt restructurings modified during the years ended December 31, 2013 and 2012 that subsequently defaulted during the period ended June 30, 2014 (unaudited) or the years ended December 31, 2013 and 2012, respectively.

6. GOODWILL AND INTANGIBLE ASSETS

        Goodwill totaled $132,849 at the period ended June 30, 2014 (unaudited). The Company recorded goodwill of $132,849 due to the Liberty Centre Bancorp, Inc. acquisition during the six months ended June 30 2014 (unaudited). Core deposit intangible gross carrying amount was $109,090 at the period ended June 30, 2014 (unaudited), and $58,303, and $73,623 at the years ended December 31, 2013, and 2012. The Company recorded additions of intangible assets of $61,664 (unaudited) due to the Liberty Centre Bancorp, Inc. acquisition during the six months ended June 30, 2014. There were no intangible asset additions recorded during the years ended December 31, 2013 and 2012.

        Core deposit intangible assets are amortized using the sum-of-the-years-digits method over their estimated lives of ten years. Amortization expense totaled $10,877 and $8,032 for the six-month periods ended June 30, 2014 and 2013 (unaudited), respectively, and totaled $15,320 and $17,105 for the years ended December 31, 2013 and 2012, respectively. The estimated aggregate future amortization expense for core deposit intangible assets as of June 30, 2014 (unaudited), is as follows:

July 1, 2014 through December 31, 2014	$12,001
2015	22,027
2016	19,121
2017	16,215
2018	13,309
2019 and thereafter	26,417

Total	$109,090

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL AND INTANGIBLE ASSETS (Continued)

        The estimated aggregate future amortization expense for core deposit intangible assets as of December 31, 2013, is as follows:

2014	$13,535
2015	11,750
2016	9,965
2017	8,180
2018	6,396
2019 and thereafter	8,477

Total	$58,303

7. PREMISES AND EQUIPMENT

        Premises and equipment consist of the following:

		December 31,
	June 30, 2014
		2013	2012
	(Unaudited)		(As restated)
Land	$601,017	$601,017	$601,017
Buildings and improvements	3,182,521	2,970,970	2,046,698
Furniture, fixtures, and equipment	2,004,240	1,852,563	1,644,823

	5,787,778	5,424,550	4,292,538
Less accumulated depreciation	2,447,747	2,220,570	2,057,584

Total	$3,340,031	$3,203,980	$2,234,954

        Depreciation expense amounted to $93,502 and $67,063 for the six-months ended June 30, 2014 and 2013 (unaudited), respectively. Depreciation expense amounted to $183,397 and $145,183 for the years ended December 31, 2013 and 2012, respectively.

8. DEPOSITS

        Deposit accounts are summarized as follows as of December 31:

			December 31,
	June 30, 2014		2013		2012
	Amount	%	Amount	%	Amount	%
	(Unaudited)		(As restated)		(As restated)
Demand, noninterest-bearing	$25,840,416	14.1%	$21,843,415	14.1%	$19,495,019	12.7%
Demand, interest-bearing	49,482,668	27.0	39,719,104	25.6	39,453,988	25.6
Savings	46,636,607	25.4	38,691,655	25.0	38,038,891	24.7
Time deposits, $100k and over	19,946,116	10.9	16,950,176	10.9	16,921,824	11.0
Time deposits, other	41,403,029	22.6	37,780,047	24.4	39,974,494	26.0

	$183,308,836	100.0%	$154,984,397	100.0%	$153,884,216	100.0%

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DEPOSITS (Continued)

        The scheduled maturities of time deposits are as follows:

	June 30, 2014	December 31, 2013
	(Unaudited)	(As restated)
One year or less	$28,340,027	$38,874,241
More than one year to two years	16,255,987	6,055,027
More than two years to three years	4,998,477	3,114,132
More than three years to four years	5,265,890	3,120,442
More than four years to five years	4,580,443	3,021,257
More than five years	1,908,321	545,124

Total	$61,349,145	$54,730,223

        Time deposits include those in denominations of $100,000 or more. Such deposits aggregated $19,946,116 and $16,950,176 at June 30, 2014 (unaudited) and December 31, 2013, respectively.

9. FHLB ADVANCES—LONG-TERM

        The Company maintained a credit line for $5 million with the FHLB, which closed in 2013. The Bank had no outstanding advances under the credit line as of June 30, 2014 (unaudited) and December 31, 2013 and 2012. The Company also has $6.2 million in irrevocable standby letters of credit with the FHLB that expired in March of 2013. Additionally, the Company has an unsecured borrowing agreement with Atlantic Community Bankers Bank for $3 million during 2013 and 2012. The line of credit was increased to $5 million during 2014 (unaudited). The line of credit was not drawn upon during the years ended December 31, 2013 and 2012. At June 30, 2014 (unaudited) and at December 31, 2013 and 2012, the Company had outstanding FHLB fixed term advances totaling $958,082, $1,472,630, and $2,484,990, respectively, at a fixed rate of 2.19 percent maturing in May of 2015.

        The following are the maturities of FHLB advances as of June 30, 2014 (unaudited):

2014	$520,207
2015	437,875

$958,082

        The following are the maturities of FHLB advances as of December 31, 2013:

2014	$1,034,755
2015	437,875

$1,472,630

        All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Company free and clear of any liens or encumbrances. In addition, the Company had a maximum borrowing capacity of $81.5 and $71.5 million with the FHLB at June 30, 2014 (unaudited) and December 31, 2013, respectively.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES

        The provision for income taxes consists of:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)		(As restated)	(As restated)
Current tax expense	$954,248	$513,400	$927,268	$856,801
Deferred taxes	(304,728)	8,716	(4,556)	145,178

Total	$649,520	$522,116	$922,712	$1,001,979

        The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

		December 31,
	June 30, 2014	2013	2012
	(Unaudited)	(As restated)	(As restated)
Deferred tax assets:
Allowance for loan losses	$402,717	$457,795	$442,806
Deferred compensation	208,255	208,255	208,255
Capital loss carryforward	3,011	3,011	88,300
Net unrealized loss on securities	—	49,610	—
Purchase accounting adjustments	203,831	—	—
Net operating loss	173,660	—	—
Other	—	11,331	—

Total gross deferred tax assets	991,474	730,002	739,361
Valuation allowance	(3,011)	(3,011)	(88,300)

Total net deferred tax assets	988,463	726,991	651,061

Deferred tax liabilities:
Premises and equipment	167,524	148,953	110,586
Deferred loan fees	86,496	86,496	99,015
Net unrealized gain on investment securities	41,419	—	147,175
Purchase accounting adjustments	14,348	30,916	51,700
Other	—	—	68,589

Total gross deferred tax liabilities	309,787	266,365	477,065

Net deferred tax assets	$678,676	$460,626	$173,996

        As of June 30, 2014 (unaudited) and December 31, 2013, the Company had federal capital loss carryforwards of $8,855, respectively, that expire in 2018. Management does not believe that the capital loss carryforwards will be utilized prior to their expiration, as the Company has limited capital gain opportunities to offset the losses and, as such, a valuation allowance has been established. The Company also has a $523,860 net operating loss carry forward that will begin to expire in 2027. The Company had no other valuation allowance against its deferred tax assets in view of the Company's ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. INCOME TAXES (Continued)

        The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

	Six Months Ended June 30,
	2014		2013
	Amount	% of Pretax Income	Amount	% of Pretax Income
	(Unaudited)
Provision at statutory rate	$582,924	34.0%	$591,732	34.0%
Tax-exempt income on investment securities	(57,593)	(3.4)	(57,216)	(3.3)
Bank-owned life insurance	(24,568)	(1.4)	(25,721)	(1.5)
Nondeductible merger expenses	111,340	6.5	—	—
Other	37,417	2.2	13,321	0.8

Actual tax expense and effective rate	$649,520	37.9%	$522,116	30.0%

	Year Ended December 31,
	2013		2012
	Amount	% of Pretax Income	Amount	% of Pretax Income
	(As restated)		(As restated)
Provision at statutory rate	$1,044,976	34.0%	$1,113,295	34.0%
Tax-exempt income on investment securities	(122,196)	(4.0)	(131,200)	(4.0)
Bank-owned life insurance	(56,987)	(1.9)	(40,657)	(1.2)
Other	56,919	1.9	60,541	1.8

Actual tax expense and effective rate	$922,712	30.0%	$1,001,979	30.6%

        U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

        There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2010.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

        In the normal course of business, management makes various commitments which are not reflected in the accompanying consolidated financial statements. These commitments represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments comprise the following at December 31:

		December 31,
	June 30, 2014	2013	2012
	(Unaudited)	(As restated)	(As restated)
Commitments to extend credit	$22,664,848	$18,730,023	$14,321,169
Letters of credit	831,413	878,326	883,326

        The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of available commercial and personal lines of credit, unfunded construction loans, and loans approved but not yet funded. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet.

        Standby letters of credit and financial guarantees represent conditional commitments issued to guarantee the performance of a customer to a third party. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically real estate or Company deposit instruments.

Contingent Liabilities

        The Company is involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

12. EMPLOYEE BENEFITS

Retirement Plan

        The Company maintains a defined contribution 401(k) retirement plan that covers eligible employees. Eligible employees can contribute up to 100 percent of their compensation. The Bank makes a 3 percent non-elective contribution to all eligible participants as of the end of the plan year based on W-2 income for the same period. Contributions to the plan for the six months ended June 30, 2014 and 2013 (unaudited), amounted to $15,674 and $18,031, respectively. Contributions to the plan for the years ended December 31, 2013 and 2012, amounted to $36,061 and $43,170, respectively.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. EMPLOYEE BENEFITS (Continued)

Director Deferred Compensation Plan

        The Bank has a deferred compensation plan for the benefit of members of the Board of Directors and certain officers. The plan provides all directors and certain officers with the ability to defer receipt of some or all of their director fees and bonuses. The deferrals, along with accumulated earnings, are payable at retirement. The Bank has purchased life insurance policies on each director and officer that are actuarially designed to offset the annual expenses associated with the plan. The Bank is the sole owner and beneficiary of all policies. The Bank accrues the estimated annual costs of the deferred amounts that will be payable at retirement. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the accumulated liability was $1,196,946, $1,208,367, and $1,145,363, respectively.

        The components of net periodic pension cost for the director-deferred compensation plan that were recognized in noninterest expense on the Consolidated Statement of Income are as follows:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
Components of net periodc pension cost
Service cost	$38,875	$42,966	$85,933	$182,600
Interest cost	$15,000	16,609	33,217	28,751

Total net periodic pension cost	$53,875	$59,575	$119,150	$211,351

Supplemental Executive Retirement Plan

        In 2012, the Company entered into a supplemental executive retirement plan ("SERP") agreement with the Chief Executive Officer. The plan was targeted to provide him with an annual retirement benefit commencing at age 65. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the accumulated liability was $93,737, $69,239, and $22,629, respectively. The expense for the six-month periods ended June 30, 2014 and 2013 (unaudited), was $24,498 and $22,276 respectively. The expense for the years ended December 31, 2013 and 2012, was $46,610 and $22,629, respectively.

13. REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

        The Bank is required to maintain average cash reserve balance in vault cash or with the Federal Reserve Bank. There was no restricted cash reserve balance at June 30, 2014 (unaudited) or December 31, 2013.

Loans

        Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank's common stock and capital surplus.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. REGULATORY RESTRICTIONS (Continued)

Dividends

        The Pennsylvania Banking Code restricts the availability of capital surplus for dividend purposes. At June 30, 2014 (unaudited) and December 31, 2013, the Bank had a capital surplus of $9,188,672 and $8,551,053, respectively, which was not available for distribution to the Company as dividends.

Capital Requirements

        Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

        In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

        As of June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

        The Bank's actual capital ratios are presented in the following table that shows the Bank met all regulatory capital requirements. The capital position of the Company does not differ significantly from the Bank's capital position.

			December 31,
	June 30, 2014		2013		2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)		(As restated)		(As restated)
Total Capital
(to Risk-Weighted Assets)
Actual	$27,016,732	21.64%	$26,890,901	24.10%	$25,642,132	24.34%
For Capital Adequacy Purposes	9,986,160	8.00	8,925,748	8.00	8,427,638	8.00
To Be Well Capitalized	12,482,700	10.00	11,157,185	10.00	10,534,547	10.00
Tier I Capital
(to Risk-Weighted Assets)
Actual	$25,766,610	20.64%	$25,495,988	22.85%	$24,324,594	23.09%
For Capital Adequacy Purposes	4,993,080	4.00	4,462,874	4.00	4,213,819	4.00
To Be Well Capitalized	7,489,620	6.00	6,694,311	6.00	6,320,728	6.00
Tier I Capital
(to Average Assets)
Actual	$25,766,610	13.11%	$25,495,988	13.65%	$24,324,594	13.32%
For Capital Adequacy Purposes	7,863,002	4.00	7,468,840	4.00	7,302,600	4.00
To Be Well Capitalized	9,828,753	5.00	9,336,050	5.00	9,128,250	5.00

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS

        The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.
Level II:

Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        This hierarchy requires the use of observable market data when available.

        The following tables present the assets reported on the Consolidated Balance Sheet at their fair value as of June 30, 2014 (unaudited) and December 31, 2013 and 2012, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2014
	Level I	Level II	Level III	Total
	(Unaudited)
Assets:
U.S. government agency securities	$—	$16,339,409	$—	$16,339,409

	December 31, 2013
	Level I	Level II	Level III	Total
	(As restated)
Assets:
U.S. government agency securities	$—	$18,112,284	$—	$18,112,284

	December 31, 2012
	Level I	Level II	Level III	Total
	(As restated)
Assets:
U.S. government agency securities	$—	$18,940,415	$—	$18,940,415

        The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheet at their fair value as of June 30, 2014 (unaudited) and December 31, 2013 and 2012, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include quoted market prices for identical assets classified as Level I inputs and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

        Other real estate owned ("OREO") is measured at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell.

	June 30, 2014 (Unaudited)
	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$577,914	$577,914
Other real estate owned	—	—	72,000	72,000

	December 31, 2013
	Level I	Level II	Level III	Total
	(As restated)
Impaired loans	$—	$—	$393,755	$393,755
Other real estate owned	—	—	72,000	72,000

	December 31, 2012
	Level I	Level II	Level III	Total
	(As restated)
Impaired loans	$—	$—	$398,374	$398,374

        The following tables provide information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the fair value hierarchy:

	June 30, 2014 (Unaudited)
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation Techniques		Unobservable Input		Range (Weighted Average)
Impaired loans	$577,914	Appraisal of collateral	(1)	Appraisal adjustments	(2)	7%
						(7)%
Other real estate owned	72,000	Appraisal of collateral	(1)(3)

	December 31, 2013
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation Techniques		Unobservable Input		Range (Weighted Average)
Impaired loans	$393,755	Appraisal of collateral	(1)	Appraisal adjustments	(2)	7%
						(7)%
Other real estate owned	72,000	Appraisal of collateral	(1)(3)

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2012
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation Techniques		Unobservable Input		Range (Weighted Average)
Impaired loans	$398,374	Appraisal of collateral	(1)	Appraisal adjustments	(2)	7%
						(7)%

(1)
Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs which are not identifiable.

(2)
Appraisals may be adjusted by management for qualitative factors such as economic conditions, aging, and/or estimated liquidation expenses incurred when selling the collateral. The range and weighted average of appraisal adjustments and liquidation expenses are presented as a percentage of the appraisal.

(3)
Includes qualitative adjustments by management and estimate liquidation expenses.

        The estimated fair values of the Company's financial instruments are as follows:

	June 30, 2014
	Carrying Value	Fair Value	Level I	Level II	Level III
	(Unaudited)
Financial assets:
Cash and cash equivalents	$21,877,760	$21,877,760	$21,877,760	$—	$—
Certificates of deposits with other banks	11,114,767	11,220,345	—	—	11,220,345
Investment securities:
Available for sale	16,339,409	16,339,409	—	16,339,409	—
Held to maturity	10,517,295	10,596,348	—	10,596,348	—
Net loans	140,901,648	144,517,576	—	—	144,517,576
Accrued interest receivable	540,851	540,851	540,851	—	—
Restricted investments in bank stock	825,900	825,900	825,900	—	—
Cash surrender value of life insurance	6,050,576	6,050,576	6,050,576	—	—
Financial liabilities:
Deposits	$183,308,836	$184,008,503	$121,959,691	$—	$62,048,812
FHLB advances—long term	958,082	970,697	—	—	970,697
Accrued interest payable	151,839	151,839	151,839	—	—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2013
	Carrying Value	Fair Value	Level I	Level II	Level III
	(As restated)
Financial assets:
Cash and cash equivalents	$8,209,520	$8,209,520	$8,209,520	$—	$—
Certificates of deposits with other banks	11,609,136	11,895,906	—	—	11,895,906
Investment securities:
Available for sale	18,112,284	18,112,284	—	18,112,284	—
Held to maturity	14,356,610	14,399,659	—	14,399,659	—
Net loans	120,334,474	121,705,007	—	—	121,705,007
Accrued interest receivable	568,280	568,280	568,280	—	—
Restricted investments in bank stock	598,500	598,500	598,500	—	—
Cash surrender value of life insurance	5,978,319	5,978,319	5,978,319	—	—
Financial liabilities:
Deposits	$154,984,397	$155,607,656	$100,254,174	$—	$55,353,482
FHLB advances—long term	1,472,630	1,503,698	—	—	1,503,698
Accrued interest payable	152,865	152,865	152,865	—	—

	December 31, 2012
	Carrying Value	Fair Value	Level I	Level II	Level III
	(As restated)
Financial assets:
Cash and cash equivalents	$14,901,410	$14,901,410	$14,901,410	$—	$—
Certificates of deposits with other banks	13,311,260	13,847,034	—	—	13,847,034
Investment securities:
Available for sale	18,940,415	18,940,415	—	18,940,415	—
Held to maturity	12,558,944	12,856,222	—	12,856,222	—
Net loans	113,075,901	116,204,372	—	—	116,204,372
Accrued interest receivable	554,592	554,592	554,592	—	—
Restricted investments in bank stock	675,000	675,000	675,000	—	—
Cash surrender value of life insurance	5,810,709	5,810,709	5,810,709	—	—
Financial liabilities:
Deposits	$153,884,216	$154,683,052	$96,987,898	$—	$57,695,154
FHLB advances—long term	2,484,990	2,567,359	—	—	2,567,359
Accrued interest payable	178,524	178,524	178,524	—	—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

        Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

        Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

        If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

        As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

        The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Restricted Investments in Bank Stock, and Accrued Interest Payable

        The fair value is equal to the current carrying value.

Certificates of Deposit with Other Banks

        The fair values of certificates of deposit with other banks are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.

Investment Securities Available for Sale and Held to Maturity

        The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Net Loans

        The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

        Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

Deposits and FHLB Advances—Long Term

        The fair values of certificates of deposit and FHLB advances—long term are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposits are valued at the amount payable on demand as of year-end.

Cash Surrender Value of Life Insurance

        The fair value is equal to the cash surrender value of the life insurance policies.

Commitments to Extend Credit

        These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 11.

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        The activity in accumulated other comprehensive income (loss) for the periods ended June 30, 2014 and 2013 (unaudited), is as follows:

Net Unrealized Gains (Losses) on Investment Securities
(Unaudited)
Accumulated other comprehensive loss, January 1, 2014	$(96,302)
Unrealized holding gain on available-for-sale securities, net of tax	176,344

Accumulated other comprehensive income, June 30, 2014	$80,042

Net Unrealized Gains (Losses) on Investment Securities
(Unaudited)
Accumulated other comprehensive income, January 1, 2013	$285,692
Unrealized holding loss on available-for-sale securities, net of tax	(59,933)

Accumulated other comprehensive income, June 30, 2013	$225,759

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

        The activity in accumulated other comprehensive income (loss) for the years ended December 31, 2013 and 2012, is as follows:

Net Unrealized Gains (Losses) on Investment Securities
Accumulated other comprehensive income, January 1, 2013	$285,692
Unrealized holding loss on available-for-sale securities, net of tax	(381,994)

Accumulated other comprehensive loss, December 31, 2013	$(96,302)

Net Unrealized Gains (Losses) on Investment Securities
Accumulated other comprehensive income, January 1, 2012	$228,491
Unrealized holding gain on available-for-sale securities, net of tax	57,201

Accumulated other comprehensive income, December 31, 2012	$285,692

        There were no amounts reclassified from accumulated other comprehensive income for the six months ended June 30, 2014 and 2013 (unaudited) or for the years ended December 31, 2013 and 2012.

16. SUBSEQUENT EVENTS

Agreement and Plan of Merger (Unaudited)

        On March 28, 2014, the Company closed on a merger transaction pursuant to which GNB Financial Services, Inc. acquired Liberty Centre Bancorp, Inc. in a cash transaction. The acquisition extended the Company's footprint in central Pennsylvania.

        Liberty Centre Bancorp, Inc. ("LCB") is the $28 million holding company of Liberty Savings Bank ("Liberty"), a federally-chartered stock savings bank headquartered in Pottsville, Pennsylvania, with two locations located in Pottsville and a loan production office in Macungie, Pennsylvania.

        Under the terms of the merger agreement, LCB shareholders received cash consideration for their shares of LCB stock for a total purchase price of $735,770. As a result of the acquisition, LCB merged with and into a wholly owned subsidiary of GNB Financial Services, Inc. and Liberty Savings Bank merged with and into The Gratz Bank.

        The acquired assets and assumed liabilities were measured at estimated fair values. Management made significant estimates and exercised significant judgment in accounting for the acquisition. Management measured loan fair values based on loan file reviews, appraised collateral values, expected cash flows, and historical loss factors of Liberty. The Company also recorded an identifiable intangible asset representing the core deposit base of Liberty based on management's evaluation of the cost of such deposits relative to alternative funding sources. Management used significant estimates including the average lives of depository accounts, future interest rate levels, and the cost of servicing various depository products. Management used market quotations to determine the fair value of investment

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS (Continued)

securities. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

        The business combination resulted in the acquisition of loans with and without evidence of credit quality deterioration. Liberty's loans were deemed impaired at the acquisition date if the Company did not expect to receive all contractually required cash flows due to concerns about credit quality. Such loans were fair valued and the difference between contractually required payments at the acquisition date and cash flows expected to be collected was recorded as a non-accretable difference. At the acquisition date, the Company recorded $830,035 of purchased credit-impaired loans subject to a non-accretable difference of $814,992. The method of measuring carrying value of purchased loans differs from loans originated by the Company (originated loans), and, as such, the Company identifies purchased loans and purchased loans with a credit quality discount and originated loans at amortized cost.

        Liberty's loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value. Additionally, consideration was given to management's best estimates of default rates and payment speeds. At acquisition, Liberty's loan portfolio without evidence of deterioration totaled $16,349,098 and was recorded at a fair value of $16,549,240.

        The following condensed statement reflects the values assigned to LCB's net assets as of the acquisition date:

Total purchase price		$735,770
Net assets acquired:
Cash	3,575,466
Investment securities available for sale	4,798
Loans	16,041,120
Restricted investments in bank stock	329,900
Accrued interest receivable	52,597
Premises and equipment, net	218,751
Core deposit intangible	61,664
Deferred tax assets	388,865
Other assets	72,591
Time deposits	(9,582,419)
Deposits other than time deposits	(10,448,660)
Accrued interest payable	(7,029)
Other liabilities	(104,723)	602,921

Goodwill resulting from merger		$132,849

        Results of operations for Liberty Centre Bancorp, Inc. prior to the acquisition date are not included in the Consolidated Statements of Income for the year ended December 31, 2013. The following table presents financial information regarding the former Liberty Centre Bancorp, Inc.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS (Continued)

operations included in the Consolidated Statements of Income from the date of acquisition through June 30, 2014.

Actual From Acquisition Date Through June 30, 2014
Net interest income	$215,153
Noninterest income	6,437
Net income	204,303

        In addition, the following table presents unaudited pro forma information as if the acquisition of Liberty Centre Bancorp, Inc. had occurred on January 1, 2013, under the "Pro Forma" columns. The table below has been prepared for comparative purposes only and is not necessarily indicative of the actual results that would have been attained had the acquisition occurred as of the beginning of the periods presented, nor is it indicative of future results. Furthermore, the unaudited pro forma information does not reflect management's estimate of any revenue-enhancing opportunities nor anticipated cost savings as a result of the integration and consolidation of the acquisition. Merger and acquisition integration costs and amortization of fair value adjustments net of the related income tax effects are included in the amounts below.

	Proforma (Unaudited)
	For the Six Months Periods Ended June 30,
	2014	2013
Net interest income	$3,543,955	$3,639,307
Noninterest income	391,822	383,610
Net income (loss)	(67,047)	664,272
Pro forma earnings per share:
Basic	(0.13)	1.31
Diluted	(0.13)	1.31

        On July 3, 2014, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with FNBM Financial Corporation ("FNBM"), the parent company of The First National Bank of Minersville, under which the Company will acquire FNBM for approximately $13.4 million in stock and cash. Under the terms of the Merger Agreement, FNBM will merge with and into the Company (the "Merger") after which The First National Bank of Minersville will merge with and into The Gratz Bank. Each outstanding share of FNBM common stock will be converted into the right to receive $276.57 per share or 4.7684 shares of the Company's common stock. This consideration is subject to election of FNBM shareholders and allocation procedures designed to result in transaction consideration that is not greater than 60 percent common stock nor 50 percent cash. Additionally, the consideration is subject to a downward adjustment if loan delinquencies at FNBM increase, or shareholders' equity at FNBM decreases, beyond specified amounts. Cash will be paid in lieu of fractional shares at a value based on the average closing sale price of the Company's common stock for the twenty trading days immediately prior to the closing date.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS (Continued)

        The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes. As a result, the shares of FNBM exchanged for the Company's shares will be transferred on a tax-free basis. The Merger is expected to close during the first quarter of 2015. If the Merger is not consummated under certain circumstances, FNBM has agreed to pay the Company a termination fee of $600,000.

        Management has reviewed events occurring through October 14, 2014, the date the financial statements were issued and no subsequent events occurred requiring accrual or disclosure, other than the Liberty Centre Bancorp, Inc. acquisition and the pending merger with FNBM Financial Corporation.

17. PARENT COMPANY

        Condensed financial statements of GNB Financial Services, Inc. are as follows:

CONDENSED BALANCE SHEET

		December 31,
	June 30, 2014
		2013	2012
	(Unaudited)
ASSETS
Cash	$436,973	$166	$299
Investment in subsidiary	26,088,593	25,406,672	24,616,172

TOTAL ASSETS	$26,525,566	$25,406,838	$24,616,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities	$77,520	$69	$70
Stockholders' equity	26,448,046	25,406,769	24,616,401

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,525,566	$25,406,838	$24,616,471

CONDENSED STATEMENT OF INCOME

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
INCOME
Dividends from bank subsidiary	$1,202,160	$—	$985,239	$690,031

Total income	1,202,160	—	985,239	690,031

EXPENSES	5,152	2,562	6,986	5,886

Income (loss) before equity in undistributed earnings of subsidiary	1,197,008	(2,562)	978,253	684,145
Equity in undistributed earnings of subsidiary	(132,045)	1,220,834	1,172,493	1,588,273

NET INCOME	$1,064,963	$1,218,272	$2,150,746	$2,272,418

COMPREHENSIVE INCOME	$1,241,307	$1,158,339	$1,768,752	$2,329,619

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

		Year Ended December 31,
	June 30, 2014
		2013	2012
	(Unaudited)
OPERATING ACTIVITIES
Net income	$1,064,963	$2,150,746	$2,272,418
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	132,045	(1,172,493)	(1,588,273)
Other, net	77,449	(2)	1

Net cash provided by operating activities	1,274,457	978,251	684,146

INVESTING ACTIVITIES
Acquisition of net assets of Liberty Centre Bancorp, Inc.	(637,620)	—	—

Net cash used for financing activities	(637,620)	—	—

FINANCING ACTIVITIES
Purchase of treasury stock	—	(301,200)	—
Sales of treasury stock	2,128	—	—
Cash dividends paid	(202,158)	(677,184)	(683,925)

Net cash used for financing activities	(200,030)	(978,384)	(683,925)

Increase (decrease) in cash	436,807	(133)	221
CASH AT BEGINNING OF PERIOD	166	299	78

CASH AT END OF PERIOD	$436,973	$166	$299

Consolidated Financial Statements of FNBM Financial Corporation
Index

PATTON AND LETTICH

CERTIFIED PUBLIC ACCOUNTANTS
2500 WEST END AVENUE, SUITE 10
POTTSVILLE, PA 17901
570-622-8761

ROBERT B. PATTON, CPA	MEMBERS:
NORMAN R. LETTICH, CPA	AMERICAN INSTITUTE OF CPAs

ALBERT D. MARAZAS, CPA	PENNSYLVANIA INSTITUTE OF CPAs
KELLY E. ZWIEBEL, CPA
ELIZABETH C. ZIPAY, CPA

INDEPENDENT AUDITOR'S REPORT

June 8, 2014

To the Board of Directors and Stockholders
of the FNBM Financial Corporation
and Subsidiary

        We have audited the accompanying consolidated financial statements of the FNBM Financial Corporation (a Pennsylvania corporation) and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the FNBM Financial Corporation and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Patton and Lettich Certified Public Accountants

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS
Cash and cash equivalents:
Cash and due from banks (Note 2)	$5,133,825	$4,664,267
Federal funds sold	4,145,000	5,686,000

Total cash and cash equivalents	9,278,825	10,350,267
Investment securities: (Notes 3 and 4)
Investment securities held-to-maturity	-0-	12,686,742
Investment securities available-for-sale	31,542,403	18,017,271
Investment securities held at fair value	1,419,007	1,691,383

Total investment securities	32,961,410	32,395,396
Loans receivable: (Note 5)
Total loans receivable	37,733,630	40,363,223
Less allowance for possible loan losses	441,902	520,934

Net loans	37,291,728	39,842,289
Accrued interest receivable (Note 6)	256,069	262,702
Bank premises and equipment, net of accumulated depreciation (Note 7)	808,489	869,132
Other assets	486,606	540,417

TOTAL ASSETS	$81,083,127	$84,260,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits: (Note 8)
Demand deposits	$38,484,029	$38,223,102
Time and savings deposits	31,033,764	33,781,423

Total deposits	69,517,793	72,004,525
Income tax payable on unrealized gain	67,119	189,766
Other liabilities	76,962	6,862

Total liabilities	69,661,874	72,201,153
Commitments and Contingencies (Notes 13, 14, and 16)
Stockholders' equity:
Common stock, $5 par value; 750,000 shares authorized; 50,000 shares issued; 48,530 outstanding for 2013 and 2012	250,000	250,000
Surplus (Note 10)	500,000	500,000
Undivided profits	11,170,613	11,111,171
Reserves for contingencies	206,997	178,668
Treasury stock, 1,470 shares at cost for 2013 and 2012 (Note 11)	(199,927)	(199,927)
Accumulated other comprehensive income (loss)	(506,430)	219,138

Total stockholders' equity	11,421,253	12,059,050

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$81,083,127	$84,260,203

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Interest income:
Interest and fees on loans	$1,947,705	$2,255,394
Interest and dividends on investment securities:
U.S. Treasury and agency securities	588,562	746,638
Obligations of states and political subdivisions	38,747	21,605
Dividends and other	83,372	86,946
Interest on federal funds sold	11,540	11,493

Total interest income	2,669,926	3,122,076
Interest expense:
Interest on deposits	233,001	289,817

Net interest income	2,436,925	2,832,259
Provision for possible loan losses (Note 5)	-0-	56,000

Net interest income after provision for possible loan losses	2,436,925	2,776,259
Other operating income:
Service and exchange	163,567	156,086
Box rentals and other	319,558	325,700

Total other operating income	483,125	481,786
Other operating expenses:
Salaries and employee benefits (Note 19)	1,259,999	1,338,008
Occupancy and equipment	195,696	245,857
Other (Note 12)	1,166,793	1,114,736

Total other operating expenses	2,622,488	2,698,601

Income before income taxes	297,562	559,444
Income tax expense (Note 9)	44,000	182,274

Net income	$253,562	$377,170

Earnings per common share	$5.23	$7.78

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock	Surplus	Comprehensive Income (Loss)	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Reserve for Contingencies	Treasury Stock	Total Stockholders' Equity
Consolidated balance December 31, 2011	$250,000	$500,000		$10,928,121	$99,443	$178,668	$(199,927)	$11,756,305
Comprehensive income (loss):
Net income			$377,170	377,170				377,170
Other comprehensive income, net of tax
Unrealized gain on securities			119,695		119,695			119,695

Comprehensive income (loss)			$496,865

Cash dividends declared				(194,120)				(194,120)

Consolidated balance December 31, 2012	250,000	500,000		11,111,171	219,138	178,668	(199,927)	12,059,050
Comprehensive income (loss):
Net income			$253,562	253,562				253,562
Other comprehensive income (loss), net of tax
Unrealized loss on securities			(725,568)		(725,568)			(725,568)

Comprehensive income (loss)			$(472,006)

Life insurance proceeds						28,329		28,329
Cash dividends declared				(194,120)				(194,120)

Consolidated balance December 31, 2013	$250,000	$500,000		$11,170,613	$(506,430)	$206,997	$(199,927)	$11,421,253

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$253,562	$377,170
Adjustments for differences between income flows and cash flows from operating activities:
Depreciation	60,643	122,519
Investment securities amortization (accretion), net	(197,583)	(71,582)
Increase (decrease) in other liabilities	(52,547)	105,994
Provision for loan losses	-0-	56,000
(Increase) decrease in other assets	54,687	236,237

Net cash provided (used) by operating activities	118,762	826,338
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in total loans	2,629,593	808,676
Loan recoveries	16,364	50,662
Loans charged to allowance	(95,396)	(168,107)
Purchase of available-for-sale and trading securities	(5,841,345)	(15,307,000)
Purchase of securities held-to-maturity	(3,610,598)	(6,972,961)
Sales and maturities of available-for-sale and trading securities	6,341,020	8,760,518
Sales and maturities of securities held-to-maturity	2,051,010	12,223,009
Purchase of bank premises and equipment	-0-	(91,145)

Net cash provided (used) by investing activities	1,490,648	(696,348)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in demand deposits	260,927	1,971,694
Cash dividends	(194,120)	(194,120)
Increase (decrease) in time and savings deposits	(2,747,659)	(1,016,438)

Net cash provided (used) by financing activities	(2,680,852)	761,136

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,071,442)	891,126
CASH AND CASH EQUIVALENTS—JANUARY 1	10,350,267	9,459,141

CASH AND CASH EQUIVALENTS—DECEMBER 31	$9,278,825	$10,350,267

SUPPLEMENTAL INFORMATION
Cash paid for:
Interest	$240,262	$301,816
Income taxes	60,000	150,000
Unrealized gain (loss) in value of securities available-for-sale	(725,568)	119,695

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(1) Summary of Significant Accounting Policies

(a)   Organization

        The FNBM Financial Corporation is a bank holding company with one subsidiary, the First National Bank of Minersville. The First National Bank of Minersville is a federal bank that was chartered in 1864 and is located in Minersville, Pennsylvania. The Bank opened a trust department in 2000. Trust assets are excluded from the Bank's financial statements.

(b)   Basis of Consolidation

        The consolidated financial statements include the accounts of the First National Bank of Minersville, a wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

(c)   Basis of Accounting

        The accounting policies of the FNBM Financial Corporation and its wholly-owned Subsidiary, First National Bank of Minersville (First National Bank), conform to accounting principles generally accepted in the United States of America and to general industry practices.

        The FNBM Financial Corporation and Subsidiary are on the accrual basis of accounting.

(d)   Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral.

        The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtor's ability to honor their contracts is dependent on local economic conditions.

        While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amount of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(1) Summary of Significant Accounting Policies (Continued)

(e)   Cash and Cash Equivalents

        For purposes of reporting cash flows, cash includes cash in vault and in correspondent banks, including cash items in process of clearing. Investments with original maturities of six months or less are considered to be cash equivalents.

(f)    Investment Securities

        The Bank's investment securities are classified into two categories:

  •
  trading securities reported at fair value with unrealized gains and losses included in earnings; or

  •
  securities available-for-sale reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains or losses on securities available-for-sale are included in other income or expense.

        During 2007, the Bank transferred all of its held-to-maturity securities to available-for-sale securities. These are reported at fair value. As of January 1, 2007, it followed authoritative literature and established a trading securities category.

        At December 31, 2013, all securities classified as available-for-sale or trading were reported at fair value.

        Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

(g)   Mortgage-backed Securities

        At December 31, 2013 and 2012, investment and mortgage-backed securities were classified in three categories: available-for-sale, held-to-maturity, and trading. The securities in the available-for-sale category are reported at fair value. Trading securities are stated at fair value. Held-to-maturity securities are reported at amortized cost for securities held at December 31, 2012.

(h)   Loans Receivable

        The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Schuylkill County. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

        Loans receivable are stated at the principal amount outstanding. On nondiscounted loans, interest is accrued as earned. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 180 days past due for mortgage loans and 90 days past due for commercial loans unless the credit is well-secured and in process of collection. Personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(1) Summary of Significant Accounting Policies (Continued)

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The Bank does not follow authoritative literature relating to certain direct consumer loan origination costs since the applicable portions of the literature do not have a material effect on the Bank's financial statements.

(i)    Foreclosed Real Estate

        Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

(j)    Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets. Charges for maintenance and repairs are expensed as incurred.

(k)   Federal Income Taxes

        Some income and expense items are accounted for in different years for financial reporting than for income tax purposes. The principal items are discount accretion in investment securities, accumulated depreciation, and the provision for possible loan losses.

(l)    Earnings Per Share

        Earnings per share for all periods have been computed using the number of shares outstanding at the end of each period.

(m)  Reclassifications

        Certain amounts in the December 31, 2012 financial statements have been reclassified to conform with the December 31, 2013 presentation.

(n)   Allowance for Loan Losses

        The allowance for loan losses reflects management's judgment of probable loan losses inherent in the portfolio at the balance sheet date. The Bank uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to the following loan types: mortgage; non farm/non residential; consumer; commercial and industrial; non profit organizations; states and political subdivisions; and participation.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(1) Summary of Significant Accounting Policies (Continued)

        To determine the balance of the allowance account, loans are pooled by portfolio segment and losses are modeled using historical experience and quantitative and other mathematical techniques over the loss emergence period. Management exercises significant judgment in determining the estimation method that fits the credit risk characteristics of each portfolio segment. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions used to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

        The establishment of the allowance for loan losses relies on a consistent process that requires multiple layers of management review and judgment and responds to changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the allowance for loan losses. The Bank's allowance for loan losses is sensitive to risk ratings assigned to individually evaluated loans and economic assumptions and delinquency trends driving statistically modeled reserves. Individual loan risk ratings are evaluated based on each situation by experienced senior credit officers.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Residential mortgages and consumer loans delinquent 180 days or more cease to accrue interest unless remedial action is imminent or extenuating circumstances would warrant continuing the accrual of interest.

        The Bank shall cease to accrue interest on any commercial loan when principal or interest is in default for 90 days or more, unless the loan is well secured and in the process of collection.

(o)   Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the shareholders' equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

(p)   Date of Management's Review of Subsequent Events

        Management has evaluated subsequent events through June 8, 2014, the date which the financial statements were available to be issued.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(2) Cash and Due from Banks

        The regulations of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts and non-personal time deposits (deposits with original maturities of 14 days or more). These reserves are maintained in the form of vault cash or non-interest bearing funds with the Federal Reserve Bank. The bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for services such as check clearing and charge card processing.

(3) Investment Securities

        The amortized cost of securities and their approximate fair values are as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Federal agencies	$10,788,434	$115,004	$(525,255)	$10,378,183
Mortgage-backed securities	18,469,461	120,849	(513,852)	18,076,458
State and municipal government	2,479,326	26,991	(35,920)	2,470,397
Other securities	572,500	44,865	-0-	617,365

Total available-for-sale	32,309,721	307,709	(1,075,027)	31,542,403
Trading
Federal agencies	112,831	8,449	-0-	121,280
Mortgage-backed securities	181,810	13,192	-0-	195,002
Other securities	999,082	103,643	-0-	1,102,725

Total trading	1,293,723	125,284	-0-	1,419,007
Held-to-maturity
Federal agencies	-0-	-0-	-0-	-0-
Mortgage-backed securities	-0-	-0-	-0-	-0-
State and municipal government	-0-	-0-	-0-	-0-
Other securities	-0-	-0-	-0-	-0-

Total held-to-maturity	-0-	-0-	-0-	-0-

Total investment securities	$33,603,444	$432,993	$(1,075,027)	$32,961,410

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(3) Investment Securities (Continued)

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Federal agencies	$4,764,267	$176,151	$(4,298)	$4,936,120
Mortgage-backed securities	12,348,476	202,018	(90,018)	12,460,476
Other securities	572,500	48,175	0	620,675

Total available-for-sale	17,685,243	426,344	(94,316)	18,017,271
Trading
Federal agencies	139,413	17,389	-0-	156,802
Mortgage-backed securities	399,328	28,283	-0-	427,611
Other securities	998,660	108,310	-0-	1,106,970

Total trading	1,537,401	153,982	-0-	1,691,383
Held-to-maturity
Federal agencies	6,706,563	103,168	(10,265)	6,799,466
Mortgage-backed securities	4,987,343	63,928	(8,114)	5,043,157
State and municipal government	992,836	9,737	-0-	1,002,573
Other securities	-0-	-0-	-0-	-0-

Total held-to-maturity	12,686,742	176,833	(18,379)	12,845,196

Total investment securities	$31,909,386	$757,159	$(112,695)	$32,553,850

        The amortized cost and estimated fair value of trading and available-for-sale securities at December 31, 2013 by contractual maturity are as follows:

	AVAILABLE-FOR-SALE		TRADING
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$156,978	$158,753	$-0-	$-0-
After one year through five years	3,448,503	3,451,678	999,082	1,102,725
After five years through ten years	8,273,906	7,835,675	-0-	-0-
After ten years	1,960,873	2,019,839	112,831	121,280

	13,840,260	13,465,945	1,111,913	1,224,005
Mortgage-backed securities	18,469,461	18,076,458	181,810	195,002

	$32,309,721	$31,542,403	$1,293,723	$1,419,007

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

        U.S. Government securities with a market value of $11,977,925 and $11,138,253 were pledged at December 31, 2013 and 2012 to secure local government deposits.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(3) Investment Securities (Continued)

        Information pertaining to securities with gross unrealized losses at December 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	LESS THAN 12 MONTHS		12 MONTHS OR GREATER		TOTAL
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2013:
Federal agencies	$4,707,192	$267,082	$2,991,827	$258,172	$7,699,019	$525,254
Mortgage-backed securities	10,292,593	354,339	3,961,438	159,513	14,254,031	513,852
State and municipal governments	-0-	-0-	-0-	-0-	-0-	-0-

	$14,999,785	$621,421	$6,953,265	$417,685	$21,953,050	$1,039,106

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2013, the 73 debt securities with unrealized losses have depreciated 4.52% from the Bank's amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

RESTRICTED STOCK

        The following table shows the amount of restricted stock as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Federal Reserve Bank	$22,500	$22,500
Atlantic Central Bankers Bank	50,000	50,000

	$72,500	$72,500

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(4) Mortgage-backed and Related Securities

        The carrying values and estimated market values of mortgage-backed and related securities are summarized as follows:

	2013		2012
	Carrying Amount	Estimated Market Value	Carrying Amount	Estimated Market Value
Available-for-Sale
GNMA	$2,480,133	$2,419,442	$1,047,622	$1,062,398
FNMA and FHLMC	15,102,572	14,739,819	10,073,178	10,231,860
CMO, CSMC, and WFMBS	886,756	917,197	1,227,676	1,166,218

	18,469,461	18,076,458	12,348,476	12,460,476
Held-to-Maturity
FNMA and FHLMC	-0-	-0-	4,987,343	5,043,157
Fair Value
(Trading Assets)
FNMA and FHLMC	120,807	120,807	201,733	201,733
CMO	74,195	74,195	225,878	225,878

	195,002	195,002	427,611	427,611

	$18,664,463	$18,271,460	$17,763,430	$17,931,244

(5) Loans Receivable and Allowance for Loan Losses

        Major classifications of loans are as follows:

	December 31, 2013	December 31, 2012
Real estate loans	$24,053,609	$25,801,912
Commercial and industrial loans	2,245,529	3,234,435
Loans to individuals for household, family, and consumer expenditures	1,591,853	1,708,285
Municipal loans	3,184,242	2,644,270
All other loans	6,658,397	6,974,321

Totals	$37,733,630	$40,363,223

        There were five impaired loans at December 31, 2013 and two at December 31, 2012.

        At December 31, 2013 and 2012, the total recorded investment in loans on nonaccrual amounted to approximately $357,162 and $241,646, respectively.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(5) Loans Receivable and Allowance for Loan Losses (Continued)

        Changes in the allowance for loan losses were as follows:

	December 31, 2013	December 31, 2012
Balance at beginning of year	$520,934	$582,379
Provision charged to operating expense	-0-	56,000
Recoveries on loans previously charged off	16,364	50,662
Loans charged to allowance	(95,396)	(168,107)

Balance at end of year	$441,902	$520,934

ALLOWANCE FOR LOAN LOSSES

        The Bank has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Bank's portfolio. For purposes of determining the allowance for loan losses, the Bank segments certain loans in its portfolio by product type. The Bank's loans are segmented into the following pools: mortgage; non farm/non residential; consumer; commercial and industrial; non profit organizations; states and political subdivisions; and participation. Each class of loan requires significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions the Bank uses to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

        All loans are pooled by portfolio class and a historical loss percentage is applied to each class. The Bank uses a period of 36 months for its historical loss percentage time frame.

NONACCRUAL LOANS

        The Bank generally places loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain, part of the principal balance has been charged off and no restructuring has occurred, or the loans reach a certain number of days past due. Classes of loans and their respective days past due for nonaccrual status is as follows:

        Mortgages are generally placed on nonaccrual status once they are 180 days past due.

        All other loans are placed on nonaccrual status once they are 90 days past due.

        The following represents the loans on nonaccrual status as of December 31, 2013:

Demand Loans—Real Estate	$124,918
Consumer Loans—Real Estate	92,803
Mortgages	139,441

Total	$357,162

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(5) Loans Receivable and Allowance for Loan Losses (Continued)

LOAN CHARGE-OFFS

Commercial Loans

        A charge-off shall be taken after it has been determined that a collateral shortfall exists and the borrower cannot realistically repay the debt from continuing operations.

Real Estate Loans

        Charge-offs shall usually be taken after a property becomes other real estate owned (OREO) or is considered to be "in substance foreclosure" and the principal outstanding exceeds the fair market value determined by an independent appraisal.

Consumer Loans

        Consumer installment loan paper delinquent 120 days or more shall be charged-off each month. Exceptions to this policy shall be considered when significant amounts are involved, the borrower has resumed payments on a regular basis and the cause for delinquency is cured, and mobile home paper is secured by a mortgage or similar document. Charged-off loan files will be maintained separately from other files. A charged-off journal will be maintained for each loan, reflecting, at minimum: name of borrower, date of charge-off, principal, interest and any costs, recovery by date, and form of payment and how applied. Accounting for charged-off loans will be dual control.

TROUBLED DEBT RESTRUCTURING

        Restructuring a commercial real estate loan should be done with the goal of improving the likelihood that the debt will be paid in full (under the modified terms) within a reasonable time frame.

        At the time of restructure, the senior lender will consider the interest accrual status of the revised credit. Improvements to a nonaccrual status must be documented. The restructure alone is not necessarily an improvement, until the borrower shows that his ability to perform on a regular basis has been enhanced by the modified terms. "Regular basis" usually means as-agreed payments for six months, before a loan already on nonaccrual is returned to accrual status. This is important to avoid overstating loan income and possibly having to make a reversing entry later.

        All restructured loans should be evaluated to determine whether the loan should be reported on the Call Report as a Troubled Debt Restructuring (TDR). To be a TDR, the lender must decide whether (1) the borrower is experiencing financial difficulty AND (2) the lender has granted concessions that would not otherwise be considered.

THE BANK'S ESTIMATION PROCESS

        The Bank estimates loan losses under multiple economic scenarios to establish a range of potential outcomes for each criterion the Bank applies to the allowance calculation. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an allowance for the losses inherent within these portfolios as of the reporting date.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(5) Loans Receivable and Allowance for Loan Losses (Continued)

        Substantially all of the Bank's consumer loans are secured by collateral. In order to track and measure the risk of nonperformance for this segment, the Bank uses loan-to-value (LTV) estimations based on the Metropolitan Statistical Area where the collateral is located. The Bank determines loss multipliers based on the loan-to-value percentage. There is an inverse relationship between the LTV percentage and the loss multiplier. The higher the LTV percentage, the lower the risk of the Bank not receiving all contractual amounts of the loan.

        Reflected in the portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of the management's judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience, and other subjective factors, including industry trends, calculated to better reflect the Bank's view of risk in each loan portfolio. No single statistic or measurement determines the adequacy of the allowance for loan loss. Changes in the allowance for loan loss and the related provision expense can materially affect net income.

        Credit quality indicators as of December 31, 2013 and 2012 are as follows:

        Internally assigned grade:

        Pass—loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

        Special mention—loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

        Substandard—loans in this category show signs of continuing negative financial trends and unprofitability and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

        Doubtful—loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing trend serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

        Loss—loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be effected in the future. Such credits should be recommended for charge-off.

        The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(6) Accrued Interest Receivable

        Accrued interest receivable at December 31 is summarized as follows:

	2013	2012
Investment securities	$156,515	$156,392
Loans	99,554	106,310

	$256,069	$262,702

(7) Bank Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation as follows:

	December 31, 2013	December 31, 2012
Bank premises	$1,555,917	$1,555,917
Furniture and fixtures	2,004,505	2,004,505

	3,560,422	3,560,422
Less accumulated depreciation	2,751,933	2,691,290

	$808,489	$869,132

        Depreciation expense amounted to $60,643 in 2013 and $122,519 in 2012.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(8) Deposits

        Savings accounts, certificates of deposit, and demand deposit accounts at December 31, 2013 and 2012, consisted of the following:

	2013
	Weighted average interest rate	Amount	% of total
Savings accounts	0.10%	$8,123,237	11.7%
Savings club accounts	0.15%	150,024	0.2%
30 day certificates	0.32%	2,359,301	3.4%
31 - 60 day certificates	0.41%	686,221	1.0%
61 - 90 day certificates	0.53%	4,222,416	6.1%
91 - 120 day certificates	0.55%	1,080,812	1.6%
121 - 150 day certificates	0.41%	1,538,722	2.2%
151 - 180 day certificates	0.27%	1,029,448	1.5%
181 - 365 day certificates	0.38%	8,108,687	11.7%
1 - 2 year certificates	0.77%	2,033,321	2.9%
2 - 3 year certificates	1.36%	948,396	1.4%
3 - 4 year certificates	1.14%	308,543	0.4%
Over 4 year certificates	1.11%	444,636	0.6%
Statement savings accounts	0.17%	14,049,997	20.2%
Demand deposit accounts	0.00%	8,687,517	12.5%
NOW accounts	0.06%	14,788,612	21.2%
Money market accounts	0.10%	957,903	1.4%

		$69,517,793	100.0%

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(8) Deposits (Continued)

	2012
	Weighted average interest rate	Amount	% of total
Savings accounts	0.14%	$7,976,258	11.0%
Savings club accounts	0.17%	149,587	0.2%
30 day certificates	0.52%	2,865,988	4.0%
31 - 60 day certificates	1.16%	1,429,427	2.0%
61 - 90 day certificates	0.62%	4,431,193	6.2%
91 - 120 day certificates	0.46%	871,715	1.3%
121 - 150 day certificates	0.50%	1,765,575	2.5%
151 - 180 day certificates	0.33%	1,398,146	2.0%
181 - 365 day certificates	0.40%	7,772,654	10.6%
1 - 2 year certificates	1.13%	3,062,180	4.3%
2 - 3 year certificates	1.71%	617,972	0.9%
3 - 4 year certificates	1.53%	872,017	1.3%
Over 4 year certificates	1.25%	568,711	0.8%
Statement savings accounts	0.21%	13,926,881	19.2%
Demand deposit accounts	0.00%	7,648,128	10.5%
NOW accounts	0.09%	15,783,575	22.0%
Money market accounts	0.14%	864,518	1.2%

		$72,004,525	100.0%

        The rates stated are the weighted average effective rates existing on outstanding deposits at the end of the period.

        A summary of certificates of deposit by maturity at December 31, 2013 is as follows:

Year Ended December 31	Maturities
2014	$19,025,607
2015	2,033,321
2016	948,396
2017	308,543
2018	444,636

$22,760,503

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(8) Deposits (Continued)

        Interest expense on deposit accounts at December 31, 2013 and 2012 was composed of the following:

	2013	2012
Savings accounts	$8,043	$11,648
Certificates of deposit	139,234	211,232
Demand deposit accounts	85,724	66,937

	$233,001	$289,817

        Time deposits include certificates of deposit issued in denominations of $100,000 or more which amount to these figures at:

December 31, 2013	$7,943,683
December 31, 2012	$8,850,172

(9) Income Taxes

        The provision for federal income taxes was determined in accordance with authoritative literature and is comprised of the following:

Year Ended December 31
2013	2012
$44,000	$182,274

        The provision for federal income taxes at December 31, 2013 and 2012 differs from the statutory rate due to the following:

	2013	2012
Pretax income	$297,562	$559,444

Tax at statutory rate	$101,711	$190,211
Tax-exempt income, depreciation, and other	(57,711)	(7,937)

	$44,000	$182,274

        Deferred taxes are composed of timing differences and are not material to the financial statements.

(10) Surplus

        Surplus of $500,000 at December 31, 2013 and 2012, consisted of the following:

From stock issuances	$318,750
From undivided profits	181,250

Total	$500,000

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(11) Treasury Stock

        On February 2, 1990, the FNBM Financial Corporation purchased 770 shares of the Corporation's common stock at $105 per share. On March 7, 1990, the Corporation resold 570 shares at $105 per share. The remaining 200 shares are held in the treasury at cost at December 31, 2013.

        The Corporation purchased 1,000 shares at $160.205 per share on February 3, 2003. 600 shares were sold at $160.25 per share on June 16, 2003. 50 shares were sold at $160.14 per share on November 18, 2005. 200 shares were sold at $160.205 per share on August 4, 2008. The remaining 150 shares are held in the treasury at $160.205 per share at December 31, 2013.

        The Corporation purchased 400 shares at $140 per share on June 18, 2004, 249 shares at $140 per share on February 15, 2005, and 161 shares at $140 per share on September 9, 2005, all of which are held in the treasury at cost at December 31, 2013.

        The Corporation purchased 40 shares at $138 per share on April 17, 2006, 50 shares at $140 per share on November 2, 2006, and 100 shares at $140 per share on December 19, 2006, all of which are held in the treasury at cost at December 31, 2013.

        The Corporation purchased 120 shares at $125 per share on March 19, 2010, which are held in the treasury at cost at December 31, 2013.

(12) Other Non-interest Expense

        Other non-interest expense amounts are summarized as follows for the years ended December 31:

	2013	2012
Directors' fees	$49,000	$50,077
Professional fees	200,442	193,075
FDIC assessment	105,711	80,093
Equipment repairs and service contracts	153,820	149,263
Pennsylvania shares tax	114,994	108,425
Printing, stationery, and supplies	44,711	42,980
Trust department expense	73,489	81,734
Examinations	65,629	50,176
Other	358,997	358,913

	$1,166,793	$1,114,736

(13) Commitments and Contingencies

        In the normal course of business, there are various outstanding commitments and contingent liabilities such as guarantees and commitments to extend credit, which are not reflected in the financial statements. There were one and none outstanding standby letters of credit at December 31, 2013 and 2012, respectively.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(14) Financial Instruments with Off-Balance-Sheet Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

	Contract or Notional Amount
	2013	2012
Financial instruments whose contract amounts represent credit risk are approximately:
Loan commitments to extend credit	$1,609,611	$1,335,758
Standby letters of credit	4,636	-0-

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include first liens on residence; accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. The Bank also uses collateral it holds on other loans as the collateral for the standby letters of credit.

(15) Significant Group Concentrations of Credit Risk

        Most of the Bank's business activity is with customers located within Schuylkill County. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy and real estate market conditions of Schuylkill County. Generally, the loans are secured by assets acquired with loan proceeds. The Minersville Sewer Authority represents a concentration of credit because one loan of $2,060,000 equals 5.46% of the Bank's loan portfolio and 17.75% of the Bank's capital.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(16) Related Party Transactions

        Some of the Bank's directors, principal officers, and stockholders had transactions with the Bank in the ordinary course of business. All loans were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time of the transactions. It is management's opinion that these transactions do not involve more than normal risk of collectibility or present other unfavorable features.

        The aggregate amounts of credit extended were these amounts:

December 31, 2013	$1,396,493
December 31, 2012	$1,655,601
Balance at beginning of year	$1,655,601
Loans	584,494
Payments	(843,602)

Balance at end of year	$1,396,493

(17) Equity

        The Bank is required to submit quarterly call reports to the Office of the Comptroller of the Currency (OCC). A section of this report deals with regulatory capital requirements. The Bank's risked-based capital ratio exceeds the minimum required by the OCC.

(18) Compensated Absences

        Employees of the Bank are entitled to paid vacation and paid sick days off, depending on years of service. It is impracticable to estimate the amount of compensation for future absences and, accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.

(19) Pension Plan

        The Bank has a defined contribution 401(k) profit sharing plan for all full-time employees who have attained the age of twenty-one and completed one continuous year of employment. Costs of the plan are paid by the Bank, which makes quarterly contributions of between 7% and 10% of the participant's salary. The plan has non-mandatory employee salary deferral with bi-weekly contributions of up to 15% of the employee's salary. The Bank is trustee of the plan. Pension expense amounted to $26,514 for 2013 and $73,150 for 2012. Plan assets were as follows:

December 31, 2013	$2,742,800
December 31, 2012	$2,908,656

(20) Restriction on Dividends

        The Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to a lesser amount.

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(21) Line of Credit

        The Bank has a $2,000,000 line of credit with Atlantic Central Bankers Bank, none of which was in use at December 31, 2013 and 2012.

(22) Regulatory Capital Matters

        The First National Bank (FNB) is subject to various regulatory capital requirements administered by its primary federal regulator, the OCC. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional, discretionary actions by regulators, that if undertaken, could have a direct material affect on FNB's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, FNB must meet specific capital guidelines involving quantitative measures of FNB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. FNB's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require FNB to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2013, that FNB meets all the capital adequacy requirements to which it is subject.

        As of December 31, 2013, the most recent notification from the OCC, FNB was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, FNB will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed FNB's prompt corrective action category.

        The FNBM Financial Corporation and the First National Bank of Minersville are substantially the same.

	Actual		For Capital Adequacy Purposes and to Be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio
As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$12,554,000	31.85%	≥ $	3,153,000	≥ 8.0%
Tier 1 capital (to risk-weighted assets)	$12,112,000	30.73%	≥ $	1,577,000	≥ 4.0%
Tier 1 capital (to adjusted total assets)	$12,112,000	14.55%	≥ $	3,330,000	≥ 4.0%
As of December 31, 2012:
Total risk-based capital (to risk-weighted assets)	$12,540,000	29.99%	≥ $	3,345,000	≥ 8.0%
Tier 1 capital (to risk-weighted assets)	$12,019,000	28.75%	≥ $	1,672,000	≥ 4.0%
Tier 1 capital (to adjusted total assets)	$12,019,000	13.94%	≥ $	3,449,000	≥ 4.0%

FNBM FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(23) Fair Value Accounting

        The Bank adopted authoritative literature in order to reflect economic reality in the investment portfolio. A partial application of the fair value election was made to a small portion of available-for-sale U.S. Government agency securities that did not reflect market conditions. The election resulted in a cumulative-effect adjustment of $175,796 to retained earnings at January 1, 2007. The Bank subsequently sold these and other securities. The fair value option was elected for some newly purchased investment securities, which are listed as trading account assets (held at fair value) on the balance sheet. Interest on trading account assets was listed in the income statement in two categories—U.S. Treasury and agency securities and dividends and other—and was immaterial in 2013 and 2012.

(24) Bank-Owned Life Insurance

        The Bank owns life insurance policies on one of its directors. The net cash value is immaterial to the financial statements because of policy loans.

(25) Subsequent Events

        The Board decided to sell available-for-sale securities in March 2014 based upon an interest rate risk scenario identified by the May 2013 tainting of the held-to-maturity category. The sale resulted in a loss of approximately $750,000.

        The Board decided to suspend dividend payments for 2014 based upon earnings calculations.

PATTON AND LETTICH

CERTIFIED PUBLIC ACCOUNTANTS
2500 WEST END AVENUE, SUITE 10
POTTSVILLE, PA 17901
570-622-8761

ROBERT B. PATTON, CPA	MEMBERS:
NORMAN R. LETTICH, CPA	AMERICAN INSTITUTE OF CPAs

ALBERT D. MARAZAS, CPA	PENNSYLVANIA INSTITUTE OF CPAs
KELLY E. ZWIEBEL, CPA
ELIZABETH C. ZIPAY, CPA

INDEPENDENT ACCOUNTANT'S COMPILATION REPORT

August 13, 2014

Board of Directors
FNBM Financial Corporation
Minersville, PA

        We have compiled the accompanying consolidated balance sheet of FNBM Financial Corporation (a Pennsylvania corporation) as of June 30, 2014, and the related consolidated statements of operations, changes in stockholders' equity, cash flows, and comprehensive income (loss) for the six months ended June 30, 2014 and 2013. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or provide any assurance about whether the financial statements are in accordance with accounting principles generally accepted in the United States of America.

        Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

        Our responsibility is to conduct the compilation in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The objective of a compilation is to assist management in presenting financial information in the form of financial statements without undertaking to obtain or provide any assurance that there are no material modifications that should be made to the financial statements.

        The financial statements for the year ended December 31, 2013, were audited by us, and we expressed an unqualified opinion on them in our report dated June 8, 2014, but we have not performed any auditing procedures since that date.

Patton and Lettich Certified Public Accountants

FNBM FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2014 (UNAUDITED)	DECEMBER 31, 2013 (AUDITED)
ASSETS
Cash and cash equivalents:
Cash and due from banks (Note 2)	$4,879,504	$5,133,825
Federal funds sold	3,016,000	4,145,000

Total cash and cash equivalents	7,895,504	9,278,825
Investment securities: (Notes 3 and 4)
Investment securities held-to-maturity	-0-	-0-
Investment securities available-for-sale	32,920,676	31,542,403
Investment securities held at fair value	-0-	1,419,007

Total investment securities	32,920,676	32,961,410
Loans receivable: (Note 5)
Total loans receivable	36,876,823	37,733,630
Less allowance for possible loan losses	440,939	441,902

Net loans	36,435,884	37,291,728
Accrued interest receivable (Note 6)	193,924	256,069
Bank premises and equipment, net of accumulated depreciation (Note 7)	829,609	808,489
Other assets	232,150	486,606

TOTAL ASSETS	$78,507,747	$81,083,127

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits: (Note 8)
Demand deposits	$36,874,245	$38,484,029
Time and savings deposits	30,158,475	31,033,764

Total deposits	67,032,720	69,517,793
Income tax payable on unrealized gain	16,040	67,119
Other liabilities	95,947	76,962

Total liabilities	67,144,707	69,661,874
Commitments and Contingencies (Notes 13, 14, and 16)
Stockholders' equity:
Common stock, $5 par value; 750,000 shares authorized; 50,000 shares issued; 48,530 outstanding for 2014 and 2013	250,000	250,000
Surplus (Note 10)	500,000	500,000
Undivided profits	10,574,833	11,170,613
Reserves for contingencies	206,997	206,997
Treasury stock, 1,470 shares at cost for 2014 and 2013 (Note 11)	(199,927)	(199,927)
Accumulated other comprehensive income (loss)	31,137	(506,430)

Total stockholders' equity	11,363,040	11,421,253

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$78,507,747	$81,083,127

FNBM FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	THREE MONTHS ENDED JUNE 30, 2014	SIX MONTHS ENDED JUNE 30, 2013	SIX MONTHS ENDED JUNE 30, 2014	SIX MONTHS ENDED JUNE 30, 2013
Interest income:
Interest and fees on loans	$425	$498	$859	$1,006
Interest and dividends on investment securities:
U.S. Treasury and agency securities	128	145	242	280
Obligations of states and political subdivisions	15	6	34	12
Dividends and other	1	21	14	43
Interest on federal funds sold	4	3	9	5

Total interest income	573	673	1,158	1,346
Interest expense:
Interest on deposits	45	59	92	121

Net interest income	528	614	1,066	1,225
Provision for possible loan losses (Note 5)	-0-	-0-	-0-	-0-

Net interest income after provision for possible loan losses	528	614	1,066	1,225
Other operating income:
Service and exchange	29	46	56	79
Box rentals and other	78	114	170	192
Gain on sale of securities	-0-	36	199	39

Total other operating income	107	196	425	310
Other operating expenses:
Salaries and employee benefits (Note 19)	255	299	560	650
Occupancy and equipment	56	49	113	111
Other (Note 12)	338	274	655	586
Loss on sale of securities	-0-	22	758	22

Total other operating expenses	649	644	2,086	1,369

Income (loss) before income taxes	(14)	166	(595)	166
Income tax expense (Note 9)	-0-	(15)	-0-	28

Net income (loss)	$(14)	$151	$(595)	$138

Earnings (loss) per common share	$(0.28	$3.11	$(12.28)	$2.86

Basic and diluted earnings (loss) per share	$(0.28)	$3.11	$(12.28)	$2.86

Weighted average number of shares outstanding	48,530	48,530	48,530	48,530

FNBM FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Reserve for Contingencies	Treasury Stock	Total Stockholders' Equity
Consolidated balance December 31, 2012	$250,000	$500,000	$11,111,171	$219,138	$178,668	$(199,927)	$12,059,050
Net income (loss)			138,593				138,593
Unrealized gain (loss) on securities				(224,836)			(224,836)
Cash dividends declared			(97,060)				(97,060)

Consolidated balance June 30, 2013	$250,000	$500,000	$11,152,704	$(5,698)	$178,668	$(199,927)	$11,875,747

Consolidated balance December 31, 2013	$250,000	$500,000	$11,170,613	$(506,430)	$206,997	$(199,927)	$11,421,253
Net income (loss)			(595,780)				(595,780)
Unrealized gain (loss) on securities				537,567			537,567
Cash dividends declared			-0-				-0-

Consolidated balance June 30, 2014	$250,000	$500,000	$10,574,833	$31,137	$206,997	$(199,927)	$11,363,040

FNBM FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	SIX MONTHS ENDED JUNE 30, 2014	SIX MONTHS ENDED JUNE 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(595,780)	$138,593
Adjustments for differences between income flows and cash flows from operating activities:
Depreciation	30,802	31,155
Investment securities amortization (accretion), net	(269,176)	(208,626)
Increase (decrease) in other liabilities	18,986	71,633
Provision for loan losses	-0-	-0-
(Increase) decrease in other assets	254,456	265,837
Net realized (gain) loss on sale of securities available-for-sale	559,275	(16,883)

Net cash provided (used) by operating activities	(1,437)	281,709
CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in total loans	856,807	1,479,671
Loan recoveries	4,737	2,304
Loans charged to allowance	(5,700)	(4,626)
Purchase of available-for-sale and trading securities	(15,830,490)	(3,096,830)
Purchase of securities held-to-maturity	-0-	-0-
Sales and maturities of available-for-sale and trading securities	16,129,757	3,511,837
Purchase of bank premises and equipment	(51,922)	-0-

Net cash provided (used) by investing activities	1,103,189	1,892,356
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in demand deposits	(1,609,784)	(670,209)
Cash dividends	-0-	(97,060)
Increase (decrease) in time and savings deposits	(875,289)	(1,846,917)

Net cash provided (used) by financing activities	(2,485,073)	(2,614,186)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,383,321)	(440,121)
CASH AND CASH EQUIVALENTS—JANUARY 1	9,278,825	10,350,267

CASH AND CASH EQUIVALENTS—JUNE 30	$7,895,504	$9,910,146

SUPPLEMENTAL INFORMATION
Cash paid for:
Interest	$94,878	$126,281
Income taxes	5,000	33,000
Unrealized gain (loss) in value of securities available-for-sale	537,567	(224,836)

FNBM FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	THREE MONTHS ENDED JUNE 30, 2014	THREE MONTHS ENDED JUNE 30, 2013	SIX MONTHS ENDED JUNE 30, 2014	SIX MONTHS ENDED JUNE 30, 2013
Net income (loss)	$(14)	$166	$(595)	$138
Other comprehensive income (loss), net of tax:
Net unrealized gain (loss) on securities:
Net unrealized gains (losses) arising during the period, net of tax expense	241	$(23)	537	(224)

Total other comprehensive income (loss), net of tax	241	$(23)	537	(224)

Total comprehensive income (loss)	$227	$143	$(58)	$(86)

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2014

(UNAUDITED)

(1) Summary of Significant Accounting Policies

(a)   Organization

        The FNBM Financial Corporation is a bank holding company with one subsidiary, the First National Bank of Minersville. The First National Bank of Minersville is a federal bank that was chartered in 1864 and is located in Minersville, Pennsylvania. The Bank opened a trust department in 2000. Trust assets are excluded from the Bank's financial statements.

(b)   Basis of Consolidation

        The consolidated financial statements include the accounts of the First National Bank of Minersville, a wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

(c)   Basis of Accounting

        The accounting policies of the FNBM Financial Corporation and its wholly-owned Subsidiary, First National Bank of Minersville (First National Bank), conform to accounting principles generally accepted in the United States of America and to general industry practices.

        The FNBM Financial Corporation and Subsidiary are on the accrual basis of accounting.

(d)   Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral.

        The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtor's ability to honor their contracts is dependent on local economic conditions.

        While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amount of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(1) Summary of Significant Accounting Policies (Continued)

(e)   Cash and Cash Equivalents

        For purposes of reporting cash flows, cash includes cash in vault and in correspondent banks, including cash items in process of clearing. Investments with original maturities of six months or less are considered to be cash equivalents.

(f)    Investment Securities

        The Bank's investment securities are classified into two categories:

  •
  trading securities reported at fair value with unrealized gains and losses included in earnings; or

  •
  securities available-for-sale reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains or losses on securities available-for-sale are included in other income or expense.

        During 2007, the Bank transferred all of its held-to-maturity securities to available-for-sale securities. These are reported at fair value. As of January 1, 2007, it followed authoritative literature and established a trading securities category.

        At December 31, 2013, all securities classified as available-for-sale or trading were reported at fair value.

        Gains and losses on sales of securities are recognized when realized on a specific identification basis. Premiums and discounts are amortized into interest income using a level yield method.

(g)   Mortgage-backed Securities

        At June 30, 2014 and December 31, 2013, investment and mortgage-backed securities were classified in two categories: available-for-sale and trading. The securities in the available-for-sale category are reported at fair value. Trading securities are stated at fair value.

(h)   Loans Receivable

        The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Schuylkill County. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

        Loans receivable are stated at the principal amount outstanding. On nondiscounted loans, interest is accrued as earned. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 180 days past due for mortgage loans and 90 days past due for commercial loans unless the credit is well-secured and in process of collection. Personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(1) Summary of Significant Accounting Policies (Continued)

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The Bank does not follow authoritative literature relating to certain direct consumer loan origination costs since the applicable portions of the literature do not have a material effect on the Bank's financial statements.

(i)    Foreclosed Real Estate

        Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

(j)    Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets. Charges for maintenance and repairs are expensed as incurred.

(k)   Federal Income Taxes

        Some income and expense items are accounted for in different years for financial reporting than for income tax purposes. The principal items are discount accretion in investment securities, accumulated depreciation, and the provision for possible loan losses.

(l)    Earnings Per Share

        Earnings per share for all periods have been computed using the number of shares outstanding at the end of each period.

(m)  Reclassifications

        Certain amounts in the December 31, 2013 financial statements have been reclassified to conform with the June 30, 2014 presentation.

(n)   Allowance for Loan Losses

        The allowance for loan losses reflects management's judgment of probable loan losses inherent in the portfolio at the balance sheet date. The Bank uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to the following loan types: mortgage; non farm/non residential; consumer; commercial and industrial; non profit organizations; states and political subdivisions; and participation.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(1) Summary of Significant Accounting Policies (Continued)

        To determine the balance of the allowance account, loans are pooled by portfolio segment and losses are modeled using historical experience and quantitative and other mathematical techniques over the loss emergence period. Management exercises significant judgment in determining the estimation method that fits the credit risk characteristics of each portfolio segment. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions used to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

        The establishment of the allowance for loan losses relies on a consistent process that requires multiple layers of management review and judgment and responds to changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the allowance for loan losses. The Bank's allowance for loan losses is sensitive to risk ratings assigned to individually evaluated loans and economic assumptions and delinquency trends driving statistically modeled reserves. Individual loan risk ratings are evaluated based on each situation by experienced senior credit officers.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Residential mortgages and consumer loans delinquent 180 days or more cease to accrue interest unless remedial action is imminent or extenuating circumstances would warrant continuing the accrual of interest.

        The Bank shall cease to accrue interest on any commercial loan when principal or interest is in default for 90 days or more, unless the loan is well secured and in the process of collection.

(o)   Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the shareholders' equity section of the balance sheet. Such items, along with net income, are components of accumulated other comprehensive income.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(1) Summary of Significant Accounting Policies (Continued)

        In February 2013, the FASB issued ASU No. 2012-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income", which requires disclosure of the effects of reclassifications out of accumulated other comprehensive income ("AOCI") or net income line items only for those items that are reported in their entirety in net income in the period of reclassification. For AOCI reclassification items that are not reclassified in their entirety into net income, entities would then cross reference to the related note to the financial statements for additional information. Since the Corporation's only AOCI item consists of unrealized gains or losses on securities available for sale, the adoption of this standard had no significant impact on the Corporation's consolidated financial statements.

(p)   Date of Management's Review of Subsequent Events

        Management has evaluated subsequent events through August 13, 2014, the date which the financial statements were available to be issued.

(2) Cash and Due from Banks

        The regulations of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction accounts and non-personal time deposits (deposits with original maturities of 14 days or more). These reserves are maintained in the form of vault cash or non-interest bearing funds with the Federal Reserve Bank. The bank also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for services such as check clearing and charge card processing.

(3) Investment Securities

        The amortized cost of securities and their approximate fair values are as follows:

	June 30, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Federal agencies	$6,838,906	$39,905	$(113,921)	$6,764,890
Mortgage-backed securities	23,726,932	192,642	(101,788)	23,817,786
State and municipal government	2,235,160	42,060	(11,720)	2,265,500
Other securities	72,500	-0-	-0-	72,500

Total available- for-sale	32,873,498	274,607	(227,429)	32,920,676
Trading
Federal agencies	-0-	-0-	-0-	-0-
Mortgage-backed securities	-0-	-0-	-0-	-0-
Other securities	-0-	-0-	-0-	-0-

Total trading	-0-	-0-	-0-	-0-

Total investment securities	$32,873,498	$274,607	$(227,429)	$32,920,676

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(3) Investment Securities (Continued)

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
Federal agencies	$10,788,434	$115,004	$(525,255)	$10,378,183
Mortgage-backed securities	18,469,461	120,849	(513,852)	18,076,458
State and municipal governemnt	2,479,326	26,991	(35,920)	2,470,397
Other securities	572,500	44,865	-0-	617,365

Total available- for-sale	32,309,721	307,709	(1,075,027)	31,542,403
Trading
Federal agencies	112,831	8,449	-0-	121,280
Mortgage-backed securities	181,810	13,192	-0-	195,002
Other securities	999,082	103,643	-0-	1,102,725

Total trading	1,293,723	125,284	-0-	1,419,007

Total investment securities	$33,603,444	$432,993	$(1,075,027)	$32,961,410

        The amortized cost and estimated fair value of trading and available-for-sale securities at June 30, 2014 by contractual maturity are as follows:

	AVAILABLE-FOR-SALE		TRADING
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$525,305	$528,161	$-0-	$-0-
After one year through five years	6,630,155	6,641,230	-0-	-0-
After five years through ten years	1,991,106	1,933,500	-0-	-0-
After ten years	-0-	-0-	-0-	-0-

	9,146,566	9,102,891	-0-	-0-
Mortgage-backed securities	23,726,932	23,817,785	-0-	-0-

	$32,873,498	$32,920,676	$-0-	$-0-

        Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

        U.S. Government securities with a market value of $8,602,704 and $11,977,925 were pledged at June 30, 2014 and December 31, 2013 to secure local government deposits.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(3) Investment Securities (Continued)

        Information pertaining to securities with gross unrealized losses at June 30, 2014, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	LESS THAN 12 MONTHS		12 MONTHS OR GREATER		TOTAL
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
June 30, 2014:
Federal agencies	$1,475,061	$24,939	$2,910,664	$88,983	$4,385,725	$113,922
Mortgage-backed securities	6,149,777	36,023	3,881,130	65,764	10,030,907	101,787
State and municipal governments	-0-	-0-	-0-	-0-	-0-	-0-

	$7,624,838	$60,962	$6,791,794	$154,747	$14,416,632	$215,709

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At June 30, 2014, the 36 debt securities with unrealized losses have depreciated 1.47% from the Bank's amortized cost basis. These securities are guaranteed by either the U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

RESTRICTED STOCK

        The following table shows the amount of restricted stock as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Federal Reserve Bank	$22,500	$22,500
Atlantic Central Bankers Bank	50,000	50,000

	$72,500	$72,500

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(4) Mortgage-backed and Related Securities

        The carrying values and estimated market values of mortgage-backed and related securities are summarized as follows:

	June 30, 2014		December 31, 2013
	Carrying Amount	Estimated Market Value	Carrying Amount	Estimated Market Value
Available-for-Sale
GNMA	$5,699,737	$5,653,834	$2,480,133	$2,419,442
FNMA and FHLMC	17,771,493	17,867,143	15,102,572	14,739,819
CMO, CSMC, and WFMBS	255,702	296,809	886,756	917,197

	23,726,932	23,817,786	18,469,461	18,076,458
Fair Value
(Trading Assets)
FNMA and FHLMC	-0-	-0-	120,807	120,807
CMO	-0-	-0-	74,195	74,195

	-0-	-0-	195,002	195,002

	$23,726,932	$23,817,786	$18,664,463	$18,271,460

(5) Loans Receivable and Allowance for Loan Losses

        Major classifications of loans are as follows:

	June 30 2014	December 31 2013
Real estate loans	$23,584,652	$24,053,609
Commercial and industrial loans	2,243,076	2,245,529
Loans to individuals for household, family, and consumer expenditures	1,302,546	1,591,853
Municipal loans	3,243,997	3,184,242
All other loans	6,502,552	6,658,397

Totals	$36,876,823	$37,733,630

        There were seven impaired loans at June 30, 2014 and five at December 31, 2013.

        At June 30, 2014 and December 31, 2013, the total recorded investment in loans on nonaccrual amounted to approximately $1,160,410 and $357,162, respectively.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(5) Loans Receivable and Allowance for Loan Losses (Continued)

        Changes in the allowance for loan losses were as follows:

	June 30 2014	December 31 2013
Balance at beginning of year	$441,902	$520,934
Provision charged to operating expense	-0-	-0-
Recoveries on loans previously charged off	4,737	16,364
Loans charged to allowance	(5,700)	(95,396)

Balance at end of period	$440,939	$441,902

ALLOWANCE FOR LOAN LOSSES

        The Bank has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Bank's portfolio. For purposes of determining the allowance for loan losses, the Bank segments certain loans in its portfolio by product type. The Bank's loans are segmented into the following pools: mortgage; non farm/non residential; consumer; commercial and industrial; non profit organizations; states and political subdivisions; and participation. Each class of loan requires significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions the Bank uses to determine the allowance are independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

        All loans are pooled by portfolio class and a historical loss percentage is applied to each class. The Bank uses a period of 36 months for its historical loss percentage time frame.

NONACCRUAL LOANS

        The Bank generally places loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain, part of the principal balance has been charged off and no restructuring has occurred, or the loans reach a certain number of days past due. Classes of loans and their respective days past due for nonaccrual status is as follows:

        Mortgages are generally placed on nonaccrual status once they are 180 days past due.

        All other loans are placed on nonaccrual status once they are 90 days past due.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(5) Loans Receivable and Allowance for Loan Losses (Continued)

        The following represents the loans on nonaccrual status as of June 30, 2014 and December 31, 2013:

	June 30 2014	December 31 2013
Demand Loans—Real Estate	$126,358	$124,918
Consumer Loans—Real Estate	88,510	92,803
Mortgages	155,752	139,441
Participation Loans Purchased	789,790	-0-

	$1,160,410	$357,162

LOAN CHARGE-OFFS

Commercial Loans

        A charge-off shall be taken after it has been determined that a collateral shortfall exists and the borrower cannot realistically repay the debt from continuing operations.

Real Estate Loans

        Charge-offs shall usually be taken after a property becomes other real estate owned (OREO) or is considered to be "in substance foreclosure" and the principal outstanding exceeds the fair market value determined by an independent appraisal.

Consumer Loans

        Consumer installment loan paper delinquent 120 days or more shall be charged-off each month. Exceptions to this policy shall be considered when significant amounts are involved, the borrower has resumed payments on a regular basis and the cause for delinquency is cured, and mobile home paper is secured by a mortgage or similar document. Charged-off loan files will be maintained separately from other files. A charged-off journal will be maintained for each loan, reflecting, at minimum: name of borrower, date of charge-off, principal, interest and any costs, recovery by date, and form of payment and how applied. Accounting for charged-off loans will be dual control.

TROUBLED DEBT RESTRUCTURING

        Restructuring a commercial real estate loan should be done with the goal of improving the likelihood that the debt will be paid in full (under the modified terms) within a reasonable time frame.

        At the time of restructure, the senior lender will consider the interest accrual status of the revised credit. Improvements to a nonaccrual status must be documented. The restructure alone is not necessarily an improvement, until the borrower shows that his ability to perform on a regular basis has been enhanced by the modified terms. "Regular basis" usually means as-agreed payments for six months, before a loan already on nonaccrual is returned to accrual status. This is important to avoid overstating loan income and possibly having to make a reversing entry later.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(5) Loans Receivable and Allowance for Loan Losses (Continued)

        All restructured loans should be evaluated to determine whether the loan should be reported on the Call Report as a Troubled Debt Restructuring (TDR). To be a TDR, the lender must decide whether (1) the borrower is experiencing financial difficulty AND (2) the lender has granted concessions that would not otherwise be considered.

THE BANK'S ESTIMATION PROCESS

        The Bank estimates loan losses under multiple economic scenarios to establish a range of potential outcomes for each criterion the Bank applies to the allowance calculation. Management applies judgment to develop its own view of loss probability within that range, using external and internal parameters with the objective of establishing an allowance for the losses inherent within these portfolios as of the reporting date.

        Substantially all of the Bank's consumer loans are secured by collateral. In order to track and measure the risk of nonperformance for this segment, the Bank uses loan-to-value (LTV) estimations based on the Metropolitan Statistical Area where the collateral is located. The Bank determines loss multipliers based on the loan-to-value percentage. There is an inverse relationship between the LTV percentage and the loss multiplier. The higher the LTV percentage, the lower the risk of the Bank not receiving all contractual amounts of the loan.

        Reflected in the portions of the allowance previously described is an amount for imprecision or uncertainty that incorporates the range of probable outcomes inherent in estimates used for the allowance, which may change from period to period. This amount is the result of the management's judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience, and other subjective factors, including industry trends, calculated to better reflect the Bank's view of risk in each loan portfolio. No single statistic or measurement determines the adequacy of the allowance for loan loss. Changes in the allowance for loan loss and the related provision expense can materially affect net income.

        Credit quality indicators as of June 30, 2014 and December 31, 2013 are as follows:

        Internally assigned grade:

        Pass—loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

        Special mention—loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

        Substandard—loans in this category show signs of continuing negative financial trends and unprofitability and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

        Doubtful—loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing trend serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(5) Loans Receivable and Allowance for Loan Losses (Continued)

strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

        Loss—loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be effected in the future. Such credits should be recommended for charge-off.

        The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

(6) Accrued Interest Receivable

        Accrued interest receivable at June 30, 2014 and December 31, 2013 is summarized as follows:

	June 30, 2014	December 31, 2013
Investment securities	$97,727	$156,515
Loans	96,197	99,554

	$193,924	$256,069

(7) Bank Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation as follows:

	June 30, 2014	December 31, 2013
Bank premises	$1,555,917	$1,555,917
Furniture and fixtures	2,056,427	2,004,505

	3,612,344	3,560,422
Less accumulated depreciation	2,782,735	2,751,933

	$829,609	$808,489

        Depreciation expense amounted to $30,802 in 2014 and $60,643 in 2013.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(8) Deposits

        Savings accounts, certificates of deposit, and demand deposit accounts at June 30, 2014 and December 31, 2013, consisted of the following:

	June 30, 2014
	Weighted average interest rate	Amount	% of total
Savings accounts	0.09%	$7,946,705	11.9%
Savings club accounts	0.15%	238,063	0.4%
30 day certificates	0.29%	2,535,218	3.8%
31 - 60 day certificates	0.52%	1,272,579	1.9%
61 - 90 day certificates	0.48%	4,014,256	6.0%
91 - 120 day certificates	0.29%	1,378,027	2.1%
121 - 150 day certificates	0.40%	1,283,458	1.9%
151 - 180 day certificates	0.35%	1,892,836	2.8%
181 - 365 day certificates	0.33%	6,341,181	9.5%
1 - 2 year certificates	0.75%	1,613,235	2.4%
2 - 3 year certificates	1.13%	883,747	1.3%
3 - 4 year certificates	1.17%	479,124	0.7%
Over 4 year certificates	0.86%	280,046	0.4%
Statement savings accounts	0.12%	14,753,864	22.0%
Demand deposit accounts	0.00%	8,924,058	13.3%
NOW accounts	0.06%	12,270,540	18.2%
Money market accounts	0.09%	925,783	1.4%

		$67,032,720	100.0%

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(8) Deposits (Continued)

	December 31, 2013
	Weighted average interest rate	Amount	% of total
Savings accounts	0.10%	$8,123,237	11.7%
Savings club accounts	0.15%	150,024	0.2%
30 day certificates	0.32%	2,359,301	3.4%
31 - 60 day certificates	0.41%	686,221	1.0%
61 - 90 day certificates	0.53%	4,222,416	6.1%
91 - 120 day certificates	0.55%	1,080,812	1.6%
121 - 150 day certificates	0.41%	1,538,722	2.2%
151 - 180 day certificates	0.27%	1,029,448	1.5%
181 - 365 day certificates	0.38%	8,108,687	11.7%
1 - 2 year certificates	0.77%	2,033,321	2.9%
2 - 3 year certificates	1.36%	948,396	1.4%
3 - 4 year certificates	1.14%	308,543	0.4%
Over 4 year certificates	1.11%	444,636	0.6%
Statement savings accounts	0.17%	14,049,997	20.2%
Demand deposit accounts	0.00%	8,687,517	12.5%
NOW accounts	0.06%	14,788,612	21.2%
Money market accounts	0.10%	957,903	1.4%

		$69,517,793	100.0%

        The rates stated are the weighted average effective rates existing on outstanding deposits at the end of the period.

        A summary of certificates of deposit by maturity at June 30, 2014 is as follows:

Year Ended June 30	Maturities
2015	$18,717,555
2016	1,613,235
2017	883,747
2018	479,124
2019	280,046

$21,973,707

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(8) Deposits (Continued)

        Interest expense on deposit accounts at June 30, 2014 and December 31, 2013 was composed of the following:

	June 30, 2014	December 31, 2013
Savings accounts	$3,107	$8,043
Certificates of deposit	53,130	139,234
Demand deposit accounts	35,497	85,724

	$91,734	$233,001

        Time deposits include certificates of deposit issued in denominations of $100,000 or more which amount to these figures at:

June 30, 2014	$7,894,537
December 31, 2013	$7,943,683

(9) Income Taxes

        The provision for federal income taxes was determined in accordance with authoritative literature and is comprised of the following:

Six Months Ended June 30 2014	Year Ended December 31 2013
$-0-	$44,000

(10) Surplus

        Surplus of $500,000 at June 30, 2014 and December 31, 2013, consisted of the following:

From stock issuances	$318,750
From undivided profits	181,250

$500,000

(11) Treasury Stock

        On February 2, 1990, the FNBM Financial Corporation purchased 770 shares of the Corporation's common stock at $105 per share. On March 7, 1990, the Corporation resold 570 shares at $105 per share. The remaining 200 shares are held in the treasury at cost at June 30, 2014 and December 31, 2013.

        The Corporation purchased 1,000 shares at $160.205 per share on February 3, 2003. 600 shares were sold at $160.25 per share on June 16, 2003. 50 shares were sold at $160.14 per share on

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(11) Treasury Stock (Continued)

November 18, 2005. 200 shares were sold at $160.205 per share on August 4, 2008. The remaining 150 shares are held in the treasury at $160.205 per share at June 30, 2014 and December 31, 2013.

        The Corporation purchased 400 shares at $140 per share on June 18, 2004, 249 shares at $140 per share on February 15, 2005, and 161 shares at $140 per share on September 9, 2005, all of which are held in the treasury at cost at June 30, 2014 and December 31, 2013.

        The Corporation purchased 40 shares at $138 per share on April 17, 2006, 50 shares at $140 per share on November 2, 2006, and 100 shares at $140 per share on December 19, 2006, all of which are held in the treasury at cost at June 30, 2014 and December 31, 2013.

        The Corporation purchased 120 shares at $125 per share on March 19, 2010, which are held in the treasury at cost at June 30, 2014 and December 31, 2013.

(12) Other Non-interest Expense

        Other non-interest expense amounts are summarized as follows for the periods ended June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Directors' fees	$24,500	$49,000
Professional fees	192,444	200,442
FDIC assessment	51,599	105,711
Equipment repairs and service contracts	76,406	153,820
Pennsylvania shares tax	45,541	114,994
Printing, stationery, and supplies	11,923	44,711
Trust department expense	42,080	73,489
Examinations	32,661	65,629
Other	177,502	358,997

	$654,656	$1,166,793

(13) Commitments and Contingencies

        In the normal course of business, there are various outstanding commitments and contingent liabilities such as guarantees and commitments to extend credit, which are not reflected in the financial statements. There was one outstanding standby letter of credit at June 30, 2014 and December 31, 2013.

(14) Financial Instruments with Off-Balance-Sheet Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(14) Financial Instruments with Off-Balance-Sheet Risk (Continued)

interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

	Contract or Notional Amount
	June 30, 2014	December 31, 2013
Financial instruments whose contract amounts represent credit risk are approximately:
Loan commitments to extend credit	$1,464,211	$1,609,611
Standby letters of credit	4,636	4,636

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

        The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include first liens on residence; accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. The Bank also uses collateral it holds on other loans as the collateral for the standby letters of credit.

(15) Significant Group Concentrations of Credit Risk

        Most of the Bank's business activity is with customers located within Schuylkill County. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economy and real estate market conditions of Schuylkill County. Generally, the loans are secured by assets acquired with loan proceeds. The Minersville Sewer Authority represents a concentration of credit because one loan of $1,975,000 equals 5.36% of the Bank's loan portfolio and 17.08% of the Bank's capital.

(16) Related Party Transactions

        Some of the Bank's directors, principal officers, and stockholders had transactions with the Bank in the ordinary course of business. All loans were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time of the transactions. It is management's

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(16) Related Party Transactions (Continued)

opinion that these transactions do not involve more than normal risk of collectibility or present other unfavorable features.

        The aggregate amounts of credit extended were these amounts:

June 30, 2014	$1,533,873
December 31, 2013	$1,396,493
Balance at December 31, 2013	$1,396,493
Loans	482,810
Payments	(345,430)

Balance at June 30, 2014	$1,533,873

(17) Equity

        The Bank is required to submit quarterly call reports to the Office of the Comptroller of the Currency (OCC). A section of this report deals with regulatory capital requirements. The Bank's risked-based capital ratio exceeds the minimum required by the OCC.

(18) Compensated Absences

        Employees of the Bank are entitled to paid vacation and paid sick days off, depending on years of service. It is impracticable to estimate the amount of compensation for future absences and, accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the costs of compensated absences when actually paid to employees.

(19) Pension Plan

        The Bank has a defined contribution 401(k) profit sharing plan for all full-time employees who have attained the age of twenty-one and completed one continuous year of employment. Costs of the plan are paid by the Bank, which makes quarterly contributions of between 7% and 10% of the participant's salary. The plan has non-mandatory employee salary deferral with bi-weekly contributions of up to 15% of the employee's salary. The Bank is trustee of the plan. Pension expense amounted to $25,000 for the six months ended June 30, 2014 and $26,514 for the year ended December 31, 2013. Plan assets were as follows:

June 30, 2014	$1,891,062
December 31, 2013	$2,742,800

(20) Restriction on Dividends

        The Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to a lesser amount. The Board decided to suspend dividend payments for 2014 based upon earnings calculations.

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(21) Line of Credit

        The Bank has a $2,000,000 line of credit with Atlantic Central Bankers Bank, none of which was in use at June 30, 2014 and December 31, 2013.

(22) Regulatory Capital Matters

        The First National Bank (FNB) is subject to various regulatory capital requirements administered by its primary federal regulator, the OCC. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional, discretionary actions by regulators, that if undertaken, could have a direct material effect on FNB's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, FNB must meet specific capital guidelines involving quantitative measures of FNB's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. FNB's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require FNB to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of June 30, 2014, that FNB meets all the capital adequacy requirements to which it is subject.

        As of June 30, 2014, the most recent notification from the OCC, FNB was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, FNB will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed FNB's prompt corrective action category.

        The FNBM Financial Corporation and the First National Bank of Minersville are substantially the same.

	Actual		For Capital Adequacy Purposes and to Be Well Capitalized under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio
As of June 30, 2014:
Total risk-based capital (to risk-weighted assets)	$11,972,000	33.71%	≥ $	2,841,000	≥ 8.0%
Tier 1 capital (to risk-weighted assets)	$11,531,000	32.47%	≥ $	1,421,000	≥ 4.0%
Tier 1 capital (to adjusted total assets)	$11,531,000	14.22%	≥ $	3,242,000	≥ 4.0%
As of December 31, 2013:
Total risk-based capital (to risk-weighted assets)	$12,554,000	31.85%	≥ $	3,153,000	≥ 8.0%
Tier 1 capital (to risk-weighted assets)	$12,112,000	30.73%	≥ $	1,577,000	≥ 4.0%
Tier 1 capital (to adjusted total assets)	$12,112,000	14.55%	≥ $	3,330,000	≥ 4.0%

FNBM FINANCIAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

JUNE 30, 2014

(UNAUDITED)

(23) Bank-Owned Life Insurance

        The Bank owns life insurance policies on one of its directors. The net cash value is immaterial to the financial statements because of policy loans.

(24) Subsequent Event

        On July 3, 2014, the FNBM Financial Corporation announced the execution of an agreement and plan of merger pursuant to which FNBM Financial Corporation will merge with and into GNB Financial Services, Inc. and the First National Bank of Minersville will merge with and into The Gratz Bank.

Unaudited Pro Forma Combined Financial Information

        The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting (ASC Topic 805 "Business Combination"), giving effect to GNB's proposed merger with FNBM. The unaudited pro forma financial statements were prepared with GNB treated as the "accounting acquirer" and FNBM treated as the "accounting acquiree." Accordingly, the consideration transferred to complete the merger will be allocated to FNBM's assets and liabilities based upon their estimated fair values as of the date of completion of the merger.

        Under this method, FNBM's assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of GNB. Any difference between the purchase price for FNBM and the fair value of the identifiable net assets acquired will be recorded as goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired. The financial statements of GNB issued after the acquisition will reflect the results attributable to the acquired operations of FNBM beginning on the date of completion of the acquisition.

        The unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on June 30, 2014 with respect to the balance sheet, and at the beginning of the period for the six months ended June 30, 2014 and for the year ended December 31, 2013, with respect to the statement of income for the year. The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of FNBM at their estimated fair values at or near June 30, 2014, and represent management's best estimate based upon the information available at this time.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of FNBM's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact GNB's statement of income due to adjustments in yield and/or amortizations of the adjusted assets or liabilities. Any changes to FNBM shareholders' equity, including results of operations from June 30, 2014 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

        The merger will be effected by the issuance of cash and shares of GNB stock to FNBM shareholders. Each share of FNBM will be exchanged for either 4.7684 shares of GNB common stock or $276.57 in cash, subject to adjustments and limitations described in this document and the merger agreement. This consideration is subject to election and allocation procedures designed to result in a transaction consideration that is not greater than 60% nor less than 50% GNB common stock, nor, greater than 50% cash. It was assumed in this pro forma that the consideration paid was 60% GNB common stock and 40% cash. It was also assumed no adjustments were made to the value to the merger consideration to be received by FNBM shareholders.

        The shares of GNB common stock issued for the merger in the pro forma data were assumed to be recorded at $54.00 per share, which represents the last trade of GNB common stock value on September 26, 2014. The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the fair value of GNB's common stock on the closing date of the acquisition. GNB and FNBM cannot predict what the value or price of GNB's common stock will be at the closing of the transaction or how the value or price of GNB's stock may trade at any time, including the date hereof.

        In connection with the merger, GNB and FNBM have begun to further develop their preliminary plans to consolidate the operations of GNB and FNBM. Over the next several months, the specific details of these plans will be refined. GNB and FNBM are currently in the process of assessing the two companies' personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either GNB and FNBM and certain service providers. The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger and integration expenses which will be expensed against income.

        Certain reclassification adjustments have been made to FNBM's unaudited pro forma financial statements to conform to GNB's financial statement presentation. The pro forma information is presented for illustrative purposed only, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both GNB and FNBM that have been incorporated by reference into this document or can be found elsewhere in this document.

        The unaudited pro forma combined financial data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of GNB common stock or the actual or future results of operations of GNB for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of June 30, 2014

(Dollars In Thousands, Except Per Share Data)

	Accounting Acquirer GNB Financial Services, Inc.	Accounting Acquiree FNBM Financial Corporation	Pro Forma Adjustments		Pro Forma Combined
Assets:
Cash and due from banks	$4,724	$4,880	$—		$9,604
Interest-bearing deposits with other institutions	14,228	—	—		14,228
Federal funds sold	2,926	3,016	—		5,942

Cash and cash equivalents	21,878	7,896			29,774
Certificates of deposit with other banks	11,115	—	(5,369)	(1)	5,746
Investment securities available for sale	16,339	32,921	—	(4)	49,260
Investment securities held to maturity	10,517	—	—	(4)	10,517
Loans	142,152	36,877	(861)	(5)	178,168
Less: Allowance for loan losses	1,250	441	(441)	(6)	1,250

Net Loans	140,902	36,436	(420)		176,918
Accrued interest receivable	541	194	—		735
Restricted investments in bank stock	826	73	—		899
Premises and equipment, net	3,340	830	—		4,170
Cash surrender value of life insurance	6,050	9	—		6,059
Goodwill	133	—	1,427	(1)	1,560
Intangible assets	109	—	547	(3)	656
Other real estate owned	72	35			107
Other assets	886	114	(40)	(8)	960

Total assets	$212,708	$78,508	(3,855)		$287,361

Liabilities:
Noninterest-bearing	$25,841	$8,924	$—		$34,765
Interest-bearing	157,468	58,109	11	(7)	215,588

Total deposits	183,309	67,033	11		250,353
FHLB advances—long-term	958	—	—		958
Accrued interest payable	151	—	—		151
Other liabilities	1,842	112	—		1,954

Total liabilities	$186,260	$67,145	$11		$253,416

Stockholders' equity:
Common stock	2,556	250	444	(1)(2)	3,250
Additional paid-in capital	3,970	500	6,303	(1)(2)	10,773
Retained earnings	20,188	10,782	(10,782)	(2)	20,188
Accumulated other comprehensive income (loss)	80	31	(31)	(2)	80
Treasury stock	(346)	(200)	200	(2)	(346)

Total stockholders' equity	26,448	11,363	(3,866)		33,945

Total liabilities and stockholders' equity	$212,708	$78,508	$(3,855)		287,361

Shares outstanding	505,399	48,530	138,846	(1)	644,245
Book value per share	$52.33	$234.14			$52.69
Tangible book value per share	$51.85	$234.14			$49.25

Unaudited Pro Forma Combined Statement of Income for the Six Months Ended June 30, 2014

(Dollars In Thousands, Except Per Share Data)

	Accounting Acquirer GNB Financial Services, Inc.	Accounting Acquiree FNBM Financial Corporation	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans, including fees	$3,455	$859	$96	(5)	$4,410
Investment securities—
Taxable	112	242	—	(4)	354
Exempt from federal income tax	109	34	—	(4)	143
Certificates of deposit in other banks	120	—	(27)	(1)	93
Other interest and dividend income	19	23	—		42

Total interest and dividend income	3,815	1,158	69		5,042

INTEREST EXPENSE
Deposits	467	92	(5)	(7)	554
Short-term borrowings	1	—	—		1
FHLB advances—long-term	15	—	—		15

Total interest expense	483	92	(5)		570

NET INTEREST INCOME BEFORE PROVISION (CREDIT) FOR LOAN LOSSES	3,332	1,066	74		4,472
Provision (credit) for loan losses	(244)	—	—		(244)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,576	1,066	74		4,716

NONINTEREST INCOME
Service charges on deposit accounts	299	56	—		355
Earnings on bank-owned life insurance	73	—	—		73
Gain on sale of securities	—	199	—		199
Other	8	170	—		178

Total noninterest income	380	425	—		805

NONINTEREST EXPENSE
Compensation and employee benefits	1,067	561	—		1,628
Occupancy	132	113	—		245
Furniture and fixtures	60	—	—		60
Data processing	225	88	—		313
Professional fees	266	192	—		458
Shares tax	139	46	—		185
Loss on sale of securities	—	758	—		758
Other	352	328	50	(3)	730

Total noninterest expense	2,241	2,086	50		4,377

Income before income tax expense	1,715	(595)	24		1,144
Income tax expense	650	—	8	(8)	658

NET INCOME	$1,065	$(595)	$16		$486

EARNINGS PER SHARE, BASIC	$2.11	$(12.28)			$0.75
EARNINGS PER SHARE, DILUTED	$2.11	$(12.28)			$0.75
Average common shares outstanding:
Basic	505,392	48,530	138,846		644,238
Diluted	505,392	48,530	138,846		644,238

Unaudited Pro Forma Combined Statement of Income for the Twelve Months Ended December 31, 2013

(Dollars In Thousands, Except Per Share Data)

	Accounting Acquirer GNB Financial Services, Inc.	Accounting Acquiree FNBM Financial Corporation	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans, including fees	$6,343	$1,948	$191	(5)	$8,482
Investment securities—	—	—			—
Taxable	322	588	—	(4)	910
Exempt from federal income tax	255	39	—	(4)	294
Certificates of deposit in other banks	312	—	(54)	(1)	258
Other interest and dividend income	21	95	—		116

Total interest and dividend income	7,253	2,670	137		10,060

INTEREST EXPENSE
Deposits	932	233	(9)	(7)	1,156
Short-term borrowings	—	—	—		—
FHLB advances—long-term	44	—	—		44

Total interest expense	976	233	(9)		1,200

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	6,277	2,437	146		8,860
Provision for loan losses	56	—	—		56

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,221	2,437	146		8,804

NONINTEREST INCOME
Service charges on deposit accounts	542	164	—		706
Earnings on bank-owned life insurance	167	—	—		167
Other	16	319	—		335

Total noninterest income	725	483	—		1,208

NONINTEREST EXPENSE
Compensation and employee benefits	2,060	1,260	—		3,320
Occupancy	187	196	—		383
Furniture and fixtures	114	—	—		114
Data processing	302	199	—		501
Professional fees	315	200	—		515
Shares tax	270	115	—		385
Other	625	652	99	(3)	1,376

Total noninterest expense	3,873	2,622	99		6,594

Income before income tax expense	3,073	298	47		3,418
Income tax expense	922	44	16	(8)	982

NET INCOME	$2,151	$254	$31		$2,436

EARNINGS PER SHARE, BASIC	$4.26	$5.23			$3.78
EARNINGS PER SHARE, DILUTED	$4.26	$5.23			$3.78
Average common shares outstanding:
Basic	505,402	48,530	138,846		644,248
Diluted	505,402	48,530	138,846		644,248

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)
The acquisition will be effected by the issuance of shares of GNB common stock and cash to FNBM's shareholders. It was assumed in this pro forma that the consideration paid was 60% GNB common stock and 40% cash. 29,118 shares of FNBM common stock were exchanged for 4.7684 shares of GNB common stock for an estimated 138,846 shares of GNB to be issued. The balance of FNBM common shares were exchanged for $276.57 per share for an estimated total cash to be paid in the transaction to be $5,369,000 (a 1% pre-tax cost of funds was assigned to the cash purchase price in the pro forma income statement). The shares of GNB common stock issued for the merger in the pro forma data were assumed to be recorded at $54.00 per share, which represents the last trade of GNB common stock value on September 26, 2014.

  The total estimated purchase price of for the purpose of this pro forma financial information is $12,867,000. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding. For purposes of this analysis as of June 30, 2014, goodwill of $1,427,000 would result from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change based on operations subsequent to June 30, 2014.

Summary of Purchase Price Calculation and Goodwill Resulting from Merger
And Reconcilation of Pro Forma Shares Outstanding at June 30, 2014

(Dollars in thousands except per share data)		June 30, 2014
Purchase Price Consideration—Common Stock
FNBM common shares outstanding	48,530
FNBM common shares settled for stock	29,118
Exchange Ratio	4.7684
GNB shares to be issued	138,846
Value assigned to GNB common share	$54.00
Purchase price assigned to GNB common shares exchanged for FNBM stock		$7,498
Purchase Price Consideration—Cash
FNBM shares exchanged for cash	19,412
Purchase price paid to each FNBM common share exchanged for cash	$276.57
Purchase price assigned to FNBM common shares exchanged for cash		5,369

Total Purchase Price		12,867
Net Assets Acquired:
FNBM shareholders' equity	$11,363
FNBM goodwill and intangibles	—
Estimated adjustments to reflect assets acquired at fair value:
Loans	(861)
Allowance for loan losses	441
Core deposit intangible	547
Deferred tax assets	(39)
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(11)
		11,440

Goodwill resulting from merger		$1,427

Reconcilement of Pro Forma Shares Oustanding
FNBM shares outstanding	48,530
GNB shares to be issued to FNBM	138,846
GNB shares outstanding	505,399
Pro Forma GNB shares oustanding	644,245
Percentage ownership for GNB	78.45%
Percentage ownership for FNBM	21.55%
2)
Adjustment to reflect the issuance of 138,846 common shares of GNB common stock with a $5.00 par value in connection with the acquisition and the adjustments to shareholders' equity for the reclassification of FNBM historical equity accounts (common stock, accumulated other comprehensive loss and accumulated deficit) into paid in capital.

3)
Balance sheet adjustment to other intangible assets reflects the estimate of the fair value of FNBM core deposit intangible asset and the related amortization adjustment based upon an expected life of ten years and using a sum-of- the-years digits method.

4)
There is no balance sheet adjustment necessary as all of FNBM's investments were recorded as available-for-sale and have been recorded at fair value. No income statement adjustments for prospective amortization were necessary as of June 30, 2014 as fair value was not significantly different than historical cost.

5)
Balance sheet adjustment to reflect fair values of FNBM's loans to include (a) a fair value premium adjustment of $431,000 to reflect the fair value of loans based on market interest rates for similar loans, and (b) a fair value discount adjustment of $1,292,000 to reflect credit risk of the loan portfolio of which $632,000 is related to credit-impaired loans (ASC 310-30 loans). The income statement adjustment is the amortization of the loan fair value adjustments using an estimated level yield method.

6)
Balance sheet adjustment to reflect the removal of FNBM's allowance for loan losses in connection with applying acquisition accounting. There is no income statement adjustment required for this balance sheet adjustment.

7)
Balance sheet or income statement adjustment to reflect fair values of FNBM's certificates of deposit. The income statement adjustment is the prospective amortization net fair value premium using an estimated level yield amortization over an estimated three year period.

8)
Balance sheet adjustment to reflect the net deferred tax asset, at a rate of 34%, related to fair value adjustments using an effective tax rate of 34% for book income tax expense. The income statement adjustment reflects an effective tax rate of 34% related to the net expected fair value adjustments amortization pre-tax income impact.

Annex A

AGREEMENT AND PLAN

OF MERGER

By and Between

GNB FINANCIAL SERVICES, INC.

And

FNBM FINANCIAL CORPORATION

July 2, 2014

A-i

A-ii

A-iii

AGREEMENT

        THIS AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2014, is made by and between GNB FINANCIAL SERVICES, INC., a Pennsylvania corporation, having its principal place of business in Gratz, Pennsylvania ("GNB") and FNBM FINANCIAL CORPORATION, a Pennsylvania corporation, having its principal place of business in Minersville, Pennsylvania ("FNBM") (the "Agreement").

BACKGROUND

        1.     The board of directors of each of GNB and FNBM deems it advisable and in each of GNB's and FNBM's respective best interests for FNBM to merge with and into GNB (the "Merger"), with GNB surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania, and such boards of directors have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of FNBM and GNB.

        2.     GNB and FNBM intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

        3.     GNB is the parent bank holding company and sole shareholder of The Gratz Bank ("Gratz Bank"). FNBM is the parent holding company and sole shareholder of The First National Bank of Minersville ("FNB Minersville").

        4.     As an inducement to GNB's willingness to enter into this Agreement, the directors of FNBM, FNBM's Chief Executive Officer and Chief Financial Officer, and FNBM shareholders who own greater than 5% of the FNBM Common Stock have executed a FNBM Letter Agreement in the form attached hereto as Exhibit A.

        5.     Subject to the terms of this Agreement, GNB and FNBM desire to merge FNB Minersville with and into Gratz Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit B.

        6.     GNB and FNBM desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    Definitions.     As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving FNBM or any FNBM Subsidiaries, except GNB or Gratz Bank, where the assets, revenue or income of such Subsidiary constitutes more than 25% of the consolidated assets, net revenue or net income of FNBM; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any FNBM Subsidiary and the capital stock of any entity surviving any merger or business combination involving any FNBM Subsidiary) and/or liabilities where the assets being disposed of constitute 25% or more of the consolidated assets or revenue of FNBM or any of its FNBM Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 17% or more (excluding any Person or group of Persons beneficially owning 17% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 17% beneficial ownership amount) of the outstanding shares of the common stock of FNBM or any FNBM Subsidiary where that FNBM Subsidiary represents more than 25% of the consolidated assets or revenue of FNBM, in each case other than the transactions contemplated by this Agreement.

        Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

        Articles of Merger means the articles of merger to be executed by GNB and FNBM and to be filed with PDS, in accordance with the BCL.

        Bank Merger means the merger of FNB Minersville with and into Gratz Bank.

        Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the FRB, the FDIC, the OCC and the PDB.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHCA means the Bank Holding Company Act of 1956, as amended.

        Confidentiality Agreements means (i) that certain confidentiality agreement, dated March 19, 2014, pursuant to which GNB agrees, among other things, to maintain the confidentiality of certain information provided to it by FNBM; and (ii) that certain confidentiality agreement, dated June 10, 2014, pursuant to which FNBM agrees, among other things, to maintain the confidentiality of certain information provided to it by GNB.

        Dissenting FNBM Shares means shares of FNBM Common Stock as to which appraisal rights are perfected under the BCL.

        DOJ means the United States Department of Justice.

        Election means a Cash Election, Stock Election, and/or Mixed Election, as the context shall require.

        Election Form means a form to be delivered to holders of FNBM Common Stock by the Exchange Agent pursuant to Section 1.02(h) by which the FNBM Common Stock may make an Election with respect to the Merger Consideration.

        Election Deadline means 5:00 p.m. on the 33rd day following the Mailing Date (or such other time and date as GNB and FNBM shall mutually agree).

        Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        ERISA Affiliate means (i) a member of any "controlled group" (as defined in Section 414(b) of the IRC) of which FNBM is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with FNBM, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which FNBM is a member, or (iv) an entity required to be aggregated with FNBM (as applicable pursuant to Section 414(o) of the IRC).

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        Exchange Agent means GNB or an agent appointed by GNB.

        Exchange Agent Agreement means the agreement entered into between GNB and the Exchange Agent (if a third party Exchange Agent is appointed by GNB) in form and substance reasonably acceptable to GNB setting forth the terms and conditions upon which the Exchange Agent will render the exchange services to GNB and Gratz Bank, as applicable.

        FDIA means the Federal Deposit Insurance Act, as amended.

        FDIC means the Federal Deposit Insurance Corporation.

        FINRA means the Financial Industry Regulatory Authority.

        FNBM Benefit Plans shall have the meaning set forth in Section 2.12(a).

        FNBM Common Stock means the common stock of FNBM described in Section 2.02(a).

        FNBM Delinquent Loans means (i) all FNBM loans with a current balance greater than $250,000 that are 30-50 days past due, (ii) all FNBM loans that are 51-89 days past due and still accruing, (iii) all FNBM loans that are at least 90 days past due and still accruing, and (iv) all FNMB loans that are nonaccruing.

        FNBM Disclosure Schedule means a disclosure schedule delivered by FNBM to GNB pursuant to Article II of this Agreement.

        FNBM Financials means (i) the audited consolidated statements of financial condition, consolidated statements of income, consolidated statements of changes in stockholders' equity and consolidated statements of cash flows (including related notes and schedules) as of and for the fiscal years ending December 31, 2013, December 31, 2012, and December 31, 2011 and (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following March 31, 2014 and for the periods then ended including the notes thereto.

        FNBM Regulatory Reports means the call reports of FNB Minersville and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended December 31, 2011 through the Effective Time and all reports filed with any Bank Regulator by FNBM or FNB Minersville from December 31, 2011 through the Effective Time.

        FNBM Subsidiaries means any corporation, limited liability company, or partnership, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by FNBM, except any corporation, limited liability company, or partnership, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of FNB Minersville.

        FRB means the Board of Governors of the Federal Reserve System.

        GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

        GNB Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

        GNB Disclosure Schedule means a disclosure schedule delivered by GNB to FNBM pursuant to Article III of this Agreement.

        GNB Financials means (i) the audited balance sheets as of and for the fiscal years ending December 31, 2013, December 31, 2012, and June 30, 2011, and the audited statements of income, statements of shareholders equity, and statements of cash flows for fiscal years ending December 31, 2013, and the unaudited statements of income, statement of shareholders equity and statements of cash flows for fiscal years ending December 31, 2012, and June 30, 2011 and (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following March 31, 2014 and for the periods then ended including the notes thereto.

        GNB Regulatory Reports means the call reports of Gratz Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended December 31, 2011 through the Effective Time and all reports filed with any Bank Regulator by GNB or Gratz Bank from December 31, 2011 through the Effective Time.

        GNB Subsidiaries means any corporation, limited liability company, or partnership, 50% or more of the capital stock, membership interests, or partnership interests, as applicable, of which is owned, either directly or indirectly, by GNB, except any corporation, limited liability company, or partnership, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of a bank.

        Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator.

        IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        IRS means the Internal Revenue Service.

        Joint Proxy Statement/Prospectus means the joint proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of GNB Common Stock and FNBM Common Stock in connection with the transactions contemplated by this Agreement.

        Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

        Material Adverse Effect means with respect to a party hereto, any state of facts, change, circumstance, event, effect, condition, occurrence, action, or omission that (a) has or would be reasonably expected to have a material adverse effect on the business, financial condition, results of operations, or business prospects of FNBM on a consolidated basis (when such term is used in

Article II hereof) or GNB on a consolidated basis (when such term is used in Article III hereof) or (b) materially impairs the ability of such party or its Subsidiary to consummate the transactions contemplated hereby on a timely basis, other than, in each case, any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, but not if such changes disproportionally affect FNBM or GNB when compared to other banking institutions, (ii) any change in GAAP or applicable law that does not disproportionately affect such party and its subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by FNBM or GNB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to FNBM, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from FNBM's management rating, or the imposition or payment of any civil monetary penalties by or to any Bank Regulator.

        OCC means the Office of the Comptroller of the Currency.

        PDB means the Pennsylvania Department of Banking and Securities.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

        Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of GNB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        Regulatory Agreement has the meanings given to that term in Sections 2.11(c) and 3.08(c) of this Agreement.

        Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

        Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Subsidiary means any corporation, limited liability company or partnership, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company or partnership the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank.

        Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker's compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

        Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

        Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

        Section 1.02    The Merger.

          (a)    Closing.    The closing of the Merger (the "Closing") will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article V (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the "Closing Date").

          (b)    The Merger.    Subject to the terms and conditions of this Agreement, and in accordance with Pennsylvania law, as of the Effective Time, FNBM shall merge with and into GNB, the separate existence of FNBM shall cease, and GNB shall be the surviving entity and continue to exist as a Pennsylvania business corporation.

          (c)    Effective Time; Effects of the Merger.    Subject to the provisions of this Agreement, the Articles of Merger shall be duly prepared, executed and delivered for filing with the PDS on the Closing Date. The Merger shall become effective at such time, on such date, as the Articles of Merger are filed with the PDS, or at such date and time as may be specified in the Articles of Merger (such time being the "Effective Time"). At and after the Effective Time, the Merger shall have the effects set forth in Section 1921 of the BCL and this Agreement.

          (d)    GNB's Articles of Incorporation and Bylaws.    On and after the Effective Time, the articles of incorporation and bylaws of GNB, as in effect immediately prior to the Effective Time shall automatically be and remain the articles of incorporation and bylaws of GNB, as surviving corporation in the Merger, until thereafter altered, amended, or replaced.

          (e)    Directors and Executive Officers of GNB.    On and after the Effective Time, the directors of GNB shall be the directors of GNB immediately prior to the Effective Time and the FNBM Nominees as provided in Section 4.18 hereof. The executive officers of GNB shall be the executive officers of GNB immediately prior to the Effective Time.

          (f)    Bank Merger.

              (i)  GNB and FNBM shall use their commercially reasonable best efforts to cause FNB Minersville to merge with and into Gratz Bank, with Gratz Bank surviving such merger, as soon as immediately practicable after the Effective Time. It is intended by the parties that the Bank Merger be effected immediately after the Merger. Concurrently with the execution and delivery of this Agreement, GNB shall cause Gratz Bank, and FNBM shall cause FNB Minersville, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit C.

             (ii)  Notwithstanding Section 1.02(f)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

          (g)    Effect on Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of GNB, FNBM or the holders of any of the following securities, the following shall occur:

            (i)    Outstanding GNB Common Stock.    Each share of GNB Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of GNB Common Stock, except that shares of GNB Common Stock owned by FNBM (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of GNB.

            (ii)    Cancellation of Certain Common Stock.    Each share of FNBM Common Stock that is owned by GNB, by FNBM as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

            (iii)    Conversion of FNBM Common Stock.    Subject to Section 1.02(g)(vi), each share of FNBM Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(g)(ii) and Dissenting FNBM Shares) shall be converted into the right to receive, at the election of the holder thereof either (A) 4.7684 shares of GNB Common Stock, subject to adjustment as provided in Section 1.02(j) below (the "Stock Consideration") or (B) $276.57 in cash (as may be adjusted pursuant to Section 1.02(j) (the "Cash Consideration"). The Stock Consideration and Cash Consideration are collectively referred to as the "Merger Consideration." Notwithstanding the foregoing, and giving effect to Section 1.02(g)(ii) hereof, (1) the number of shares of FNBM Common Stock to be converted into the right to receive the Stock Consideration on the Effective Time shall be equal to or less than sixty percent (60%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time and (2) the number of shares of FNBM Common Stock to be converted into the right to receive the Cash Consideration on the Effective Time shall not be greater than fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding at the Effective Time, minus (x) the number of Dissenting FNBM Shares, if any, and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(g)(iv).

            (iv)    Cash in Lieu of Fractional Shares.    Notwithstanding anything herein to the contrary, no fraction of a whole share of GNB Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former FNBM shareholder who would otherwise be entitled to receive a fraction of a share of GNB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) Fifty-Eight Dollars ($58.00) and (b) the fractional share, calculated to the nearest ten-thousandth of the share of GNB Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of FNBM Common Stock owned by a FNBM Shareholder shall be combined so as to calculate the maximum number of whole shares of GNB Common Stock issuable to such FNBM Shareholders.

            (v)    Dissenting FNBM Shares.    The Dissenting FNBM Shares that have not effectively withdrawn or lost their dissenters' rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL. If any such holder of FNBM Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting FNBM Shares held by such holder shall thereupon be treated as No Election Shares.

            (vi)    Adjustment to Merger Consideration.

      (A)
      If the aggregate amount of FNBM Delinquent Loans as of the last business day of the most recent month that is at least 15 days prior to the Closing Date (the "Measurement Date") is greater than five percent (5%) of the aggregate amount of all outstanding FNBM loans as of the Measurement Date, then the Stock Consideration and the Cash Consideration shall adjust in the manner set forth in Exhibit C (the "Loan Adjusted Cash Consideration" and "Loan Adjusted Stock Consideration" collectively the "Loan Adjusted Merger Consideration" which Loan Adjusted Merger Consideration shall become the "Merger Consideration" for purposes of this Agreement); or

      (B)
      If the consolidated shareholders equity of FNBM, calculated in accordance with GAAP as of the Measurement Date (the "FNBM Shareholders Equity"), is less than Eleven Million Dollars ($11,000,000), then the Stock Consideration and the Cash Consideration shall adjust in the manner set forth in Exhibit D (the "Shareholders Equity Adjusted Stock Consideration" and the "Shareholders Equity Adjusted Cash Consideration" collectively the "Shareholders Equity Adjusted Merger Consideration" which Shareholders Equity Adjusted Merger Consideration shall be the "Merger Consideration" for purposes of this Agreement); or

      (C)
      If (1) the aggregate amount of FNBM Delinquent Loans as of the Measurement Date is greater than five percent (5%) of the aggregate amount of all outstanding FNBM loans as of the Measurement Date, and (2) the FNBM Shareholders Equity is less than Eleven Million Dollars ($11,000,000) as of the Measurement Date, then the "Merger Consideration" for purposes of this Agreement shall be the lesser of the Loan Adjusted Merger Consideration and the Shareholders Equity Adjusted Merger Consideration.

          (h)    Election Procedures.    Not less than twenty (20) business days prior to the anticipated Effective Time or on such other date as GNB and FNBM shall mutually agree (the "Mailing Date"), GNB shall cause the Exchange Agent to mail an Election Form in such form as GNB and FNBM shall mutually agree to each holder of record of FNBM Common Stock as of the close of business on the fifth (5th) business day prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

              (i)  To elect to receive the Stock Consideration with respect to all of their shares of FNBM Common Stock (the "Stock Election Shares"); or

             (ii)  To elect to receive the Cash Consideration with respect to all of their shares of FNBM Common Stock (the "Cash Election Shares"); or

            (iii)  To elect to receive the Stock Consideration with respect to a specified number of their shares of FNBM Common Stock and the Cash Consideration with respect to their remaining shares of FNBM Common Stock (a "Mixed Election"). With respect to each holder of record of FNBM Common Stock who makes a Mixed Election, their shares of FNBM Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of FNBM Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(j) of this Agreement.

          The Exchange Agent shall use reasonable efforts to make the Election Form available to all Persons who become holders of FNBM Common Stock during the period between the Election Form Record Date and the Election Deadline. If holders of FNBM Common Stock: (i) do not submit a properly completed Election Form before the Election Deadline; (ii) revoke an Election Form prior to the Election Deadline and do not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fail to perfect his, her or its dissenters' rights pursuant to Section 1.02(g)(v) of this Agreement, the shares of FNBM Common Stock held by such holder shall be deemed "No Election Shares". Nominee record holders who hold FNBM Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. For purposes of Section 1.02(h), any Dissenting FNBM Shares shall be deemed to be Cash Election Shares, provided that Dissenting FNBM Shares shall not under any circumstance be converted into Reallocated Stock Shares.

          (i)    Effective Election.    Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by a holder of FNBM Common Stock by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither GNB, FNBM, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (j)    Allocation.    All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of FNBM Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

            (i)    Aggregate Stock Consideration Overelected.    If the number of Stock Election Shares exceeds sixty percent (60%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, then:

              (A)  All Cash Election Shares (subject to Section 1.02(g)(v) with respect to Dissenting FNBM Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration.

              (B)  The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(j)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the number of Stock Election Shares, excluding the Reallocated Cash Shares, shall equal sixty percent (60%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, and the Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

              (C)  The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

            (ii)    Aggregate Cash Consideration Overelected.    If the number of Cash Election Shares, (including for these purposes the number of any Dissenting FNBM Shares), plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(g)(v) exceeds fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, then:

              (A)  All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration.

              (B)  The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(j)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting FNBM Shares) into Stock Election Shares ("Reallocated Stock Shares") such that the number of Cash Election Shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, and the Reallocated Stock Shares will be converted into the right to receive the Stock Consideration; and

              (C)  The Cash Election Shares (subject to Section 1.02(g)(v) with respect to Dissenting FNBM Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

            (iii)    Pro Rata Reallocations.    If the Exchange Agent is required pursuant to Section 1.02(j)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of Stock Election Shares held by such holder. If the Exchange Agent is required pursuant to Section 1.02(j)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of Cash Election Shares held by such holder.

            (iv)    Exchange Agent Discretion.    In order to ensure that the limits specified with respect to the aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(j) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

          (k)    Surrender and Exchange of FNBM Stock Certificates.

            (i)    Agent.    Prior to the Effective Time, GNB shall appoint an exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Merger Consideration.

            (ii)    Fund.    Three (3) days prior to the Effective Time, GNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of FNBM Common Stock, sufficient cash and certificates representing shares of GNB Common Stock to make all payments and deliveries to shareholders of FNBM pursuant to Section 1.02(g)(iii) and (iv). Any cash and certificates for GNB Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

            (iii)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), GNB shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of FNBM

    Common Stock (a "FNBM Certificate") a letter of transmittal which shall specify that delivery of the FNBM Certificates shall be effected, and risk of loss and title to the FNBM Certificates shall pass, only upon delivery of the FNBM Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as GNB may reasonably specify and instructions for effecting the surrender of such FNBM Certificates in exchange for the Merger Consideration. Upon surrender of a FNBM Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such FNBM Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of GNB Common Stock that such holder has the right to receive pursuant to Section 1.02(g)(iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(g)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(g)(iii) and (iv). In the event of a transfer of ownership of FNBM Common Stock which is not registered in the transfer records of FNBM, a certificate representing, in the aggregate, the proper number of shares of GNB Common Stock pursuant to Section 1.02(g)(iii) and/or a check in the proper amount pursuant to Sections 1.02(g)(iii) and (iv) may be issued with respect to such FNBM Common Stock, as the case may be, to such a transferee if the FNBM Certificate formerly representing such shares of FNBM Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (iv)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of GNB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered FNBM Certificate with respect to the shares of GNB Common Stock that such FNBM Certificate holder would be entitled to receive upon surrender of such FNBM Certificate until such holder shall surrender such FNBM Certificate in accordance with Section 1.02(k)(iii). Subject to the effect of applicable laws, following surrender of any such FNBM Certificate, there shall be paid to such holder of shares of GNB Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of GNB Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of GNB Common Stock.

            (v)    No Further Ownership Rights.    All shares of GNB Common Stock issued and cash paid upon conversion of shares of FNBM Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of FNBM Common Stock.

            (vi)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of FNBM Certificates for twelve (12) months after the Effective Time shall be delivered to GNB or otherwise on the instructions of GNB and any holders of the FNBM Certificates who have not previously complied with this Section 1.02(k) shall thereafter look only to GNB for the Merger Consideration with respect to the shares of FNBM Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(g)(iii), any cash in lieu of fractional shares of GNB Common Stock to which such holders are entitled pursuant to Section 1.02(g)(iv) and any dividends or distributions with respect to shares of GNB Common Stock to which such holders are entitled pursuant to Section 1.02(k)(iv).

            (vii)    No Liability.    None of GNB, FNBM, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (viii)    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by GNB; provided, however, that no holder of shares of FNBM Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to GNB.

            (ix)    Lost Certificates.    If any FNBM Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such FNBM Certificate to be lost, stolen or destroyed and, if required by GNB, the posting by such Person of a bond in such reasonable amount as GNB may direct as indemnity against any claim that may be made against it with respect to such FNBM Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed FNBM Certificate the applicable Merger Consideration with respect to the shares of FNBM Common Stock formerly represented thereby, any cash in lieu of fractional shares of GNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(g)(iv), and any dividends or other distributions on shares of GNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(k)(iv).

            (x)    Withholding Rights.    GNB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FNBM Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by GNB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FNBM Common Stock in respect of which such deduction and withholding was made by GNB.

            (xi)    Stock Transfer Books.    At the close of business on the Effective Time, the stock transfer books of FNBM with respect to FNBM Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of FNBM of shares of FNBM Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of FNBM Certificates shall cease to have any rights with respect to such shares of FNBM Common Stock, formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any FNBM Certificates presented to the Exchange Agent or GNB for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of FNBM Common Stock, formerly represented thereby, any cash in lieu of fractional shares of GNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(g)(iv), and any dividends or other distributions on shares of GNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(k)(iv).

          (l)    Anti-Dilution Provisions.    If GNB shall, at any time before the Effective Time, (A) declare a dividend in shares of GNB Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of GNB Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of GNB Common Stock, or (D) reclassify the shares of GNB Common Stock, then, in any such event, the number of shares of GNB Common Stock to be delivered to FNBM shareholders who are entitled to receive shares of

  GNB Common Stock in exchange for shares of FNBM Common Stock shall be adjusted so that each FNBM shareholder shall be entitled to receive such number of shares of GNB Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Time, GNB enters into an agreement pursuant to which shares of GNB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each FNBM shareholder entitled to receive shares of GNB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FNBM

        FNBM hereby represents and warrants to GNB that:

        Section 2.01    Organization.

        (a)   FNBM is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FNBM is a holding company duly registered under the Bank Holding Company Act. FNBM has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FNBM is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FNBM.

        (b)   FNB Minersville is a national banking association duly organized and validly existing under the laws of the United States of America. FNB Minersville has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

        (c)   There are no FNBM Subsidiaries other than FNB Minersville and those identified in Section 2.01 of the FNBM Disclosure Schedule.

        (d)   The deposits of FNB Minersville are insured by the FDIC to the extent provided in the FDIA.

        (e)   The respective minute books of FNBM, FNB Minersville, and each other FNBM Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of FNBM and each such FNBM Subsidiary.

        (f)    Prior to the date of this Agreement, FNBM has delivered to GNB true and correct copies of the articles of incorporation and bylaws of FNBM and the charter and bylaws of FNB Minersville as in effect on the date hereof.

        Section 2.02    Capitalization.

        (a)   The authorized capital stock of FNBM consists of seven hundred fifty thousand (750,000) shares of common stock, five dollars ($5.00) par value ("FNBM Common Stock"), of which forty-eight thousand five hundred thirty (48,530) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement. Except as provided on Section 2.02 of the FNBM Disclosure Schedule, neither FNBM nor FNB Minersville, nor any other FNBM Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FNBM Common Stock or any other security of FNBM or any securities representing the right to vote, purchase or otherwise receive any shares of FNBM Common Stock, or any other security of FNBM.

        (b)   The authorized capital stock of FNB Minersville consists of fifty thousand (50,000) shares of common stock, par value of five dollars ($5.00) per share ("FNB Minersville Common Stock"), of which forty-eight thousand five hundred thirty (48,530) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by FNBM. Neither FNB Minersville nor any FNBM Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any FNBM Subsidiary or any other security of any FNBM Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any FNBM Subsidiary. Either FNBM or FNB Minersville owns all of the outstanding shares of capital stock of each FNBM Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

        (c)   Except as set forth in Section 2.02 of the FNBM Disclosure Schedule, neither FNBM nor any other FNBM Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of FNBM and FNBM Subsidiaries, equity interests held by FNBM Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FNBM Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FNBM or FNB Minersville with respect to any other company's capital stock or the equity of any other person.

        (d)   To the Knowledge of FNBM, except as disclosed in Section 2.02 of the FNBM Disclosure Schedule, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of FNBM Common Stock.

        Section 2.03    Authority; No Violation.

        (a)   FNBM has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the shareholders of FNBM pursuant to the BCL and FNBM's articles of incorporation and bylaws (the "FNBM Shareholder Approval"), to consummate the transactions contemplated hereby. FNB Minersville has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by FNBM and the completion by FNBM of the transactions contemplated hereby have been duly and validly approved by the board of directors of FNBM and, except for approval and adoption by the shareholders of FNBM as required under the BCL, and FNBM's articles of incorporation and bylaws, no other corporate proceedings on the part of FNBM are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by FNBM and, subject to (i) approval and adoption of the shareholders of FNBM as required under the BCL, FNBM's articles of incorporation and bylaws, (ii) approval and adoption by FNBM as the sole shareholder of FNB Minersville, (iii) receipt of the required approvals from Bank Regulators described in Section 2.04 hereof, and (iv) the due and valid execution and delivery of this Agreement by GNB, constitutes the valid and binding obligation of FNBM, enforceable against FNBM in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        The Bank Plan of Merger, upon its execution and delivery by FNB Minersville subject to the due and valid execution and delivery of the Bank Plan of Merger by Gratz Bank, will constitute the valid and binding obligation of FNB Minersville, enforceable against FNB Minersville in accordance with its terms, subject to required approvals of Bank Regulators, and subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)   The execution and delivery of this Agreement by FNBM, subject to (i) the execution and delivery of the Bank Plan of Merger by FNB Minersville, (ii) receipt of approvals from the Bank Regulators referred to in Section 2.04 hereof and FNBM's and GNB's compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by FNBM or FNB Minersville with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of FNBM or any FNBM Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNBM or any FNBM Subsidiary or any of their respective properties or assets; or (C) except as set forth in Section 2.03 of the FNBM Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNBM or any FNBM Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FNBM or any FNBM Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on FNBM or any FNBM Subsidiary.

        Section 2.04    Consents.     Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholders of FNBM under the BCL, FNBM's articles of incorporation and bylaws and by the FNBM board of directors, (c) the approval of the Bank Plan of Merger by FNBM as sole shareholder of FNB Minersville under applicable law, and by the FNB Minersville board of directors, and (d) except as disclosed in Section 2.04 of the FNBM Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by FNBM or the Bank Plan of Merger by FNB Minersville and (ii) the completion by FNBM of the transactions contemplated hereby or by FNB Minersville of the Bank Merger. As of the date hereof, FNBM has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FNBM's or FNB Minersville's ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 2.05    Regulatory Reports; Financial Statements; Undisclosed Liabilities.

        (a)   FNBM has previously made available to GNB the FNBM Regulatory Reports through March 31, 2014. The FNBM Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of FNBM or FNB

Minersville, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

        (b)   FNBM has previously delivered to GNB the FNBM Financials as of the date hereof. The FNBM Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of FNBM as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

        (c)   At the date of each balance sheet included in the FNBM Financials or the FNBM Regulatory Reports, neither FNBM nor FNB Minersville (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNBM Financials or FNBM Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to FNBM or which are incurred in the ordinary course of business, consistent with past practice.

        (d)   Except as set forth in Section 2.05 of the FNBM Disclosure Schedule, the records, systems, controls, data and information of FNBM and the FNBM Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNBM or any FNBM Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.05(d). FNBM (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to FNBM, including its consolidated FNBM Subsidiaries, is made known to the chief executive officer and the chief financial officer of FNBM by others within those entities, and (iii) has disclosed to the FNBM or FNB Minersville board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FNBM's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNBM's internal control over financial reporting. These disclosures (if any) were made in writing by management to FNBM's auditors and audit committee and a copy has previously been made available to GNB.

        (e)   Except as set forth in Section 2.05 of the FNBM Disclosure Schedule, since March 31, 2014, (i) neither FNBM nor any of the FNBM Subsidiaries nor, to the Knowledge of FNBM or FNB Minersville, any director, officer, employee, auditor, accountant or representative of FNBM or any of the FNBM Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of FNBM or any of the FNBM Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNBM or any of the FNBM Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing FNBM or any of the FNBM Subsidiaries, whether or not employed by FNBM or any of the FNBM Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by FNBM or any of its officers, directors, employees or agents to the board of directors of FNBM or any committee thereof or to any director or officer of FNBM.

        Section 2.06    Taxes.

        (a)   All income and other material or material in the aggregate Tax Returns required to have been filed by FNBM and the FNBM Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by FNBM and the FNBM Subsidiaries (whether or not shown on any Tax Return) have been paid.

        (b)   There is no action, audit, dispute or claim now pending or proposed or threatened in writing against FNBM or any of the FNBM Subsidiaries in respect of Taxes. Except as set forth in Section 2.06 of the FNBM Disclosure Schedule, neither FNBM nor any of the FNBM Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of FNBM or the FNBM Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of FNBM with respect to Taxes other than for Taxes not yet due and payable.

        (c)   Each of FNBM and the FNBM Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

        (d)   Section 2.06 of the FNBM Disclosure Schedule lists all Tax Returns filed by FNBM or the FNBM Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit. Except as set forth on Section 2.06 of the FNBM Disclosure Schedule, neither FNBM nor any of the FNBM Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

        (e)   FNBM is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. Except as set forth in Section 2.06 of the FNBM Disclosure Schedule, neither FNBM nor any of the FNBM Subsidiaries is obligated to make any payments that would result in a nondeductible expense under Section 280G of the IRC as a result of the transactions contemplated by this Agreement. None of FNBM or any of the FNBM Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which FNBM is the parent.

        (f)    None of FNBM or any of the FNBM Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of FNBM or any FNBM Subsidiary has been the "distributing corporation" or the "controlled corporation" with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of FNBM nor any of the FNBM Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. FNBM has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of FNBM or any of the FNBM Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

        (g)   None of FNBM or any of the FNBM Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of FNBM or any FNBM Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which FNBM is the parent, or as a transferee or successor, by contract or otherwise.

        (h)   None of FNBM or any of the FNBM Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

        (i)    No bad debt reserve of FNBM or any of the FNBM Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

        Section 2.07    No Material Adverse Effect.     Except as set forth in Section 2.07 of the FNBM Disclosure Schedule, FNBM has not suffered any Material Adverse Effect since December 31, 2013.

        Section 2.08    Contracts.

        (a)   Except as described in Section 2.08 of the FNBM Disclosure Schedule, neither FNBM nor any FNBM Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of FNBM or any FNBM Subsidiary or any other Person, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of FNBM or any FNBM Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of FNBM or any FNBM Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any FNBM Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNBM or any FNBM Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to GNB; or (vi) any contract (other than this Agreement) limiting the freedom of any FNBM Subsidiary to engage in any type of banking or bank-related business permissible under law.

        (b)   True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been made available to GNB on or before the date hereof, are listed on Section 2.08 of the FNBM Disclosure Schedule and are in full force and effect on the date hereof and neither FNBM nor any FNBM Subsidiary (nor, to the Knowledge of FNBM, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to FNBM. Except as set forth in Section 2.08 of the FNBM Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in Section 2.08 of the FNBM Disclosure Schedule, none of the employees (including officers) of FNBM or any FNBM Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Section 2.08 of the FNBM Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FNBM or any FNBM Subsidiary is a party or under which FNBM or any FNBM Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Section 2.08 of the FNBM Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FNBM or any FNBM Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires FNBM or any FNBM Subsidiary to provide a benefit in the form of FNBM Common Stock or determined by reference to the value of FNBM Common Stock.

        Section 2.09    Ownership of Property; Insurance Coverage.

        (a)   FNBM and each of the FNBM Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FNBM or any FNBM Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNBM Regulatory Reports and in the FNBM Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a FNBM Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the FNBM Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Section 2.09 of the FNBM Disclosure Schedule (collectively the "FNBM Permitted Encumbrances"). FNBM and the FNBM Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FNBM and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section 2.09 of the FNBM Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the FNBM Financials.

        (b)   With respect to all agreements pursuant to which FNBM or any FNBM Subsidiary has purchased securities subject to an agreement to resell, if any, FNBM or such FNBM Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        (c)   FNBM and the FNBM Subsidiaries currently maintain insurance considered by FNBM to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither FNBM nor any FNBM Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FNBM or any FNBM Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten (10) years FNBM has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 2.10    Legal Proceedings.     Except as set forth in Section 2.10 of the FNBM Disclosure Schedule, neither FNBM nor any FNBM Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNBM, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNBM, any FNBM Subsidiary or any FNBM Subsidiary employee as an agent of FNBM or any FNBM Subsidiary, (ii) to which FNBM or any FNBM Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNBM to perform under this Agreement in any material respect.

        Section 2.11    Compliance With Applicable Law.

        (a)   Except as set forth on Section 2.11 of the FNBM Disclosure Schedule, each of FNBM and each FNBM Subsidiary is, and since January 1, 2011 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither FNBM nor any FNBM Subsidiary has received any written notice to the contrary since January 1, 2011.

        (b)   FNBM and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on FNBM.

        (c)   Except as set forth on Section 2.11 of the FNBM Disclosure Schedule, since January 1, 2014, neither FNBM nor any FNBM Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that FNBM or any FNBM Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNBM or any FNBM Subsidiary; (iii) requiring or threatening to require FNBM or any FNBM Subsidiary, or indicating that FNBM or any FNBM Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FNBM or any FNBM Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNBM or any FNBM Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on FNBM, any FNBM Subsidiary, or any directors of FNBM (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FNBM nor any FNBM Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed in Section 2.11 of the FNBM Disclosure Schedule.

        Section 2.12    Employee and Director Benefit Plans.

        (a)   FNBM has previously made available to GNB true and complete copies of all employee or director benefit plans which FNBM, FNB Minersville or any FNBM Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in Section 2.12 of the FNBM Disclosure Schedule, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of FNBM, FNB Minersville or any FNBM Subsidiary and any beneficiaries thereof or other person, or with respect to which FNBM, FNB Minersville or any FNBM Subsidiary has or may have any obligation or liability, whether actual or contingent (the "FNBM Benefit Plans"), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

        (b)   Neither FNBM, FNB Minersville, any FNBM Subsidiary nor any pension plan maintained by FNBM or any FNBM Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to FNBM, FNB Minersville, or FNBM Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Section 2.12 of the FNBM Disclosure Schedule, with respect to each of such plans that is subject to Title IV of ERISA or any FNBM Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which FNBM or any of its ERISA Affiliates has any liability. FNBM has not provided nor is required to provide security to any plan maintained by FNBM or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither FNBM nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

        (c)   All FNBM Benefit Plans that are "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All FNBM Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

        (d)   To the Knowledge of FNBM, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FNBM or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to FNBM.

        (e)   FNBM and the FNBM Subsidiaries provide continuation coverage under existing group health plans for separating employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

        (f)    There are no current or pending or, to the Knowledge of FNBM, threatened audits or investigations by any governmental entity involving any FNBM Benefit Plan, and there are no current or pending or, to the Knowledge of FNBM, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the FNBM Benefit Plans), suits or proceedings involving any FNBM Benefit Plan and, to the Knowledge of FNBM, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

        (g)   FNBM has not contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (h)   All contributions required to be made under the terms of any FNBM Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on FNBM's consolidated financial statements to the extent required and in accordance with GAAP. FNBM has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To FNBM's Knowledge, neither any pension plan nor any single-employer plan of FNBM nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither FNBM nor an ERISA Affiliate has an outstanding funding waiver.

        (i)    None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will, except as set forth in Section 2.12 of the FNBM Disclosure Schedule, (i) entitle any current or former employee, consultant or director of FNBM, FNB Minersville, or FNBM Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the FNBM Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the FNBM Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC.

        (j)    All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each FNBM Benefit Plan. All required Tax Returns with respect to each FNBM Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

        (k)   FNBM does not maintain any FNBM Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

        (l)    Except as set forth in Section 2.12 of the FNBM Disclosure Schedule, to the Knowledge of FNBM, each FNBM Benefit Plan that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

        Section 2.13    Labor Matters.    FNBM is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FNBM the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel FNBM to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of FNBM, threatened, nor is FNBM aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 2.14    Brokers, Finders and Financial Advisors.     Except for FNBM's engagement of Ambassador Financial Group, Inc. in connection with the transactions contemplated by this Agreement, neither FNBM nor any FNBM Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Section 2.14 of the FNBM Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the FNBM Financials. Section 2.14 of the FNBM Disclosure Schedule shall contain as an exhibit the engagement letter between FNBM and Ambassador Financial Group, Inc.

        Section 2.15    Environmental Matters.

        (a)   To the Knowledge of FNBM, neither FNBM nor any FNBM Subsidiary, nor any properties owned or occupied by FNBM or any FNBM Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to FNBM. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of FNBM threatened or any investigation pending relating to the liability of FNBM or any FNBM Subsidiary with respect to any property owned or operated by FNBM or any FNBM Subsidiary under any Environmental Law.

        (b)   To the Knowledge of FNBM, no property, now or formerly owned or operated by FNBM or any FNBM Subsidiary or on which FNBM or any FNBM Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List ("NPL") under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System ("CERCLIS"), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against FNBM or any FNBM Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

        Section 2.16    Allowance for Loan Losses.    Except as disclosed on Section 2.16 of the FNBM Disclosure Schedule, the allowances for loan losses reflected, and to be reflected, in the FNBM Regulatory Reports and FNBM Financials, and shown, and to be shown, on the balance sheets contained in the FNBM Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria.

        Section 2.17    Related Party Transactions.    Except as disclosed in Section 2.17 of the FNBM Disclosure Schedule, FNBM is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FNBM (except any FNBM Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in Section 2.17 of the FNBM Disclosure Schedule, no loan or credit accommodation to any Affiliate of FNBM is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FNBM nor FNB Minersville has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FNB Minersville is inappropriate.

        Section 2.18    Loans.

        (a)   Each loan reflected as an asset in the FNBM Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FNBM.

        (b)   Section 2.18 of the FNBM Disclosure Schedule sets forth a listing, as of March 31, 2014, by account, of: (i) all loans (including loan participations) of FNB Minersville or any other FNBM Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of FNB Minersville or any other FNBM Subsidiary which have been terminated by FNB Minersville or any other FNBM Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified FNB Minersville or any other FNBM Subsidiary during the past twelve months of, or has asserted against FNB Minersville or any other FNBM Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of FNB Minersville, each borrower, customer or other party which has given FNB Minersville or any other FNBM Subsidiary any oral notification of, or orally asserted to or against FNB Minersville or any other FNBM Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as "Other Assets Especially Mentioned, "Substandard," "Doubtful," "Loss," "Classified," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by FNB Minersville or any FNBM Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of FNB Minersville have been classified in accordance with the loan policies and procedures of FNB Minersville.

        (c)   Except as set forth on Section 2.18 of the FNBM Disclosure Schedule, all loans receivable (including discounts) and accrued interest entered on the books of FNBM and the FNBM Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of FNBM's or the appropriate FNBM Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of FNBM and the FNBM Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by FNBM or the appropriate FNBM Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

        (d)   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

        (e)   Section 2.18 of the FNBM Disclosure Schedule sets forth, as of March 31, 2014, a schedule of all executive officers and directors of FNBM who have outstanding loans from FNBM or FNB Minersville, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

        (f)    To the Knowledge of FNBM, no shares of FNBM Common Stock were purchased with the proceeds of a loan made by FNBM or any FNBM Subsidiary.

        Section 2.19    FNBM Information.

        (a)   The information relating to FNBM and FNBM Subsidiaries to be provided by FNBM in the Joint Proxy Statement/Prospectus, the Registration Statement, any filing by GNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Joint Proxy Statement/Prospectus (except for such portions thereof as relate only to GNB or the GNB Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

        (b)   The information, relating to FNBM and FNBM's Subsidiaries to be provided by FNBM for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 2.20    "Well Capitalized".    FNB Minersville is "well capitalized" and to FNBM's Knowledge there has not been an event or occurrence since January 1, 2011 that could reasonably be expected to result in determination that FNB Minersville is not "well capitalized" as determined by the Bank Regulators.

        Section 2.21    Investment Securities.     Except as set forth on Section 2.21 of the FNBM Disclosure Schedule, to the Knowledge of FNBM, none of the investments reflected in the FNBM Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" and none of the investments made since January 1, 2011, that would be reflected in those headings if they occurred prior to January 1, 2011, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of FNBM to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on FNBM.

        Section 2.22    Equity Plans and Agreements.     Neither FNBM nor any other FNBM Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of FNBM or any FNBM Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in FNBM or any other FNBM Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in Section 2.22 of the FNBM Disclosure Schedule. Section 2.22 of the FNBM Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

        Section 2.23    Tax Matters.     At the date hereof, FNBM does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

        Section 2.24    Fairness Opinion.     The FNBM board of directors has received a written opinion from Ambassador Financial Group, Inc. (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by shareholders of FNBM pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

        Section 2.25    Intellectual Property.     FNBM and each FNBM Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of FNBM's or each of the FNBM Subsidiaries' business, and neither FNBM nor any FNBM Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. FNBM and each FNBM Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To FNBM's Knowledge, the conduct of the business of FNBM and each FNBM Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

        Section 2.26    Trust Accounts.     FNB Minersville has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. FNB Minersville has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary. Neither FNB Minersville, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        Section 2.27    State Takeover Statutes.     The approval of the Merger by the FNBM board of directors constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (a) the restrictions on transactions with "interested shareholders" (as defined in Section 2538 of the BCL) set forth in Section 2538 of the BCL, and (b) the restrictions on "business combinations" (as defined in Section 2554 of the BCL) set forth in Subchapter F of Chapter 25 of the BCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation, including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the BCL, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

        Section 2.28    Quality of Representations.     The representations made by FNBM in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GNB

        GNB hereby represents and warrants to FNBM that:

        Section 3.01    Organization.

        (a)   GNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. GNB is a bank holding company duly registered under the BHCA. GNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. GNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on GNB.

        (b)   Gratz Bank is a Pennsylvania state chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Gratz Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

        (c)   There are no GNB Subsidiaries other than GNB, Gratz Bank, and those identified on Section 3.01 of the GNB Disclosure Schedule.

        (d)   The deposits of Gratz Bank are insured by the FDIC to the extent provided in the FDIA.

        (e)   The respective minute books of GNB and Gratz Bank and each other GNB Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of GNB and each such GNB Subsidiary.

        (f)    Prior to the date of this Agreement, GNB has delivered to FNBM true and correct copies of the articles of incorporation and bylaws of GNB and the articles of incorporation and bylaws of Gratz Bank, each as in effect on the date hereof.

        Section 3.02    Capitalization.

        (a)   As of the date of this Agreement, the authorized capital stock of GNB consists of two million (2,000,000) shares of common stock, $5.00 par value ("GNB Common Stock"), of which 505,399 shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights. Except as provided on Section 3.02 of the GNB Disclosure Schedule, neither GNB nor Gratz Bank nor any other GNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of GNB Common Stock or any other security of GNB or any securities representing the right to vote, purchase or otherwise receive any shares of GNB Common Stock or any other security of GNB.

        (b)   The authorized capital stock of Gratz Bank consists of one hundred thousand (100,000) shares of common stock, par value of $10.00 per share ("Gratz Bank Common Stock"), of which fifteen thousand (15,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by GNB. Neither Gratz Bank nor any GNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any GNB Subsidiary or any other security of any GNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any GNB Subsidiary. Except as set forth in Section 3.02 of the GNB Disclosure Schedule, either GNB or Gratz Bank owns all of the outstanding shares of capital stock of each GNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

        (c)   Except as set forth in Section 3.02 of the GNB Disclosure Schedule, neither (i) GNB, nor (ii) any other GNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of GNB, Gratz Bank and GNB Subsidiaries, equity interests held by GNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of GNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by GNB or Gratz Bank with respect to any other company's capital stock or the equity of any other person.

        (d)   To the Knowledge of GNB, except as disclosed in Section 3.02 of the GNB Disclosure Schedule, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of GNB Common Stock.

        Section 3.03    Authority; No Violation.

        (a)   GNB has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the BCL and GNB's articles of incorporation and bylaws (the "GNB Shareholder Approval"), to consummate the transactions contemplated hereby. Gratz Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by GNB and the completion by GNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of GNB, except for the approval and adoption by the shareholders of GNB as required and under the BCL, and GNB's articles of incorporation and bylaws, no other corporate proceedings on the part of GNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GNB and, subject to (i) for the approval and adoption by the shareholders of GNB as required and under the BCL, and GNB's articles of incorporation and bylaws, (ii) approval and adoption by GNB as the sole shareholder of Gratz Bank, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, and (iv) the due and valid execution and delivery of this Agreement by FNBM, constitutes the valid and binding obligation of GNB enforceable against GNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        The Bank Plan of Merger, upon its execution and delivery by Gratz Bank subject to the execution and delivery of the Bank Plan of Merger by FNB Minersville, will constitute the valid and binding obligation of Gratz Bank, enforceable against Gratz Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)   The execution and delivery of this Agreement by GNB subject to, (i) the execution and delivery of the Bank Plan of Merger by Gratz Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and FNBM's and GNB's compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by GNB with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of GNB or any GNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GNB or any GNB Subsidiary or any of their respective properties or assets; or (C) except as set forth on Section 3.03 of the GNB Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of GNB or any GNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which GNB or any GNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on GNB or any GNB Subsidiary.

        Section 3.04    Consents.     Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholders of GNB under GNB's articles of incorporation and bylaws and by the GNB board of directors, (c) the approval and adoption of the Bank Plan of Merger by GNB as sole shareholder of Gratz Bank under applicable law, and (d) except as disclosed in Section 3.04 of the GNB Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by GNB, or the Bank Plan of Merger by Gratz Bank, and (ii) the completion by GNB of the transactions contemplated hereby or by Gratz Bank of the Bank Merger. As of the date hereof, GNB and Gratz Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of GNB or Gratz Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.05    Regulatory Reports; Financial Statements; Undisclosed Liabilities.

        (a)   GNB has previously made available to FNBM the GNB Regulatory Reports through March 31, 2014. Except as set forth on Section 3.05 of the GNB Disclosure Schedule, the GNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of GNB or Gratz Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

        (b)   GNB has previously delivered to FNBM the GNB Financials as of the date hereof and will deliver all the GNB Financials after the date hereof. Except as set forth on Section 3.05 of the GNB Disclosure Schedule, the GNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of GNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

        (c)   At the date of each balance sheet included in the GNB Financials or GNB Regulatory Reports, neither GNB nor Gratz Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such GNB Financials or GNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to GNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

        (d)   Except as set forth on Section 3.05 of the GNB Disclosure Schedule, the records, systems, controls, data and information of GNB and the GNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GNB or any GNB

Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.05(d). GNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to GNB, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to GNB, including its consolidated GNB Subsidiaries, is made known to the chief executive officer and the controller of GNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to GNB's outside auditors and the audit committee of GNB's board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect GNB's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GNB's internal control over financial reporting. These disclosures (if any) were made in writing by management to GNB's auditors and audit committee and a copy has previously been made available to FNBM.

        (e)   Since December 31, 2013, (i) neither GNB nor any of the GNB Subsidiaries nor, to the Knowledge of GNB, Gratz Bank, GNB, any director, officer, employee, auditor, accountant or representative of GNB or any of the GNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GNB or any of the GNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GNB or any of the GNB Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing GNB or any of the GNB Subsidiaries, whether or not employed by GNB or any of the GNB Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by GNB or Gratz Bank, or any of their respective officers, directors, employees or agents to the boards of directors of GNB or Gratz Bank or any committee thereof or to any director or officer of GNB or Gratz Bank.

        Section 3.06    Taxes.

        (a)   All income and other material or material in the aggregate Tax Returns required to have been filed by GNB and the GNB Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by GNB and the GNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

        (b)   There is no action, audit, dispute or claim now pending or proposed or threatened in writing against GNB or any of the GNB Subsidiaries in respect of Taxes. Except as set forth in Section 3.06 of the GNB Disclosure Schedule, neither GNB nor any of the GNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of GNB or the GNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of GNB with respect to Taxes other than for Taxes not yet due and payable.

        (c)   Each of GNB and the GNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

        (d)   Section 3.06 of the GNB Disclosure Schedule lists all Tax Returns filed by GNB or the GNB Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit. Except as set forth on Section 3.06 of the GNB Disclosure Schedule, neither GNB nor any of the GNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

        Section 3.07    Legal Proceedings.     Except as set forth in Section 3.07 of the GNB Disclosure Schedule, neither GNB nor Gratz Bank is a party to any, and there are no pending or, to the Knowledge of GNB threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against GNB, Gratz Bank or any GNB Subsidiary, (ii) to which GNB, Gratz Bank or any GNB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of GNB or Gratz Bank to perform under this Agreement in any material respect.

        Section 3.08    No Material Adverse Effect.     Except as set forth in Section 3.08 of the GNB Disclosure Schedule, neither GNB nor Gratz Bank has suffered any Material Adverse Effect since December 31, 2013.

        Section 3.09    Ownership of Property; Insurance Coverage.

        (a)   GNB and each of the GNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by GNB or any GNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the GNB Regulatory Reports and in the GNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a GNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the GNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Section 3.09 of the GNB Disclosure Schedule (collectively the "GNB Permitted Encumbrances"). GNB and the GNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by GNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section 3.09 of the GNB Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the GNB Financials.

        (b)   With respect to all agreements pursuant to which GNB or any GNB Subsidiary has purchased securities subject to an agreement to resell, if any, GNB or such GNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        (c)   GNB and the GNB Subsidiaries currently maintain insurance considered by GNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither GNB nor any GNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by GNB or any GNB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten (10) years GNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 3.10    Compliance With Applicable Law.

        (a)   Each of GNB and each GNB Subsidiary is, and since January 1, 2011 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither GNB nor any GNB Subsidiary has received any written notice to the contrary since January 1, 2011.

        (b)   Except as set forth in Section 3.10 of the GNB Disclosure Schedule, GNB and each of the GNB Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state, or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on GNB or Gratz Bank.

        (c)   Except as disclosed on Section 3.10 of the GNB Disclosure Schedule, since January 1, 2014, neither GNB nor any GNB Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that GNB or any GNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to GNB or any GNB Subsidiary; (iii) requiring or threatening to require GNB or any GNB Subsidiary, or indicating that GNB or any GNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of GNB or any GNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of GNB or any GNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither GNB nor any GNB Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on Section 3.10 of the GNB Disclosure Schedule.

        Section 3.11    Employee and Director Benefit Plans.

        (a)   Section 3.11 of the GNB Disclosure Schedule set forth all employee or director benefit plans which GNB, Gratz Bank or any GNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of GNB, Gratz Bank or any GNB Subsidiary and any beneficiaries thereof or other person, or with respect to which GNB, Gratz Bank or any GNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the "GNB Benefit Plans").

        (b)   Neither GNB, Gratz Bank, any GNB Subsidiary nor any pension plan maintained by GNB or any GNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under

Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to GNB, Gratz Bank, or GNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Section 3.11 of the GNB Disclosure Schedule, with respect to each of such plans that is subject to Title IV of ERISA or any GNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which GNB or any of its ERISA Affiliates has any liability. GNB has not provided nor is required to provide security to any plan maintained by GNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither GNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

        (c)   All GNB Benefit Plans that are "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. Except as set forth in Section 3.11 of the GNB Disclosure Schedule, all GNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

        (d)   To the Knowledge of GNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by GNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to GNB.

        (e)   GNB and the GNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

        (f)    There are no current or pending or, to the Knowledge of GNB, threatened audits or investigations by any governmental entity involving any GNB Benefit Plan, and there are no current or pending or, to the Knowledge of GNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the GNB Benefit Plans), suits or proceedings involving any GNB Benefit Plan and, to the Knowledge of GNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

        (g)   GNB has not contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (h)   All contributions required to be made under the terms of any GNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on GNB's consolidated financial statements to the extent required and in accordance with GAAP. GNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To GNB's Knowledge, neither any pension plan nor any single-employer plan of GNB nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither GNB nor an ERISA Affiliate has an outstanding funding waiver.

        (i)    Except as set forth in Section 3.11 of the GNB Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will, except as set forth in Section 3.11 of the GNB Disclosure Schedule, (i) entitle any current or former employee, consultant or director of GNB, Gratz Bank, or GNB Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the GNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the GNB Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC.

        (j)    All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each GNB Benefit Plan. All required Tax Returns with respect to each GNB Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

        (k)   GNB does not maintain any GNB Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

        (l)    Except as set forth in Section 3.11 of the GNB Disclosure Schedule, to the Knowledge of GNB, each GNB Benefit Plan that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

        Section 3.12    Labor Matters.     GNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel GNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of GNB, threatened, nor is GNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 3.13    Brokers, Finders and Financial Advisors.     Except for GNB's engagement of Cedar Hill Advisors, LLC and Boenning & Scattergood, Inc. in connection with the transactions contemplated by this Agreement, neither GNB nor any GNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Section 3.13 of the GNB Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the GNB Financials. Section 3.13 of the GNB Disclosure Schedule shall contain as an exhibit the engagement letters between GNB and Cedar Hill Advisors, LLC and Boenning & Scattergood, Inc.

        Section 3.14    Environmental Matters.

        (a)   To the Knowledge of GNB, neither GNB nor any GNB Subsidiary, nor any properties owned or occupied by GNB or any GNB Subsidiary is or has been in violation of or liable under any

Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to GNB. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of GNB threatened or any investigation pending relating to the liability of GNB or any GNB Subsidiary with respect to any property owned or operated by GNB or any GNB Subsidiary under any Environmental Law.

        (b)   To the Knowledge of GNB, no property, now or formerly owned or operated by GNB or any GNB Subsidiary or on which GNB or any GNB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against GNB or any GNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

        Section 3.15    Allowance for Loan Losses.     Except as disclosed on Section 3.15 of the GNB Disclosure Schedule, the allowances for loan losses reflected, and to be reflected, in the GNB Regulatory Reports and GNB Financials, and shown, and to be shown, on the balance sheets contained in the GNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria.

        Section 3.16    Related Party Transactions.     Neither GNB nor any GNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of GNB or any GNB Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features. Except as set forth in Section 3.16 of the GNB Disclosure Schedule, no loan or credit accommodation to any Affiliate of GNB is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither GNB nor Gratz Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Gratz Bank is inappropriate.

        Section 3.17    Loans.

        (a)   Each loan reflected as an asset in the GNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on GNB.

        (b)   Section 3.17 of the GNB Disclosure Schedule sets forth a listing, as of March 31, 2014, by account, of: (i) all loans (including loan participations) of Gratz Bank or any other GNB Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Gratz Bank or any other GNB Subsidiary which have been terminated by Gratz Bank or any other GNB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Gratz Bank or any other GNB Subsidiary during the past twelve months of, or has asserted against Gratz Bank or any other GNB Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Gratz Bank, each borrower, customer or other party which has given Gratz Bank or any other GNB Subsidiary any oral notification of, or orally asserted to or against Gratz Bank or any other GNB Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as "Other Assets Especially Mentioned, "Substandard," "Doubtful," "Loss," "Classified," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Gratz Bank or any GNB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of Gratz Bank have been classified in accordance with the loan policies and procedures of Gratz Bank.

        (c)   Except as set forth on Section 3.17 of the GNB Disclosure Schedule, all loans receivable (including discounts) and accrued interest entered on the books of GNB and the GNB Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of GNB's or the appropriate GNB Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of GNB and the GNB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by GNB or the appropriate GNB Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

        (d)   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

        Section 3.18    GNB Information.

        (a)   The information relating to GNB and GNB Subsidiaries to be provided by GNB in the Joint Proxy Statement/Prospectus, the Registration Statement, any filing by GNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Joint Proxy Statement/Prospectus (except for such portions thereof as relate only to FNBM or the FNBM Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

        (b)   The information, relating to GNB and GNB's Subsidiaries to be provided by GNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 3.19    "Well Capitalized".     Gratz Bank is "well capitalized" and to GNB's Knowledge there has not been an event or occurrence since January 1, 2011 that could reasonably be expected to result in determination that Gratz Bank is not "well capitalized" as determined by the Bank Regulators.

        Section 3.20    Equity Plans and Agreements.     Neither GNB nor any other GNB Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of GNB or any GNB Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in GNB or any other GNB Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in Section 3.20 of the GNB Disclosure Schedule. Section 3.20 of the GNB Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

        Section 3.21    Intellectual Property.     GNB and each GNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of GNB's or each of the GNB Subsidiaries' business, and neither GNB nor any GNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. GNB and each GNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To GNB's Knowledge, the conduct of the business of GNB and each GNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

        Section 3.22    Financing.     At the Effective Time, GNB will have available cash sufficient to pay the amounts required to be paid to FNBM shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

        Section 3.23    Tax Matters.     At the date hereof, GNB does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

        Section 3.24    Fairness Opinion.     GNB has received an oral opinion from Boenning & Scattergood, Inc. to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the GNB shareholders.

        Section 3.25    Quality of Representations.     The representations made by GNB in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

 ARTICLE IV
COVENANTS OF THE PARTIES

        Section 4.01    Conduct of FNBM's Business.

        (a)   From the date of this Agreement to the Closing Date, FNBM and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of the other party. FNBM will use its best efforts, and will cause each of its Subsidiaries to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by GNB in writing or as permitted, required, or contemplated, by this Agreement, or as set forth on Section 4.01 of the FNBM Disclosure Schedule, FNBM will not, and will not permit any Subsidiary to:

          (i)  amend or change any provision of its articles of incorporation or bylaws;

         (ii)  change the number of authorized or issued shares of its capital stock or issue any shares or securities;

        (iii)  issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

        (iv)  grant any severance or termination pay or benefits to, or enter into any new, renew or amend any offer, employment, consulting, severance, "change in control" or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with FNBM or any FNBM Subsidiary;

         (v)  increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that FNBM or any FNBM Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses of up to $40,000, in the aggregate, to certain employees, independent contractors, and management consultants and in such timing and amounts as consented to by GNB, such consent not to be unreasonably withheld; (x) as of the earlier to occur of December 15, 2014 and the Effective Time, a bonus to all employees equal to one week's base compensation, which shall not exceed $17,000, in the aggregate; (y) in the event that Closing has not occurred prior to January 1, 2015, a merit increase to non-executive officer employees (including its Corporation Treasurer) of not more than 2.0% of the aggregate compensation paid to such employees and as consented to by GNB, such consent not to be unreasonably withheld by GNB; and (z) as otherwise required by applicable law;

        (vi)  merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

       (vii)  sell or otherwise dispose of any capital stock;

      (viii)  make any sale, assignment, transfer, pledge, hypothecation or other disposition of, or incurrence of any lien with respect to, any assets having a book or market value, whichever is greater, in the aggregate in excess of $50,000, other than pledges of assets to secure Federal Home Loan Bank advances, customer repurchase agreements, government deposits, or as required in the exercise of trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, or sale of any security for its investment portfolio, in each case, in the ordinary course of business and consistent with past practice;

        (ix)  take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

         (x)  change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

        (xi)  waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

       (xii)  implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, materially amend any existing plan or arrangement, except in accordance with this Agreement;

      (xiii)  purchase any securities other than (i) Federal Home Loan Bank or Federal Farm Credit Bank obligations or other securities having the full faith and credit of the United States, and (ii) having a face amount of not more than three hundred thousand dollars ($300,000) with a duration of three (3) years or less;

      (xiv)  materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and FNBM lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

       (xv)  enter into, renew, extend or modify any other transaction with any Affiliate;

      (xvi)  change deposit or loan rates, other than in the ordinary course of business consistent with past practice;

     (xvii)  enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

    (xviii)  except for the execution of this Agreement, take any action that would give rise to a right of a continuing payment to any individual under any agreement;

      (xix)  make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

       (xx)  enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or June 30, 2015;

      (xxi)  enter into, grant, approve or extend any (Y) loan, credit facility, line of credit, letter of credit or other extension of credit ("Loan") that does not qualify as a Residential Credit Extension (as defined below) that would result in a new credit exposure or an increase in an existing credit exposure to a single "borrower" (as that term is defined in 12 C.F.R. Part 32) in excess of three hundred thousand dollars ($300,000); or (Z) Loan for an owner occupied residence (a "Residential Credit Extension") that would result in a credit exposure in excess of the then Federal Housing Finance

Agency ("FHFA") jumbo loan limit in the aggregate to a single "borrower" (as that term is defined in 12 C.F.R. Part 32);

     (xxii)  make any individual capital expenditure of $25,000 or more; or

    (xxiii)  agree to do any of the foregoing.

        Section 4.02    Access; Confidentiality.

        (a)   From the date of this Agreement through the Closing Date, FNBM shall afford to, and shall cause each FNBM Subsidiary to afford to, GNB and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of FNBM will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

        (b)   GNB agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of FNBM. FNBM shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

        (c)   Except as specifically set forth herein, FNBM and GNB mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

        Section 4.03    Regulatory Matters and Consents.

        (a)   For the purposes of (x) registering GNB Common Stock to be offered to holders of FNBM Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the respective shareholder meetings, GNB shall prepare the Registration Statement, and FNBM and GNB shall jointly draft and prepare a Joint Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act. FNBM and GNB shall use their commercially reasonable best efforts to obtain FNBM Financial Statements and GNB Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement. The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC as soon as practicable after the date hereof. FNBM and GNB shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of FNBM and GNB shall thereafter promptly mail the Joint Proxy Statement/Prospectus to their respective shareholders. FNBM and GNB shall use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

        (b)   Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. FNBM and GNB agree to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of FNBM Common Stock and GNB Common Stock entitled to vote at the respective shareholders meetings at the earliest practicable time.

        (c)   FNBM and GNB shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Joint Proxy Statement/Prospectus that corrects such misstatement or omission, and GNB shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Joint Proxy Statement/Prospectus to their respective shareholders.

        (d)   In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 4.03, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the "Regulatory Materials"), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FNBM and GNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to FNBM or GNB, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

        (e)   Notwithstanding anything to the contrary in Section 4.03(d), in no event shall FNBM or GNB be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNBM or GNB (any of which, a "Materially Burdensome Regulatory Condition").

        (f)    FNBM and GNB will use their commercially reasonable best efforts to ensure that the information relating to FNBM and GNB that is provided by FNBM and GNB, as applicable, for inclusion in the Joint Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        Section 4.04    Taking of Necessary Action.     GNB and FNBM shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

        Section 4.05    Indemnification; Insurance.

        (a)    Indemnification.     For a period of six (6) years after the Effective Time, GNB shall, unless restricted or not permitted by law, statute, or regulatory order or pronouncement (including 12 CFR Part 359), indemnify each person entitled to indemnification formerly from and of FNBM and/or FNB Minersville against all indemnifiable liability arising out of actions or omissions occurring at or prior to the Effective Time, under GNB's articles of incorporation and bylaws. Provided, however, GNB shall not be required to indemnify directors and officers of FNBM and/or FNB Minersville against civil monetary penalties, or fines, imposed or levied by any Bank Regulators, including but not limited to payments prohibited under 12 CFR Part 359.

        (b)    Insurance.     GNB shall make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the FNBM directors' and officers' liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the FNBM insurance policies for a period of six (6) years after the Effective Time; provided, however, that GNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 150% of the annual premium payment as of December 31, 2013, under FNBM's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, GNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

        (c)    Assumption.     In the event that at or after the Effective Time, GNB or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

        Section 4.06    No Other Bids and Related Matters.    So long as this Agreement remains in effect, FNBM shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. FNBM will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than GNB and the GNB Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.06. FNBM will notify GNB orally (within two days) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of FNBM may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the respective board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would constitute a breach of their fiduciary duties.

        Section 4.07    Duty to Advise; Duty to Update Disclosure Schedule.    Each of FNBM and GNB shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. FNBM and GNB shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) or 5.02(c).

        Section 4.08    Current Information.

        (a)    Ongoing Communications.     During the period from the date of this Agreement to the Effective Time, FNBM and GNB shall, cause one or more of its designated representatives to confer on a weekly or such other basis as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, FNBM shall provide to GNB a FNB Minersville balance sheet and statement of operations, without related notes, and a FNBM general ledger for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, FNBM will deliver to GNB its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, FNBM will deliver to GNB its annual report.

        (b)    Board Minutes.     FNBM shall provide to GNB a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

        (c)   During the period commencing on the date of this Agreement and ending on the Effective Time, FNBM, within fifteen (15) days after the end of each calendar month, shall provide to GNB, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

        (d)   During the period commencing on the date of this Agreement and ending on the Effective Time, FNBM, within fifteen (15) days of the end of each month, shall provide to GNB a written list of (i) all loans classified by it or any regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List," or any other classification of similar import (ii) all commercial and mortgage loans classified as "non-accrual," and (iii) all commercial loans classified as "in substance foreclosed."

        Section 4.09    Phase I Environmental Audit.     FNBM shall permit GNB to the extent it so elects within sixty (60) days of the date of this Agreement, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by FNBM or any of its Subsidiaries on the date hereof.

        Section 4.10    Shareholders Meetings.

        (a)   FNBM and GNB shall promptly take all action necessary to properly call, convene and hold a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon a proposal to approve and adopt this Agreement and the transactions contemplated hereby. The respective board of directors will recommend that the respective shareholders of FNBM and GNB approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to the other party hereto such favorable recommendation; provided, however, that the board of directors of FNBM and GNB may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would constitute a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

        (b)   FNBM and GNB may postpone or adjourn its respective shareholders meeting to the extent it reasonably believes is necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus is provided sufficiently in advance of a shareholder vote on this Agreement and the Merger.

        Section 4.11    Public Announcements.     Each of FNBM and GNB shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

        Section 4.12    Maintenance of Insurance.     From the date hereof until the Effective Time, FNBM and GNB shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

        Section 4.13    Maintenance of Books and Records.     From the date hereof until the Effective Time, FNBM and GNB shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

        Section 4.14    Taxes.     FNBM and GNB shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among FNBM and its Subsidiaries, shall be terminated as of the Effective Time.

        Section 4.15    Employee Benefits.

        (a)   GNB or its Subsidiaries shall: (i) provide FNBM's and FNB Minersville's employees who become employees of GNB or its Subsidiaries credit for all years of service with FNBM or any of its

Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by FNB Minersville employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of GNB after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. GNB and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of FNBM's current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). FNBM or its Subsidiary shall amend, freeze, merge or terminate any FNBM Benefit Plan effective before the Effective Time at the request of GNB, provided any such action shall be in compliance with applicable laws.

        (b)   Nothing in this Section 4.15, express or implied shall require GNB to maintain any specific benefit plan of FNBM or to guarantee employment of any employee for any period of time after the Effective Time.

        Section 4.16    System Conversion.     FNBM shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith not to exceed Thirty Thousand Dollars ($30,000) without notification to GNB.

        Section 4.17    Bank Name.     For three (3) years after the Effective Time the former FNB Minersville branch will be referred to as "The First Bank of Minersville, a division of The Gratz Bank" unless the board of directors of GNB shall determine otherwise upon the approval of at least eighty percent (80%) of the GNB board of directors.

        Section 4.18    FNBM Nominees.     Dr. Jack A. Aughenbaugh, Jr. and Bruce L. Lord, Sr. (the "FNBM Nominees") shall be appointed to the GNB board of directors. GNB shall waive any applicable age restrictions in its bylaws in order for Bruce L. Lord, Sr. to satisfy the age requirement to serve on the GNB board of directors. In the event that prior to the Effective Time, any of the FNBM Nominees is unable or unwilling to serve in such position, the FNBM board of directors shall designate another person, subject to the mutual written agreement of GNB and qualification under the articles of incorporation and bylaws of GNB, subject to this Section 4.18. Mr. Aughenbaugh, or the substitute designee shall be appointed to Class B and Mr. Lord or the substitute designee shall be appointed to Class C, each to serve in accordance with the terms of such class and bylaws of GNB.

        Section 4.19    Severance.     GNB shall and shall cause Gratz Bank to use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, GNB agrees to and agrees to cause Gratz Bank to provide severance pay, as set forth below, to any active employee of FNBM or any FNBM Subsidiary whose employment is terminated prior to or within twelve (12) months after the Effective Time as a result of the transaction contemplated herein if (i) such employee's position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay) with GNB or any GNB Subsidiary, excluding any employee (i) who is being paid under an existing employment, change in control agreement or other agreement, (ii) whose employment is terminated for cause, or (iii) who voluntarily leaves employment with FNBM or FNB Minersville. The severance pay to be provided by GNB as applicable under this subsection shall equal two (2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated employees will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980(f) or 40 P.S. § 756.2 et seq. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, GNB or the GNB Subsidiaries will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that GNB or GNB's Subsidiaries pays the employer's share of health coverage.

        Section 4.20    Compliance with Regulatory Agreements.     FNBM and FNB Minersville shall comply in all respects with the terms of the Regulatory Agreements from the date of this Agreement through the Effective Time, and FNBM and FNB Minersville shall promptly provide to GNB copies of all correspondence and reports received by FNBM or FNB Minersville from any Bank Regulator or submitted by FNBM or FNB Minersville to any Bank Regulator in connection with the Regulatory Agreements.

        Section 4.21    GNB Written Fairness Opinion.     GNB shall receive a written opinion from Boenning & Scattergood, Inc. to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the GNB shareholders within 10 business days of the date of this Agreement.

ARTICLE V
CONDITIONS

        Section 5.01    Conditions to Obligations of FNBM under this Agreement.     The obligations of FNBM and FNB Minersville hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNBM and FNB Minersville pursuant to Section 7.03 hereof:

        (a)    Approval by Shareholders.     This Agreement shall have been approved and adopted by the shareholders of FNBM by such vote as is required by the BCL and FNBM's articles of incorporation and bylaws and by the shareholders of GNB by such vote as is required by the BCL and GNB's articles of incorporation and bylaws.

        (b)    Representations and Warranties.     The representations and warranties of GNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. FNBM shall have received a certificate signed on behalf of GNB by the Chief Executive Officer and Controller of GNB to the foregoing effect.

        (c)    Performance of Obligations of GNB.     GNB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and FNBM shall have received a certificate signed on behalf of GNB by the Chief Executive Officer and the Controller of GNB to the foregoing effect.

        (d)    Approvals of Governmental Entities.     Procurement by FNBM, FNB Minersville, GNB, and Gratz Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of FNBM determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of FNBM, GNB, FNB Minersville, and Gratz Bank.

        (e)    No Injunction.     There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

        (f)    Third Party Consents.     FNBM and FNB Minersville shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger to be consummated without the violation of any material agreements.

        (g)    No Material Adverse Change.     No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of GNB or the GNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to GNB.

        (h)    Tax Opinion.     FNBM shall have received an opinion of Rhoads & Sinon LLP, special counsel to FNBM, dated the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of FNBM, GNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

        (i)    Registration Statement.     The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by FNBM's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

        Section 5.02    Conditions to Obligations of GNB under this Agreement.     The obligations of GNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by GNB pursuant to Section 7.03 hereof:

        (a)    Approval by Shareholders.     This Agreement shall have been approved and adopted by the shareholders of FNBM by such vote as is required by the BCL and FNBM's articles of incorporation and bylaws and by the shareholders of GNB by such vote as is required by the BCL and GNB's articles of incorporation and bylaws.

        (b)    Representations and Warranties.     The representations and warranties of FNBM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. GNB shall have received a certificate signed on behalf of FNBM by the Chief Executive Office and Chairman of the Board of FNBM to the foregoing effect.

        (c)    Performance of Obligations of FNBM.     FNBM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GNB shall have received a certificate signed on behalf of FNBM by the Chief Executive Office and Chairman of the Board of FNBM to the foregoing effect.

        (d)    Approvals of Governmental Entities.     Procurement by GNB, Gratz Bank, FNBM and FNB Minersville of all requisite approvals and consents of all Governmental Entities, including approval for Gratz Bank to exercise trust and fiduciary powers and authority, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of GNB determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to GNB of the transactions contemplated hereby, the business or financial conditions of GNB on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of GNB, FNBM, Gratz Bank, FNB Minersville and any other GNB or FNBM Subsidiary.

        (e)    No Injunction.     There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

        (f)    Third Party Consents.     GNB and Gratz Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger to be consummated without the violation of any material agreement.

        (g)    No Material Adverse Change.     No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of FNBM or the FNBM Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

        (h)    Tax Opinion.     GNB shall have received an opinion of Bybel Rutledge LLP, special counsel to GNB, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of FNBM, GNB, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

        (i)    Dissenting Shares.     No more than ten percent (10%) of the issued and outstanding shares of FNBM Common Stock shall be Dissenting Shares.

        (j)    Litigation, Penalties, Costs and Fines.     No litigation shall have been filed against FNBM, FNB Minersville, or their directors or officers which remains unresolved or unsettled which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon FNBM, FNB Minersville or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

        (k)    Registration Statement.     The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by GNB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

        (l)    Affiliates Letter.     GNB shall have received an Affiliate letter from each of the FNBM Nominees, which letter shall be in customary form and have such other provisions as GNB may reasonably require.

ARTICLE VI
TERMINATION, WAIVER AND AMENDMENT

        Section 6.01    Termination.     This Agreement may be terminated on or at any time prior to the Closing Date:

        (a)   By the mutual written consent of the parties hereto;

        (b)   By GNB or FNBM:

            (i)  if the Closing Date shall not have occurred on or before April 1, 2015, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

           (ii)  if either party has received a final unappealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 5.01 or 5.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

        (c)   by FNBM in writing if GNB has, or by GNB in writing if FNBM has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by GNB would have a Material Adverse Effect on GNB or in the case of a breach by FNBM would have a Material Adverse Effect on FNBM, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

        (d)   by either GNB or FNBM if either party's shareholder meeting shall have occurred and such party's shareholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of the party whose shareholders failed to approve and adopt this Agreement shall have withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of this Agreement and the transactions contemplated thereby; or

        (e)   by either GNB or FNBM if FNBM's board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement may constitute a breach of their fiduciary duties; provided however, that this Agreement may be terminated pursuant to this Section 6.01(e) only after the fifth business day following written notice to GNB (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising GNB that FNBM is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle FNBM to terminate this Agreement pursuant to this Section 6.01(e) or any other provision of this Agreement) and only if (i) during such five (5) business day period, FNBM has caused its financial and legal advisors to negotiate with GNB in good faith (to the extent GNB chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of FNBM no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) FNBM has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by GNB and further provided that such termination shall not be effective until FNBM has paid the FNBM Termination Fee to GNB.

        (f)    By GNB if the aggregate amount of the FNBM Delinquent Loans as of the last business day of the month prior to the Closing Date is greater than ten percent (10%) of the aggregate amount of all outstanding FNBM loans as of the last business day of the month prior to the Closing Date.

        Section 6.02    Effect of Termination.     If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of GNB or FNBM to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VII
MISCELLANEOUS

        Section 7.01    Expenses.

        (a)   Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

        (b)   If (i) this Agreement is terminated by either party pursuant to Section 6.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses shall constitute an exclusive remedy for any termination pursuant to Section 6.01(c) and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to this Agreement, except where such termination is due to a willful breach of a representation or covenant of the other party, in which case the payment of Expenses shall not be an exclusive remedy, but shall be cumulative, and the non-breaching party shall be free to pursue any and all other rights and remedies available at law or equity.

        (c)   If FNBM fails to complete the Merger after the occurrence of one of the following events, and GNB shall not be in material breach of this Agreement, FNBM shall within one (1) business day of the event, pay GNB by wire transfer of immediately available funds a fee of Six Hundred Thousand Dollars ($600,000) (the "FNBM Termination Fee"):

            (i)  FNBM terminates this Agreement pursuant to Section 6.01(e) hereof;

           (ii)  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than GNB, Gratz Bank, or an Affiliate of GNB, enters into an agreement, letter of intent or memorandum of understanding with FNBM or any FNBM Subsidiary which relates to an Acquisition Proposal;

          (iii)  FNBM authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

          (iv)  the FNBM shareholders vote but fail to approve and adopt this Agreement at the FNBM meeting of shareholders or the FNBM meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

            (A)  the FNBM board of directors shall have recommended that the shareholders of FNBM approve or accept an Acquisition Proposal with any Person other than GNB, Gratz Bank, or an Affiliate of GNB; or

            (B)  FNBM shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the FNBM meeting of shareholders in accordance with Section 4.10;

  And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than GNB, Gratz Bank, or an Affiliate of GNB, and (2) in the instance where the FNBM shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the FNBM shareholders meeting.

        Section 7.02    Non-Survival.     All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(h),(i),(j),(k), 4.02, 4.05, and 4.15 through 4.19 and 7.01(b), hereof, which shall survive the Merger, shall terminate at the Effective Time.

        Section 7.03    Amendment, Extension and Waiver.     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of FNBM or GNB have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of FNBM Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of FNBM or GNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of FNBM and GNB and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 7.04    Entire Agreement.     This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

        Section 7.05    No Assignment.     Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 7.06    Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

  (a)
  If to GNB, to:

    GNB Financial Services, Inc.
    Market Street
    PO Box 159
    Gratz, PA 17030

    Attention:        Wesley M. Weymers, President and Chief Executive Officer
    Telecopy No.:  717-365-3902
    Email:               wweymers@gratzbank.com

    With copy to:

    Bybel Rutledge LLP
    1017 Mumma Road, Suite 302
    Lemoyne, PA 17043

    Attention:        Nicholas Bybel, Jr., Esquire
                              Nicole S. Kaylor, Esquire

    Telecopy No.:  717-731-8205
    Email:               bybel@bybelrutledge.com
                              kaylor@bybelrutledge.com

  (b)
  If to FNBM, to:

    FNBM Financial Corporation
    260 Sunbury Street
    Minersville, PA 17954-1346

    Attention:        Bruce L. Lord, President and Chief Executive Officer
    Telecopy No.:  570-544-4726
    Email:               BLord@fnbminersville.com

    With copy to:

    Rhoads & Sinon LLP
    PO Box 1146
    12th Floor
    Harrisburg, PA 17108-1146

    Attention:        Charles J. Ferry, Esquire
    Telecopy No.:  717-231-6631
    Email:               cferry@rhoads-sinon.com

        Section 7.07    Captions.     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 7.08    Counterparts.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

        Section 7.09    Severability.     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

        Section 7.10    Alternative Structure.     Notwithstanding any provision of this Agreement to the contrary, GNB may at any time modify the structure of the acquisition of FNBM set forth herein, provided that (a) Merger Consideration to be paid to the holders of FNBM Common Stock is not thereby changed in kind or reduced in an amount as a result of such modification, (b) such modification will not materially delay or jeopardize receipt of any required approvals of any Governmental Entity, and (c) such modification does not otherwise cause any of the conditions set forth in Article V not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

        Section 7.11    Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GNB FINANCIAL SERVICES INC.
/s/ CINDY L. SHADE	By	/s/ WESLEY M. WEYMERS Wesley M. Weymers President and Chief Executive Officer
ATTEST:	FNBM FINANCIAL CORPORATION
ANNETTE Q. MERLINO	By	/s/ BRUCE L. LORD Bruce L. Lord President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

FORM OF FNBM FINANCIAL CORPORATION LETTER AGREEMENT

July     , 2014

GNB Financial Services, Inc.
32 West Market Street
PO Box 159
Gratz, PA 17030
Ladies and Gentlemen:

        GNB Financial Services, Inc. ("GNB") and FNBM Financial Corporation ("FNBM") are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of July 2, 2014 (the "Agreement").

        Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein FNBM will merge with and into GNB, with GNB surviving the merger (the "Merger").

        I understand that GNB is requiring, as an inducement to its execution and delivery to FNBM of the Agreement, that I execute and deliver to GNB this Letter Agreement.

        Intending to be legally bound hereby, I irrevocably agree and represent as follows:

          1.     I agree to be present (in person or by proxy) at all meetings of shareholders of FNBM called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of FNBM common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my "Covered Shares") will be counted for the purpose of determining the presence of a quorum at such meetings.

          2.     I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my commercially reasonable efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

          3.     I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

          4.     Through the earlier of (a) the receipt of the requisite approval of the Agreement and the transactions contemplated thereby by the shareholders of FNBM, or (b) termination of the Agreement in accordance with its terms, I agree not to offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

          5.     I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

          6.     GNB recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

          7.     I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

          8.     Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore GNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

        The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of FNBM, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of FNBM or FNB Minersville. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of FNBM or FNB Minersville.

        This Letter Agreement shall be effective upon acceptance by GNB. Nothing herein shall be deemed to vest in GNB any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of FNBM.

        This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to GNB's rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,
Witness:	Name

Number of pledged Covered Shares, if any

Accepted:
GNB FINANCIAL SERVICES, INC.
By:	Wesley M. Weymers President and Chief Executive Officer

Exhibit B

FORM OF
BANK PLAN OF MERGER

between

THE FIRST NATIONAL BANK OF MINERSVILLE

and

THE GRATZ BANK

        This Bank Plan of Merger (the "Bank Plan of Merger") is made as of this 2nd day of July, 2014, between The First National Bank of Minersville, a national banking association ("FNB Minersville") and The Gratz Bank, a Pennsylvania banking institution ("Gratz Bank") (the two parties sometimes collectively referred to as the "Constituent Banks").

        WHEREAS, FNB Minersville is a wholly-owned subsidiary of FNBM Financial Corporation, a Pennsylvania corporation ("FNBM") and Gratz Bank is a wholly-owned subsidiary of GNB Financial Services, Inc., a Pennsylvania corporation ("GNB"); and

        WHEREAS, GNB and FNBM have entered into an Agreement and Plan of Merger, dated as of July 2, 2014 (the "Agreement"), providing for, among other things, the execution of this Bank Plan of Merger and the merger of FNB Minersville with and into Gratz Bank in accordance with the terms and conditions hereinafter set forth (the "Bank Merger") immediately following the merger of FNBM into GNB pursuant to the Agreement.

        NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

        1.1    The Merger.     At the Effective Time, as hereinafter defined, FNB Minersville shall be merged with and into Gratz Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"); the separate existence of FNB Minersville shall cease; and Gratz Bank shall be the surviving bank (the "Surviving Bank"), in accordance with this Bank Plan of Merger. The "Effective Time" shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed by the Pennsylvania Department of State, or at such time as may be specified in such articles of merger. In no event, however, will the Bank Merger be effective until all of the following events have taken place: (a) the merger of FNBM into GNB shall have been consummated; (b) the sole shareholders of Gratz Bank and FNB Minersville shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

        1.2.    Name.     The name of the Surviving Bank shall be "The Gratz Bank" and the location of its principal office shall be 32 West Market Street, PO Box 199 Market Street, Gratz, Pennsylvania 17030.

        1.3    Articles of Incorporation.     At the Effective Time, the articles of incorporation of Gratz Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank.

        1.4    Bylaws.     At the Effective Time, the bylaws of Gratz Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank.

        1.5    Effect of Bank Merger.     At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the

Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

        1.6    Continuation in Business.     The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of FNB Minersville's and Gratz Bank's present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

        1.7    Directors.     On the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be ten (10) and shall be named in the Articles of Merger.

        1.8    Officers.     The officers of the Surviving Bank shall be:

President:	Wesley M. Weymers
Secretary:	Cindy L. Shade
Treasurer:	Charles Masser

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

        1.9    Employees.     At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2.    CONVERSION OF SHARES.

        The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

        2.1    Stock of Gratz Bank.     The shares of common stock of Gratz Bank, $1.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of Gratz Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

        2.2    Stock of FNB Minersville.     Each share of common stock, par value $5.00 per share, of FNB Minersville issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

        2.3    Treasury Stock.     Each share of common stock, par value $5.00 per share, of FNB Minersville held as a treasury share immediately prior to the Effective Time, if any, shall thereupon and without notice be canceled.

        2.4    Dissenter' Rights.     Shareholders of the Constituent Banks shall be entitled to exercise the rights, if any, provided in Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988 with respect to this Bank Plan of Merger.

 SECTION 3.    MISCELLANEOUS.

        3.1    Conditions.     The obligations of FNB Minersville and Gratz Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

        3.2    Termination and Amendment.     This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

        3.3    Notices.     Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

        3.4    Captions.     The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

        3.5    Counterparts.     This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

        3.6    Severability.     If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        3.7    Governing Law.     This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[signature page immediately follows]

        IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	THE FIRST NATIONAL BANK OF MINERSVILLE
By
Bruce L. Lord
President and Chief Executive Officer
ATTEST:	THE GRATZ BANK
By
Wesley M. Weymers
President and Chief Executive Officer

Exhibit C

        For each dollar of FNBM Delinquent Loans as of the Measurement Date over five percent (5%) of the aggregate amount of all outstanding FNMB loans as of the same date:

  (i)
  The Stock Consideration shall be reduced by .000000141; and

  (ii)
  The Cash Consideration shall be reduced by $0.0000082

Exhibit D

        The Stock Consideration shall be adjusted to the quotient of:

  (a)
  $13,421,942.10 less the difference between $11,000,000 and the FNBM Shareholders Equity; divided by (b) the number of shares of FNBM Common Stock outstanding; divided by (c) $58.

        The Cash Consideration shall be adjusted to the quotient of:

  (a)
  $13,421,942.10 less the difference between $11,000,000 and the FNBM Shareholders Equity; divided by (b) the number of shares of FNBM Common Stock outstanding.

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of October 7, 2014 (this "Amendment"), amends, supplements and modifies that certain Agreement and Plan of Merger dated as of July 2, 2014 (the "Agreement"), and is made by and between GNB Financial Services, Inc. ("GNB") and FNBM Financial Corporation ("FNBM")(each a "Party", all parties are collectively referred to as the "Parties").

BACKGROUND

        A.    All capitalized terms used in this Amendment that are not otherwise defined shall have the same respective meanings as assigned to those terms in the Agreement.

        B.    The Parties are party to the Agreement, pursuant to which FNBM will merge with and into GNB upon the terms and conditions of the Agreement.

        C.    The boards of directors of FNBM and GNB, have each duly, as required by law and the Agreement, approved and adopted the execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties intending to be legally bound hereby, do agree as follows:

        1.    Amendment to Section 1.02(j).    Section 1.02(j) of the Agreement is hereby amended and modified to read in full and its entirety:

          (j)    Allocation.    All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of FNBM Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

            (i)    Aggregate Stock Consideration Overelected.    If the number of Stock Election Shares exceeds sixty percent (60%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, then:

              (A)  All Cash Election Shares (subject to Section 1.02(g)(v) with respect to Dissenting FNBM Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration;

              (B)  The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(j)(v) below, a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the number of Stock Election Shares, excluding the Reallocated Cash Shares, shall equal sixty percent (60%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, and the Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

              (C)  The Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

            (ii)    Aggregate Stock Consideration Less than Sixty Percent (60%); Greater than Fifty Percent (50%).    If the number of Stock Election Shares is less sixty percent (60%) and greater than fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, then:

              (A)  All Cash Election Shares (subject to Section 1.02(g)(v) with respect to Dissenting FNBM Shares) and No Election Shares shall be converted into the right to receive the Cash Consideration; and

              (B)  All Stock Election Shares shall be converted into the right to receive the Stock Consideration.

            (iii)    Aggregate Stock Consideration Less than Fifty Percent (50%); Aggregate Cash Consideration Less than or Equal to Fifty Percent (50%).    If the number of Stock Election Shares is less than fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time and the number of Cash Election Shares (including for these purposes the number of any Dissenting FNBM Shares) plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(g)(v) is less than or equal to fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, then:

              (A)  All Stock Election Shares shall be converted into the right to receive the Stock Consideration;

              (B)  All Cash Election Shares (subject to Section 1.02(g)(v) with respect to Dissenting FNBM Shares) shall be converted into the right to receive the Cash Consideration; and

              (C)  The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(j)(v) below, a sufficient number of No Election Shares (excluding Dissenting FNBM Shares) into Cash Election Shares ("Reallocated No Election Shares") such that the number of No Election Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, plus the Cash Election Shares (including for these purposes the number of Dissenting FNBM Shares) shall equal fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, and the Reallocated No Election Shares will be converted into the right to receive the Cash Consideration. All remaining No Election Shares which are not Reallocated No Election Shares shall be converted into the right to receive Stock Consideration.

            (iv)    Aggregate Cash Consideration Overelected.    If the number of Cash Election Shares, (including for these purposes the number of any Dissenting FNBM Shares), plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 1.02(g)(v) exceeds fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, then:

              (A)  All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration;

              (B)  The Exchange Agent shall convert, on a pro rata basis described in Section 1.02(j)(v) below, a sufficient number of Cash Election Shares (excluding Dissenting FNBM Shares) into Stock Election Shares ("Reallocated Stock Shares") such that the number of Cash Election Shares, excluding the Reallocated Stock Shares, plus the aggregate number of shares with respect to which cash is paid in lieu of fractional shares, shall equal fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding on the Effective Time, and the Reallocated Stock Shares will be converted into the right to receive the Stock Consideration; and

              (C)  The Cash Election Shares (subject to Section 1.02(g)(v) with respect to Dissenting FNBM Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

            (v)    Pro Rata Reallocations.    If the Exchange Agent is required pursuant to Section 1.02(j)(i)(B) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares in accordance with the number of Stock Election Shares held by such holder. If the Exchange Agent is required pursuant to Section 1.02(j)(iii)(B) to convert some No Election Shares into Reallocated No Election Shares, each holder of No Election Shares shall be allocated a pro rata portion of the total Reallocated No Election Shares in accordance with the number of No Election Shares held by such holder. If the Exchange Agent is required pursuant to Section 1.02(j)(iv)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares in accordance with the number of Cash Election Shares held by such holder.

            (vi)    Exchange Agent Discretion.    In order to ensure that the limits specified with respect to the aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(j) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

            (vii)    Superseding Allocation to Comply with Tax Requirements.    Notwithstanding any other provision of this Agreement, the allocation rules set forth in Section 1.02(j) shall be further adjusted to meet such requirements as may be necessary to enable the Merger to qualify as a reorganization under the provisions of Section 368(a) of the IRC.

        4.    Reaffirmation of Agreement as Amended.    The Agreement remains in full force and effect as amended, modified, and supplemented by this Amendment. This Amendment shall be an amendment and modification as contemplated in Section 7.03 of the Agreement.

        5.    Captions.    The captions contained in this Amendment are for reference purposes only and are not part of this Amendment.

        6.    Counterparts.    This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Amendment.

        7.    Severability.    If any provision of this Amendment or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        8.    Governing Law.    This Amendment shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

        9.    Entire Agreement; Amendments.    The Agreement and this Amendment (together with the Exhibits, Annexes and Schedules referenced herein) together embody the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. The Agreement and this Amendment and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ATTEST:	GNB FINANCIAL SERVICES INC.
/s/ STEVEN I. TRESSLER	By	/s/ WESLEY M. WEYMERS
Wesley M. Weymers
President and Chief Executive Officer
ATTEST:	FNBM FINANCIAL CORPORATION
/s/ ANNETTE Q. MERLINO	By	/s/ BRUCE L. LORD
Bruce L. Lord
President and Chief Executive Officer

Annex B

July 2, 2014

Board of Directors
GNB Financial Services, Inc.
32 West Market Street
Gratz, Pennsylvania 17030

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to GNB Financial Services, Inc. ("GNBF") of the consideration payable in the proposed merger (the "Proposed Merger") by and between GNBF and FNBM Financial Corporation ("FNBM") as set forth in the Agreement and Plan of Merger dated July 2, 2014 (the "Merger Agreement"). As detailed in the Merger Agreement, FNBM will merge with and into GNBF, and each FNBM common share issued and outstanding shall be converted into the right to receive, at the election of the holder thereof, either (i) 4.7684 shares of GNBF common stock (the "Stock Consideration"), or (ii) $276.57 in cash, without interest (the "Cash Consideration"); provided, however, that notwithstanding the foregoing, (A) the number of shares of FNBM common stock to be converted into the right to receive the Stock Consideration shall be equal to or less than sixty percent (60%) of the total number of shares of FNBM common stock issued and outstanding at the effective time of the Proposed Merger, and (B) the number of shares of FNBM common stock to be converted into the right to receive the Cash Consideration shall not be greater than fifty percent (50%) of the total number of shares of FNBM common stock issued and outstanding at the effective time of the Proposed Merger. The consideration payable in the Proposed Merger and summarized in each of clause (i) and (ii) above is (y) subject to financial adjustments under the terms detailed in the Merger Agreement and (z) subject to allocation adjustments under clause (A) and (B) above and under the terms detailed in the Merger Agreement, and the foregoing when used herein will be collectively referred to as the "Merger Consideration".

        Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, GNBF and FNBM or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of GNBF and FNBM for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

        We will receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. GNBF has also agreed to indemnify us against certain liabilities arising out of our engagement.

        In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of GNBF and FNBM and reviewed certain internal financial analyses and forecasts prepared by the management of GNBF and FNBM,

(ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance and limited trading history of GNBF and FNBM, (iv) studied and analyzed the consolidated financial and operating data of GNBF and FNBM, (v) reviewed the pro forma financial impact of the Proposed Merger on GNBF, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of GNBF and FNBM, (vi) considered the financial terms of the Proposed Merger between GNBF and FNBM as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of GNBF's and FNBM's senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

        Our opinion is given in reliance on information and representations made or given by GNBF and FNBM, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by GNBF and FNBM including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning GNBF and FNBM nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of GNBF and FNBM as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of FNBM or GNBF, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

        With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of GNBF and FNBM, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of GNBF and FNBM as to their most likely future performance. We have further relied on the assurances of management of GNBF and FNBM that they are not aware of (i) any fact, circumstance or other information that would make any of the foregoing information or any information provided to us in connection with the Proposed Merger to be misleading, inaccurate or incomplete, or (ii) any omission to provide information that would be necessary in order to make any information provided under (i) above not misleading, inaccurate or incomplete. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have not reviewed or sampled any loan files of GNBF, FNBM or their respective subsidiaries and we did not make an independent evaluation or appraisal of any specific assets (including any individual loan or portfolio of loans) or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of GNBF or FNBM or any of their respective subsidiaries, and we were not furnished with any evaluations or appraisals of any of the foregoing. We are not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses in general or on behalf of either GNBF or FNBM. As a result, we have not been asked to and we have not assumed any responsibility to make an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of GNBF or FNBM, and we have assumed, with your consent, that the aggregate allowances for loan and lease losses are adequate to cover such losses and complied fully with applicable law and regulatory policy, including sound banking practice and policy principles of bank and trust regulatory bodies and the statutes and regulations applicable to Securities and Exchange Commission ("SEC") filings that are required or contemplated in connection with the Proposed Merger.

        We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are satisfied and not waived. Also, in rendering our opinion, we have assumed without independent investigation, with your consent, that (i) in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger, (ii) no appraisal rights will be perfected under law in connection with the Proposed Merger, (iii) any allocation of shareholder elections under the Merger Agreement will be effected such that (y) the aggregate Cash Consideration paid or payable shall not be represented by more than fifty percent (50%) of the total number of shares of FNBM Common Stock issued and outstanding at the effective time of the Merger and (z) the aggregate Stock Consideration paid or payable shall not be represented by more than sixty percent (60%) of the total number of shares of FNBM Common Stock issued and outstanding at the effective time of the Proposed Merger, (iv) there is no financial adjustment to the Stock Consideration and Cash Consideration under the terms detailed in the Merger Agreement and (v) all regulatory and other approvals and third party consents required for the consummation of the Proposed Merger will be obtained.

        Our opinion is based upon information provided to us by the management of GNBF and FNBM, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise in the future this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that GNBF's Board of Directors has considered or may be considering, nor does it address the underlying business decision of GNBF's Board of Directors to proceed with the Proposed Merger. In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Proposed Merger. We did not recommend to GNBF or its Board of Directors or management any of the Stock Consideration, Cash Consideration, or Merger Consideration (or any of the terms or conditions of the Merger Consideration), each of which was determined through negotiations between GNBF and FNBM. We are expressing no opinion as to the prices at which GNBF's common stock may trade when issued to holders of outstanding FNBM common stock pursuant to the Merger Agreement or the prices at which GNBF's common stock may trade at any time. Our opinion is for the information of GNBF's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of GNBF concerning how to act or vote in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.'s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be referenced and included in its entirety and without alteration in any filing made by GNBF or FNBM in respect of the Proposed Merger (the "Proposed Merger SEC Filings"); provided, however, any description of or reference to our opinion or related matters or to Boenning & Scattergood, Inc. in the Proposed Merger SEC Filings shall be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any disclosure in the Proposed Merger SEC Filings, other than this opinion itself.

        Boenning & Scattergood, Inc. has not had any material investment banking relationship with GNBF or FNBM during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., FNBM and GNBF. Boenning & Scattergood, Inc. may provide investment banking services to GNBF in the future, although as of the date of this opinion, there is no agreement to do so.

        This Opinion has been approved by Boenning & Scattergood, Inc.'s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received (i) in connection with or subsequent to the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or (ii) by any class of such persons, relative to the Merger Consideration payable in the Proposed Merger.

        Based on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration payable by GNBF pursuant to the Merger Agreement, is fair, from a financial point of view, to GNBF's shareholders.

Sincerely, Boenning & Scattergood, Inc.

Annex C

July 2, 2014

Board of Directors
FNBM Financial Corporation
260 Sunbury Street
Minersville, Pennsylvania 17954

Dear Members of the Board,

        This letter sets forth Ambassador Financial Group, Inc.'s ("Ambassador") opinion as to the fairness of the consideration offered to the common shareholders of FNBM Financial Corporation ("FNBM") of Minersville, Pennsylvania, by GNB Financial Services, Inc. ("GNB") of Gratz, Pennsylvania, from a financial point of view. In the transaction, each FNBM outstanding share of common stock will be exchanged for 4.7684 shares of GNB common stock, or $276.57 per share in cash, subject to potential adjustments for deterioration of asset quality and tangible equity falling below a certain threshold. While each stockholder has the option to choose to receive stock or cash consideration, the stock consideration is limited to 60% of the aggregate consideration and the cash consideration is limited to 50% of the merger consideration. Based on FNBM common stock outstanding of 48,530 shares, GNB stock valued at $58.00 per share and an exchange ratio of 4.7684, the merger consideration had a value of $13.4 million.

        In rendering its opinion, Ambassador had to determine the fair value of GNB and FNBM common stock as appropriate. Fair value is defined as the price at which the shares of GNB or FNBM common stock would change hands between a willing seller and a willing buyer, with each having a reasonable knowledge of the relevant facts.

        In determining a fair value of GNB common stock, the primary emphasis was on the pricing of comparable banks, supported by various other analyses, including a discounted dividends analysis.

        In determining the fair value of FNBM common stock, the primary emphasis was on a comparable transaction analyses. Adjustments were then considered relative to the differences between FNBM and the comparable transactions. Other analyses, including, but not limited to, a contribution analysis, were used as appropriate.

        Additionally, in rendering our opinion, we:

  •
  Reviewed and analyzed the Agreement and Plan of Merger.

  •
  Reviewed GNB's audited consolidated balance sheets as of December 31, 2013 and 2012 and June 30, 2011, and related audited consolidated statements of operations, statements of changes in shareholders equity and statements of cash flows for the years ending December 31, 2013 and 2012 and June 30, 2011.

  •
  Reviewed FNBM's audited consolidated balance sheets as of December 31, 2013, 2012 and 2011, and related audited consolidated statements of operations, statements of changes in shareholders equity and statements of cash flows for the years ending December 31, 2013, 2012 and 2011.

  •
  Reviewed GNB's and FNBM's quarterly call reports for June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014.

  •
  Reviewed and analyzed other publicly available information regarding GNB and FNBM.

  •
  Reviewed certain non-public information regarding GNB and FNBM.

  •
  Reviewed recently reported stock prices and trading activity of GNB and FNBM common stock.

  •
  Discussed past and current operations, financial condition and future prospects of each company with senior executives of GNB and FNBM.

  •
  Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that we selected as relevant to our analysis.

  •
  Conducted other analyses and reviewed other information we considered necessary or appropriate.

  •
  Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

        In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts provided by GNB and FNBM ("Materials Received").

        Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of the Materials Received nor the publicly available information used in our analysis. All of the data is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed, and Ambassador did not independently verify the information.

        This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. Ambassador does not have any obligation to update, revise or reaffirm this opinion. Ambassador did not attribute any particular weight to any analysis or factor, and we believe that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the underlying process and conclusions. Any analysis such as those undertaken are subject to uncertainties and contingencies, all of which are difficult to predict and are beyond the control of Ambassador.

        Ambassador expressed no opinion with respect to the amount or nature of any compensation to officers, directors, or employees of any party to the transaction, or any class of such persons relative to the merger consideration paid or with respect to the fairness of such compensation. Ambassador expressed no opinion as to the price at which GNB or FNBM common stock might trade in the future.

        Ambassador's fairness committee approved the issuance of this opinion letter.

        Ambassador acted as FNBM's financial advisor in this transaction; has received a portion of its fee for its engagement; will receive a portion of its fee upon the execution of the Agreement and Plan of Merger; will receive a portion of its fee upon distribution of a proxy statement regarding the transaction; and will receive the remainder of its fee contingent upon the closing of the transaction.

        Ambassador expressed no opinion with respect to the amount or nature of any compensation to officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration paid in the merger or with respect to the fairness of such compensation and Ambassador expressed no opinion as to the price at which GNB common stock or FNBM common stock will trade at any future time.

        During the past two years, Ambassador has received no other compensation from FNBM other than for services in connection with this transaction, and at the time of issuance of this opinion, no other services have been contemplated or contracted. In the ordinary course of business as a broker-dealer, Ambassador may purchase securities from and sell securities to FNBM and its affiliates.

        During the past two years, Ambassador has not received any compensation from GNB, and no services have been contemplated or contracted.

        During the past two years, there have been no material relationships between Ambassador and both GNB or FNBM.

        Based on the foregoing, our experience and other factors we deemed relevant, it is our opinion that as of the date hereof that the merger consideration offered to FNBM common shareholders was fair from a financial point of view.

Respectfully submitted, /s/ Ambassador Financial Group, Inc. Ambassador Financial Group, Inc.

Annex D

DISSENTERS' RIGHTS PROVISIONS

        Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

Subchapter D.—Dissenters Rights.

§ 1571. Application and effect of subchapter.

  (a)
  General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).

    Section 1930 (relating to dissenters rights).

    Section 1931(d) (relating to dissenters rights in share exchanges).

    Section 1932(c) (relating to dissenters rights in asset transfers).

    Section 1952(d) (relating to dissenters rights in division).

    Section 1962(c) (relating to dissenters rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(c) (relating to dissenters rights upon election).

    Section 2705(d) (relating to dissenters rights upon renewal of election).

    Section 2904(b) (relating to procedure).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

  (b)
  Exceptions.—(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

  (i)
  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  (ii)
  held beneficially or of record by more than 2,000 persons.

  (2)
  Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

  (i)
  (Repealed).

  (ii)
  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

  (iii)
  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

  (3)
  The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (c)
  Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

  (d)
  Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

  (1)
  a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

  (2)
  a copy of this subchapter.

  (e)
  Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (f)
  Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

  (g)
  Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

  (h)
  Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation."    The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter."    A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value."    The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest."    Interest from the effective time of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

          "Shareholder."    A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

  (a)
  Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (b)
  Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective time of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

  (a)
  General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

  (1)
  State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

  (2)
  Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

  (3)
  Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

  (4)
  Be accompanied by a copy of this subchapter.

  (b)
  Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

  (a)
  Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (b)
  Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (c)
  Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

  (a)
  Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (b)
  Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (c)
  Payment of fair value of shares.—Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

  (1)
  The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

  (2)
  A statement of the corporation's estimate of the fair value of the shares.

  (3)
  A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (d)
  Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

  (a)
  General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (b)
  Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

  (a)
  General rule.—Within 60 days after the latest of:

  (1)
  effectuation of the proposed corporate action;

  (2)
  timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

  (3)
  timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

  if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (b)
  Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (c)
  Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (d)
  Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (e)
  Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

  (a)
  General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (b)
  Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (c)
  Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930. Dissenters rights.

  (a)
  General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

  (b)
  Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

  (c)
  Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The bylaws of GNB provides for (1) indemnification of directors, officers, employees and agents of the registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

        Directors and officers of GNB are also insured against certain liabilities by an insurance policy obtained by GNB.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Merger by and between GNB Financial Services, Inc. and FNBM Financial Corporation dated as of July 2, 2014 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; GNB Financial Services, Inc. and FNBM Financial Corporation agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.
2.2
Amendment No. 1 to Agreement and Plan of Merger by and between GNB Financial Services, Inc. and FNBM Financial Corporation dated as of October 7, 2014 (included as Annex A to the joint proxy statement/prospectus).
3.1	GNB Financial Services, Inc. Articles of Incorporation, as amended.
3.2	GNB Financial Services, Inc. Amended and Restated By-laws.
5.1	Form of Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).
8.1	Form of Tax Matters Opinion of Bybel Rutledge LLP (including consent).
8.2	Form of Tax Matters Opinion of Rhoads & Sinon LLP (including consent)
10.1	Employment Agreement of Wesley M. Weymers
10.2	Employment Agreement of Aaron M. Klinger
10.3	Employment Agreement of Jeremy A. Dobbin
10.4	Supplement Executive Retirement Plan of Wesley M. Weymers
10.5	Form of Executive Deferred Compensation Plan
10.6	Form of Director Deferred Compensation Plan

Exhibit No	Description of Exhibits
10.7	Form of Employment Agreement of James O'Brien
21.1	Subsidiaries of GNB Financial Services, Inc.
23.1	Consent of S.R. Snodgrass, P.C.
23.2	Consent of Patton & Lettich
23.3	Consent of Bybel Rutledge LLP (contained in Exhibits 5.1 and 8.1)
23.4	Consent of Rhoads & Sinon LLP (contained in Exhibit 8.2)
23.5	Consent of Boenning & Scattergood, Inc.
23.6	Consent of Ambassador Financial Group, Inc.
24.1	Power of Attorney (Included as part of signature page)
99.1	Opinion of Boenning & Scattergood, Inc. (included as Annex B to the joint proxy statement/prospectus)
99.2	Opinion of Ambassador Financial Group, Inc. (included as Annex C to the joint proxy statement/prospectus)
99.3	Form of Proxy for Special Meeting of Shareholders of GNB Financial Services, Inc.
99.4	Form of Proxy for Special Meeting of Shareholders of FNBM Financial Corporation
99.5	Consent of Bruce L. Lord, Sr.
99.6	Consent of Dr. Jack A. Aughenbaugh
(b)
Financial Statement Schedules

        Not applicable.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Gratz, Pennsylvania on October 15, 2014.

GNB FINANCIAL SERVICES, INC.
By:	/s/ WESLEY M. WEYMERS Wesley M. Weymers President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 15, 2014. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wesley M. Weymers or Aaron M. Klinger, and each of them his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity

/s/ DAVID A. KOPPENHAVER David A. Koppenhaver	Chairman and Director
/s/ WESLEY M. WEYMERS Wesley M. Weymers	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ TIMOTHY J. ALLISON Timothy J. Allison	Director
/s/ SAMUEL K. KAUFFMAN Samuel K. Kauffman	Director
/s/ CHARLES H. MASSER Charles H. Masser	Treasurer and Director

Name	Capacity

/s/ JOSEPH C. MICHETTI, JR. Joseph C. Michetti, Jr.	Director
/s/ TAMMY A. SPECHT Tammy A. Specht	Director
/s/ STEVEN I. TRESSLER Steven I. Tressler	Director
/s/ AARON M. KLINGER Aaron M. Klinger	Principal Financial Officer

EXHIBIT INDEX

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Merger by and between GNB Financial Services, Inc. and FNBM Financial Corporation dated as of July 2, 2014 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; GNB Financial Services, Inc. and FNBM Financial Corporation agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.

2.2	Amendment No. 1 to Agreement and Plan of Merger by and between GNB Financial Services, Inc. and FNBM Financial Corporation dated as of October 7, 2014 (included as Annex A to the joint proxy statement/prospectus).

3.1	GNB Financial Services, Inc. Articles of Incorporation, as amended.

3.2	GNB Financial Services, Inc. Amended and Restated By-laws.

5.1	Form of Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent).

8.1	Form of Tax Matters Opinion of Bybel Rutledge LLP (including consent).

8.2	Form of Tax Matters Opinion of Rhoads & Sinon LLP (including consent)

10.1	Employment Agreement of Wesley M. Weymers

10.2	Employment Agreement of Aaron M. Klinger

10.3	Employment Agreement of Jeremy A. Dobbin

10.4	Supplement Executive Retirement Plan of Wesley M. Weymers

10.5	Form of Executive Deferred Compensation Plan

10.6	Form of Director Deferred Compensation Plan

10.7	Form of Employment Agreement of James O'Brien

21.1	Subsidiaries of GNB Financial Services, Inc.

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of Patton & Lettich

23.3	Consent of Bybel Rutledge LLP (contained in Exhibits 5.1 and 8.1)

23.4	Consent of Rhoads & Sinon LLP (contained in Exhibit 8.2)

23.5	Consent of Boenning & Scattergood, Inc.

23.6	Consent of Ambassador Financial Group, Inc.

24.1	Power of Attorney (Included as part of signature page)

99.1	Opinion of Boenning & Scattergood, Inc. (included as Annex B to the joint proxy statement/prospectus)

99.2	Opinion of Ambassador Financial Group, Inc. (included as Annex C to the joint proxy statement/prospectus)

99.3	Form of Proxy for Special Meeting of Shareholders of GNB Financial Services, Inc.

99.4	Form of Proxy for Special Meeting of Shareholders of FNBM Financial Corporation

99.5	Consent of Bruce L. Lord, Sr.

99.6	Consent of Dr. Jack A. Aughenbaugh